Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of June 7, 2022

among

ACW-NORTH CAROLINA, LLC,

BROOKFIELD SQUARE PARCEL, LLC,

CBL BROOKFIELD SQUARE OP PROPCO, LLC,

CBL CROSS CREEK SEARS OP PROPCO, LLC,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC,

CBL FAYETTE MALL OP PROPCO, LLC,

CBL FRONTIER SQUARE PROPCO, LLC,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC,

CBL HANES MALL OP PROPCO, LLC,

CBL HARFORD MALL ANNEX PROPCO, LLC,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC,

CBL KIRKWOOD MALL OP PROPCO, LLC,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC,

CBL LAUREL PARK MALL OP PROPCO, LLC,

CBL LAYTON HILLS OP PROPCO, LLC

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC,

CBL MERIDIAN MALL OP PROPCO, LLC,

CBL MID RIVERS MALL OP PROPCO, LLC,

CBL NORTHPARK MALL OP PROPCO III, LLC,

CBL NORTHPARK MALL OP PROPCO, LLC,

CBL PARKDALE MALL CORNER OP PROPCO, LLC,

CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC,

CBL POST OAK MALL OP PROPCO, LLC,

CBL SHOPS AT EASTGATE PROPCO, LLC,

CBL SOUTH COUNTY CENTER OP PROPCO II, LLC,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC,

CBL SUNRISE COMMONS PROPCO, LLC,

CBL VALLEY VIEW MALL OP PROPCO, LLC,

CBL WEST TOWNE CROSSING OP PROPCO, LLC,

CBL WESTGATE CROSSING PROPCO, LLC,

CBL YORK GALLERIA OP PROPCO, LLC,

CHH-TENNESSEE, LLC,

CSPC-TENNESSEE, LLC,

EAST TOWNE PARCEL I, LLC,

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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EXECUTION VERSION

ETM-WISCONSIN, LLC,

FAYETTE PLAZA CMBS, LLC,

GC-TENNESSEE, LLC,

HM-NORTH CAROLINA, LLC

MADISON OP OUTPARCEL GROUND, LLC,

MDN-TEXAS, LLC

MNVL-PENNSYLVANIA, LLC,

NGM-TENNESSEE, LLC,

PM ANCHOR-TEXAS LLC,

SHOPPES AT ST. CLAIR CMBS, LLC,

SOUTHPARK MALL-DSG, LLC,

STCS-ILLINOIS, LLC,

VOLUSIA SAC, LLC,

VOLUSIA-OP PERIPHERAL, LLC,

WEST TOWNE DISTRICT, LLC,

as Borrowers,

CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership,
Guarantors,

CLMG CORP.,
as Administrative Agent,

and

BEAL BANK USA,
as Initial Lender

and

the other Lenders from time to time party hereto

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2
1.01	Defined Terms	2
1.02	Other Interpretive Provisions	25
1.03	Accounting Terms.	26
1.04	Times of Day	27
ARTICLE II THE LOAN		27
2.01	The Loan	27
2.02	Use of Proceeds	27
2.03	Prepayments	28
2.04	Repayment of Loan	30
2.05	Interest	30
2.06	Fees	31
2.07	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	31
2.08	Evidence of Debt	31
2.09	Payments Generally; Administrative Agent’s Clawback	32
2.10	Sharing of Payments by Lenders	33
2.11	Release of Funds from the Loss Proceeds Account	34
2.12	Real Estate Tax Account	34
2.13	Revenue Accounts	35
2.14	Repair Reserve Account	35
2.15	Cash Accounts upon an Event of Default	35
2.16	Intentionally Omitted.	36
2.17	Disposition(s), Release(s) of Collateral.	36
2.18	Substitution of Collateral/Borrower.	37
2.19	Intentionally Omitted.	39
2.20	Extension of Maturity Date.	39
2.21	Additional Matters Relating to Term SOFR.	40
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		42
3.01	Taxes	42
3.02	Increased Costs	46
3.03	Mitigation Obligations	47
3.04	Survival	48
ARTICLE IV CONDITIONS PRECEDENT TO INITIAL BORROWING		48
4.01	Conditions of Borrowing	48
ARTICLE V REPRESENTATIONS AND WARRANTIES		54
5.01	Existence, Qualification and Power	54
5.02	Authorization; No Contravention	54
5.03	Governmental Authorization; Other Consents	54
5.04	Binding Effect	55
5.05	Litigation	55
5.06	No Default	55
5.07	Ownership of Property; Leases	55
5.08	Environmental Compliance	55
5.09	Insurance	56
5.10	Taxes	56

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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5.11	ERISA Compliance	56
5.12	Subsidiaries; Equity Interests; Loan Parties	56
5.13	Margin Regulations; Investment Company Act	57
5.14	Disclosure	57
5.15	Compliance with Laws; Permits	57
5.16	Intellectual Property; Licenses, Etc	57
5.17	Solvency	58
5.18	Casualty, Etc	58
5.19	Labor Matters	58
5.20	Collateral Documents	58
5.21	Compliance with OFAC and the U.S. Patriot Act	58
5.22	Conduct of Business	58
5.23	Operating Budget; Capital Budget	58
5.24	Material Contracts	59
5.25	Utility Services	59
5.26	Permits	59
5.27	Easements and Public Access	59
5.28	Flood Zone	59
5.29	Physical Condition	59
5.30	Boundaries	60
5.31	FIRPTA	60
5.32	Certain Fees	60
5.33	Financial Information	60
5.34	Payment of Tenant Improvement Costs and Leasing Commissions	60
5.35	Ground Leases	60
ARTICLE VI AFFIRMATIVE COVENANTS		62
6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	64
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	65
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Use of Proceeds	66
6.12	Covenant to Give Security	66
6.13	Compliance with Environmental Laws	66
6.14	Preparation of Environmental Reports	67
6.15	Further Assurances	67
6.16	[Intentionally Omitted].	67
6.17	[Intentionally Omitted].	67
6.18	Material Contracts; Leases	68
6.19	Designation as Senior Debt	68
6.20	Separateness	68
6.21	Deposit Accounts	71
6.22	Budgets	71
6.23	Real Estate Tax Account	71

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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6.24	Restoration Following Casualty	71
6.25	Condemnation	73
6.26	Ground Leases	74
6.27	Post-Closing Covenant	75
6.28	Posting Closing Obligations With Respect to Account Control Agreements	75
ARTICLE VII NEGATIVE COVENANTS		75
7.01	Liens	75
7.02	Indebtedness	76
7.03	Investments	76
7.04	Fundamental Changes	76
7.05	Dispositions	76
7.06	Formation of Subsidiaries and Employees	77
7.07	Transactions with Affiliates	77
7.08	Use of Proceeds	77
7.09	[Reserved].	77
7.10	Amendments of Organization Documents	77
7.11	Accounting Changes	77
7.12	ERISA.	77
7.13	Assignment	78
7.14	Deposit Accounts and Securities Accounts	78
7.15	Hazardous Materials	78
7.16	Sale-Leaseback	78
7.17	Restricted Payments	78
7.18	Sole Member; Parent	79
7.19	Partition	79
7.20	Leases	79
7.21	Intercompany Note	79
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		80
8.01	Events of Default	80
8.02	Remedies upon Event of Default	83
8.03	Appropriate Proceedings; Remedies Cumulative	84
8.04	Application of Funds	85
ARTICLE IX ADMINISTRATIVE AGENT		85
9.01	Appointment and Authority	85
9.02	Rights as a Lender	86
9.03	Exculpatory Provisions	86
9.04	Reliance by Administrative Agent	87
9.05	Delegation of Duties	87
9.06	Resignation of Administrative Agent	88
9.07	Non-Reliance on Administrative Agent and Other Lenders	88
9.08	Administrative Agent May File Proofs of Claim	89
9.09	Collateral Matters	89
ARTICLE X MISCELLANEOUS		90
10.01	Amendments, Etc	90
10.02	Notices; Effectiveness; Electronic Communications	91
10.03	No Waiver; Cumulative Remedies; Enforcement	93
10.04	Expenses; Indemnity; Damage Waiver.	93
10.05	Payments Set Aside	95

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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10.06	Successors and Assigns.	96
10.07	Treatment of Certain Information; Confidentiality	99
10.08	Right of Setoff	100
10.09	Interest Rate Limitation	100
10.10	Counterparts; Integration; Effectiveness	101
10.11	Survival of Representations and Warranties	101
10.12	Severability	101
10.13	Borrowers’ Representative	101
10.14	Governing Law; Jurisdiction; Etc.	102
10.15	WAIVER OF JURY TRIAL	103
10.16	No Advisory or Fiduciary Responsibility	104
10.17	Electronic Execution of Assignments and Certain Other Documents	104
10.18	U.S. PATRIOT Act	104
10.19	LIMITATION OF LIABILITY	105
10.20	Use of Name and Information	106
10.21	ENTIRE AGREEMENT	106
10.22	Broker	106
10.23	Joint and Several Liability of Borrowers.	106

SCHEDULES

Schedule 2.01	-	Commitments and Applicable Percentages
Schedule 2.02	-	Use of Proceeds
Schedule 2.14	-	Repair Reserve Account Scheduled Repairs
Schedule 2.17(b)	-	Special Release Parcel
Schedule 4.01(a)(xviii)	-	Insurance Requirements
Schedule 5.05	-	Litigation
Schedule 5.07(b)	-	Leases
Schedule 5.11	-	ERISA Compliance
Schedule 5.12A	-	Subsidiaries and Other Equity Investments
Schedule 5.12B	-	Loan Parties
Schedule 5.16	-	Intellectual Property Matters
Schedule 5.19	-	Labor Matters
Schedule 5.24	-	Material Contracts
Schedule 5.25	-	Utility Services
Schedule 5.29	-	Repairs
Schedule 5.35	-	Ground Leases
Schedule 6.18	-	Property Management Agreements
Schedule 6.27	-	Post-Closing Covenants
Schedule 6.28	-	Post-Closing Covenants – DACAs
Schedule 7.02(c)	-	Specified Value for each Borrower

EXHIBITS

A	[Legal Description for each Project]
B	Form of Note
C-1	Form of Compliance Certificate

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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C-2	Form of Excess Cash Flow Certificate
D	Form of Assignment and Assumption
E-1	Form of Non-Recourse Full Guaranty
E-2	Form of Non-Recourse Carve-Out Guaranty
F	Form of Security Agreement (Borrowers and Sole Member)
G-1	Form of Mortgage
G-2	Form of Deed of Trust
I	Form of Assignment of Material Contracts
J-1	Form of Pledge Agreement (Borrowers)
J-2	Form of Pledge Agreement (Sole Member)

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 7, 2022, among ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (collectively “Borrowers” and individually a “Borrower”), CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, BEAL BANK USA, a Nevada thrift (the “Initial Lender”), each other lender from time to time party hereto (collectively, with the Initial Lender, the “Lenders” and individually, a “Lender”), and CLMG CORP., as administrative agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS:

Borrowers have requested that the Lenders provide a single advance term Loan (defined herein) on the Closing Date in the stated principal amount of $360,000,000.00, and the Lenders have indicated their willingness to provide such a term Loan on the terms and subject to the conditions set forth herein.

Borrowers engaged the services of the Exclusive Placement Agent (defined herein) to assist it with identifying potential sources of financing which would be secured by Borrowers’ real properties and fixtures, and after careful consideration of available financing options, determined that the Initial Lender and the Administrative Agent provided the best financing option to Borrowers.

In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Financial Institution” means any financial institution acceptable to the Administrative Agent in its reasonable discretion; provided, that, with respect to any such financial institution, either (a) such financial institution shall have entered into an Account Control Agreement satisfactory to the Administrative Agent in its sole but reasonable discretion which Account Control Agreement shall include a full waiver of setoff rights by such financial institution with respect to any debt or obligations of any Borrower owing to such financial institution (other than customary account fees and similar items (including any lockbox services)) or (b) such financial institution shall have entered into an Account Control Agreement satisfactory to the Administrative Agent in its sole but reasonable discretion and shall have no existing business relationship with any Loan Party of any kind at any time, and shall not have had any prior business relationship with any Loan Party during the two year period immediately preceding the date hereof, including that such financial institution shall not, during such period or after the date hereof, have extended any credit to any Loan Party of any kind (whether by loans, lines of credit or otherwise)

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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or, except with respect to being the depositary bank with respect to a Revenue Account, have not provided any cash management services, including treasury, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Account Control Agreement” means each account control agreement entered into by the Administrative Agent, and any Borrower or Sole Member, and, in the case of the Blocked Accounts, the Depositary Bank, and, with respect to all other Accounts, the applicable Acceptable Financial Institution, in each case, each such Account Control Agreement to be in form and substance satisfactory to the Administrative Agent.

“Accounts” means, collectively, the Blocked Accounts and all other deposit accounts and securities accounts of Borrowers, and, “Account” means, individually, a Blocked Account or any such deposit account or securities account.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent Fee” has the meaning set forth in the Fee Letter.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.02, or such other address in the United States as the Administrative Agent may from time to time specify by notice to Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Law” means, with respect to any Related Party, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Related Party.

“Anti-Terrorism Law” means, with respect to any Person all Laws related to financing terrorism including (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act, (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act, (50 U.S.C. § 1 et seq.), (d) Executive Order 13224 (effective September 24, 2001) and (e) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.).

“Applicable Margin” means 4.1000%.

“Applicable Percentage” means, with respect to any Lender at any time, the fraction (expressed as a percentage, carried out to the ninth decimal place of the Dollar amount of

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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the Loan), the numerator of which is represented by the principal amount of the Loan held by such Lender at such time and the denominator of which is the total principal amount of the Loan then outstanding at such time.  The initial Applicable Percentage of each Lender in respect of the Loan is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and in the absence thereof, the applicable percentage of the Initial Lender shall be 100%.

“Applicable Rate” means, for any Interest Period, a per annum rate of interest (determined carried out to four decimal places) at which the outstanding principal amount of the Loan bears interest in accordance with the provisions of this Agreement, equal to the Initial Interest Rate from and to the third anniversary of the Closing Date and for any period after the third anniversary of the Closing Date, the Benchmark Rate as determined on the first day of such Interest Period plus the Applicable Margin.

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assignment of Material Contracts” means that certain Assignment of Material Contracts in the form of Exhibit I or such other form approved by the Administrative Agent.

“Benchmark Rate” means the Term SOFR Rate; provided, however, that, promptly upon the occurrence of any Benchmark Transition Event or the suspension of the Term SOFR Rate in accordance with Section 2.21(d), the “Benchmark Rate” shall at all times then and thereafter (in the case of the occurrence of any Benchmark Transition Event) or at all times during any such suspension (in the case of such suspension) mean the Federal Funds Rate plus 0.35% (provided such rate shall not be less than 0.50%).  Notwithstanding the foregoing, if, on any date of determination hereunder, the Benchmark Rate is less than the Floor Rate, then, for such date of determination, the Benchmark Rate shall be deemed to be the Floor Rate at such time.

“Benchmark Transition Event” means that, and such an event shall be deemed to have occurred if, the Administrative Agent has determined in its sole and absolute discretion that (a) the administrator of Term SOFR has announced that Term SOFR will no longer be provided, (b) any relevant agency or authority has announced that Term SOFR is no longer representative, or (c) any similar circumstance exists such that Term SOFR has become permanently unavailable or ceased to exist.

“Blocked Accounts” means the Real Estate Tax Account, and the Loss Proceeds Account.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Borrowers’ knowledge,” “the knowledge of Borrowers,” and similar phrases shall mean the actual or constructive knowledge of Farzana Khaleel, Victoria Evans and Jennifer Cope, after due inquiry; and shall be deemed to include such knowledge of any Person who shall assume any actual or contemplated function of the foregoing person in the context in which this defined term is being used as of the date with respect to which such knowledge is determined.

“Borrower’s Representative” means Sole Member.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, the State of Nevada or the State of Texas.

“Capital Budget” has the meaning specified in Section 6.22.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure that is capitalized on the balance sheet of any Borrower in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (a) is a Lender or (b) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof; and

(c)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) through (b) and entered into with financial institutions satisfying the criteria of clause (b).

“Casualty Loss” has the meaning specified in Section 6.24.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) with respect to each Lender, the making or issuance of any

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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request, guideline or directive (whether or not having the force of law) by any Governmental Authority that is a regulator of such Lender.

“Change of Control” means an event or series of events by which, except as expressly permitted hereby:

(i)Parent shall cease to directly own and control legally and beneficially free and clear of all Liens (except the lien in favor of Secured Parties) 100% of the Equity Interests in Sole Member; or

(ii)Sole Member shall cease to directly own and control legally and beneficially free and clear of all Liens (except the lien in favor of Secured Parties) 100% of the Equity Interests in each Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all real and personal property that is or is purported to be, under the terms of the Collateral Documents, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, including, without limitation, (i) all of the “Collateral” and “Property” referred to in the Collateral Documents and (ii) each Project.

“Collateral Documents” means, collectively, the Pledge Agreements, the Security Agreements, each Mortgage, each Account Control Agreement, the Environmental Indemnity, the Assignment of Material Contracts, each of the Security Agreement Supplements delivered to Administrative Agent pursuant to Section 6.12, and each other written agreement, instrument or document executed by a Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and “Collateral Document” means, individually, any such agreement, instrument or document.

“Collateral Release Fee” means Twenty-Five Thousand and No/100 Dollars ($25,000.00) per each Property released.

“Commitment” means, as to each Lender, its obligation to fund its portion of the Loan to Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1.

“Conforming Changes” has the meaning specific in Section 2.21(c).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Contractual Obligation” means, as to any Person, any provision of any Lien or security issued or incurred by such Person or of any obligation, liability or undertaking under any contract, agreement, instrument or other document to which such Person is a party or by which it or any of the Projects is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Yield” shall mean, as of December 31, 2026, Net Operating Income for the consecutive twelve-month period ending as of such date divided by the outstanding principal amount of the Loan on such date.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate plus 3% per annum.

“Depository Bank” means Beal Bank USA, and/or, at the election of the Administrative Agent, another bank acceptable to the Administrative Agent in its sole but reasonable discretion, with which the Real Estate Tax Account and the Loss Proceeds Account will be opened and maintained.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“DSCR” means, on a consolidated basis as of the end of the relevant Fiscal Quarter, the quotient obtained by dividing (i) Net Operating Income for the consecutive twelve month period ending as of such date, by (ii) the aggregate amount of interest paid on the Loan (excluding any interest at the Default Rate) during the immediately preceding twelve (12) month period ending as of such date, but with respect to the period of time between the Closing Date and the end of the first calendar year, such interest shall be calculated on an annualized basis.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b), including any consent requirements in Section 10.06(b)(iii).

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated of even date herewith executed by each Borrower and each Guarantor in favor of the Administrative Agent and the Lenders.

“Environmental Laws” means any and all Laws relating to pollution and the protection of the environment from Hazardous Materials or the release of any Hazardous Materials into the environment, including those related to Hazardous Materials discharged in the air, or to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, member’s, trust or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, member’s, trust or profit interests in) such Person, all of the securities issued by such Person convertible into or exchangeable for shares of capital stock of (or other ownership, member’s, trust or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member’s, trust or profit interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means on a consolidated cash basis, as of the end of the relevant Fiscal Quarter, Net Operating Income less (a) Capital Expenditures, (b) Tenant Allowances, (c) all payments made in respect of the Loan during such Fiscal Quarter, and (d) without duplication, required taxable income distributions reasonably estimated by Borrower’s tax advisors on a quarterly basis and made by the Borrowers pursuant to Section 7.17(a) hereof.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit C‑2.

“Excluded Items” means, with respect to the Revenue to be reported by Borrowers, the interest income that would otherwise be recognized by the Borrowers solely but for the issuance of the Sole Member Promissory Note.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or under the Fee Letter, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (b) of Section 3.01(e)(ii).

“Exclusive Placement Agent” means Moelis & Company LLC.

“Existing Financing” has the meaning specified in Section 4.01(a)(xxi).

“Existing Leases” means those Leases set forth on Schedule 5.07(b), as in effect on the Closing Date.

“Extension Fee” means Fifty Thousand and No/100 Dollars ($50,000.00).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person in respect of proceeds of insurance, or condemnation awards (and payments in lieu thereof).

“FCPA” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Beal Bank USA on such day on such transactions as determined by the Administrative Agent.

“Fee Estate” means the fee estate of any Ground Lessor in the land on which the relevant Project is located.

“Fee Letter” means the letter agreement, dated of even date herewith, among Borrowers, the Lenders and the Administrative Agent.

“First Lien Policies” and “First Lien Policy” have the meanings specified in Section 4.01(a)(iv)(B).

“Fiscal Quarter” means a fiscal quarter of Borrowers which, unless modified in accordance with this Agreement, shall mean the quarters ending March 31, June 30, September 30 and December 31 of each calendar year.

“Floor Rate” means zero percent 0.0000% per annum.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrowers are residents for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fraudulent Transfer Laws” has the meaning specified in Section 10.23(a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Ground Leases” means the leases described in Schedule 5.35 hereof pursuant to which a Borrower leases the land, as such lease may be amended, modified, supplemented, renewed and extended.

“Ground Lessee” means the lessee under the relevant Ground Lease.

“Ground Lessee Default” means either of the following:

(i)

A default by the applicable Borrower in making any payment of Ground Rent, additional rent or other sum of money payable by such Borrower to Ground Lessor under the relevant Ground Lease on the date such payment is due and payable, and such default shall have continued to the date that is ten (10) days prior to the latest date that all applicable notice and cure periods are scheduled to expire.

(ii)

A default by the applicable Borrower in performing or observing any of the terms, covenants or conditions of the relevant Ground Lease other than the payments referred to in clause (i) required to be performed or observed by Ground Lessee, and such default shall have continued to the date that is ten (10) days prior to the latest date that all applicable notice and cure periods are scheduled to expire.

“Ground Lessor” means the lessor under the relevant Ground Lease.

“Ground Lessor Default” means a default by the relevant Ground Lessor in performing or observing any of the terms, covenants or conditions of the relevant Ground Lease required to be performed or observed by such Ground Lessor.

“Ground Rent” means the base or minimum rent payable in fixed monthly or other periodic installments under the relevant Ground Lease.

“Guaranty” means, the guaranty made by each of the Guarantors in favor of the Secured Parties, and delivered to Administrative Agent pursuant to Section 4.01(a)(xii) hereof. The form of Guaranty for the Sole Member is attached hereto as Exhibit E-1 (Payment and Performance) and the form of Guaranty for Sponsor is attached hereto as Exhibit E-2 (Non-Recourse Carve-Out Guaranty), and made a part hereof.

“Guarantors” means, collectively, Sole Member and Sponsor, and “Guarantor” means, individually, any such entity.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law; provided, however, Hazardous Materials shall not be deemed to include cleaning substances used in the ordinary course of operations of the Projects in accordance with applicable instructions on use, or sold in retail quantities.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Immaterial Transfer” shall mean the removal or Disposition of (a) obsolete personal property or fixture(s) located at the Projects; provided that such personal property or fixture(s) (i) is of no continuing beneficial use at such Project at the time of such removal and (ii) in any individual case, does not exceed $100,000 or, in the aggregate, does not exceed $1,000,000 per calendar year (with the first such period to commence on the Closing Date and continue through December 31, 2022) and (b) worn personal property replaced with personal property of similar utility; and if the terms of clause (a) or (b) above are satisfied the removal or Disposition of such personal property or fixture(s) shall not require the prior written consent of the Administrative Agent or the Required Lenders.

“Impacted Lender” means any Lender that has (a) failed to fund any portion of the Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) (i) become or is insolvent or is the Subsidiary or Affiliate of a Person that has become or is insolvent or (ii) become the subject of any proceeding under Debtor Relief Laws or has had a receiver, conservator, trustee, custodian or governmental agency appointed for it or to take over its affairs, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or is the Subsidiary or Affiliate of a Person that has become the subject of any proceeding under Debtor Relief Laws or has had a receiver, conservator, trustee, custodian or governmental agency appointed for it or to take over its affairs, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  Notwithstanding anything to the contrary contained herein, neither the Initial Lender nor any of its Affiliates shall at any time be deemed to be an Impacted Lender.

“Improvements” has the meaning set forth in the granting clause of each Mortgage, as applicable.

“Indebtedness” means, with respect to any Person as of any date of determination: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) under reimbursement agreements in respect of letters of credit or similar instruments issued for the account of such Person; (e) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (f) obligations or indebtedness of others guaranteed by such Person; (g) all obligations incurred in connection with the acquisition or carrying of fixed assets; (h) indebtedness of general partnerships of which such Person is a general partner; (i) obligations under any rate swap transactions, basis

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) and (j) any other known or contingent liabilities of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Manager” means a natural person selected by each Borrower and as to whom the Required Lenders have no reasonable objection, who: (a) is not and has not been at any time within the past five (5) years (i) a stockholder, director, manager, officer, employee, or partner of any Borrower or any Affiliate of any Borrower or a direct or indirect owner of any Equity Interest or other interest in any Borrower or any Affiliate of each Borrower (unless serving in such capacity as an Independent Manager or Director and such person is an employee of a nationally recognized provider of Independent Managers or Directors), (ii) a customer of or supplier to, or a person who derives more than ten percent (10%) of its purchases or revenues from, any Borrower or any Affiliate of any Borrower, (iii) an Affiliate of, or an employee or agent of any Person that is an Affiliate of, any Borrower or any Affiliate of any Borrower, or (iv) a member of the immediate family of any person that would fall within the descriptions set forth in the foregoing clauses (i) through (iii); (b) in any event, has no interest in the profits, losses or capital of any Borrower or any Affiliate of any Borrower and has no right to receive any distributions of the assets of any such Person; and (c) is appointed a manager of such Borrower on terms satisfactory to the Administrative Agent.

“Information” has the meaning specified in Section 10.07.

“Initial Capital Budget” has the meaning specified in Section 4.01(a)(xx).

“Initial Interest Rate” means a rate per annum equal to the then determined average of (i) 6.9500% and (ii) the sum of the Benchmark Rate as determined on the first day of such Interest Period plus 4.1000%.

“Initial Operating Budget” has the meaning specified in Section 4.01(a)(xx).

“Insurance Requirements” means the requirements for insurance to be maintained by Borrowers throughout the term of the Loan as set forth on Schedule 4.01(a)(xv).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Interest Payment Date” means, the first (1st) day of each month, but if such day is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day; provided that, the first Interest Payment Date shall be July 1, 2022.2

“Interest Period” means, the initial period from the Closing Date to the first Interest Payment Date and, thereafter, from the relevant Interest Payment Date to the next following Interest Payment Date; provided that:

(a)if the Closing Date occurs on an Interest Payment Date, the last day of the initial Interest Period with respect to the Loan will be the Interest Payment Date occurring in the next succeeding calendar month;

(b)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d)no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“IP Rights” has the meaning specified in Section 5.16.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” or “Leases” have the meaning specified in Section 5.07(b).

2 NTD: Stub interest through the end of the prior calendar month will be paid at closing.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Leased Premises” means the land and any other real property leased by applicable Borrower pursuant to the relevant Lease.

“Leasehold Estate” means applicable Borrower’s interest in the land and any other real property leased by such Borrower pursuant to a Ground Lease, including all of the following:

(i)	All rights of such Borrower to renew or extend the term of such Ground Lease.
(ii)	All amounts deposited by such Borrower with Ground Lessor under such Ground Lease.
(iii)	Such Borrower’s right or privilege to terminate, cancel, surrender, modify or amend such Ground Lease.
(iv)	All other options, privileges and rights granted and demised to such Borrower under such Ground Lease and all appurtenances with respect to such Ground Lease.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office in the United States as a Lender may from time to time specify by notice to Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrowers under Article II.  The Dollar amount of the Loan on the Closing Date is $360,000,000 and the Loan shall be fully funded on the Closing Date.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Note, (c) the Guaranty, (d) the Environmental Indemnity, (e) the Collateral Documents, and (f) the Fee Letter as each of the same may hereafter be modified, amended, supplemented and/or restated from time to time, and any other documents, agreements and instruments now or hereafter evidencing or securing the Loan or delivered to Lender in connection with the Loan, and “Loan Document” means, individually, any such document, agreement or instrument.

“Loan Parties” means, collectively, Borrowers, Sole Member, Parent and Sponsor, and “Loan Party” means, individually, a Borrower, Sole Member, Parent or Sponsor.

“Loan to Value Ratio” means the percentage derived by dividing (x) the then-outstanding principal amount of the Loan by (y) the value of the Collateral as determined by the Required

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Lenders at the time in question in their reasonable discretion based on appraisals, broker’s opinion of values and internal valuations.

“Loss Proceeds Account” means the Blocked Account established by Borrowers, jointly, with the Depositary Bank designated for such Blocked Account in the definition thereof into which all Extraordinary Receipts will be deposited and which shall be released only in accordance with Section 2.11 of this Agreement.

“Loss Proceeds Prepayment Amount” means the applicable amounts required to be prepaid by Sections 6.24 and 6.25 hereof as a mandatory prepayment under Section 2.03(b)(ii).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or condition (financial or otherwise) of Borrowers or Sole Member; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Borrower or Sole Member to fully and timely perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or Sole Member of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each Material Lease, each Property Management Agreement and each other contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any calendar year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Lease” means a Lease that (i) has a primary term in excess of 10 years or grants the Tenant renewal options which could result in a term in excess of 10 years, (ii) provides for leased premises of more than 7,500 rentable square feet of space (and with respect to any ground lease to a Tenant, the building located on the ground lease shall be more than 7,500 square feet in size), (iii)  costs of Tenant improvements, lease commissions and landlord work with regard to such lease payable by a Borrower exceed, in the aggregate, $500,000, (v) grants the Tenant any exclusivity rights other than in regard to the demised premises or any right or option to purchase such premises or (vi) is with a Loan Party or an affiliate of a Loan Party.

“Maturity Date” means June 7, 2027, subject to extension in accordance with Section 2.20; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Real Estate Tax Account Funding” has the meaning specified in Section 6.23.

“Mortgages” means, collectively, the mortgages, deeds of trusts, deeds to secure debt or similar instrument for each Property listed in Exhibit A, each is a “Mortgage”.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Disposition by any Borrower, or any Extraordinary Receipt received or paid to the account of any Borrower, the excess, if any, of the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less reasonable and customary, documented, out-of-pocket expenses incurred by any Borrower, as applicable, in connection with such transaction paid to Persons not affiliated with any Loan Party (or upon arm’s length terms if affiliated with any Loan Party) and reasonably consented to by the Administrative Agent.

“Net Operating Income” shall mean for any period, as determined on a cash basis of accounting, (a) rents and other revenues recognized in the ordinary course from the Projects (but excluding the Excluded Items), minus (b) all Operating Expenses (excluding interest and depreciation expense) related to the ownership, operation or maintenance of the Projects, including but not limited to property taxes, insurance, utilities, maintenance, repair and landscaping expenses, marketing expenses and management fees (but only to the extent such fees are paid).

“Note” means a promissory note made by Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means, collectively: (a) the Loan and all other amounts payable by Borrowers to any of the Secured Parties under this Agreement or any other Loan Document or otherwise with regard to the Loan, together with interest on such amounts (including interest that would be payable as post-petition interest in connection with any bankruptcy or similar proceeding), and all other obligations and liabilities of Borrowers arising under, or in connection with, the Loan Documents, including Borrowers’ indemnity obligations to any of the Secured Parties pursuant to the Loan Documents, in each case whether now existing or hereafter arising; (b) all obligations and liabilities of any of the Loan Parties (other than Borrowers) arising under, or in connection with, the Loan Documents, including the indemnity obligations of any of such Loan Parties to any of the Secured Parties pursuant to the Loan Documents, in each case whether now existing or hereafter arising (including interest that would be payable as post-petition interest in connection with any bankruptcy or similar proceeding); (c) any and all sums paid by or on behalf of any Secured Party pursuant to any Loan Document in order to protect or preserve any Collateral or the interest of any of the Secured Parties in such Collateral; and (d) in the event of any proceeding for the collection or enforcement of any of the indebtedness, obligations or liabilities of the Loan Parties described in the foregoing clauses (a), (b) and (c) or of any of the obligations or liabilities of a Guarantor under a Guaranty, the expenses of taking, retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any of the Collateral, or of any exercise by any Secured Party of its rights under the Loan Documents, including attorneys’ fees and disbursements and court costs.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open-Air Projects” shall mean those Projects identified on Exhibit A as Open-Air Projects.

“Operating Budget” has the meaning specified in Section 6.22.

“Operating Expenses” means, in accordance with GAAP, the following, whether incurred by Borrowers (to the extent such manager-related charges are payable or reimbursable by Borrowers): (i) all costs of maintaining and operating the Projects (including wages and salaries paid by Borrowers) which are direct expenses of the Projects; (ii) all insurance costs; (iii) all utility charges; (iv) all ad valorem taxes, sales taxes, payroll taxes, or other taxes paid in connection with the operation of the Projects; (v) [Intentionally omitted]; (vi) management fees and expenses (on fair market terms); (vii) reserved; (viii) equipment operating lease payments; and (ix) all other expenses of operation of Borrowers subject to any restrictions contained in this Agreement; provided, however, that Operating Expenses do not include (1) Capital Expenditures, (2) principal and interest payments on the Loan, (3) any other expenses paid out of escrows or reserves which had previously been established, to the extent the amounts in such escrows or reserves were previously paid from Operating Revenue, and (4) all costs of repairing (in excess of the proceeds of insurance policies covering the Projects to the extent such insurance proceeds are made available, as provided in the Loan Documents, and are used to cover the costs of such repair, restoration or rebuilding).

“Operating Revenue” means, in accordance with GAAP the gross cash receipts collected and received by Borrowers from the operation of the Projects, but excluding any Net Cash Proceeds and the Excluded Items.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.02).

“Outparcel Projects” shall mean those Projects identified on Exhibit A as Outparcel Projects.

“Parent” means CBL & Associates Holdco II, LLC, a Delaware limited liability company.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment in Full” means the date upon which all Obligations have been finally, unconditionally and indefeasibly paid and performed in full (other than indemnity obligations set forth in the Loan Documents that survive the termination of the same, as applicable).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permit” means any and all permits, licenses, approvals and other authorizations required to be held by a Borrower or to be in place with respect to any Project under any applicable Law necessary for the development, construction, leasing and/or operation of such Project, including, without limitation, zoning or use permits, variances or special exceptions, and/or zoning reclassifications, foundation and shoring permits, sewer and utility will-serve permits, building permits, street crossing and encroachment permits, subdivision approvals, earth moving permits, environmental permits and approvals, and approvals of fire underwriters.

“Permitted Encumbrances” has the meaning specified in the applicable Mortgages, solely with respect to the Project(s) that are encumbered by the Mortgage in question.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Pledge Agreement” and “Pledge Agreements” have the meaning specified in Section 4.01(a)(iii).

“Pledged Debt” means the Indebtedness pledged pursuant to the terms of any Security Agreement including without limitation the intercompany loans from Borrowers to Parent, represented by note(s) from Parent to Borrowers.

“Pledged Equity” means the Equity Interests pledged pursuant to the Collateral Documents.

“Projects” means collectively the projects listed on Exhibit A, and “Project” means, individually, each Project.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Management Agreements” means those certain Management Agreements set forth on Schedule 6.18 hereto.

“Property Manager” means CBL & Associates Management, Inc., a Delaware corporation.

“Property Taxes” means, collectively, all real and personal property taxes, assessments, or levies for all of the Projects.

“Proposed Released Collateral” has the meaning specified in Section 2.17(a).

“Real Estate Tax Account” means the Blocked Account established by Borrowers (or the Sole Member) with the Depository Bank designated for such Blocked Account into which Tax Funds will be deposited, which Blocked Account (i) as of the Closing Date, shall be funded in an aggregate amount equal to $1,765,110 (the "Real Estate Tax Account Closing Date Funding Amount"), and (ii) shall in no event have a balance of less than the Minimum Real Estate Tax Account Funding amount.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” or “Related Party” means, with respect to any Person, such Person’s Affiliates and the subsidiaries, parents, partners, directors, officers, employees, agents, trustees, attorneys, consultants, contractors, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Price” has the meaning specified in Section 2.17(a)(iv).

“Release Request” has the meaning specified in Section 2.17(a)(i).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Repair Reserve Account” means the Blocked Account established by Borrowers with the Depository Bank into which the amounts set forth on Schedule 2.14 will be deposited and released  in accordance with the terms of Section 2.14.

“Replacement Property” has the meaning specified in Section 2.18(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required DACAs” has the meaning specified in Section 6.28.

“Replacement DACAs” has the meaning specified in Section 6.28.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; provided that the portion of the Loan held or deemed held by any Impacted Lender shall be excluded and shall not be considered outstanding for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Loan Party, each Person authorized in writing by the manager, trustee, or other party so authorized for such Loan Party with respect to the Loan Documents; provided, however, that each Loan Party may, upon the giving of prior written notice to the Administrative Agent, modify the list of its Responsible Officers for purposes of this Agreement, each of which modifications shall be effective only on and after the effective date of such notification and none of which modifications shall effect any action taken by any Person who was a Responsible Officer at the time when such action was taken.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Party” shall mean a Person (a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); (b) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a Sanctioned Country; (c) that is subject to restrictions under Sanctions Laws for being directly or indirectly owned 50% or more by or otherwise controlled by a Person referred to in clauses (a) and/or (b) above; or (d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

“Restricted Payment” means payment of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Revenue Accounts” means, collectively, one or more Accounts, each subject to an Account Control Agreement, established by Borrowers and/or Sole Member with an Acceptable Financial Institution into which all revenue of Borrowers and all other cash received in respect of the operation of the Projects, other than proceeds of the Loan, proceeds from a Disposition and amounts to be deposited into the Loss Proceeds Account, will be deposited by Borrowers, and, each, individually, a “Revenue Account”.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any comprehensive country-wide, region-wide or territory-wide Sanctions Laws.

“Sanctioned Person” means, at any time, any Person that is subject to any Sanction.

“Sanctions” means economic sanctions administered or enforced by OFAC, the U.S. Department of State, any Sanctions Authority or any other relevant Governmental Authority.

“Sanctions Authority” shall mean (a) the United Nations, the European Union, the member states of the European Union, the Kingdom of Norway, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws, including, without limitation, OFAC, the U.S. Department of State and Her Majesty’s Treasury of the United Kingdom and (b) otherwise, any other jurisdiction where any Loan Party or is organized or whose law is applicable to any Loan Party.

“Sanctions Laws” shall mean all economic or financial sanctions laws and/or regulations, trade embargoes, freezing provisions, prohibitions, restructure measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions List” shall mean any list of prohibited persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority that has the effect of prohibiting transactions with such persons, including the Specially Designated Nationals and Blocked Persons List and other prohibited party lists maintained by OFAC or any list of Persons issued by OFAC, including the Executive Order, at its official website or any replacement website or other replacement official publication.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and “Secured Party” means, individually, any such Person.

“Security Agreement” and “Security Agreements” have the meaning specified in Section 4.01(a)(iii).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Senior Officer” means, any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Controller or Senior Vice President of CBL Holdings I, Inc., which is the general partner of the sole member of  Parent.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sole Member” means CBL Outparcel HoldCo, LLC a Delaware limited liability company.

“Sole Member Promissory Note” means a promissory note made by Sole Member and payable to Borrowers in an amount equal to the aggregate amount of advances made to Borrowers hereunder.

“Solvency” means, with respect to any Person on any date of determination, that on such date (a) (i) if such Person is Borrower or Sole Member, the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (ii) if such Person is Parent or Sponsor, the net book value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business (which payment may include the conveyance of any property securing a debt in satisfaction of such debt).

“Special Damages” has the meaning specified in Section 10.19(b).

“Sponsor” means CBL & Associates Limited Partnership, a Delaware limited partnership.

“Structuring Fee” means 1.00% of the principal amount of the Loan due and payable on, and fully earned on and as of, the Closing Date as set forth in the Fee Letter.

“Subordination of Management Agreement” means that certain Subordination of Management Agreements and Management Fees executed by the Property Manager, the Borrowers and the Administrative Agent dated as of the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“Substitute Borrowers” or “Substitute Borrower” has the meaning specified in Section 2.18(a).

“Substituted Property” has the meaning specified in Section 2.18(a).

“Substitution Fee” means Fifty Thousand and No/100 Dollars ($50,000.00).

“Substitution of Collateral Request” has the meaning specified in Section 2.18(b).

“Surveys” has the meaning specified in Section 4.01(a)(iv)(C).

“Tax Funds” has the meaning specified in Section 6.23.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Projects.

“Tenant Allowances” means the aggregate amount of Tenant improvements and Lease commissions in respect of Leases paid in cash by Borrowers during the relevant Fiscal Quarter.

“Term SOFR” means the forward-looking term rate based upon SOFR for a one month Interest Period as quoted or determined by the Administrative Agent based upon the website of the Term SOFR Administrator on the day (such day, the “Periodic Term SOFR Determination Date”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if, as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Date, Term SOFR for such one month Interest Period has not been published on such website and a Benchmark Transition Event has not occurred, then Term SOFR will be such rate as determined on the first preceding U.S. Government Securities Business Day for which such rate was published so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Date.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate selected by the Administrative Agent in its sole and absolute discretion).

“Term SOFR Rate” means a rate per annum equal to the applicable Term SOFR rate as determined by the Administrative Agent in its sole and absolute discretion and as in effect on each applicable date of determination, in each case as such Term SOFR rate changes and is recalculated from time to time in accordance with the terms of this Agreement and as adjusted for all applicable reserve requirements and any costs arising from time to time in connection with a change in government regulation as determined by the Administrative Agent from time to time.  The Term

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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SOFR Rate shall be calculated carrying out to four decimal places.  For reference only, the Term SOFR Rate as of the June 3, 2022 is 1.1426% per annum.  Notwithstanding the foregoing, if, on any date of determination, the Term SOFR Rate is less than the Floor Rate, then, for such date of determination, the Term SOFR Rate shall be deemed to be the Floor Rate at such time.

“Threshold Amount” means $10,000,000.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Patriot Act” has the meaning set forth in Section 10.18.

“Yield Maintenance Amount” means, as of the date of prepayment, the amount equal to the sum of the remaining scheduled amount of interest payments due on the Loan through the Yield Maintenance Termination Date on any amount of principal of the Loan that is repaid or prepaid, other than by payments of Extraordinary Receipts or prepayments of the Loan pursuant to Section 7.17 hereof, and, in each case, shall be calculated on a discounted basis on the equivalent maturity U.S. Treasury rate as of such date.

“Yield Maintenance Termination Date” means (i)_with respect to the advance made on the Closing Date, the last day of the thirty-sixth (36th) full calendar month following the Closing Date and (ii) with respect of each advance made after the Closing Date, the last day of the thirty-sixth (36th) full calendar month following the date of such advance.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,”

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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“includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document or any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) except as otherwise provided for herein, all of Lender’s, Administrative Agent’s or Required Lenders’ approvals, opinions, elections, determinations, selections, exercise of rights, reservation of rights, judgments, considerations, decisions or other similar acts shall be in (and shall be read to be in) the sole and absolute discretion of the Lender, Administrative Agent and Required Lenders, respectively, and (viii), the delivery of any item by a Loan Party to a “Lender” or the “Required Lenders” shall be deemed to be satisfied by the delivery of such item to the Administrative Agent.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  If GAAP is generally supplanted by the adoption of International Financial Reporting Standards, and such adoption would alter the application of any provision of this Agreement, then such adoption shall be treated as a “change in GAAP” for purposes of the foregoing sentence.

1.04Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Article II
THE LOAN

2.01The Loan.  Subject to the terms and conditions set forth herein, including, without limitation, the satisfaction of the conditions set forth in Section 4.01, the Initial Lender agrees to advance the proceeds of the Loan to Borrowers on the Closing Date in the amount of $360,000,000 with all fees payable under the Fee Letter, including without limitation the Structuring Fee and the first year of the Administrative Agent Fee, as well as any reimbursements to the Administrative Agent and the Initial Lender to be net funded from such advance and paid to and retained by the parties payable thereto.  All amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Time is of the essence with respect to each and every promise, covenant or obligation of Borrowers specified in the Loan Documents.

2.02Use of Proceeds.  Borrowers will use the proceeds of the Loan solely to: (a) pay expenses, costs and fees due from Borrowers and incurred through the Closing Date in connection with the transactions contemplated by the Loan Documents as evidenced by a “sources and uses” summary or closing statement executed by Borrowers and approved by the Administrative Agent; (b) to make a loan to Sole Member in the amount of the advances received by Borrower hereunder (whether on or after the Closing Date), all of which loans shall be evidenced by a Sole Member Promissory Note, which loan proceeds must be disbursed to Parent to be used to pay in full all outstanding amounts under or in respect of the Existing Financing, and (c) to pay the other amounts set forth on Schedule 2.02 attached hereto, including depositing funds the Real Estate Tax Account in the amount of $1,765,110.00 relating to Tax Funds.  In no event shall any proceeds of the Loan be used directly or indirectly by any Person (i) for personal, family, household or agricultural purposes, or (ii) for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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the FRB (or any successor)) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.

2.03Prepayments.

(a)Voluntary Prepayments.  Borrowers may, at their option, prepay the outstanding principal balance of the Loan, in whole or in part, on the following conditions:

(i)such prepayment must occur on a Business Day and must be in a minimum amount of the lesser of (i) $1,000,000 and (ii) the outstanding principal balance of the Loan;

(ii)such prepayment shall be accompanied by (A) all interest accrued to the date of such prepayment on the portion of the principal amount being prepaid, (B) if such prepayment occurs on or prior to a Yield Maintenance Termination Date, the applicable Yield Maintenance Amount, if any, with respect to such principal amount being prepaid, and (C) any other amounts then due and payable under this Agreement with respect to the Loan, including any amounts payable pursuant to Article III and Section 10.04; and

(iii)Borrowers shall deliver to the Administrative Agent a written notice not less than five (5) Business Days and not more than forty-five (45) days prior to the date proposed for such prepayment.  Each such notice shall specify (i) the Business Day on which such prepayment will be made and (ii) the aggregate unpaid principal balance of the Loan to be prepaid.  Following its receipt of such notice the Administrative Agent will calculate all interest that will be accrued through the date of such prepayment and the Yield Maintenance Amount, if any, to be paid on the date of such prepayment, and any other out-of-pocket fees and expenses incurred by the Administrative Agent in connection with such prepayment and will notify Borrowers of such amounts.  Upon the giving of such notice by Borrowers, the principal to be prepaid as described therein shall become due and payable, along with the applicable interest, Yield Maintenance Amount, if any, and the other amounts due in connection therewith to the extent specified in the preceding sentence, on the date for such prepayment specified in such notice.  Each such prepayment of the Loan and other amounts payable in connection with such prepayment shall be allocated among all Lenders in proportion to the Obligations owing to them.

(b)Mandatory Prepayments.

(i)Any Disposition of all or any part of a Project or other Collateral that is not permitted by this Agreement and does not result in Payment in Full of all Obligations shall be in accordance with Section 2.17

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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hereof and shall require (x) the prior written consent of the Required Lenders, such consent to be in their sole and absolute discretion, and (y) Borrowers to prepay the Loan upon the consummation of such Disposition in an aggregate principal amount equal to the Release Price of the Proposed Released Collateral, together with all accrued and unpaid interest thereon and the applicable Yield Maintenance Amount due and payable in respect thereof (such prepayments to be applied as set forth in clause (iii) below).  Each such prepayment shall be paid to the Administrative Agent, on behalf of the Lenders.

(ii)Borrowers shall prepay the Loan in an amount equal to 100% of the Loss Proceeds Prepayment Amount (but without any Yield Maintenance Amount or similar prepayment charge being due and owing).  Each such prepayment shall be paid to the Administrative Agent, on behalf of the Lenders.

(iii)Each prepayment of the Loan pursuant to the provisions of this Section 2.03(b) and Section 7.17 shall:

(A)occur on a Business Day;

(B)be accompanied by (1) all interest accrued to the date of such prepayment on the portion of the principal amount being prepaid, (2) solely with respect to clause (b)(i), if such prepayment occurs on or prior to a Yield Maintenance Termination Date, the applicable Yield Maintenance Amount, if any, with respect to such principal amount being prepaid, and (3) any other amounts then due and payable under this Agreement with respect to the Loan, including any amounts payable pursuant to Article III and Section 10.04; and

(C)Borrowers shall deliver to the Administrative Agent a written notice as many days prior to the date proposed for such prepayment as possible (but, in each case other than a mandatory prepayment as provided for in Section 2.03(b)(ii) hereof, with no less than five (5) Business Days’ notice).  Each such notice shall specify (1) the Business Day on which such prepayment will be made and (2) the aggregate unpaid principal amount of the Loan to be prepaid.  Following its receipt of such notice the Administrative Agent will calculate all interest at the then current Applicable Rate that will be accrued through the date of such prepayment and the Yield Maintenance Amount, if any, to be paid on the date of such prepayment, and any other out-of-pocket third-party fees and expenses incurred by the Administrative Agent in connection with such prepayment and will notify Borrowers of such amounts.  Each such prepayment of the Loan and other amounts payable in connection with such prepayment shall be allocated among all Lenders in proportion to the Obligations owing to them.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(iv)The Lenders may elect, in their sole and absolute discretion, not to accept any prepayment required under clauses (b)(i) or (b)(ii) of this Section (or any portion thereof) by providing notice to the Administrative Agent who shall then promptly provide notice to Borrowers, in which case, such prepayment (or any portion thereof) shall not be required under clauses (b)(i) or (b)(ii) of this Section; provided that such election by the Lenders shall only apply to such instance of prepayment (or any portion thereof) and not for future prepayments clauses (b)(i) or (b)(ii) of this Section thereafter.

2.04Repayment of Loan.  The outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other Obligations not previously paid shall be repaid on the Maturity Date (or such earlier date on which the Loan or portion of the Loan becomes due and payable as provided in the Loan Documents).  If the Loan becomes due and payable on or prior to a Yield Maintenance Termination Date whether on the Maturity Date, upon acceleration (whether by election or automatically), or on such other earlier date on which the Loan or portion of the Loan becomes due and payable as provided in the Loan Documents (including, without limitation, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Loan Party under any Debtor Relief Law, including, upon the occurrence of an Event of Default pursuant to Section 8.01(f)), the applicable Yield Maintenance Amount shall be due and payable on such repayment date.  EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD MAINTENANCE AMOUNT.  Each Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that:  (A) the Yield Maintenance Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) THE YIELD MAINTENANCE AMOUNT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED OR CONSIDERED TO BE, UNMATURED INTEREST ON THE LOAN OR OTHER AMOUNT AND NO LOAN PARTY SHALL ARGUE UNDER ANY CIRCUMSTANCE THAT THE YIELD MAINTENANCE AMOUNT CONSTITUTES UNMATURED INTEREST ON THE LOAN; (C) the Yield Maintenance Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Amount; (E) each Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (F) in view of the impracticability and extreme difficulty of ascertaining actual damages, the parties mutually agree that the Yield Maintenance Amount is a reasonable calculation of the Lenders’ lost profits as a result of any such prepayments and is not a penalty.

2.05Interest.

(a)Applicable Interest Rate. Subject to the provisions of Section 2.05(b), the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Rate.

(b)Default Rate.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(i)If any amount payable by Borrowers under any Loan Document is not paid when due (or by the end of any applicable grace period following such due date), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)While any Event of Default exists, interest will accrue on the outstanding principal amount of the Loan and, to the extent permitted by applicable Law, all past due Obligations (other than the principal amount of the Loan), including past due interest accrued on the Loan, at a fluctuating per annum interest rate equal to the Default Rate.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand, but not less frequently than each Interest Payment Date.

(c)Payment.  Interest on the Loan shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06Fees.  Borrowers shall pay all fees and other amounts due under the Fee Letter in the amounts, to the payees and at the times specified in the Fee Letter.  Borrowers shall pay to the Lenders and the Administrative Agent such fees as shall have been separately agreed upon in writing, if any, in the amounts and at the times so specified.  The foregoing fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  All computations of fees and interest shall be made on the basis, as applicable, of a 365-day year and actual days elapsed on or with regard to the Loan.  Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08Evidence of Debt.  The portion of the Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s portion of the Loan as provided herein in addition to such accounts or records; provided, that such Notes to the other Lenders shall also be modified to reflect that no amount in excess of the then outstanding principal balance of all the Loans shall then be owing to the Lenders.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

2.09Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Borrowers shall make or cause to be made all payments of principal of the Loan and all payments of interest, fees and other Obligations with respect to the Loan to the Administrative Agent, for the account of the applicable Secured Parties, by wire transfer or ACH in Dollars and in immediately available funds, to such account as to which the Administrative Agent may from time to time notify Borrowers in writing.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Loan (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender.  All payments received by the Administrative Agent after 4:00 p.m., Central time, on any day shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as provided in the definition of Maturity Date, if any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next preceding Business Day.

(b)Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrowers has not in fact made such payment, then each of Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds in Dollars for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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available to Borrowers by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make its Loan and to make payments pursuant to Section 10.04(d) are several and not joint.  The failure of any Lender to make any portion of the Loan, to fund any such participation or to make any payment under Section 10.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of the Loan, to purchase its participation or to make its payment under Section 10.04(d).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its portion of the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any portion of the Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder in accordance with the Lenders’ Applicable Percentage.

2.10Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Loan due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its Applicable Percentage or (b) Obligations in respect of the Loan owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its Applicable Percentage then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Loan then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(ii)the provisions of this Section 2.10 shall not be construed to apply to (a) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to Borrowers thereof (as to which the provisions of this Section 2.10 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11Release of Funds from the Loss Proceeds Account.  The Loss Proceeds Account shall be under the sole and exclusive control of the Administrative Agent pursuant to the terms of an Account Control Agreement.  Provided the conditions applicable to the use of Extraordinary Receipts to pay for the repair and restoration of a Project following a casualty or condemnation set forth in Section 6.24 or Section 6.25, as applicable, are satisfied, funds in the Loss Proceeds Account may be used to pay costs of repair/restoration as described in Section 6.24 or Section 6.25, as applicable, and as approved by the Administrative Agent, or shall otherwise be paid, prepaid or distributed as provided for in Section 6.24 or Section 6.25 hereof, as applicable.  No funds may be released or transferred from the Loss Proceeds Account unless approved by the Administrative Agent.

2.12Real Estate Tax Account.  The Real Estate Tax Account shall be under the sole and exclusive control of the Administrative Agent pursuant to the terms of an Account Control Agreement.  Tax Funds shall be deposited by the Borrower into the Real Estate Tax Account in accordance with the provisions of Section 6.23 of this Agreement.  Other than the Minimum Real Estate Tax Account Funding, and for so long as no Default or Event of Default shall have occurred and be continuing and the Borrowers have otherwise complied with the provisions of this Section 2.12, the Administrative Agent shall release any or all Tax Funds to the applicable Borrowers for the payment on behalf of the  Borrowers of Property Taxes for the Open-Air Projects; provided that evidence of payment in full in Dollars of each of the relevant Property Taxes with such Tax Funds shall be provided by the applicable Borrowers to the Administrative Agent within five (5) Business Days after each date on which such Tax Funds are so released (but only to the extent such evidence has not been previously so provided to the Administrative Agent). If the balance of the Real Estate Tax Account shall at any time be less than the Minimum Real Estate Tax Account Funding amount, Borrowers shall, within five (5) Business Days after notice thereof (or, if earlier, Borrowers' knowledge thereof), pay to the Administrative Agent in Dollars by wire transfer of immediately available funds an amount at least equal to the amount of such balance.  Borrowers shall furnish the Administrative Agent with all bills, statements and estimates for Property Taxes received by or available to a Borrowers at least thirty (30) days prior to the date on which such Property Taxes first become payable.    If the amount of the Tax Funds shall exceed the amounts due for Property Taxes, the Administrative Agent, in its sole discretion, may either return any excess to the Real Estate Tax  Account or credit such excess against future payments to be made

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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with the Tax Funds.  The amounts in respect of Property Taxes in respect of each Open-Air Project that are deposited into the Real Estate Tax Account on the Closing Date shall be sufficient (when combined with the monthly deposits for Property Taxes) to fund the Real Estate Tax Account in order to pay the Property Taxes as they become due and payable.  Any Tax Funds remaining after Payment in Full shall be returned to Borrowers. All out-of-pocket costs and expenses incurred by the Administrative Agent in connection with holding and disbursing the Tax Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrowers on demand by the Administrative Agent.

2.13Revenue Accounts.  All revenues and other cash received in respect of the operation of the Projects, other than the proceeds of the Loan, proceeds from a Disposition and amounts to be deposited in the Loss Proceeds Account or the Real Estate Tax  Account, shall be deposited into one or more Revenue Accounts.

2.14Repair Reserve Account. The Repair Reserve Account shall be under the sole and exclusive control of the Administrative Agent pursuant to the terms of an Account Control Agreement.  Provided that the Administrative Agent is provided with such supporting documents and other information as Administrative Agent may reasonably request, the Administrative Agent shall disburse funds from the Repair Reserve Account to make the repairs set forth on Schedule 2.14 hereof in an amount equal to the amount requested by Borrower, provided that: (i) Borrower submits a funds disbursement request to Administrative Agent, which request shall set forth a general description of the use of the Repair Reserve Account for which such disbursement is requested, together with copies of all supporting invoices; (ii) such request is delivered at least five (5) Business Days prior to the date on which such Borrower requests such disbursement be made; (iii) deleted; (iv) Administrative Agent shall have right to confirm (by an inspection conducted at such Borrower’s expense if any repair work for a Project exceeds $500,000.00) performance of the work associated with such use of the Repair Reserve Account; (v) on the date such request is received by Administrative Agent and on the date such disbursement is to be made, no Default or Event of Default shall exist or be continuing; and (vi) the request for disbursement is accompanied by a Responsible Officer’s certificate certifying that (A) such funds will be used to reimburse such Borrower for, or to pay directly to the contractor for, the subject repairs, (B) the subject repairs have not been the subject of a previous disbursement, (C) any construction work associated with the related use of the Repair Reserve Account has been completed (or will be completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Laws and (D) after completion of the subject repairs, the applicable Project shall be free and clear of all Liens, other than Liens permitted hereunder.  Once all required work has been completed for a Project in accordance with the preceding requirements, any funds that remain in the Repair Reserve Account allocated for such Project shall be disbursed to Borrower.  Administrative Agent shall not be required to disburse funds from the Repair Reserve Account more frequently than twice each calendar month.

2.15Cash Accounts upon an Event of Default.  Upon the occurrence and during the continuance of an Event of Default, amounts provided for in Sections 2.12, 2.13 or 2.14 may be withheld or applied by the Administrative Agent in any manner Administrative Agent so elects.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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2.16Intentionally Omitted.

2.17Disposition(s), Release(s) of Collateral.

(a)Except as provided in a Disposition that results in Payment in Full of all Obligations or a Disposition otherwise permitted by this Agreement, Borrowers may not make any Disposition of the Collateral, and Administrative Agent shall be under no obligation to release from its Liens any such Collateral, provided, that a Disposition of Proposed Released Collateral shall be permitted hereunder if, and only if, all of the following conditions are satisfied or waived by the requisite percentage of Lenders:

(i)Administrative Agent shall have received from the applicable Borrowers written notice of such planned Disposition, which properly identifies the affected Collateral (such collateral, the “Proposed Released Collateral”) and requests a release of the Proposed Released Collateral from the Liens of the Loan Documents thereon (the “Release Request”);

(ii)The requisite percentage of Lenders shall have consented in writing to such Disposition in their reasonable discretion, with any approval or disapproval being provided to Borrower by the Administrative Agent within fifteen (15) days of receipt by the Administrative Agent of the Release Request;

(iii)The Disposition of the Proposed Released Collateral is made to (a) an unrelated third party, on an arm’s length basis and 100% for cash in Dollars, or (b) to a joint venture that is an Affiliate of Borrower (a “JV”, in which Sponsor’s indirect ownership interest cannot be greater than 50%), provided that (1) Borrower has delivered evidence that the Project will be redeveloped by the JV and (2) the JV shall pay cash in Dollars for the Release Price pursuant to Section 2.17 (a)(iv) below;

(iv)The "Release Price" is equal to the greater of: (a) 120% of the then allocated Loan amount of such Collateral, based upon a fraction, the numerator of which is the then current value of the Proposed Released Collateral (as determined by Administrative Agent in its sole and absolute discretion based on third party reports, appraisals and/or internal valuations), and the denominator of which is the then current total value of all Collateral (as determined by Administrative Agent in its sole and absolute discretion based on third party reports, appraisals and/or internal valuations); which such fraction shall be multiplied by the then current outstanding principal balance of the Loan; and (b) 100% of the Net Cash Proceeds from such Disposition;

(v)The applicable Borrowers shall have prepaid the Loan in accordance with Section 2.03(b)(i) in an aggregate amount equal to the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Release Price, which prepayment shall include in all cases the applicable Yield Maintenance Amount, if any, in respect of such prepayment;

(vi)Borrowers shall have paid to the Administrative Agent, for the benefit of the Lenders, the Collateral Release Fee; and

(vii)Borrowers shall have paid all out-of-pocket expenses incurred by the Administrative Agent and/or the Lenders (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and Lenders, and of special local counsel to the Lenders and the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of such release or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

(b)Notwithstanding Section 2.17(a) above, Lender acknowledges that with respect to a 0.056 acre tract of land more particularly shown and described on Schedule 2.17(b) hereto (the “Special Release Parcel”), and located on the property owned by CBL Hamilton Place Sears OP PropCo, LLC (“Hamilton PropCo Borrower”), that at such time as the owner of Hamilton Place Mall has elected to widen the ring road that serves Hamilton Place Mall, upon thirty (30) days’ advance written notice to Lender, Hamilton PropCo Borrower shall be permitted to transfer the Special Release Parcel to an affiliate of Sponsor that is not a Borrower under this Loan, and Lender shall release its lien with respect to the Special Release Parcel.  The transfer of the Special Release Parcel shall only be made for the sole purpose of widening the ring road that serves Hamilton Place Mall.  Borrowers shall have paid all out-of-pocket expenses incurred by the Administrative Agent and/or the Lenders (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and Lenders, and of special local counsel to the Lenders and the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of such release (whether or not the transaction contemplated hereby shall be consummated).  Borrowers shall promptly provide, upon request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent of the construction and, when completed, completion of such ring road.

2.18Substitution of Collateral/Borrower.

(a)Request for Substitution of Collateral.  The applicable Borrowers may, by written notice to the Administrative Agent (who shall promptly notify the Lenders), request that Administrative Agent substitute certain Property comprising Collateral hereunder (the “Substituted Property”) with other Property (the “Replacement Property”) owned by such applicable Borrowers or a substitute entity or entities (the “Substitute Borrowers” and each a “Substitute Borrower”) approved by Administrative Agent in its sole and absolute discretion.  Any such substitution made pursuant to this

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Section 2.18 may only be exercised one (1) time per calendar quarter during the term of this Agreement.

(b)Within thirty (30) days of Administrative Agent’s receipt of such written notice from Borrowers (a “Substitution of Collateral Request”), Administrative Agent shall notify such Borrowers of the decision of the Required Lenders to approve or not approve such substitution.

(c)Conditions to Substitution of Collateral.  Neither the Administrative Agent nor any Lender shall have any duty to approve any Substitution of Collateral Request; provided, that the Administrative Agent will consider a Substitution of Collateral Request subject to the following conditions being satisfied and/or waived by the Required Lenders, and if so approved then promptly upon the fulfillment of such conditions, Administrative Agent shall cause the Substituted Property to be released as Collateral hereunder:

(i)the value of such Replacement Property (as determined in Administrative Agent’s sole and absolute discretion) is equal to or exceeds the value of the Substituted Property (as determined in Administrative Agent’s sole and absolute discretion based upon third party reports, appraisals and/or internal valuations);

(ii)the nature of such Replacement Property (as determined in Administrative Agent’s sole and absolute discretion) is substantially similar to the nature of the Substituted Property (as determined in Administrative Agent’s sole and absolute discretion);

(iii)such Borrowers (or any Substitute Borrowers) have good record and marketable title in fee simple to, or valid leasehold interests in, the Replacement Property, subject only to Permitted Encumbrances;

(iv)the relevant Borrowers (or the relevant Substitute Borrowers) shall grant, within ten (10) days following Administrative Agent’s approval of the Substitution of Collateral Request, to the Administrative Agent as security for the Obligations a first-priority Lien interest (except for Permitted Encumbrances) on the Replacement Property not already subject to a Lien of the Collateral Documents.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Collateral Documents, all in form and substance satisfactory to the Administrative Agent in its sole and absolute and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes;

(v)Borrowers shall have paid to the Administrative Agent, for the benefit of the Lenders, the Substitution Fee; and

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(vi)Borrowers shall have paid all out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Initial Lender, and of special local counsel to the Lenders and the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of such substitution or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

(vii)Any Substitute Borrowers permitted hereunder shall execute a joinder to the Loan Documents in form and substance acceptable to Administrative Agent, in its sole and absolute discretion and deliver to Administrative Agent such other documents, instruments or certificates as required by Administrative Agent.

2.19Intentionally Omitted.

2.20Extension of Maturity Date.

(a)Request for Extension.  Borrowers may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend the Maturity Date for an additional two (2) years from the Existing Maturity Date.  Any such extension made pursuant to this Section 2.20 may only be exercised one (1) time during the term of this Agreement.

(b)Conditions to Effectiveness of Extensions.  The extension of the Maturity Date pursuant to this Section shall automatically become effective upon the satisfaction and/or waiver by each Lender of each of the following conditions (whether on the date the extended Maturity Date is requested or a later date when all such conditions are either so satisfied or waived):

(i)no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)the Debt Yield, determined as of December 31, 2026, is not less than 10.00%;

(iv)the DSCR of Borrowers, as determined as of December 31, 2026 is greater than or equal to 1.50 to 1.00;

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(v)the Loan to Value Ratio, determined as of December 31, 2026, does not exceed seventy percent (70.0%);

(vi)Borrowers shall have paid to the benefit of the Administrative Agent, for the benefit of the Lenders, the Extension Fee; and

(vii)Borrowers shall have paid all out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Initial Lender, and of special local counsel to the Lenders and the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of such extension or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated);

(c)Amendment.  In connection with any extension of the Maturity Date, Borrowers, the Administrative Agent and each Lender may make such amendments to this Agreement and the other Loan Documents as the Administrative Agent in its sole and absolute discretion determines to be necessary or desirable in connection with, or to evidence, the extension.

2.21Additional Matters Relating to Term SOFR.

(a)Index.  Each Borrower acknowledges and agrees that the Term SOFR Rate is an index used by the Administrative Agent and the Lenders for the determination of a rate of interest on loans and the Term SOFR Rate is not necessarily the lowest rate charged by the Administrative Agent or any Lender on other loans to its customers.  Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders may make loans to other customers based upon other rates of interest.  The Administrative Agent will inform Borrowers of the then current Term SOFR Rate from time to time upon request by Borrowers.

(b)Determination of Term SOFR Rate.  The Administrative Agent shall determine the Term SOFR Rate from time to time in accordance with this Agreement, and such determination shall be conclusive absent manifest error.

(c)Conforming Changes Adjustment.  In connection with the use or administration of Term SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any Borrower or Lender or other party to this Agreement.  The Administrative Agent will notify Borrowers and Lenders from time to time of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or the Term SOFR Rate.  The term “Conforming Changes” means, with respect to either the use or administration of Term SOFR or the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Transition Event, any technical, administrative or operational changes (including changes to the definition of “Business Day”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(d)Unavailability of Term SOFR Rate.  If, in connection with the implementation and use of the Term SOFR Rate: (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Term SOFR Rate” cannot be determined pursuant to the definition thereof, (ii) the Administrative Agent determines that the Term SOFR Rate does not adequately and fairly reflect the cost to the Lenders, or (iii) the Administrative Agent determines that any applicable law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund loans or advances whose interest is determined by reference to SOFR, Term SOFR or the Term SOFR Rate, or to determine or charge interest rates based upon SOFR, Term SOFR or the Term SOFR Rate; then, upon notice of any such occurrence or determination by the Administrative Agent to Borrowers, any obligation of the Lenders to make available the Term SOFR Rate, and any right of Borrowers to use the Term SOFR Rate, shall be suspended until the Administrative Agent revokes such notice.

(e)Notices; Standards for Decisions and Determinations.  The Administrative Agent will notify Borrowers of (i) the occurrence of any Benchmark Transition Event or the implementation of any change to the Benchmark Rate resulting from any term or provision of this Section 2.21 and (ii) the effectiveness of any Conforming Changes implemented in accordance with Section 2.21(c).  Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole and absolute discretion and without consent from any Borrower or any Lender or other party to this Agreement or any other Loan Documents, except, in each case, as expressly required pursuant to this Section 2.21.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)If Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (a) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (b) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (c) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lenders, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by Borrowers.  Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Tax Indemnifications.

(i)Without limiting the provisions of subsection (a) or (b) above, Borrowers shall, and does hereby indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that Borrowers shall have no liability hereunder in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender.  A certificate as to the amount of any such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Borrowers and the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrowers or the Administrative Agent) incurred by or asserted against Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)Evidence of Payments.  Upon request by Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Borrowers, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrowers or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(i)Each Lender shall deliver to Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrowers or the Administrative Agent, as the case may be, to determine (a) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrowers, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)Without limiting the generality of the foregoing, if Borrowers are residents for tax purposes in the United States,

(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrowers or the Administrative Agent as will enable Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)executed originals of Internal Revenue Service Form W-8ECI,

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(III)executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(a) of the Code, (b) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(b) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(c) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)Each Lender shall promptly (a) notify Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers, or with respect to which Borrowers, have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.02Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) of making or maintaining any such Loan, then, upon the written request of such Lender made in accordance with subsection (c) below Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or the applicable Lending Office of such Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), by an amount which such Lender deems to be material, then from time to time, following written request by such Lender in accordance with subsection (c) below, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for such reduction.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, stating in reasonable detail the basis for such compensation and the method of computation, and delivered to Borrowers is required in order for the Lender to be compensated under such subsection and shall be presumed correct absent manifest error.  Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof, absent manifest error or a good faith dispute.  Notwithstanding any other provisions of this Section 3.02, no Lender shall demand compensation for any increased cost, charge or reduction under Section 3.02(b) if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of its other lending agreements generally, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and credit extensions (whether or not it seeks compensation from Borrowers).

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof, not to exceed six months).

3.03Mitigation Obligations.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.02, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignments (excluding any costs related to a physical relocation of a Lending Office).

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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3.04Survival.  All of Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder, and resignation of the Administrative Agent.

Article IV
CONDITIONS PRECEDENT TO INITIAL BORROWING

4.01Conditions of Borrowing.  The obligation of the Initial Lender to make and advance the proceeds of the Loan hereunder on the Closing Date is subject to satisfaction and/or waiver by the Initial Lender of each of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date acceptable to Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and the Initial Lender:

(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and one (1) set for Borrowers;

(ii)a Note executed by each Borrower in favor of the Initial Lender;

(iii)Pledge Agreement (“Pledge Agreement” and collectively, the “Pledge Agreements”) duly executed by (x) Sole Member of its interests in Borrowers in substantially the form of Exhibit J-1 hereto, and (y) Parent of its interest in Sole Member in substantially the form of Exhibit J-2 hereto, together with all certificates evidencing all of the issued and outstanding Equity Interests of Sole Member; and a Security Agreement, in substantially the form of Exhibit F (as amended in accordance with the Loan Documents, duly executed by Sole Member and Parent and each Borrower (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12), together with:

(A)any instruments evidencing Pledged Equity in Sole Member, which shall be certificated, endorsed in blank and delivered with an undated power of attorney,

(B)any instruments evidencing Pledged Debt endorsed in blank, including, without limitation, each Sole Member Promissory Note,

(C)Financing Statements, in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the Liens on the Collateral created under the Security Agreements, the Mortgages and the other Collateral Documents, it

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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being understood and agreed that Borrowers and Sole Member authorize the filing of “all asset” UCC filings with regard to each such Loan Party, as applicable (but no UCC filing shall be required with respect to Sponsor, and the filing, on behalf of Parent shall not be an “all asset” UCC filing, but shall be limited to Parent’s ownership of its interest in Sole Member.

(D)completed requests for information, dated on or before the date of the initial Loan, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(E)evidence of the completion of all other actions, consents, recordings and filings of or with respect to the Security Agreement and Collateral Documents that the Administrative Agent may deem necessary or desirable in order to create or perfect the Liens created thereby, and

(F)evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)each Mortgage, duly executed by the applicable Borrowers, together with:

(A)evidence that counterparts of the Mortgages, have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first priority and subsisting Lien on the real property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(B)an irrevocable commitment to issue an American Land Title Association Lender’s Extended Coverage title insurance policy (or comparable, in respect of each Project located in Texas) (collectively, the “First Lien Policies”, and, each, a “First Lien Policy”), for each of the Projects with all such endorsements (including “tie-in” endorsements for all properties whether interstate or intra-state as permitted) and in amounts acceptable to the Administrative Agent in its sole and absolute discretion and with costs of such policy to be paid by Borrowers, issued and providing for coinsurance by title insurer(s) as is/are acceptable to the Administrative Agent and Borrowers, insuring each Mortgage to be valid first priority and subsisting Liens on the real property described therein, free and clear of all

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance as the Administrative Agent may deem necessary or desirable;

(C)An American Land Title Association/National Society of Professional Surveyors form survey of each of the Projects, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the Closing Date, certified to the Administrative Agent and the issuer of the applicable First Lien Policy in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent (the “Surveys”, and, each, a “Survey”);

(D)evidence of the insurance required by the terms of each Mortgage and this Agreement;

(E)an appraisal of each Project for which an appraisal has been ordered by the Administrative Agent complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated thereunder from time to time, which appraisal shall be in form and substance satisfactory to the Administrative Agent; and

(F)evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first priority and subsisting Liens on the property described in each Mortgage has been taken;

(v)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(vii)copies of all Leases and Material Contracts, together with (x) estoppel certificates in respect of each Tenant leasing 20,000 square feet or more of space and in the aggregate from Tenant’s representing at least seventy-five percent of the actual aggregate leased square footage of all the Projects representing 75% of the gross rented square footage and (y) SNDAs executed and delivered by any Tenant who has a recorded lease or memorandum of lease or is leasing 20,000 square feet or more of space;

(viii)copies of all Ground Leases;

(ix)the Subordination of Management Agreement executed by Borrowers and the Property Manager;

(x)Ground Lessor Recognition Agreements from the applicable ground lessor;

(xi)the Environmental Indemnity duly executed by Borrowers and Guarantors;

(xii)each Guaranty in the form attached hereto as Exhibit E-1 and Exhibit E-2, respectively, duly executed by the applicable Guarantor;

(xiii)Assignment of Material Contracts executed by Borrowers;

(xiv)a favorable legal opinion with respect to each Project and certain other matters with respect to the Loan, including a non-consolidation opinion from Husch Blackwell, addressed to the Administrative Agent and each Lender, with reliance by their respective successors and permitted assignees as provided therein, as to matters reasonably required by the Administrative Agent relating to the Loan Documents and the transactions contemplated thereby;

(xv)a certificate signed by a Responsible Officer of each Borrower (A) that the conditions specified in this Section 4.01 have been satisfied, (B) that there has been no event or circumstance in respect of each such Borrower that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the absence of any action, suit, investigation or proceeding pending, or to such Borrower’s knowledge, threatened in any court or before any arbitrator or Governmental Authority in respect of such Borrower, except as otherwise disclosed on Schedule 5.05;

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(xvi)the Loan Parties shall have provided the Initial Lender and the Administrative Agent all documentation and other information requested by or on behalf of the Initial Lender and the Administrative Agent as required by the Initial Lender’s policy and bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act;

(xvii)certificates attesting to the Solvency of the Loan Parties as a whole after giving effect to the borrowing of the Loan, the granting of the Liens to secure the Obligations and the other transactions contemplated hereunder to occur on or before the Closing Date, as executed by a Responsible Officer of the Loan Parties acceptable to the Administrative Agent;

(xviii)evidence satisfactory to the Administrative Agent that the Insurance Requirements, as described on Schedule 4.01(a)(xviii), have been obtained and are in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as mortgagee, additional insured and/or sole loss payee, as the Administrative Agent may require, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xix)each Account Control Agreement for each Account duly executed by the applicable Borrower, the applicable Depositary Bank or Acceptable Financial Institution, and the Administrative Agent;

(xx)an initial Operating Budget for the period beginning with the Closing Date and ending December 31, 2022 (the “Initial Operating Budget”) and (B) an initial Capital Budget for the period beginning with the Closing Date and ending December 31, 2022 (the “Initial Capital Budget”);

(xxi)evidence, in form and substance acceptable to the Administrative Agent, in its sole and absolute discretion, (A) of the pay-off in full of all existing debt financing secured by each of the Projects, or subject to a negative pledge by such Borrower, Sole Member or Parent as applicable (the “Existing Financing”), (B) of the termination of existing UCC financing statements and of the release of all mortgages and deeds of trust and related documents, in each case, relating to the Existing Financing and (C) no default has occurred or has been threatened (whether orally or in writing) under any Existing Financing;

(xxii)each other Collateral Document duly executed and delivered by each applicable Loan Party and each other party thereto;

(xxiii)flood plain searches with respect to each applicable Project indicating that each Project is not located in a “flood zone” except for the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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property located at 1024 24th Street SW, Minot, North Dakota, for which flood insurance has been obtained; and

(xxiv)UCC lien and litigation searches for each Loan Party have been completed and delivered to the satisfaction of the Administrative Agent and the Initial Lender.

(b)The Administrative Agent and the Initial Lender must have received such inspection and other reports and appraisals relating to the Improvements of each Project (each acceptable to the Administrative Agent and the Initial Lender in their sole and absolute discretion) and the Administrative Agent and the Initial Lender must be satisfied, in their sole and absolute discretion, with the condition of such Improvements.

(c)The Administrative Agent and the Lender must have received and approved, in their sole discretion, (i) an ASTM E1527-13 compliant Phase I Environmental Site Assessment for each Project, from a consultant approved by the Administrative Agent, and (ii) an insurance report for each Project from a consultant approved by the Administrative Agent.

(d)All fees required to be paid to the Administrative Agent and the Lenders on or before the Closing Date including without limitation, the Structuring Fees shall have been paid, as evidenced by a “sources and uses” summary executed by Borrowers, which “sources and uses” shall provide for funding of the Real Estate Tax Account  in the amount of the Real Estate Tax Account Closing Date Funding Amount.

(e)Unless waived by the Administrative Agent, Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent previously agreed in writing and to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and the Administrative Agent).

(f)The representations and warranties of Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(g)No Default shall exist, or would result from the advancing of the Loan or from the application of the proceeds thereof.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(h)The Initial Lender shall have obtained its Executive Loan Committee approval to provide the Loan as provided for in this Agreement and enter into the Loan Documents.

(i)The Initial Lender and the Administrative Agent shall have received a consolidated and consolidating balance sheet of Borrowers dated March 31, 2022 (or more recently), and the related consolidated and consolidating income statement and cash flows, all in reasonable detail, certified by a Senior Officer of Borrowers as fairly presenting the financial condition, results of operations, and cash flows of Borrowers in accordance with GAAP (but the cash flow statements shall only be on a consolidated basis).

(j)The amount of the Loan will not exceed seventy percent (70%) of Loan to Value plus the Structuring Fee and the Initial Lender’s approved closing costs.

Article V
REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) if an entity, is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under any Loan Documents to which it is a party, and (c) if an entity, is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party that is an entity of each Loan Document to which such Loan Party is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) if an entity, contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than as expressly contemplated by the Loan Documents) is necessary or required in connection with (a) the execution, delivery or performance of obligations by any Loan Party of the Loan Documents, or the validity or enforceability thereof, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except the filing of financing statements in appropriate form in the appropriate filing offices and the recording of the Mortgages and any related fixture filing in the appropriate form in the appropriate recording offices.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party hereto and thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party that is party hereto and thereto in accordance with its terms (subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity).

5.05Litigation.  There are no actions, suits, proceedings, claims or disputes pending or threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of their properties or revenues, except as set forth in Schedule 5.05 hereto.

5.06No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.07Ownership of Property; Leases.

(a)Ownership.  Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, its applicable Project, subject only to Permitted Encumbrances, and each Loan Party has good and marketable title to its other Collateral.

(b) Leases.  Schedule 5.07(b) sets forth a complete and accurate list of all leases (including ground leases or other agreement permitting occupancy by a Person other than the owner of the portion of the Project in question) of space in any portion of the Projects (each a “Lease” and collectively, the “Leases”).  Each Lease is a legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms (subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity). Borrowers have provided to Administrative Agent a true, correct and complete copy of each Lease.

5.08Environmental Compliance.  Each Borrower is in compliance in all material respects with all Environmental Laws and there have been no claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of such Borrower which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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5.09Insurance.  Each Project and the other Property of each Borrower is insured in accordance with the Insurance Requirements.

5.10Taxes.  Each Borrower has filed all Federal, state and other material tax returns and reports required to be filed as of the Closing Date (or has filed extension requests within the permitted time frames), and has paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it,  its Project or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Borrower, or any Project that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.11ERISA Compliance.

(a)No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected to be incurred by the Loan Party or any ERISA Affiliate thereof with respect to any Plan in an amount that would reasonably be expected to have a Material Adverse Effect.

(b)No Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan for which such an audit and report is available to any Borrower and no Plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day except as set forth on Schedule 5.11 hereof.  No Loan Party nor any ERISA Affiliate thereof is subject to a Lien in favor of a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.  No Loan Party or related Pension Plan has any Unfunded Pension Liability.

(c)Each Plan of any Borrower and each ERISA Affiliate thereof is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not reasonably be expected to result in any Material Adverse Effect.

(d)No Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that would reasonably be expected to have a Material Adverse Effect.

(e)No Borrower is an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and transactions by or with such Borrower are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

5.12Subsidiaries; Equity Interests; Loan Parties.  Sole Member has no Subsidiaries other than Borrowers. All of the outstanding Equity Interests in Sole Member have been duly and validly issued and are owned by Parent.  All Equity Interests in the direct or indirect owners of the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Equity Interests in each Borrower have been duly and validly issued and are owned by the Persons described in the organizational chart included on Schedule 5.12A, free and clear of all Liens, and in the percentages set forth in such organizational chart.  Set forth on Schedule 5.12B is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or formation (if an entity), the address of its principal place of business and its U.S. taxpayer identification number (if any).  The copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Sections 4.01(a)(v) and (vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.13Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged, or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)No Borrower, nor any Person Controlling such Borrower, or any other Affiliate of Borrowers is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14Disclosure.  Each Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any other Loan Party is subject, and all other material matters known to it.  No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.15Compliance with Laws; Permits.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws, orders, writs, injunctions and decrees applicable to it or to its properties. Each Borrower holds all Permits, licenses and franchises that are reasonably necessary for the operation of its businesses and the applicable Project.

5.16Intellectual Property; Licenses, Etc.  Each Borrower owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of the applicable Project, without conflict with the rights of any other Person and Schedule 5.16 sets forth a complete and accurate list of all such IP Rights (except to the extent covered by reasonably adequate licensing arrangements).  To the best knowledge of each Borrower, other than to the extent of IP Rights licensed to or for the benefit of such Borrower, no slogan or other advertising device, product, process, method, substance, part or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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other material now employed, or now contemplated to be employed, by such Borrower that is material to the business of such Borrower infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17Solvency.  The Loan Parties, taken as a whole, have (both immediately prior to the Closing Date and immediately after giving effect to the advancing of the Loan, the execution and delivery of the Loan Documents and the granting of Liens thereunder and the consummation of all other transactions contemplated hereunder to occur on or before the Closing Date), on a consolidated basis, Solvency.

5.18Casualty, Etc.  Neither the businesses nor the properties of any Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

5.19Labor Matters.  Except as set forth on Schedule 5.19, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any Affiliate of such Borrower as of the Closing Date and neither such Borrower nor any of its Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

5.20Collateral Documents.  The provisions of the Collateral Documents are effective to create, in favor of the Administrative Agent (for the benefit of the Secured Parties), valid and perfected first priority Liens on the Collateral.  All governmental and other third party approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens, have been duly effected or taken.

5.21Compliance with OFAC and the U.S. Patriot Act.  No Loan Party or Sponsor and, to the knowledge of any Borrower, no director, officer, agent, employee or Affiliate of any Loan Party (i) has been or is currently subject to any Sanctions; (ii) has been or is a Sanctioned Person; (iii)  has failed to be (or have been) in full compliance with the requirements of the U.S. Patriot Act, any Anti-Terrorism Law, Anti-Corruption Law or other applicable anti-money laundering laws and regulations, laws and regulations related to terrorism, or Sanctions; (iv) has been previously indicted for, convicted of, or is currently under investigation by any Governmental Authority for a U.S. Patriot Act Offense; (v) is a Restricted Party; or (vi) has engaged in dealings or transactions with any Restricted Party.

5.22Conduct of Business.  The only business conducted by each Borrower is the business of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing, financing, refinancing, disposing of and operating the applicable Project; entering into this Agreement with the Administrative Agent and the Lenders and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing.

5.23Operating Budget; Capital Budget.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(a)Borrowers have prepared the Initial Operating Budget for the period ending December 31, 2022 based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein) and consistent in all material respects with the provisions of the Material Contracts in effect as of the Closing Date.

(b)Borrowers have prepared the Initial Capital Budget for the period ending December 31, 2022 based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein) and consistent in all material respects with the provisions of the Material Contracts in effect as of the Closing Date.

5.24Material Contracts.  All Material Contracts that are currently in effect are listed on Schedule 5.24 attached hereto.  The services to be performed and other rights granted pursuant to the Material Contracts, comprise all of the material services, materials and property interests required to operate the applicable Project in accordance with the Loan Documents.

5.25Utility Services.  All utility services necessary or reasonably required for the operation of each Project for its intended purposes, including, without limitation, natural gas (except with regard to Projects identified on Schedule 5.25), electricity, water supply, sanitary sewer, internet and waste water discharge, are available at each Project, are fully connected and operational and are currently providing services to each Project.

5.26Permits.  All Permits required for the operation of each Project by the applicable Borrower have been issued to such Borrower, and are in full force and effect or the applicable Tenant is required to have such Permits under the relevant Lease.

5.27Easements and Public Access.  (a) All easements, cross easements, licenses, air rights and rights of way or other similar property interests, if any, necessary or reasonably required for the full utilization of each Project and the existing Improvements for their intended purposes have been obtained, are described in the First Lien Policies and are in full force and effect, (b) each Project has rights of access to public roads and (c) all roads necessary for the use of each Project for its intended purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

5.28Flood Zone.  None of the Projects is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

5.29Physical Condition.  Each Project, including all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, to the extent they exist on such Project (provided, that, with respect to each Project that is leased to a third party or is ground leased by a Borrower as ground lessor, each such Project, to each such relevant Borrower's knowledge), in each case, are in good condition, order and repair in all material respects except as set forth in any property condition report previously delivered to the Administrative Agent and for those required repairs identified on Schedule 5.29 attached hereto which will be completed in accordance with the timeframes set forth on such Schedule.  Except as set forth in any property condition

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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report previously delivered to the Administrative Agent, there exists no geotechnical, structural or other material defects or damages in any of the Projects, whether latent or otherwise, and, no Borrower has received notice from any insurance company, bonding company or any other Person of any defects or inadequacies in any of the Projects, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

5.30Boundaries.  All of the existing Improvements lie wholly within the boundaries and building restriction lines of each Project, no improvements on adjoining properties encroach upon any of the Projects, and no easements or other encumbrances affecting any of the Projects encroach upon any of the existing Improvements, so as to affect in any materially adverse respect the value or marketability of any of the Projects, except those which constitute Permitted Encumbrances, are set forth on the Surveys and are insured against by the First Lien Policies.

5.31FIRPTA.  No Loan Party is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

5.32Certain Fees. Except for any fee which may be due by Borrowers to the Exclusive Placement Agent, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Loan Documents.

5.33Financial Information.  All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and Operating Expenses and rent rolls, that have been delivered to the Lenders in respect of Borrowers, the Loan Parties and/or the Projects (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrowers, the other Loan Parties or the Projects, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP (except for the Excluded Items) throughout the periods covered, except as disclosed therein.  In accordance with reporting prescribed by GAAP, neither Borrowers nor any Loan Party has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as reflected in said financial statements, except for the Permitted Encumbrances or otherwise disclosed to Administrative Agent in writing. Since the date of the latest such financial statements except as otherwise disclosed in writing to Lender, there has been no materially adverse change in the financial condition, operations or business of Borrowers or other Loan Parties from that set forth in said financial statements.

5.34Payment of Tenant Improvement Costs and Leasing Commissions.  To the extent cash flow is or is forecasted to be insufficient therefor, Borrowers have made arrangements for obtaining equity funds sufficient to pay all costs of tenant improvements and leasing commissions with regard to (i) existing Leases, to the extent such costs have not previously been paid, and (ii) all Leases entered into subsequent to the date hereof.

5.35Ground Leases.  Schedule 5.35 sets forth a complete and accurate list of all Ground Leases.  Each Ground Lease is in full force and effect in accordance with its terms.  The applicable Borrower has not waived, canceled or surrendered any of its rights under each such Ground Lease.  The applicable Borrower is the sole owner of, and has good and marketable title to, the relevant

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Leasehold Estate.  Except as set forth on Schedule 5.35, the applicable Leased Premises is free and clear of all Liens, encumbrances and other matters affecting title, other than the Lien of the Mortgage thereon.  There is no existing Ground Lessee Default under any Ground Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a Ground Lessee Default.  There is no existing Ground Lessor Default under any Ground Lease and no event has occurred which, with the passage of time or the giving of Notice, or both, would constitute a Ground Lessor Default under any Ground Lease.

Borrowers acknowledge that they make the representations and warranties set forth in this Article V to induce the Lenders and the Administrative Agent to enter into this Agreement and the other Loan Documents and that the Lenders and the Administrative Agent have entered into this Agreement and the other Loan Documents, and the Initial Lender is making the Loan and other financial accommodations to Borrowers as provided herein and therein, on the basis of and in reliance on, each such representation and warranty.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01Financial Statements.  Borrowers shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within 120 days after the end of each fiscal year of Borrowers (commencing with the fiscal year ended December 31, 2022), a consolidated balance sheet of Borrowers as at the end of such fiscal year, and the related consolidated income statement and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (except that no comparative form shall be required with respect to the first reporting year), all in reasonable detail and prepared in accordance with GAAP, and consolidating balance sheet and income statement (except for the Excluded Items) which report shall be certified to by the Chief Financial Officer or Senior Vice President of Accounting of CBL Holdings I, Inc., as the general partner of the sole member of the Parent~~.~~;

(b)as soon as available, but in any event within 60 days after the end of each Fiscal Quarter of each fiscal year of Borrowers (commencing with the Fiscal Quarter ended June 30, 2022), a consolidated balance sheet of Borrowers as at the end of such Fiscal Quarter, and the related consolidated income statement and cash flows for such Fiscal Quarter and for the portion of Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (except that no comparative forms shall be required with respect to any reporting made prior to June 30, 2023), all in reasonable detail, certified by a Senior Officer of Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrowers in accordance with GAAP, and consolidating balance sheet and income statement, subject only to (excepting out the Excluded Items) normal year-end adjustments and the absence of footnotes;

(c)intentionally omitted; and

(d)as soon as available, but in any event before the end of each fiscal year of Borrowers, and, unless already included in the Operating Budget, projections for each Borrower, including forecasts prepared by management of Borrowers, in the form of the projections provided to the Administrative Agent as of the Closing Date or otherwise in form satisfactory to the Administrative Agent and the Required Lenders of income statements and cash flows of each Borrower on a quarterly (Fiscal Quarter) consolidated basis for the first immediately following fiscal year and on an annual (fiscal year) basis for each fiscal year.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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6.02Certificates; Other Information.  Borrowers shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders for Borrowers:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed and true and accurate Compliance Certificate and Excess Cash Flow Certificate signed by a Senior Officer;

(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrowers or Sole Member by independent accountants in connection with the accounts or books of Borrowers, or any audit of them;

(c)as soon as available, but in any event within 35 days after the end of each fiscal year of Borrowers, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Borrowers and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify (it being agreed that a report substantially similar in form and substance to the insurance broker’s report provided to the Administrative Agent in connection with the execution of this Agreement shall be deemed satisfactory);

(d)promptly after the assertion or occurrence thereof, notice of any action or proceeding against, or of any noncompliance by, any Borrower with any Environmental Law or Environmental Permit;

(e)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Borrower or the Sole Member, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(f)within 60 days after the end of each Fiscal Quarter, rent rolls in respect of each Project indicating (i) total occupancy of such Project by square foot, (ii) a list of Project Tenants who are in default under the relevant Lease, (iii) a list of Project Tenants who have surrendered Leased Premises in such Project (including, without limitation, Tenant-owned improvements), (iv) a list of all new Tenants under non-Material Leases, (v) a list of scheduled termination or expiration dates in respect of each Lease pertaining to such Project and (vi) a list of upcoming proposed amendments to each Material Lease in respect of such Project; and

(g)copies of all income or franchise tax returns filed by each Borrower and Sole Member within forty-five (45) days of such returns being filed, if any.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrowers posts such documents, or provides a link thereto on Borrowers’ website on the Internet at the website address previously given to the Administrative Agent; or (ii) on which such documents are posted on Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03Notices.  Borrowers shall notify the Administrative Agent and each Lender:

(a)within five (5) Business Days of the occurrence of any Default or any breach by a Loan Party or material default (which includes any default for which a notice is delivered or received) under any other Material Contract or any notice received regarding Hazardous Materials or breach of Environmental Laws;

(b)within five (5) Business Days of any (i) breach or non-performance of, or any default under, a material Contractual Obligation of any Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower, including pursuant to any applicable Environmental Laws;

(c)to the extent not addressed by clause (b) above, within five (5) Business Days of any other event that results in or could reasonably be anticipated to result in a Material Adverse Effect;

(d)within ten (10) Business Days of the occurrence of any ERISA Event;

(e)within ten (10) Business Days of any material change in accounting policies or financial reporting practices by, or in respect of, any Borrower, ;

(f)within three (3) days of the (i) occurrence of any Disposition of property or assets for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), and (ii) receipt of any Extraordinary Receipt for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii); and

(g)within ten (10) days of any change in any Loan Party’s name, legal structure (if any entity), jurisdiction of organization (if an entity), tax identification number or place of business.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth details of the occurrence referred to therein and stating what action Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.  Each Borrower shall pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrowers; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless such claims are being contested in good faith by appropriate actions with adequate reserves established in accordance with GAAP or otherwise bonded against; and (c) all Indebtedness, as and when due and payable, but subject to any subordination and loan forgiveness provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05Preservation of Existence, Etc.  Each Borrower shall:

(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization;

(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and

(c)preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect, and take all reasonable action to obtain and/or maintain the trademark and trade name licenses described on Schedule 5.16.

6.06Maintenance of Properties.  Each Borrower shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and in accordance with any material requirements of the Material Contracts; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.  Each Borrower shall operate its Project in a manner consistent with prudent business practices of comparable facilities.

6.07Maintenance of Insurance.  Each Borrower shall maintain insurance with respect to its Project and its respective businesses as required by the Insurance Requirements.  Within thirty (30) days following the due date for each applicable policy, each Borrower shall provide copies of paid receipts to Administrative Agent in connection therewith.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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6.08Compliance with Laws.  Each Borrower shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective businesses and properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and provided further, that such contest would not give rise to a Lien or other charge against its Project and such Borrower has provided for an adequate reserve therefor in accordance with GAAP.  Each Borrower shall maintain all permits and licenses to operate its Projects.

6.09Books and Records.  Each Borrower shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (except for the Excluded Items) consistently applied shall be made of all financial transactions and matters involving the assets and businesses of each Borrower; and (b) maintain such books of record and account in material conformity with all applicable Laws.

6.10Inspection Rights.  Each Borrower shall permit representatives and independent contractors of the Administrative Agent and the Lenders collectively and on a coordinated basis to visit and inspect any of its property, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with the Senior Officers, at their own expense and at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to such Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without notice, provided if reasonable advance notice is not provided, such Borrower and its representatives shall not necessarily be available unless prior arrangements are made, but nonetheless, Administrative Agent or the Lenders shall have the access required hereunder.

6.11Use of Proceeds.  Borrowers shall use the proceeds of the Loan as provided in Section 2.02 above.

6.12Covenant to Give Security.  At any time upon request of the Administrative Agent (subject to applicable Laws), each Loan Party shall promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, any guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreement supplements and other security and pledge agreements without increasing the obligations of any Loan Party in any manner not provided for or anticipated in the Loan Documents to carry out the intents and purposes of the Loan Documents.

6.13Compliance with Environmental Laws.  Each Borrower shall comply, and cause all Tenants and other Persons operating or occupying any part of the applicable Project to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of their properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Borrower shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Preparation of Environmental Reports.  At the request of the Required Lenders from time to time, provide to the Required Lenders within 60 days after such request, at the expense of Borrowers (but if there is no reasonable basis to conclude that the relevant environmental reports delivered by the relevant Borrowers pursuant to Section 4.1(c)(i) above are no longer accurate, at the expense of the Administrative Agent), a new environmental site assessment report for all or any part of the Projects, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of Borrowers, and each Borrower hereby grants to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of Tenants, to enter onto its respective properties to undertake such an assessment.

6.15Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, each Loan Party shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, which defect or error the Administrative Agent in its reasonable judgment deems material, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by Laws, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries which is or is to be a party to do so.

6.16[Intentionally Omitted].

6.17[Intentionally Omitted].

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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6.18Material Contracts; Leases.  Each Borrower shall perform and observe in all material respects all the terms and provisions of each Material Contract (including the Property Management Agreements set forth on Schedule 6.18) to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.  No Material Contract (including any Material Lease or Existing Lease that, if so amended or modified would constitute a Material Lease if such Lease were a new Lease), may be amended, restated, amended and restated, or otherwise modified, or entered into, or terminated, unless the consent of the Administrative Agent in its sole and absolute discretion thereto is given and, in connection with the assumption of an existing Material Lease, the relevant Borrower shall provide to the Administrative Agent financial statements of the proposed new Tenant that would assume such Material Lease.  All Leases in respect of each Project shall be subject and subordinate to the Loan Documents and the Liens granted pursuant to the Collateral Documents (pursuant to the terms of the Lease or a subordination, non-disturbance and attornment agreement entered into by the applicable Tenant, Borrowers and the Administrative Agent or a collateral assignment of such agreement for the benefit of the Administrative Agent).  No Borrower shall collect any rent from any Tenant more than one month in advance or, without limitation of the foregoing, hold any security or other deposit under a Lease, except in accordance with Laws, the applicable Lease and customary deposits for use of such Project.  No Borrower shall permit any Tenant under any Lease to, and each Borrower shall cause each Tenant under each Lease not to, have any Lien or other security interest placed on or in respect of any Project (including in respect of any Project where the relevant Borrower is a Ground Lessor to such Tenant-Ground Lessee), other than the Liens of the Loan Documents thereon or Permitted Encumbrances, and any leasehold financing of such Tenant Ground Lessee that is subordinated to the Liens of the Loan Documents.

6.19Designation as Senior Debt.  Each Borrower and Sole Member shall designate all Obligations as “Designated Senior Indebtedness” or such other applicable designation under, and defined in, any documentation in respect of any subordinated Indebtedness of such Loan Parties.

6.20Separateness.  Each  Borrower and Sole Member shall maintain its existence separate and distinct from any other Person.  Without limiting the generality of the foregoing, except as expressly permitted pursuant to this Agreement, each Borrower and Sole Member shall:

(a)pay its debts and liabilities (including overhead expenses) from its own assets (to the extent available therefor) as the same shall become due;

(b)comply with its Organization Documents;

(c)conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(d)maintain its own separate books, records, and bank accounts, except as expressly otherwise allowed or required by the Loan Documents;

(e)maintain separate financial books and records, and to the extent delivered for a single Project, financial statements; provided, however, that a Borrower’s and the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Sole Member’s assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the applicable entity and such Affiliates and to indicate that the Borrower’s and the Sole Member’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person.

(f)file its own tax returns (except to the extent consolidation is required under relevant tax law), and pay any taxes so required to be paid under applicable law and not permit Sole Member or any Borrower to be treated as a division for tax purposes of another taxpayer;

(g)at all times hold itself out to the public and all other Persons as a legal entity separate and distinct from any other entity, correct any known misunderstanding regarding such status, pay the salaries of its own employees, if any, when due and payable; although from a marketing standpoint, a Project may be disclosed as being associated with the CBL & Associates Properties, Inc., and CBL & Associates Management, Inc. may promote its services related to a Project using service marks that it uses to promote its services at other shopping center owned through affiliates of CBL & Associates Properties, Inc.;

(h)maintain an arm’s length relationship with its Affiliates;

(i)maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(j)maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of a Borrower or Sole Member to make any additional capital contributions to a Borrower or Sole Member;

(k)be an entity disregarded as a separate entity or treated as a partnership for federal income tax purposes and not make any election under Section 301.7701-3(a) of the regulations promulgated pursuant to the Code to be treated as an association taxable as a corporation for federal income tax purposes;

(l)engage only in the business and for the purposes set forth in Section 5.22 of this Agreement (in the case of each Borrower) or Section 7.18 of this Agreement (in the case of Sole Member);

(m)not to guarantee or become obligated for the obligations of any other entity or hold out its credit as being available to satisfy the obligations of others, except for the Loan and except as expressly permitted by the Loan Documents;

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(n)not acquire obligations or securities of its members or other Equity Interest holders, except as permitted by the Loan Documents;

(o)use separate stationary, invoices and checks, or with respect to any communication on behalf of a Borrower or Sole Member by its property manager, CBL & Associates Management, Inc., be specifically identified therein;

(p)pledge its assets for the benefit of any other entity or make any loans or advances to any entity, except for the loan evidenced by the Sole Member Promissory Note and except as permitted by the Loan Documents;

(q)with respect to Sole Member (but not any Borrower) at all times have a duly appointed Independent Manager pursuant to its  Organization Documents, and such Organization Documents shall at all times include a requirement that the approval or consent of its Independent Manager shall be required to authorize such entity or to authorize any of its subsidiary Borrowers to: (i) file or consent to the filing of any bankruptcy, insolvency or reorganization petition or proceeding with respect to it, or otherwise institute any proceeding or seek any relief under the Bankruptcy Code or any other Debtor Relief Law with respect to it; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or a substantial portion of its Property; (iii) make any assignment for the benefit of creditors with respect to itself; (iv) admit in writing its inability to pay its debts generally as they become due, provided, that the delivery of the budgets provided for in Section 6.22 shall not in itself constitute an admission of inability to pay its debts; (v) be dissolved or liquidated; (vi) sell all or substantially all of its Property or any Project; or (vii) take any limited liability company or trust action in furtherance of any such action described in clauses (i) through (v) above.

(r)with respect to each Borrower, it shall at all times include a requirement that the approval or consent of its Sole Member (including the approval of the Independent Manager of its Sole Member) shall be required to authorize such entity to: (i) file or consent to the filing of any bankruptcy, insolvency or reorganization petition or proceeding with respect to it, or otherwise institute any proceeding or seek any relief under the Bankruptcy Code or any other Debtor Relief Law with respect to it; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or a substantial portion of its Property; (iii) make any assignment for the benefit of creditors with respect to itself; (iv) admit in writing its inability to pay its debts generally as they become due, provided, that the delivery of the budgets provided for in Section 6.22 shall not in itself constitute an admission of inability to pay its debts; (v) be dissolved or liquidated; (vi) sell all or substantially all of its Property or any Project; or (vii) take any limited liability company or trust action in furtherance of any such action described in clauses (i) through (v) above.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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6.21Deposit Accounts.  Borrowers shall maintain all Blocked Accounts with the Depository Bank, and Borrowers shall maintain all Accounts (other than the Blocked Accounts) with an Acceptable Financial Institution or the Depository Bank, subject, in each case, to each such Account being subject to an Account Control Agreement. Each of the Depository Bank and each Acceptable Financial Institution must have acknowledged and agreed to the assignment of each such Account to the Administrative Agent, and the grant of control over such Accounts to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of an Account Control Agreement entered into by the parties thereto.

6.22Budgets.  On or before the beginning of each calendar year, beginning with calendar year 2023, each Borrower shall deliver to the Administrative Agent (i) a budget for the operations of each Borrower for the ensuing calendar year as approved by Administrative Agent in its reasonable but good faith discretion (an “Operating Budget”), and (ii) a budget for the capital expenditures of each Borrower for the ensuing calendar year as approved by the Administrative Agent in its sole and absolute but good faith discretion (the “Capital Budget”).  An Operating Budget shall detail by month-by-month projections, including scheduled debt service, proposed Operating Revenue, and proposed Operating Expenses, for such Borrower in respect of its Project for the ensuing calendar year.  The Capital Budget shall detail all proposed Capital Expenditures of such Borrower in respect of its Project for the ensuing calendar year. Any revisions to the Operating Budget or the Capital Budget shall be reported to the Administrative Agent. .  Delivery of an Operating Budget that shows a negative cash flow for a Project shall not be considered an admission of inability to pay debts.

6.23Real Estate Tax Account.  On the Closing Date, Borrowers shall deposit into the Real Estate Tax Account (a) an amount equal to $500,000.00 (the “Minimum Real Estate Tax Account Funding”) plus $1,265,110 in respect of estimated Property Taxes for the Open-Air Projects as of the Closing Date, and (b) on each Interest Payment Date thereafter, Borrowers shall cause to be deposited into the Real Estate Tax Account an amount equal to one-twelfth (1/12) of the Property Taxes for the Open-Air Projects that the Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates  Amounts deposited pursuant to this Section 6.23 are referred to herein as the “Tax Funds”  If, at any time, the Administrative Agent reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes for the Open-Air Projects, at least thirty (30) days prior to the respective due dates, the Administrative Agent shall notify the applicable Borrowers of such determination and the monthly deposits for Property Taxes shall be increased by the amount that the Administrative Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for such Property Taxes; provided that if any such Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to the date that Property Taxes are due or thirty (30) days prior to the expiration of the insurance policies, each such Borrower will cause such deposit to be made within five (5) Business Days after its receipt of such notice.

6.24Restoration Following Casualty.  If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in damage to or destruction of a Project (such event being called a “Casualty Loss”) and the cost to repair

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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such Casualty Loss is reasonably expected to exceed $500,000, Borrowers will give prompt written notice thereof to Administrative Agent.  All Extraordinary Receipts paid or payable in connection with such Casualty Loss for any single Open Air Project in excess of $1,500,000, or any single Outparcel Project in excess of $750,000, shall be paid to Administrative Agent; provided that Extraordinary Receipts of less than $1,500,000 for any single Open Air Project, or less than $750,000 for any single Open Air Project during any 12 month period received on behalf of any individual Borrower in connection with a Casualty Loss may be retained by (or paid by the Insurer to) applicable Borrower and held in an Account of such Borrower subject to an Account Control Agreement. Such Extraordinary Receipts retained by (or paid to) such Borrower shall be used by such Borrower to repair or restore the applicable Project, with all remaining proceeds being (i) used to make a mandatory prepayment of the Loan in accordance with Section 2.03(b)(ii) hereof or (ii) with the prior written consent of the Administrative Agent, retained by such Borrower.  The Administrative Agent shall have the right to either (a) place all Extraordinary Receipts received in connection with such Casualty Loss for any single Open Air Project in excess of $1,500,000 or any single Outparcel Project in excess of $750,000 during any 12 month period received in connection with a Casualty Loss in the Loss Proceeds Account for the benefit of Administrative Agent and applicable Borrower to be used to restore, repair or replace and rebuild the applicable Project as nearly as possible to its value, condition and character immediately prior to such Casualty Loss or (b) in the case of a Casualty Loss resulting in the complete destruction of the Improvements on a Project, apply all proceeds in connection with such Casualty Loss to the payment of the Obligations in such order as Administrative Agent may elect.  The applicable Borrower shall use the amounts in the Loss Proceeds Account in respect of such Casualty Loss to restore, repair, replace and rebuild the applicable Project as nearly as possible to its value, condition and character immediately prior to such Casualty Loss within three hundred sixty (360) days after receipt of applicable Permits for such restoration (with such work to commence within ninety (90) days after receipt of applicable Permits) (as extended by the Administrative Agent in its sole and absolute discretion) from the date of such Casualty Loss, and any withdrawals from such Loss Proceeds Account shall be subject to the satisfaction of all conditions imposed by the Administrative Agent using the Administrative Agent’s standard construction loan advance procedures including, without limitation, the requirement that any shortfall shall first be funded by the applicable Borrower.  Subject to the availability of sufficient funds as above provided, the applicable Borrower hereby covenants to diligently prosecute all such restoration, repairs or replacement of the applicable Project, and agrees that all such work shall be conducted pursuant to written contracts (which contracts, if the work in question will cost in excess of $1,000,000, must be approved by Administrative Agent in writing) and free and clear of all mechanic’s or materialmen’s or other Liens or Lien claims arising from such work (unless the same are satisfied or bonded in a manner satisfactory to Administrative Agent). Any amount remaining in the Loss Proceeds Account in respect of the subject Casualty Loss that is not so used to restore, repair, replace or rebuild the applicable Project within such three hundred sixty (360) day time period (as extended by the Administrative Agent in its sole and absolute discretion) shall be (i) used to make a mandatory prepayment of the Loan in accordance with Section 2.03(b)(ii) of the Credit Agreement or (ii) with the prior written consent of the Administrative Agent, retained by such Borrower.  Notwithstanding anything to the contrary in this Section 6.24 or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, all Extraordinary Receipts will be paid to the Administrative Agent (to the extent not on deposit in

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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the Loss Proceeds Accounts), and all Extraordinary Receipts (including all amounts on deposit in the Loss Proceeds Accounts) may be withheld or applied by the Administrative Agent in any manner Administrative Agent so elects.

6.25Condemnation.  Promptly upon any Loan Party obtaining knowledge of the institution or the threatened institution of any proceeding for the condemnation of a Project or any part thereof, Borrowers shall notify the Administrative Agent of such fact.  The applicable Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition and shall cause any awards or settlements to be paid over to Administrative Agent for disposition pursuant to the terms of this Section 6.25 of the Credit Agreement.  The applicable Borrower may be the nominal party in such proceeding, but the Administrative Agent shall be entitled to participate in and be represented therein by counsel of its choice, at such Borrower’s cost, and such Borrower will deliver, or cause to be delivered, to the Administrative Agent such instruments as may be requested by it from time to time to permit such participation.  If a Project or any part thereof is taken or diminished in value, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to the applicable Borrower by virtue of its interest in such Project shall be and hereby is assigned, transferred and set over unto the Administrative Agent to be held by it, in trust, subject to the lien and security interest of the applicable Mortgage.  If a Project, or any part thereof, shall be condemned or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof (each, a “Condemnation Event”), all damages or other amounts awarded for the taking of, or injury to, such Project shall be paid to Administrative Agent for deposit into the Loss Proceeds Account, provided that Extraordinary Receipts of less than $750,000 in the aggregate during any 12 month period received in connection with a Condemnation Event shall be paid to and held in an Account of such Borrower subject to an Account Control Agreement. Such proceeds paid to such Borrower shall be used by such Borrower to repair or restore the applicable Project, with all remaining proceeds being (i) used to make a mandatory prepayment of the Loan in accordance with Section 2.03(b)(ii) hereof (after payment of the costs and expenses of the Administrative Agent, including attorneys’ fees incurred in connection with collection of such amounts) or (ii) with the prior written consent of the Administrative Agent, retained by such Borrower.  Administrative Agent shall have the right to either (a) place all Extraordinary Receipts received in connection with such Condemnation Event in excess of $750,000 in the aggregate during any 12 month period received in connection with a Condemnation Event in the Loss Proceeds Account for the benefit of Administrative Agent and such Borrower to be used to restore, repair or replace and rebuild the applicable Project as nearly as possible to its value, condition and character immediately prior to such Condemnation Event or (b) in the case of a Condemnation Event of the entirety of a Project, apply all proceeds in connection with such Condemnation Event to the payment of the Obligations in such order as Administrative Agent may elect (after payment of the costs and expenses of the Administrative Agent, including attorneys’ fees incurred in connection with collection of such amounts).  The applicable Borrower shall use the Extraordinary Receipts in the Loss Proceeds Accounts in respect of the subject Condemnation Event to restore, repair, replace and rebuild the applicable Project as nearly as possible to its value, condition and character immediately prior to such taking within three hundred sixty (360) days after receipt of applicable Permits for such restoration (with such work to commence within ninety (90) days after receipt of applicable Permits) (as extended by the Administrative Agent in its sole and absolute discretion), and any

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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withdrawals from the Loss Proceeds Account shall be subject to the satisfaction of all conditions imposed by the Administrative Agent using the Administrative Agent’s standard construction loan advance procedures.  Subject to the availability of sufficient funds as above provided, the applicable Borrower hereby covenants to diligently prosecute all such restoration, repairs or replacement of the applicable Project, and agrees that all such work shall be conducted pursuant to written contracts (which contracts, if the work in question will cost in excess of $1,000,000.00, must be approved by the Administrative Agent in writing) and free and clear of all mechanic’s or materialmen’s or other Liens or Lien claims arising from such work (unless the same are satisfied or bonded in a manner satisfactory to the Administrative Agent).  Any amount remaining in the Loss Proceeds Account in respect of the subject condemnation event that is not so used to restore, repair, replace or rebuild the applicable Project within such three hundred sixty (360) day time period (as extended by the Administrative Agent in its sole and absolute discretion) shall be (i) used to make a mandatory prepayment of the Loan in accordance with Section 2.03(b)(ii) hereof (after payment of the costs and expenses of the Administrative Agent, including attorneys’ fees incurred in connection with collection of such amounts) or (ii) with the prior written consent of the Administrative Agent, retained by the applicable Borrower.  Notwithstanding anything to the contrary in this Section 6.25 or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, all Extraordinary Receipts will be paid to the Administrative Agent (to the extent not on deposit in the Loss Proceeds Accounts), and all Extraordinary Receipts (including all amounts on deposit in the Loss Proceeds Account) may be withheld or applied by the Administrative Agent in any manner Administrative Agent so elects.

6.26Ground Leases.  Each Borrower who is a Ground Lessee will deliver to Administrative Agent, within five days after such Borrower’s receipt, a true and correct copy of each notice, demand, complaint or request from the applicable Ground Lessor under, or with respect to, the applicable Ground Lease.

Any Borrower who is a Ground Lessee will pay the Ground Rent and all other sums of money due and payable at any time under the Ground Lease as and when such sums become due and payable, but in any event before the expiration of any grace period provided in the Ground Lease for the payment of any such sum. Such Borrower will deliver evidence of any such payments to Administrative Agent within five days after receipt of a written request for evidence of such payments.  Each Borrower who is a Ground Lessee will at all times perform, observe and comply in all material respects with all other terms, covenants and conditions of the applicable Ground Lease to be performed, observed or complied with by such Borrower as Ground Lessee under such Ground Lease.

At any time after the Administrative Agent receives notice of a Ground Lessee Default, the Administrative Agent may (but will not be obligated to), make any payment, perform any obligation, and take any other action the applicable Borrower would have the obligation to pay, perform, or take under the relevant Ground Lease that the Administrative Agent deems necessary or desirable to cure or otherwise in respect of such Ground Lessee Default.

For purposes of exercising its rights under this Section, the Administrative Agent will not be liable to the applicable Borrower or any other Person for any action taken or omitted to be taken

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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by the Administrative Agent based on any written notice from Ground Lessor stating that a Ground Lessee Default has occurred and is continuing even though such Borrower may question or deny the existence or nature of such Ground Lessee Default.

All expenditures made on behalf of Lenders pursuant to this Section 6.26 to cure or otherwise in respect of, a Ground Lessee Default will become an additional part of the Obligations.

Any Borrower who is a Ground Lessee will not, without the written consent of the Administrative Agent (which may be given or withheld by the Administrative Agent in its absolute and sole discretion), take any of the following actions in respect of each Ground Lease to which it is a party:  (i) surrender the Leasehold Estate to Ground Lessor or terminate or cancel or otherwise waive any Ground Lessor Default in respect of such Ground Lease; (ii) amend, modify or change such Ground Lease, either orally or in writing, or waive any of Borrower’s rights under such Ground Lease; (iii) subordinate such Ground Lease or the Leasehold Estate to any mortgage, deed of trust or other Lien on or in respect of  Ground Lessor’s Fee Estate; and (iv) reject or assume such Ground Lease or assign, transfer or otherwise dispose of the Leasehold Estate including without limitation pursuant to Section 365(h) of the Bankruptcy Code, except such Disposition as permitted under the express terms of this Agreement.

6.27Post-Closing Covenant.  Borrower shall deliver to Administrative Agent the items set forth on Schedule 6.27 attached hereto, within the time periods set forth therein (or such longer time as Administrative Agent may allow in its reasonable discretion).

6.28Posting Closing Obligations With Respect to Account Control Agreements. The Account Control Agreements with PNC Bank set forth on Schedule 6.28 hereof were not delivered on the Closing Date (the “Required DACAs”). The Borrowers shall have ten (10) Business Days from the day hereof to deliver the Required DACAs to the Administrative Agent. If the Borrowers fail to deliver the Required DACAs to the Administrative Agent as provided above the Borrowers shall have ten (10) additional Business Days to enter into Account Control Agreements with an Acceptable Financial Institution to replace the Required DACAs (the “Replacement DACAs”) and to direct the relevant Tenants to make any and all payments to the applicable accounts subject to the Replacement DACAs. The Administrative Agent may extend either of the above described ten day periods in its reasonable discretion.

Article VII
NEGATIVE COVENANTS

So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Borrower shall (and with respect to Section 7.18 below, neither Parent nor Sole Member shall):

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens pursuant to any Collateral Document and Permitted Encumbrances; provided, however, nothing herein shall be deemed to prohibit such Borrower’s right to contest any tax imposition or a materialmen’s or mechanics Lien; provided, that (a) no Default shall have occurred and be continuing; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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other instrument to which such Borrower or the applicable Project is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (c) neither the Project nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) such Borrower shall promptly upon final determination thereof pay the amount of any such tax or materials or mechanics lien, together with all costs, interest and penalties which may be payable in connection therewith; (e) unless already paid, such proceeding shall suspend the collection of tax or materials or mechanics lien; and (f) such Borrower shall deposit with the Lenders cash or other security as may be required in the proceedings, or as may otherwise be requested by the Administrative Agent, to ensure the payment of any such tax or materials or mechanics lien, together with all interest and penalties thereon.  The Lenders may pay over any such cash or other security held by the Lenders to the claimant entitled thereto at any time when, in the judgment of the Lenders, the entitlement of such claimant is established.

7.02Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)the Loan;

(b)Indebtedness for real estate and other taxes owed to any Governmental Authority; and

(c)unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Projects, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum amount of three percent (3%) of the specified value for each Borrower as set forth on Schedule 7.02(c) hereof, and (C) are paid within ninety (90) days of the date incurred.

7.03Investments.  Make or hold any Investments, other than Sole Member Promissory Notes pledged to the Administrative Agent under the Security Agreement.

7.04Fundamental Changes.  Merge, dissolve, liquidate, or consolidate with or into another Person or change its name or principal place of business or make or enter into a division or plan of division under applicable Laws.

7.05Dispositions.  Make any Disposition, or enter into any agreement to make any Disposition, other than (i) an Immaterial Transfer; (ii) an Existing Lease; (iii) a non-Material Lease; (iv) with the consent of the Administrative Agent in its reasonable discretion, a Material Lease; (v) Dispositions of inventory and consumables in the ordinary course of business, and (vi) the Disposition of Proposed Released Collateral in accordance with Section 2.17.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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7.06Formation of Subsidiaries and Employees.  Create or own any Subsidiary, or have any employees.

7.07Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrowers, including without limitation management  fees and expenses whether or not in the ordinary course of business, other than (i) for fair market value and on fair and reasonable terms substantially as favorable to the applicable Borrower as would be obtainable by the applicable Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate of the applicable Borrower (and Lender acknowledges that the Management Agreements entered into with CBL & Associates Management, Inc., (copies of which have been delivered to Lender) meet the required standard for such fair and reasonable terms), and (ii) Investments permitted pursuant to Section 7.03 hereof or Restricted Payments permitted pursuant to Section 7.17 hereof.

7.08Use of Proceeds.

(a)Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or for any other purpose that would result in a violation of Regulation T, U or X of the FRB.

(b)Directly or indirectly, use the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any other Person, (i) to fund any activities of or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor, or otherwise), (iii) for the purpose of violating any applicable Laws, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law, (iv) that is a Restricted Party or (v) that has engaged in dealings or transactions with any Restricted Party.

7.09[Reserved].

7.10Amendments of Organization Documents.  Amend any of its Organization Documents or change its name, jurisdiction of organization, tax identification number or place of business.

7.11Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.12ERISA.

(a)And shall ensure that no other Loan Party shall, be, or otherwise be party to, an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, nor shall any of the assets of any Borrower

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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or any Loan Party constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

(b)Assuming no source of funds used to make the Loan constitutes “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, cause any proceeds of the Loan to constitute or to give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

7.13Assignment.  Assign, and shall cause each other Loan Party not to assign, its obligations under any of the Loan Documents to any other Person.

7.14Deposit Accounts and Securities Accounts.  Maintain, establish or use any deposit account or securities account (including any Account) other than deposit accounts included as part of the Collateral and subject to an Account Control Agreement, or hold any cash (or cause any revenue or other proceeds from the Projects to be held) other than in an Account of Borrowers that is subject to an Account Control Agreement.

7.15Hazardous Materials.  Handle, transport, or release Hazardous Materials into the environment other than in accordance with the Loan Documents and applicable Environmental Laws and Environmental Permits.

7.16Sale-Leaseback.  Enter into any agreement which creates an obligation of it or any of its Affiliates to purchase property arising out of or in connection with the sale of the same property by any Borrower or any of its Affiliates.

7.17Restricted Payments.  Make any Restricted Payment, other than, (a) the disbursement of the proceeds of the Sole Member Promissory Note from Sole Member to Parent as required in Section 2.02 herein, (b) Borrowers may make Restricted Payments to Sole Member, and (c) so long as no Default then exists, Borrowers and/or Sole Member may make a Restricted Payment during a Fiscal Quarter in the form of one or more dividends or distributions to Parent that, in the aggregate for all Borrowers, does not exceed the amount of Excess Cash Flow as determined as of the end of the most recent Fiscal Quarter:

(i)to allow CBL & Associates Properties, Inc. and its direct and indirect Subsidiaries to comply with the minimum requirements for REITs under the Code as it relates to the direct or indirect ownership of the Collateral; and

(ii)for any other purpose, provided that (A) the DSCR as of the end of the most recent Fiscal Quarter is greater than or equal to 1.20 to 1.00 and (B) the Loan to Value Ratio is at least seventy percent (70% or less) as of the end of the most recent Fiscal Quarter, provided the Lenders (in their sole discretion) will have the right, at the time of such Restricted Payment, to cause fifty percent (50%) of each Restricted Payment amount described in this clause (ii) to be applied as a prepayment of the Loan (without the payment of any Yield Maintenance Amount).  Any portion of the remaining

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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50% of the Excess Cash Flow that is not applied to a principal pay down by the Lender as set forth above, may be distributed by Borrowers and/or Sole Member to Parent.

7.18Sole Member; Parent.  Sole Member agrees that it shall not conduct any operating business, or own any assets other than 100% of the Equity Interests in Borrowers, and Sole Member shall cause all such Equity Interests to be at all times free and clear of all Liens (other than Liens created by the Loan Documents).  Parent shall cause 100% of the Equity Interests in Sole Member to be at all times free and clear of all Liens other than Liens created by the Loan Documents.

7.19Partition.  Bring an action for partition with respect to a Borrower’s ownership interest in its Project or compel any sale thereof, notwithstanding anything to the contrary contained herein.

7.20Leases.  No Borrower shall, without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld), enter into any lease for space in the applicable Project if such lease is a Material Lease.  All Leases for space at the Project (including Material Leases) shall be (x) on the applicable Borrower’s standard form of lease, a copy of which is attached hereto as Exhibit E, with such non-material changes as shall be commercially reasonable effected as a result of negotiations with the applicable Tenant and, (y)  subject and subordinate to the Loan Documents and the Liens granted pursuant to the Collateral Documents (either pursuant to the terms of the Lease or a subordination, non-disturbance and attornment agreement entered into by the Tenant, the applicable Borrower and the Agent). No Borrower will amend any Material Lease without Administrative Agent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. No Borrower will amend any Lease in effect as of the Closing Date to extend the term to more than five (5) years from the date of such amendment or grant to the Tenant thereunder a renewal option or to expand the premises leased to such Tenant or any Affiliate of such Tenant to more than 7,500 square feet, without the prior written consent of the Administrative Agent, not to be unreasonably delayed.  No Borrower shall collect any Rent more than one (1) month in advance or, without limitation of the foregoing, amend or modify any Lease in any material respect or hold any security or other deposit under a Lease, except in accordance with applicable Law and the applicable Lease.   With respect to any written request (including an e-mail request) by Borrower to Administrative Agent for consent to a Material Lease (or any amendment or modification thereto), Administrative Agent shall either approve or deny such request within ten (10) Business Days following receipt of such request, and if Administrative Agent fails to respond to Borrower within such ten (10) day period, the request shall be deemed to have been denied.

7.21 Intercompany Note.  Borrowers shall not make demand on the Sole Member Promissory Note while any of the Obligations are outstanding.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)Non-Payment.  Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) pay within five (5) days after the same becomes due, any interest on the Loan, or any other amount payable hereunder or under any other Loan Document (including without limitation the payment or deposit requirements in Sections 6.23, 6.24 and 6.25 hereof); or

(b)Specific Covenants.  (i) any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(c), 6.03, 6.05, 6.07, 6.11, 6.12, 6.15, 6.19, 6.20, 6.21 or Article VII, (ii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 2.7,  4.2, Section 4.3 or Section 4.5(e) of the Security Agreement, Intentionally omitted, or (iv) any Borrower who is a Ground Lessee fails to perform or observe any term, covenant or agreement contained in Section 6.26; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) any Borrower’s knowledge, or such Loan Party’s knowledge, of such failure or (ii) receipt of written notice thereof from the Administrative Agent or any Lender, but if any such Default cannot be cured within such 30 day period, but Borrower has commenced to cure such default within such 30 day period and is diligently pursuing completion of same, Borrower shall have 60 days to cure any such Default; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in “all respects” if qualified by materiality, Material Adverse Effect or other similar qualifier) when made or deemed made; or

(e)Cross-Default.  Any Borrower (a) fails to make any payment when due after giving effect to all applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f)Insolvency Proceedings, Etc.  Any Loan Party (or any board, general partner, or managing member of the same, as applicable) institutes or consents to the institution of any proceeding in respect of such Person under any Debtor Relief Law, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its or his property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its or his property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its or his inability, or fails generally, to pay its or his debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party (x) one or more final judgments or orders for the payment of money in an aggregate unsatisfied amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) which remain unpaid for a period of sixty (60) days, or (y) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, in all such cases, (a) enforcement proceedings are commenced by any creditor upon such judgment or order, or (b) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests (or threatens to contest) in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it is bound by any Loan Document which purports to bind such Loan Party other than in connection with a defense of Payment in Full, or purports to (or threatens to) revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)Collateral Documents.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to Permitted Encumbrances and Liens being contested by the applicable Borrower pursuant to the terms hereof) Lien on the Collateral purported to be covered thereby; or

(m)Governmental Approvals.  (i) Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (a) for the execution, delivery or performance of obligations by any Loan Party of the Loan Documents, or the validity or enforceability thereof, or (b) for the grant or the perfection of the Liens created under any Collateral Document or for the validity or enforceability thereof; or (ii) any such governmental approvals shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or (iii) any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 30 days; or

(n)Material Contracts.  Any Loan Party has breached or shall be in default under any Material Contract or agreement executed in connection therewith, or any other Material Contract, in each case, which default is not cured within applicable cure period provided under such other contract or agreement, or the applicable Material Contract, unless such breach or default is waived by the Administrative Agent in its sole and absolute discretion; or

(o)Damage, Abandonment, Failure to Obtain Permits, Breach of Material Contract.

(i)Any substantial portion of the Collateral is damaged, seized or appropriated and not timely repaired, replaced or restored in accordance with the requirements of the Loan Documents (but subject to any grace periods provided in the Loan Documents); or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(ii)Any material portion of any of the Projects shall be abandoned or construction or operation thereof shall be suspended for a period of more than sixty (60) consecutive days for any reason; or

(iii)Any Borrower shall fail to obtain any material Permit necessary or reasonably required for the construction, ownership, leasing, maintenance or operation of a Project or any Permit necessary or reasonably required for the construction, ownership, leasing, maintenance or operation of the affected portion of a Project shall be materially modified, revoked, canceled or not renewed by a Governmental Authority (or otherwise ceases to be in full force and effect), and such failure, modification, revocation, cancellation or non-renewal continues for a period of more than thirty (30) days; or

(iv)Any Loan Party shall default under or fail to perform any of its obligations under a Material Contract beyond notice and cure periods afforded to such Loan Party; provided, however, such event shall not be deemed an Event of Default if such Loan Party is contesting in good faith such default and provides evidence of such contest to the Administrative Agent within thirty (30) days after written notice of such default, which evidence shall be approved by Administrative Agent in its sole and absolute discretion.

8.02Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)Immediately cancel all then outstanding Commitments of the Lenders (which cancellation shall, in the event of an Event of Default under Section 8.01(f), be automatic, without further act of the Administrative Agent or any Lender);

(b)declare the unpaid principal amount of all outstanding Loan, all interest accrued and unpaid thereon, all Yield Maintenance Amounts (determined as of such date as if the Loan was being voluntarily prepaid or repaid as of such date) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers and each other Loan Party;

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it or the Lenders under the Loan Documents or pursuant to applicable Law; and

(d)set off and apply all amounts in the Accounts to the Obligations (and/or direct each bank that is a party to an Account Control Agreement) to transfer to the Administrative Agent or its designee all funds on deposit in or credited to each of the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Accounts or being held for deposit to each of the Accounts, without further notice to or consent of any Borrower;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, or otherwise upon the occurrence of an Event of Default under Section 8.01(f), the unpaid principal amount of the Loan and all interest, all Yield Maintenance Amounts and other amounts as aforesaid and Obligations shall automatically become due and payable, without further act of the Administrative Agent or any Lender or any other Person.

EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD MAINTENANCE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION.  Each Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that:  (A) the Yield Maintenance Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) THE YIELD MAINTENANCE AMOUNT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED OR CONSIDERED TO BE, UNMATURED INTEREST ON THE LOAN OR OTHER AMOUNT AND NO LOAN PARTY SHALL ARGUE UNDER ANY CIRCUMSTANCE THAT THE YIELD MAINTENANCE AMOUNT CONSTITUTES UNMATURED INTEREST ON ANY LOAN; (C) the Yield Maintenance Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Amount; (E) each Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (F) in view of the impracticability and extreme difficulty of ascertaining actual damages the parties mutually agree that the Yield Maintenance Amount is a reasonable calculation of Lenders’ lost profits as a result of any such acceleration and not a penalty.

8.03Appropriate Proceedings; Remedies Cumulative.  The Administrative Agent, on behalf of itself and the Secured Parties, may protect and enforce their respective rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document.  All rights, remedies and powers conferred upon the Administrative Agent or any of the other Secured Parties under the Loan Documents or by applicable Laws shall be cumulative and not exclusive of any other rights, remedies or powers available to such Person or any other Secured Party under the Loan Documents or pursuant to applicable Law. All notice and cure periods provided in this Agreement or in any other Loan Document shall run concurrently with any notice or cure periods provided by applicable Law.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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8.04Application of Funds.  Subject to applicable Laws, after the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable pursuant to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest, and Yield Maintenance Amount on the Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to each Lender;

Fourth, to payment of that portion of the Obligations constituting the unpaid principal balance on the Loan and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after Payment in Full, to Borrowers or as otherwise required by Laws.

Article IX
ADMINISTRATIVE AGENT

9.01Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints CLMG Corp. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions, provided however, Borrowers and each Loan Party shall be entitled to rely on any document that is signed by the Administrative Agent as authorized by all necessary actions on the part of the Lenders and shall be conclusively presumed to be the act and deed of the Lenders.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct;

(e)shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrowers or a Lender; and

(f)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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9.06Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers (provided no Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to  each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Until Borrowers receive written notice that Administrative Agent has been replaced, Borrowers may (without inquiry) rely on all actions taken or consents given by CLMG Corp. as “Administrative Agent” hereunder.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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9.08Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.09Collateral Matters.  Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and Payment in Full of all Obligations, (ii) that is Disposed of or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01,

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Administrative Agent will, at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Article X
MISCELLANEOUS

10.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01 (other than Section 4.01(d) or (e), which may be waived only with the written consent of each Person entitled to payment thereunder), without the written consent of each Lender;

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c)reduce the principal of, or the rate of interest specified herein on, the Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest at the Default Rate;

(d)change Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)change any provision of this Section 10.01, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)except as contemplated by Section 9.09, release all or a material part of the Collateral (as determined by the Administrative Agent in its sole and absolute discretion) in any transaction or series of related transactions, without the written consent of each Lender; or

(g)release any Guarantor from any of its obligations under the Loan Documents, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders as required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Impacted Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that the Administrative Agent may give telephonic notices to the other Secured Parties), shall be deemed sufficiently given or furnished if delivered by personal delivery, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, or by electronic mail, (a) if to Borrowers and the other Loan Parties, in accordance with the contact information of Borrowers specified below, (b) if to the Administrative Agent, in accordance with the contact information of the Administrative Agent specified below, and (c) if to a Lender, in accordance with the contact information for such Lender specified below or in the applicable Assignment and Assumption of such Lender (in each case as such contact information may be changed by similar notice in writing given by the particular Person whose information is to be changed).  Any such notice or communication shall be deemed to have been given upon receipt thereof by the Person to whom such notice or communication is addressed; provided, however, that if a notice or communication is received by such Person on any day that is not a Business Day for such Person or after 5:00 p.m. on any Business Day of such Person, such communication will be deemed to have been received on the next following Business Day.

If to Borrowers:

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Farzana Khaleel

Telephone:  (423) 490-8310

Email:  Farzana.Khaleel@cblproperties.com

With a copy to:

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Jeffery V. Curry

Telephone:  (423) 490-8642

Email:  Jeff.Curry@cblproperties.com

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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If to the Administrative Agent:

CLMG Corp., as Agent

7195 Dallas Parkway

Plano, Texas 75024

Attention:James Erwin

Telephone: (469) 467-5414

Email: jerwin@clmgcorp.com

If to the Initial Lender:

Beal Bank USA

c/o CLMG Corp.

7195 Dallas Parkway

Plano, Texas 75024

Attention:James Erwin

Telephone: (469) 467-5414

Email: jerwin@clmgcorp.com

With a copy to:

Beal Bank USA

c/o CSG Investments, Inc.

6000 Legacy Drive

Plano, Texas 75024

Attention:Damien Reynolds

Telephone: (469) 467-5618

Email:dreynolds@csginvestments.com

(b)Change of Address, Etc.  Borrowers and the Administrative Agent may change their information for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its information for notices and other communications hereunder by notice to Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(c)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of Dorsey & Whitney LLP, counsel to the Administrative Agent and the Initial Lender, and of special local counsel to the Lenders and the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel (other than internal counsel) for the Administrative Agent or any Lender), in connection (a) with the protection of its rights following a Default under this Agreement and the other Loan Documents, including its rights under this Section, or (b) the enforcement of its rights in connection with Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b)Indemnification by Borrowers.  Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons and each of their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Loan Party, or any other Person, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, and/or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers or any other Loan Party or any of Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)Third Party Administrative Agent.  Each Indemnitee is an express third party beneficiary under this Agreement, each entitled to enforce the provisions of this Agreement.

(d)Reimbursement by Lenders.  To the extent that Borrowers for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.09(d)).

(e)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrowers shall not (and shall cause each Loan Party not to) assert, and hereby waive (on behalf of itself and each Loan Party), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(g)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Loan, unless the Administrative Agent otherwise consents.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrowers (such consent not to be unreasonably withheld or delayed and which consent shall be deemed to have been given if not given within five (5) Business Days after such request for consent is sent to Borrowers) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to Lender or an Affiliate of a Lender or any Approved Fund or (3) the assignment is required by a regulatory authority, self-regulatory authority or other Governmental Authority; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) the Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Borrowers.  No such assignment shall be made to Borrowers or any of Borrowers’ Affiliates.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 10.04 and 10.09, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender and, if the assignment is not of the assignor Lender’s entire interest in the Loan, a replacement Note to the assignor Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register.  The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Affiliate or Subsidiary of any Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b), provided, that (x) any such payment shall subject the Lender granting such participation to replacement pursuant to Section 10.13 and (y) any such payment shall not exceed the amount Borrowers would have been required to pay hereunder to the Lender had it not granted such participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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agrees to be subject to Section 2.10 as though it were a Lender.  Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Federal Home Loan Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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derivative transaction relating to any Borrower and its obligations, (g) with the consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrowers and not then known to be under any duty of confidentiality to a Loan Party or its Affiliate.

For purposes of this Section, “Information” means all material, non-public or proprietary information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of any Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case, provided, that the Loan Parties are not thereby required to make any greater payments hereunder than would be required prior to such action.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the initial Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Borrowers’ Representative.  Each of the Borrowers hereby appoints Borrowers’ Representative to act as its exclusive agent for all purposes under the Loan Documents (including without limitation, all matters related to any borrowing of or any repayment of the Loan).  Each of the Borrowers acknowledges and agrees that (a) Borrowers’ Representative may execute such documents on behalf of any Borrower as Borrowers’ Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all terms of any such document executed by Borrowers’ Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to Borrowers’ Representative shall be deemed to have been delivered to each of the Borrowers, as applicable and (c) the

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Administrative Agent and each Lender shall be permitted to rely on any document or agreement executed by Borrowers’ Representative on behalf of the Borrowers (or any of them).

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROJECT, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST  BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, INCLUDING WITHOUT LIMITATION THE RIGHT TO PURSUE ANY ACTION OR PROCEEDING UNDER ANY DEED OF TRUST IN THE STATE AND COUNTY WHERE THE APPLICABLE PROJECT IS LOCATED.

(c)WAIVER OF VENUE.  BORROWERS, EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER, IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  BORROWERS AND EACH OTHER LOAN PARTY HEREBY DESIGNATE AND APPOINT CSC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207, AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH ENTITY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWERS (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS OR ANY OTHER LOAN PARTY’S AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE ON BEHALF OF ITSELF OR OTHER LOAN PARTY A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE ON BEHALF OF ITSELF OR OTHER LOAN PARTY IF THE AUTHORIZED AGENT OF SUCH LOAN PARTY CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

10.15WAIVER OF JURY TRIAL.  EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH BORROWER AND EACH OTHER LOAN PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrowers acknowledge and agree, and acknowledges their Affiliates’ understanding, that: (i) (a) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (b)  Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c)  Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (a) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers or any of their respective Affiliates, or any other Person and (b) the Administrative Agent has no obligation to Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to Borrowers or any their Affiliates.  To the fullest extent permitted by law, Borrowers hereby waive and release any claims that they may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18U.S. PATRIOT Act.  Each Lender that is subject to U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “U.S. Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the U.S. Patriot Act.  Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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10.19LIMITATION OF LIABILITY.  EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL:

(i)WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL DAMAGES,

(ii)CERTIFIES THAT NO PARTY HERETO AND NO REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN THIS SECTION 10.19 OR THE WAIVERS SET FORTH IN SECTION 10.14 AND SECTION 10.15,

(iii)ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN SECTIONS 10.14 AND 10.15 AND THIS SECTION 10.19,

(iv)AGREES THAT IN NO EVENT WILL ANY SECURED PARTY BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE, ARISING FROM OR RELATING TO ANY DEFAULT BY SUCH SECURED PARTY IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS HEREUNDER, AND

(v)WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY DIRECT, ACTUAL DAMAGES SUFFERED OR INCURRED BY THE LOAN PARTY AS A RESULT OF A DEFAULT, BREACH OR FAILURE TO PERFORM BY ANY SECURED PARTY UNDER THE LOAN DOCUMENTS THAT EXCEED $1,000,000.00 IN THE AGGREGATE AT ANY TIME.

(b)AS USED IN THIS SECTION 10.19, “SPECIAL DAMAGES” INCLUDES ALL PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR OTHER DAMAGES (OTHER THAN DIRECT, ACTUAL DAMAGES) (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY DIRECT, ACTUAL DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT.

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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10.20Use of Name and Information.  With the consent of Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned), Secured Parties shall be permitted to use information related to the syndication and arrangement of this Loan in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.

10.21ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22Broker.  Except for Exclusive Placement Agent, Borrowers hereby represent and warrant that no Borrowers have dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrowers shall indemnify, defend and hold Administrative Agent and any Lender harmless for, from and against any and all losses, damages, costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever (including attorneys’ fees and expenses and court costs) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower, Administrative Agent or any Lender in connection with the transactions contemplated herein, regardless of whether caused in whole or in part by the negligence or strict liability of Administrative Agent or any Lender.  The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Loan.

10.23Joint and Several Liability of Borrowers.

(a)All Obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of Borrowers, each as principal.  Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of the Loan from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code of the United States, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, or any other Debtor Relief Laws, to the extent applicable to the Obligations of such Borrower (collectively, the ‘‘Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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(ii) any agreement providing for an equitable allocation among such Borrower and other affiliates of any Loan Party of Obligations arising under guarantees by such parties.

(b)Subject to the provisions of clause (c) of this Section 10.23, without limitation to any and all of the obligations and liabilities of the Borrowers to the Administrative Agent and the Lenders, each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment. Nonetheless, each Borrower shall remain liable to the Administrative Agent and the Lenders, on a joint and several basis, for the full amount of the Obligations.

(c)Until Payment in Full of the Obligations, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrowers or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrowers, any collateral or security or any such other Loan Party, shall be junior and subordinate to any rights the Administrative Agent or the Lenders may have against the other Borrowers, any such collateral or security, and any such other Loan Party.

(d)Each Borrower hereby waives, for the benefit of the Secured Parties: (1) any right to require any Secured Parties, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any other Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (2) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower from any cause other than Payment in Full of the Obligations; (3) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (4) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to willful misconduct; (5) (i) any principles or provisions of Laws, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s Obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments, recharacterization and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure

Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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any security interest or Lien or any Property subject thereto; (6) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; (7) any defense based upon any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents and (8) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(e)The Obligations of Borrowers hereunder shall not, to the extent permitted by applicable Laws, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any other Loan Party under the provisions of this agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Loan Party; or (vi) the release or substitution of any Collateral or any other Loan Party.

(f)To the extent permitted by applicable Laws, each Borrower hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the other Borrowers and of any other Loan Party and any circumstances affecting the ability of Borrowers to perform under this Agreement.

(g)Each Borrower further agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any Secured Party upon the bankruptcy or reorganization of any or all of the other Borrowers or otherwise.

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Credit Agreement dated JUNE 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ADMINISTRATIVE AGENT:

CLMG CORP., a Texas corporation

By:	/s/ James Erwin
Name:	James Erwin
Title:	President

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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INITIAL LENDER:

BEAL BANK USA, a Nevada thrift

By:	/s/ Damien Reynolds
Name:	Damien Reynolds
Title:	Authorized Signatory

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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BORROWERS:

ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company,

BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company,

CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company,

CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company,

CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company,

CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company,

CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company,

CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company,

CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company,

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company,

CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company,

CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company,

CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company,

CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company,

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company,

CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company,

CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company,

CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company,

CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company,

CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company,

CHH-TENNESSEE, LLC, a Tennessee limited liability company,

CSPC-TENNESSEE, LLC, a Tennessee limited liability company,

EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company,

ETM-WISCONSIN, LLC, a Wisconsin limited liability company,

FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company,

GC-TENNESSEE, LLC, a Tennessee limited liability company,

HM-NORTH CAROLINA, LLC, a North Carolina limited liability company,

MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company,

MDN-TEXAS, LLC, a Texas limited liability company,

MNVL-PENNSYLVANIA, LLC a Pennsylvania limited liability company,

NGM-TENNESSEE, LLC, a Tennessee limited liability company,

PM ANCHOR-TEXAS, LLC, a Texas limited liability company,

SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company,

SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company,

STCS-ILLINOIS, LLC, an Illinois limited liability company,

VOLUSIA SAC, LLC, a Florida limited liability company,

VOLUSIA-OP PERIPHERAL, LLC, a Florida limited liability company,

WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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By:	CBL Outparcel HoldCo, LLC,
its sole member

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership,
its sole member

			By:	CBL Holdings I Inc.,
its sole general partner

				By:	/s/ Farzana Khaleel
				Name:	Farzana Khaleel
				Title:	Executive Vice President- Chief Financial Officer

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Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Acknowledged and agreed to solely with respect to Sections 7.18, 10.04(E), 10.08, 10.14, 10.15, 10.17, 10.18, 10.19 and 10.21:

SOLE MEMBER:

CBL Outparcel HoldCo, LLC

By:	CBL & Associates HoldCo II, LLC,
its sole member

	By:	CBL & Associates Limited Partnership,
its sole member

		By:	CBL Holdings I, Inc.,
its sole general partner

			By:	/s/ Farzana Khaleel
			Name:	Farzana Khaleel
			Title:	Executive Vice President- Chief Financial Officer

PARENT:

CBL & Associates HoldCo II, LLC

By:	CBL & Associates Limited Partnership,
its sole member

	By:	CBL Holdings I, Inc.,
its sole general partner

		By:	/s/ Farzana Khaleel
		Name:	Farzana Khaleel
		Title:	Executive Vice President- Chief Financial Officer

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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SPONSOR:

CBL & Associates Limited Partnership

By:	CBL Holdings I, Inc.,
its sole general partner

	By:	/s/ Farzana Khaleel
	Name:	Farzana Khaleel
	Title:	Executive Vice President- Chief Financial Officer

Credit Agreement dated June 7, 2022 by and among Borrowers, CBL Outparcel HoldCo, LLC and CBL & Associates Limited Partnership, as Guarantors, CLMG Corp., as Administrative Agent, and Beal Bank USA, as Initial Lender, and the other lenders party hereto (CBL)

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Schedule 2.01

Commitment and Applicable Percentage

Lender	Applicable Percentage	Commitment
BEAL BANK USA	100%	$360,000,000.00

Schedule 2.01 – CBL

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Schedule 2.02

[See the Closing Statement attached following this cover page]

[Will attached Final Approved Closing Statement]

Schedule 2.02 – CBL

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Schedule 2.14

[Scheduled Repairs]

Property Name	Total SF	Immediate Concerns	Total Cost	Short Term Concerns	Total Cost	Escrow Amount (Immediate + Short Term > $10K)
Cool Springs Crossing	109,173	Repair Parking, Flatwork, and Walkways: $41,250 Replace Property Lighting: $4,000 Refurbish Building Cladding/ Exteriors: $5,250 Inspect Fire and Life Safety Systems: $1,125 Repair ADA Compliance: $1,350	$52,975	Refurbish Building Cladding/Exteriors: $2,000	$2,000	$54,975.00
West Town Crossing	245,233	Refurbish Parking, Flatworks, and Walkways: $9,000 Inspect Fire and Life Safety Systems: $500	$9,500	None	$0	$0.00
Gunbarrel Pointe	149,981	Refurbish Parking, Flatworks, and Walkways: $3,600 Repair Building Cladding/ Exteriors: $4,000 Repair Fire and Life Safety Systems: $1,000 Add Signange for ADA: $2,350	$10,950	Repair Grading, Drainage and Property Landscaping: $3,000 Replace Roof: $516,300	$519,300	$530,250.00
Alamance Crossing - West	152,554	Refurbish Building/CIadding Exteriors: $9,000 Repair Roof: $2,500	$11,500	None	$0	$11,500.00
Fayette	216,511	Repair Parking, Flatwork, and Walkways: $40,500 Repair Appurtenances: $2,500 Inspect Fire and Life Safety Systems: $2,000 Install ADA Compliance: $1,200	$46,200	Refurbish Building Cladding/Exteriors: $1,000 Repair Doors and Windows: $10,850	$11,850	$58,050.00
Sunrise Commons	233,571	Repair Grading, Drainage, and Property Landscaping: $1,500 Refurbish Parking, Flatwork, and Walkways: $4,500 Repair Property Fencing: $3,600	$9,600	None	$0	$0.00
The Landing at Arbor Place	108,289	Replace Roof: $30,000	$30,000	Refurbish Parking, Flatwork, and Walkways: $7,500 Replace Roof: $328,800	$336,300	$366,300.00
Westgate Crossing	158,262	None	$0	None	$0	$0.00
South County	109,228	Repair Erosion at rear of Property: $1,200 Investigate Foundation: $2,000 Repair Building Cladding/Exteriors: $17,000 Repair seals on roofing: $3,000 Repair Appurtenances: $1,000 Repair Unit Finishes: $720	$24,920	Repair Erosion: $225 Repair Property Fencing: $500 Repair Unit Finishes: $2,500	$3,225	$28,145.00
St. Clair Square	117,598					$0.00
Parkdale Corner	163,049					$0.00
Hamilton Place - Sears	83,326	Inspect Fire and Life Safety Systems: $1,000	$1,000	None	$0	$0.00
Northpark	76,301	Repair Parking, Flatwork, and Walkways: $2,000 Repair Fire and Life Safety Systems: $195	$2,195	Repair Roof Systems: $550	$550	$0.00
Dakota Square	72,516	None	$0	Repair Unit Finishes: $700	$700	$0.00
Southpark - DSG	76,700	None	$0	None	$0	$0.00
Brookfield	63,432	Replace attic access door at roof: $235 Add missing ADA Parking signs: $1000	$1,235	None	$0	$0.00
Layton Hills	52,530	Repair Parking, Flatwork, and Walkways: $36,375 Repair Roof: $1,500 Repair Electrical Service: $500 Inspect Fire and Life Safety Systems: $2,500 Repair ADA signs: $300	$41,175	None	$0	$41,175.00
Meridian	50,642	Repair Parking, Flatwork, and walkways: $42,750	$42,750	None	$0	$42,750.00
Valley View	51,636	None	$0	Repair Fire and Life Safety systems: $1,000	$1,000	$0.00
Volusia	32,184	Repair ADA Signage: $1,800	$1,800	Repair Grading, Drainage and Property Landscaping: $2,500	$2,500	$0.00
Hanes - Lot 8 Expansion	30,376	Repair Doors and Windows: $1,000 Repair Electrical Service: $500 Replace Fire and Life Safety Systems: $140	$1,640	Ongoing Construction: $20,000	$20,000	$21,640.00
Monroeville	46,126	Repair ADA Signage: $700	$700	Refurbish Parking, Flatwork, and walkways:	$2,000	$0.00
West Town District	22,513					$0.00
Pearland	16,000	None	$0	Repair Doors and Windows: $500	$500	$0.00
Post Oak Mgm t GL Parcels	15,300	Inspect Fire and Life Safety Systems: $500	$500	None	$0	$0.00
Shops at Eastgate	10,000	Repair Grading, Drainage, and Property Landscaping: $750 Asphalt Pavement repair: $1,500 Inspect Fire and Life Safety Systems: $500 Repair EIFS: $500	$3,250	None	$0	$0.00
			$291,890		$899,925	$1,154,785

Schedule 2.14 – CBL

4873-9001-7310\2

Schedule 2.17(b)

Special Release Parcel

Schedule 2.17(b) – CBL

4873-9001-7310\2

16' EPB U/G Electrical Easement (P.Bk.40-134, D.Bk.3281-363)
16'
Hamilton Place CMBS LLC (DB 10760-430)
Lot 2C Hamilton Place (PB 117-108) CBL Hamilton Place Sears (DB 12791-136)
CH=S44°02'10"E
LC=103.94'
R=140.15'
L=106.48'
T=55.96'
Δ=43°32'00"
CH=S16°22'57"W
LC=30.95'
R=25.00'
L=33.38'
T=19.71'
Δ=76°29'26"
Ring Road
16'
45'
Proposed Curb (Typ)
S22°00'42"E
86.73'
N66°25'00"W
31.97'
Hamilton Place CMBS LLC (DB 10760-430)
N68°35'00"E
31.97'
P.O.B.
N21°25'00"W
109.02'
Hamilton Place CMBS LLC (DB 10760-430)
CBL R.O.W. Tract
2,461.036 Sq.Ft.
0.056 Acres
Lot 2 Hamilton Place Commercial Complex (PB 104-106) Hamilton Place CMBS LLC (DB 10760-430)
CH=N43°55'00"W
LC=81.73'
R=106.78'
L=83.86'
T=44.23'
Δ=45°00'00"
N
E
S
W
TN State Plane Grid North (NAD83)
40
0
40
80
120
Scale 1" = 40'

Legal Description

A tract of Land situated in the City of Chattanooga, Hamilton County, Tennessee and being a Portion of Lot 2C, Hamilton Place Subdivision, recorded in Plat Book 117, Page 108, in the Register's Office of Hamilton County, Tennessee. Said Tract being hereafter referred to as CBL Right of Way Tract and being more particularly described as follows:

Beginning at a point at the common corner with Hamilton Place CMBS LLC, recorded in Deed Book 10760, Page 430, in the Register's Office of Hamilton County, Tennessee and at the northwest corner of said Lot 2C, said point having Tennessee State Plane Grid Coordinates (NAD83) of N=255,828.8796 and E=2,219,428.7442; said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, with and along said common line, North 68 degrees 35 minutes 00 seconds East, 31.97 feet to a point;
Thence, leaving said common line, with and along the approximate proposed back of curb, in a curve to the left having a radius of 25.00 feet, a length of 33.38 feet, and being subtended by a chord of South 16 degrees 22 minutes 57 seconds West, 30.95 feet to a point;
Thence, South 22 degrees 00 minutes 42 seconds East, 86.73 feet to a point;
Thence, in a curve to the left having a radius of 140.15 feet, a length of 106.48 feet, and being subtended by a chord of South 44 degrees 02 minutes 10 seconds East, 103.94 feet to a point on said right of way and said common line;
Thence, with and along said right of way and said common line, North 66 degrees 25 minutes 00 seconds West, 31.97 feet to a point;
Thence, in a curve to the right having a radius of 106.78 feet, a length of 83.86 feet, and being subtended by a chord of North 43 degrees 55 minutes 00 seconds West, 81.73 feet to a point;
Thence, 21 degrees 25 minutes 00 seconds to the West, 109.02 feet to the POINT OF BEGINNING.

Said Tract herein contains 2,461.036 Sq.Ft. or 0.056 Acres.

Exhibit Drawing
CBL R.O.W. Tract
Portion of Lot 2C
Hamilton Place S/D
(PB 117-108)
Chattanooga, Hamilton County
Tennessee

THE R·L·S GROUP
A Limited Liability Company
LAND SURVEYING
4728 Adams Road, Suite 101
Hixson, Tennessee 37343
Phone (423) 847-0155 - Fax (423) 847-0156

Drawing No. 22032-Hamilton Place.
Drawn By MSL
Date of Survey 04/24/2022
Date of Last Revision 04/27/2022

Schedule 2.17(b) – CBL

4873-9001-7310\2

Schedule 4.01(a)(xviii)

Insurance Requirements

(a)Unless otherwise agreed to by Lender in its reasonable discretion, Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Project providing at least the following coverages:

(i)property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy, including riot and civil commotion, vandalism, terrorist acts, malicious mischief, burglary and theft, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Project, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) waiving depreciation.  The Full Replacement Cost must be adjusted annually to reflect increased value due to inflation and improvements.  If this is not provided, Inflation Guard Coverage shall be required; (B) written on a no co-insurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, personal property at the Project waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000.00 (except for deductibles for windstorm, earthquake, water damage and flood coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Project); and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses, including coverage for Loss to the Undamaged Portion, Demolition Costs and Increased Cost of Construction, all in amounts reasonably acceptable to Lender.  In addition, Borrowers shall obtain:  (x) flood insurance in an amount and in form and substance reasonably satisfactory to Lender; (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all-risk insurance policy required under this subsection (i);

(ii)commercial general liability insurance, which includes coverage for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00) applying “per location” if the policy covers more than one location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

Schedule 4.01(a)(xviii) – CBL

4873-9001-7310\2

(iii)rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsections (iv) (if applicable), subsection (vi), subsection (x) and Section (h) below; (C) containing an extended period of indemnity endorsement which provides the continued loss of income shall be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Project for a period of twelve (12) months from the date of the Casualty.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Project for the succeeding twelve (12) month period.  Subject to Section 5.2.3(b), all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the (1) Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and (2) to Borrower in an amount up to the Monthly Operating Expenses incurred by the applicable Borrower for the Project; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of their Obligations to pay the Debt on the respective dates of payment provided for in the Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, coverage all in form and substance and with limits, terms and conditions reasonably acceptable to Lender including (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required in this section (a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form, including coverage for one hundred percent (100%) of the total insurable costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (vi), (x) and section (h), (3) including permission to occupy the Project, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)workers’ compensation, subject to the statutory limits of the State in which the Project is located, and employer’s liability insurance with limits of $1,000,000.00;

(vi)boiler and machinery/equipment breakdown insurance in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance Policy required under subsection (i) above (if applicable);

(vii)umbrella or excess liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and, if applicable, the Policies required in subsection (v) above and (viii) below;

Schedule 4.01(a)(xviii) – CBL

4873-9001-7310\2

(viii)commercial auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits of $1,000,000.00;

(ix)intentionally omitted; and

(x)upon sixty (60) days’ notice, such other insurance and in such amounts as Lender from time to time may reasonably request that is commercially available against such other insurable hazards which at the time are commonly insured against for properties similar to the Project located in or around the region in which the Project is located.

(b)All insurance provided for in section (a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance including deductibles, loss payees and insured parties.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance and, if requested by Lender, other documentation, in each case acceptable to Lender evidencing the Policies, accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrowers to Lender.

(c)Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Project in compliance with the provisions of section (a).  Lender shall have determined based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d)All Policies of insurance provided for or contemplated by section (a) shall name Borrowers as a named insured and, in the case of liability coverages (except for the Policies referenced in sections (a)(v) and (viii)) shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain a standard non-contributing mortgagee/lender’s loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender (subject to the provisions of Section 6.24 of the Loan Agreement).  Additionally, if Borrowers obtain property insurance coverage in addition to or in excess of that required by section (a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee/lender’s loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)All property insurance Policies provided for in section (a) shall:

(i)provide that no act or negligence of Borrowers or any other insured under the Policy, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

Schedule 4.01(a)(xviii) – CBL

4873-9001-7310\2

(ii)provide that the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of Insurance Premiums and, if obtainable by Borrowers using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii)not contain any provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder, except that Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums pursuant to the mortgagee clause required herein.

(f)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, or Borrowers shall fail to deliver certificates of insurance and, if requested by Lender, other documentation evidencing  the Policies, evidence of payment and any other information required by section (b), no less than ten (10) days prior to the expiration date of any Policies, Lender shall have the right, after notice to Borrowers, to take such action as Lender deems necessary to protect its interest in the Project, including the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate and all Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.  Borrowers shall promptly forward to Lender a copy of each written notice received by Borrowers of any material modification or reduction or any cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(g)In the event of foreclosure of the Mortgage or other transfer of title to the Project in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning the Project and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)If any of the property, rental loss and/or business interruption, commercial general liability or umbrella Policies include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, Borrower shall obtain and maintain terrorism coverage to cover such exclusion(s) from an insurer which otherwise satisfies the rating criteria specified in section (i) below (a “Qualified Insurer”) or, in the event that such commercially reasonable terrorism coverage is not available from a Qualified Insurer, Borrowers shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

(i)All Policies required pursuant to section (a) (a) shall be issued by companies authorized to do business in the State with a financial strength and claims paying ability rating of “AA” or better by S&P or “A, XII” or better by A.M. Best; (b) shall, with respect to the property, rental loss and/or business interruption, commercial general liability and umbrella Policies, contain a waiver of subrogation against Lender; (c) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Borrowers, Lender nor any other party shall be a co-insurer under said Policies; and (d) shall be reasonably satisfactory in form and substance to Lender.  Certified copies of the Policies

Schedule 4.01(a)(xviii) – CBL

4873-9001-7310\2

shall be delivered to Lender on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies; provided, however, that if certified copies of the current Policies are not available on the date hereof, Borrowers shall deliver to Lender on the date hereof documentation acceptable to Lender evidencing such Policies and shall deliver to Lender certified copies of such Policies within ten (10) days after such Policies are available.  Borrowers shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender.  In addition to the insurance coverages described in section (a) above, Borrowers shall obtain such other insurance as may from time to time be reasonably required by Lender and commercially available in order to protect its interests.  Within thirty (30) days after request by Lender, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender and commercially available, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

Schedule 4.01(a)(xviii) – CBL

4873-9001-7310\2

Schedule 5.05

Litigation

1.

CSPC-Tennessee, LLC - Borrower has received preliminary information from the State of Tennessee Department of Transportation that it seeks to acquire property along the eastern border of Borrower’s property (the interstate side). No official condemnation action or petition for eminent domain has been filed at this time.

2.

CBL Landing at Arbor Place OP PropCo, LLC – Borrower’s predecessor-in-interest (The Landing at Arbor Place II, LLC) as the owner of The Landing at Arbor Place was named as a Defendant in the matter of Carmen Holmes Reese aka Carmen Williams v. The Landing at Arbor Place, II, LLC, et. al, in the State Court of Georgia County of Gwinnett, Case No: 19-C-02289-S6.  This case is covered by insurance.

3.

Shoppes at St. Clair Square CMBS, LLC – An allegation of a slip and fall has been made by Jana Moll in an incident occurring on January 4, 2020.  No lawsuit has been filed.  Any claim is expected to be within insurance coverage limits.

4.

Southpark Mall-DSG, LLC - An ADA case was filed on May 12, 2022 that names this Borrower as a Defendant.  The style of the case is Ronald W. Walden v. Southpark Mall CMBS, LLC, et.al., in the United Stated District Court for the Eastern District of Virginia, Richmond Division, Civil Action No: 3:22-cv-00378.

Schedule 5.05 – CBL

4873-9001-7310\2

Schedule 5.07(a)

Permitted Encumbrances

Schedule 5.07(a) – CBL

4873-9001-7310\2

Schedule 5.07(b)

Leases

[See attached]

Schedule 5.07(b) – CBL

4873-9001-7310\2

Project Name	dba	Ste#	Lease Start	Lease End	SF
Brookfield Anchor Outback Steakhouse	Outback Steakhouse	PAD-M	8/29/2019	8/31/2029	6,543
Brookfield OP Chick-fil-A	Chick-fil-A	LAND-02	9/12/2016	9/30/2036	4,779
Brookfield Op Lou Malnati's Pizzeria	Lou Malnati's	OUT-J2	8/1/2020	7/31/2030	7,750
Brookfield Op US Bank	us bank	LAND-01	12/15/1967	12/31/2027	13,666
Brookfield Square Lifestyle Center	Herzing University	OUT-K	8/1/2019	7/31/2029	22,500
Brookfield Square PropCo	Uncle Julio's	PAD-L	12/18/2018	12/17/2028	8,194
CoolSprings Crossing CSPC David's Bridal - Salon	David’s Bridal	OUT-Z	12/13/2007	5/31/2027	8,500
CoolSprings Crossing CSPC David's Bridal - Salon	Salon Social	OUI-AA	6/10/2020	6/30/2025	1,940
CoolSprings Crossing CSPC Duluth Trading	Duluth Trading/(Lifeway former)	OUT-W	8/27/1998	3/31/2029	11,940
CoolSprings Crossing CSPC Stoney River	Stoney River Legendary Steaks	OUT-Y	11/18/2002	11/30/2027	7,983
Cross Creek PropCo	LongHorn Steakhouse	PADD	9/11/2021	9/30/2031	5,660
Cross Creek Smokey Bones	Smokey Bones	OUT01	1/27/2017	12/7/2022	7,260
Dakota Square Mall PropCo	McDonald's & adjacent parcel 1	3004	11/20/1987	11/19/2027	3,923
Dakota Square Mall PropCo III	Best Buy	MGMT1	1/1/2018	1/31/2024	20,000
Dakota Square T.J. Maxx	Crumbl Cookies (frmr KJ’s)	3002C	5/1/2022	4/30/2027	1,760
Dakota Square T.J. Maxx	HomeGoods	3002A	4/27/2019	4/30/2029	25,961
Dakota Square T.J. Maxx	T.J. Maxx	3002B	5/4/2017	5/31/2027	20,872
East Town Parcel	Portillo’s Hot Dogs	LAND-06	1/21/2019	1/31/2039	9,075
East Towne OP Associated Bank	Associated Bank(f.k.a First Federal)	LAND-02	10/14/1971	9/30/2025	3,577
East Towne OP Culver's	Culver’s	PBA-N	4/14/1999	4/30/2029	4,009
East Towne OP Olive Garden	Olive Garden	PBA-M	10/11/1991	1/31/2028	9,330
East Towne OP Wells Fargo	Wells Fargo Bank	LAND-03	10/17/1975	12/31/2023	4,356
Eastgate Self Development	Men’s Wearhouse	010	12/14/2012	1/31/2024	5,000
Eastgate Self Development	Supercuts	030	7/18/2014	7/31/2024	1,000
Fayette Mall OP Olive Garden	Olive Garden	LAND-03	4/14/1981	5/31/2029	10,466
Fayette Mall PropCo	PNC Bank	LAND-01	4/27/1971	5/31/2026	2,479
Hamilton Place Anchor S Sears	Dave & Buster’s	BLDG-N	3/16/2020	2/15/2036	29,740
Hamilton Place Anchor S Sears	Dick's Sporting Goods	BLDG-K	3/4/2020	1/31/2031	46,054
Hamilton Place Cheesecake PropCo	Cheesecake Factory	OUT-01	12/4/2018	1/31/2039	7,532
Hanes Mall Lot 8 Expansion	Carolina Ale House	DAP-02	11/1/2019	11/30/2023	6,496
Hanes Mall OP BJ's Restaurant Brewhouse	BJ's Restaurant Brewhouse	PADB	3/14/2016	4/13/2036	7,550
Hanes Mall OP Olive Garden	Olive Garden	DAP-01A	1/28/1991	5/31/2032	9,330
Hanes Mall OP Red Robin	Red Robin	PADA	5/3/2017	5/31/2032	7,000
Hanes Mall PropCo	Carolina Mobile Auto Service	DAP-01B	4/3/2022	4/2/2027	8,875
Jefferson Mall LongHorn Steakhouse	LongHorn Steakhouse	OUT-01	5/18/2012	4/30/2027	6,285
Kirkwood Mall OP PropCo	Panera Bread	MGMT1	1/1/2018	11/16/2030	5,100
Laurel Park Mall PropCo	Panera Bread	PAD 1	3/24/2018	3/23/2033	4,509
Layton Hills Mall PropCo	JP Morgan Chase Bank	MGMT2	1/1/2018	5/31/2025	3,916
Layton Hills OP Costa Vida Fresh Mexican Grill	Costa Vida Fresh Mexican Grill	MGMT1	1/1/2018	11/30/2027	4,950
Layton Hills OP Denny's	Denny's	MGMT4	1/1/2018	5/31/2027	6,000
Layton Hills OP Garcia's Mexican Restaurant	Garcia's Mexican Restaurant	PAD28	5/1/1994	1/31/2028	8,027
Layton Hills OP KeyBank	KeyBank	PAD19	5/1/1991	1/31/2028	6,472
Layton Hills OP McDonald's	McDonald’s	PAD26	10/13/1989	10/12/2024	5,300
Layton Hills OP Olive Garden	Olive Garden	PAD15	4/5/1990	4/4/2029	9,100
Layton Hills OP Sizzler Restaurant	Sizzler Restaurant	MGMT3	1/1/2018	9/1/2025	6,000
Layton Hills OP Wendy's	Wendy's	PAD27	2/1/1986	1/31/2026	2,765
Mall Del Norte TX Outparcel	LongHorn Steakhouse	3001	5/31/2016	5/31/2026	7,680
Mayfaire OP Red Robin	Red Robin	MGMT2	1/1/2018	3/31/2024	6,350
Mayfaire Town Center PropCo	LongHorn Steakhouse	MGMT1	1/1/2018	5/31/2029	5,000
Meridian Mall OP Chili's	Chilis	CHILI	1/13/1992	1/31/2027	12,536

Schedule 5.07(b) – CBL

4873-9001-7310\2

Meridian Mall PropCo	Celebration Cinema	OP01	12/3/2012	.3/31/2023	24,764
Meridian Mall PropCo II	Olive Garden	OLIVE	2/5/1990	1/31/2030	13,342
Mid Rivers Mall PropCo	McKelvey Properties (aka US Bank}	12A	7/1/1992	6/30/2042	170,102
Monroeville OP Best Buy	Best Buy	OUT-3	10/15/1999	3/31/2025	45,476
Northgate Mall OP Arby's	Arby’s	N0200	9/12/1972	7/31/2028	2,550
Northgate Mall OP Aubrey’s	Aubrey's Restaurant	N0700	2/25/2019	2/24/2034	7,500
Northgate Mall OP Chili's	Chili's	N0300	8/12/1996	8/31/2026	5,997
Northgate Mall Outback Steakhouse	Outback Steakhouse	OUT1	12/8/1998	1/31/2024	6,163
Northpark Mall Hollywood Theaters	Hollywood Theaters	MGMT3	1/1/2018	1/31/2024	58,000
Northpark Mall Logan's Roadhouse	Logan's Roadhouse	MGMT2	1/1/2018	11/30/2025	8,100
Northpark Mall PropCo	Verizon Wireless	3001	10/1/2003	7/31/2023	3,479
Northpark Mall PropCo III	Johnny Carino's	MGMT1	1/1/2018	9/30/2025	6,722
Parkdale Anchor M	Dick's Sporting Goods	BLDG-M	5/15/2019	1/31/2030	45,000
Parkdale Anchor M	Five Below	J 900	4/30/2019	4/30/2029	8,451
Parkdale Anchor M	HomeGoods	BLDG-N	5/19/2019	5/31/2029	21,000
Parkdale Comer PropCo	Buffalo Wild Wings Grill & Bar	MGMT1	1/1/2018	1/31/2035	7,500
Pearland Town Center - Self Development	CustomFyes	1200	6/2/2013	6/30/2023	3,000
Pearland Town Center - Self Development	Mattress Firm	1100	3/22/2013	3/31/2023	7,000
Pearland Town Center OP PropCo	Jared The Galleria of Jewelry	MGMI1	1/1/2018	1/31/2029	6,000
Post Oak Mall OP Chuy's Mexican Food	Chuy's Mexican Food	MGMT2	1/1/2018	1/31/2031	6,800
Post Oak Mall PropCo	BJ’s Restaurant Brewhouse	MGMT1	1/1/2018	7/31/2031	8,500
South County Center PropCo	Dick's Sporting Goods	DICK	11/6/2013	1/31/2024	50,000
South County Center PropCo II	Chick-fil A	MGMT1	1/1/2018	6/30/2030	5,090
South County OP Buffalo Wild Wings	Buffalo Wild Wings Grill & Bar	570	1/25/2005	1/31/2026	5,700
South County OP Chuck E. Cheese's	Chuck E. Cheese's	720	2/4/2000	4/30/2028	14,943
South County OP National Tire & Battery	National Tire & Battery	7005	10/1/1984	9/30/2023	9,000
South County OP US Bank	us bank	7001	8/13/1963	8/12/2033	24,495
Southaven Towne Center PropCo - Firestone	Firestone Complete Auto Care	OUT	5/24/2008	5/31/2028	8,143
Southpark Mall Dick's Sporting Goods	Dick's Sporting Goods	DICKS	7/31/2013	1/31/2024	56,300
Southpark Mall Dick's Sporting Goods	Firehouse Subs	H02	6/9/2014	12/31/2029	2,200
Southpark Mall Dick’s Sporting Goods	Five Below	H03	6/20/2014	6/30/2024	8,200
Southpark Mall Dick's Sporting Goods	IHOP Restaurant	H01	6/17/2014	8/31/2029	4,000
St. Clair Square OP Cheddar's Scratch Kitchen	Cheddar's Scratch Kitchen	OP-03	5/15/2013	5/14/2028	8,000
St. Clair Square OP Five Guys Burgers	Cricket Wireless	OP 01C	10/26/2016	1/31/2023	1,460
St Clair Square OP Five Guys Burgers	Five Guys Burgers and Fries	OP 01D	9/20/2010	6/30/2026	2,500
St. Clair Square OP Five Guys Burgers	Visionworks	OP 01A	9/26/2014	9/30/2024	2,200
St. Clair Square OP Sherwin-Williams	Sherwin-Williams	OP-07	11/1/2017	12/31/2028	10,000
The Landing at Arbor Place PropCo	Ollie's Bargain Outlet	BLDGA	8/16/2017	10/31/2024	28,446
Valley View Mall Propco	Smokey Bones	OUT-1	9/27/2005	9/30/2025	7,200
Valley View OP Carrabba's Italian Grill	Carrabba's Italian Grill	L-24	12/1/2006	12/31/2026	5,976
Valley View OP National Tire & Battery	National Tire & Battery	TIRE	1/1/1987	12/31/2026	5,903
Valley view OP Natural Market by Nature's Out	LensCrafters	L-20	7/4/1998	5/31/2024	4,986
Valley View OP Natural Market by Nature's Out	Natural Market by Nature's Out	L-18	8/4/2008	12/31/2022	3,260
Valley View OP Natural Market by Nature's Out	Panera Bread	L-16	7/15/2007	7/31/2022	4,800
Valley View OP Plow & Hearth	Plow & Hearth	L 14	6/29/2012	6/30/2022	6,771
Valley View OP Plow & Hearth	Walkabout Outfitters	L-ll	10/30/2010	10/31/2024	3,890
Valley view OP Red Robin	Red Robin	OtrF-116	8/21/2006	8/20/2026	6,350
Volusia Mall - Restaurant Village	IHOP Restaurant	IHOP	11/15/2013	1/31/2024	4,396
Volusia Mall OP Bahama Breeze Island Grille	Bahama Breeze Island Grille	BAHAM	8/5/2013	8/31/2023	6,994
Volusia Mall OP Olive Garden Italian Restaurant	Olive Garden Italian & adjacent parcel 3	OLIVE	9/30/2013	9/30/2023	6,500
Volusia SAC	Aspen Dental	660	11/4/2019	11/30/2029	3,702

Schedule 5.07(b) – CBL

4873-9001-7310\2

Volusia SAC	Metro Diner	640	1/15/2019	1/31/2029	3,600
West Towne Crossing PropCo	Bonefish Grill	OUT-1	11/17/2014	11/30/2024	6,481
West Towne OP Jason's Deli	Jason's Deli	OUT-1	12/8/2014	12/31/2024	6,481
York Galleria PropCo	Red Robin	RROB	11/24/2014	11/30/2024	5,867
Volusia SAC II	Bonefish Grill	630	4/13/2019	4/30/2029	5,476
Alamance Crossing West	Boot Barn	120	04/15/2015	04/30/2025	4,396
Alamance Crossing West	Spectrum	160	08/20/2020	08/31/2025	6,994
Alamance Crossing West	Five Below	A-01	02/01/2022	01/31/2027	6,500
Alamance Crossing West	Dick's Spotting Goods	BLDG-A	02/01/2022	01/31/2027	3,702
Alamance Crossing West	BJ’s Wholesale Club	BLDG-B	10/08/2011	10/07/2031	3,600
Alamance Crossing West	Kohl's	BLDG-C	09/25/2011	12/31/2050	1,516
Alamance Crossing West	Drake's	OUT10-12	12/31/2018	12/31/2068	6,481
Alamance Crossing West	Freddy's Frozen Custard & Steakburgers	OUT-11	09/22/2014	12/31/2053	6,481
Coolsprings Crossing	Idol Nails	1010	06/01/2021	05/31/2026	5,867
Coolsprings Crossing	Cool Smiles Dental Studios	1020	07/01/2021	06/30/2026	5,476
CoolSprings Crossing	Aqua Footcare & Massage Center	1030	09/07/2017	09/30/2025	1,850
CoolSprings Crossing	Any Lab Test Now	1050	03/01/2018	02/28/2023	750
CoolSprings Crossing	Subway	1060	09/01/2022	08/31/2025	1,400
CoolSprings Crossing	Your CBD Store	1070	02/01/2023	01/31/2025	1,000
CoolSprings Crossing	UBreakiFix	1080	07/24/2018	07/31/2023	1,000
CoolSprings Crossing	Schakolad Chocolate Factory	1090	06/21/2021	06/30/2026	2,000
CoolSprings Crossing	SwimLabs Swim School	2005	04/13/2021	04/30/2031	5,420
CoolSprings Crossing	Extreme Escape Games	2010	06/01/2022	05/31/2023	5,277
CoolSprings Crossing	TREK Bicycle	3010	01/28/2022	01/31/2032	6,650
CoolSprings Crossing	The Gift Boutique at Merle Norman	3060	03/07/2017	03/31/2027	1,340
CoolSprings Crossing	Garcia's Restaurante Mexicano	3080A	01/01/2023	12/31/2027	3,376
CoolSprings Crossing	Bellagio Nail Bar	3080B	07/01/2020	06/30/2025	1,424
CoolSprings Crossing	HoneyBaked Ham	3100	09/01/2020	08/31/2025	3,644
CoolSprings Crossing	Ichiddo Ramen	3140	02/01/2022	01/31/2032	2,345
CoolSprings Crossing	Target	MAO-A	10/26/2000	12/31/2040	121,561
CoolSprings Crossing	Back Yard Burgers	OUT-B	01/01/2007	12/31/2040	100
CoolSprings Crossing	Taco Bell	OUT-C	01/01/2007	12/31/2040	100
CoolSprings Crossing	1. Alexander's	OUT-D	01/01/2007	12/31/2040	100
CoolSprings Crossing	Cool Springs (Torrence), LLC	OUT-E	11/04/2015	11/03/2065	-
CoolSprings Crossing	Electronic Express	OUT-F	08/23/2018	08/22/2068	44,460
CoolSprings Crossing	Golf Headquarters	OUT-G	01/01/2007	12/31/2040	1
CoolSprings Crossing	Marriot Fairfield Inn & Suites	OUT-H	02/20/2018	02/19/2068	1
CoolSprings Crossing	First Tennessee Bank	OUT-I	01/01/2007	12/31/2040	100
CoolSprings Crossing	Miller's Ale House	OUT-J	01/01/2007	12/31/2040	100
CoolSprings Crossing	Shoe Carnival	OUT-K	01/01/2007	12/31/2040	100
CoolSprings Crossing	Chilis	OUT-L	01/01/2007	09/30/2024	100
CoolSprings Crossing	Schlotzsky’s Deli	OUT-M	01/01/2007	12/31/2040	100
CoolSprings Crossing	McDonald's	OUT-N	01/01/2007	11/30/2023	100
CoolSprings Crossing	Olive Garden Italian Restaurant	OUT-O	01/01/2007	12/31/2040	100
CoolSprings Crossing	Red Lobster	OUT-P	01/01/200/	12/31/2040	100
CoolSprings Crossing	American Signature Furniture	OUT-R	01/01/2007	12/31/2040	61,620
CoolSprings Crossing	Pier 1 Imports	OUT-T	01/01/2007	12/31/2040	100
CoolSprings Crossing	Aveda	OUT-U	01/01/2007	12/31/2049	100
CoolSprings Crossing	Aveda	OUT-V	01/01/2007	12/31/2049	100
CoolSprings Crossing	Gabe’s	SBL-E2	11/04/2015	11/03/2065	29,596
Courtyard at Hickory Hollow	Maria Bonita Mexican Restaurant	A-1	0//01/2020	06/30/2025	6,255

Schedule 5.07(b) – CBL

4873-9001-7310\2

Courtyard at Hickory Hollow	Family Dollar	A-10	04/01/7019	03/31/2024	8,586
Courtyard at Hickory Hollow	City Gear	A-5	02/01/2025	01/31/2028	6,937
Courtyard at Hickory Hollow	BenchMark Physical Therapy	A-7A	01/01/2020	12/31/2024	2,100
Courtyard at Hickory Hollow	Let's Talk Therapy	A-8	09/18/2017	09/30/2022	3,000
Courtyard at Hickory Hollow	Crown Beauty Supply	A-9	01/18/2022	01/31/2025	2,100
Courtyard at Hickory Hollow	AMC Theatres	OP01	06/29/2017	08/31/2028	39,490
Courtyard at Hickory Hollow	Zaxby's	ZAXBYS	03/09/2011	01/31/2051	3,500
Frontier Square	AT&T	A	02/01/2022	01/31/2025	3,174
Frontier Square	Sally Beauty Supply	B	12/01/2021	11/30/2026	2,400
Frontier Square	GameStop	C	02/01/2017	01/31/2022	1,930
Frontier Square	Foot of the Rockies	D-E	06/01/2018	05/31/2023	3,805
Frontier Square	Cost Cutters	F	01/01/2020	12/31/2024	1,468
Frontier Square	Nail Glamors	G	06/01/2013	05/31/2023	1,465
Frontier Square	The UPS Store	H	07//01/2017	06/30/2022	2,285
Frontier Square	Target	L0T2	06/01/7005	12/31/2032	100,000
Frontier Square	Ross Dress For less	L0T3	06/01/2 00S	12/31/2036	70,02.5
Frontier Square	Perkins Restaurant	LOT4	01/01/2007	(M/30/2099	100
Gunbarrel Pointe	Firehouse Subs	A-l	05/01/2018	(M/30/2023	2,400
Gunbarrel Pointe	Tai Chi	A3	11/27/2018	11/30/2028	1,600
Gunbarrel Pointe	David's Bridal	A-4	10/01/2020	09/30/2025	10,000
Gunbarrel Pointe	New Balance	A-5	11/01/2019	10/31/2029	3,500
Gunbarrel Pointe	Chicken Salad Chick	A-6	08/01/2019	07/31/2029	2,500
Gunbarrel Pointe	Moe's Southwest Grill	A-7	12/01/2018	11/30/2023	2,500
Gunbarrel Pointe	Target	ANCHORA	09/01/2000	12/31/2050	126,000
Gunbarrel Pointe	Whole Foods	ANCHORB	12/09/2009	01/31/2025	26,841
Gunbarrel Pointe	Kohl's	ANCHORC	01/30/2022	01/29/2027	86,584
Gunbarrel Pointe	First Horizon Bank	ATM	09/01/2020	08/31/2025	2,068
Gunbarrel Pointe	Dalton Flooring	B-l	07/15/2019	07/31/2026	10,388
Gunbarrel Pointe	Panera Bread	OUT1	01/01/200/	(M/30/2050	1
Gunbarrel Pointe	CFI NV Developments, LLC	OUI 2A	09/30/2021	12/31/2065	-
Gunbarrel Pointe	Four Musketeers, LLC	OUT-2B	09/30/2021	12/31/2065	-
Gunbarrel Pointe	Shogun Restaurant	OUT3	01/01/2007	12/31/2065	1
Gunbarrel Pointe	Chick-fil-A	OUT4	01/01/2007	11/30/2050	1
Harford Mall - Annex	Best Buy	1Y	02/01/2020	01/31/2025	46.0/0
Harford Mall - Annex	Office Depot	2G	10/01/2016	09/30/2026	23,425
Harford Mall Annex	Dollar Tree	2H	01/01/2021	12/31/2030	12,000
Harford Mall - Annex	PetSmart	2Y	06/01/2021	05/31/2026	26,161
The Landing at Arbor Place	Chastain & Co. Hair Salon	110	09/01/2020	08/31/2022	2,409
The Landing at Arbor Place	Kenny's Kreams	170	07/04/2022	06/30/2024	1,913
The landing at Arbor Place	Dentistry for Children	330	09/12/2012	09/30/2022	8,000
The Landing at Arbor Place	Republic Finance	360	07/24/2017	07/31/2024	1,572
The landing at Arbor Place	Fitness Training Studio	370	05/01/2022	09/30/2024	3,200
The Landing at Arbor Place	Thomas Eye Group	410-430	08/01/2022	07/31/2024	2,000
The Landing at Arbor Place	Ultra Mobile Device Repair	450	02/01/2022	01/31/2023	1,000
The landing at Arbor Place	The Flower Cottage & Gifts	490	01/31/2020	02/28/2023	1,000
The Landing at Arbor Place	Douglasville Gym Building LLC	ANCHORB	08/14/1999	08/31/2049	49,241
The Landing at Arbor Place	Ben's Furniture and Antiques	ANCHORC	09/01/2021	08/31/2024	35,895
The Landing at Arbor Place	Wachovia Bank	OUT1	09/21/1999	09/30/2049	-
The landing at Arbor Place	The Furniture Company	OUT10	09/01/2000	09/30/2050	-
The Landing at Arbor Place	Firestone Complete Auto Care	OUT11	10/10/2000	10/31/2050	-
The Landing at Arbor Place	Reservoir Residential, LLC	OUT18	07/21/2021	07/20/2071	-

Schedule 5.07(b) – CBL

4873-9001-7310\2

The Landing at Arbor Place	Physicians' Immediate Med	OUT2	10/09/2006	12/30/2050	44,351
The Landing at Arbor Place	West GA National Bank	OUT4	11/09/2005	12/31/2099	-
The Landing at Arbor Place	Jared The Galleria of Jewelry	OUT8	12/17/1999	12/17/2049	-
The Landing at Arbor Place	Daruma Japanese Steakhouse	OUT9	11/30/2012	11/30/2037	-
Parkdale Corner	R-Taco	PADA1	02/01/2018	01/31/2029	2,200
Parkdale Corner	Salata	PADA2	02/15/2018	02/29/2028	2,500
Parkdale Corner	Eyeglass World	PADB1	02/01/2015	07/31/2024	4,000
Parkdale Corner	Dream Nails	PADB2	04/01/2016	03/31/2026	2,451
The Plaza at Fayette Mall	Cold Stone Creamery	1000	04/15/2016	04/30/2026	1,600
The Plaza at Fayette Mall	Pearle Vision	1010	06/20/2016	06/30/2026	2,400
The Plaza at Fayette Mall	Saul Good Restaurant & Pub	1030	01/01/2021	06/30/2022	3,583
The Plaza at Fayette Mall	Rose Nails	1040	03/01/2020	02/28/2025	1,600
The Plaza at Fayette Mall	rue21	1050	02/01/2022	01/31/2023	5,000
The Plaza at Fayette Mall	Grub and Go	1060	03/21/2022	04/30/2023	1.600
The Plaza at Fayette Mall	Kentucky Branded	1080	05/01/2022	04/30/2023	4,000
The Plaza at Fayette Mall	Smashing Tomato	1200	01/01/2017	12/31/2026	3,000
The Plaza at Fayette Mall	Moe's Southwest Grill	4010	12/01/2021	11/30/2026	2,600
The Plaza at Fayette Mall	Burger Fi	420	11/21/2015	11/30/2025	3,720
The Plaza at Fayette Mall	Kentucky Branded	A	09/01/2021	12/31/2024	5,500
The Plaza at Fayette Mall	Guitar Center	C	12/01/2021	11/30/2022	10,000
The Plaza at Fayette Mall	Sports Center	D	07/31/2021	07/31/2031	60,000
The Plaza at Fayette Mall	Old Navy	E	11/01/2021	10/31/2026	19,000
The Plaza at Fayette Mall	Cinemark	THEATRE	07/01/2021	06/30/2026	59,404
Shoppes at St. Clair	Talbots	1-A	02/01/2018	01/31/2023	3,520
Shoppes at St. Clair	Versona Accessories	1-B	03/12/2020	01/31/2026	5,000
Shoppes at St. Clair	LOFT	1-D	02/01/2018	01/31/2023	6,000
Shoppes at St. Clair	M.D.G.C . Selfie Studio	IE	12/01/2021	01/31/2023	4,297
Shoppes at St. Clair	Barnes & Noble Booksellers	1-F	05/01/2022	04/30/2025	25,866
Shoppes at St. Clair	Chico’s	2-A	04/01/2022	03/31/2024	3,300
Shoppes at St. Clair	Mink'd Lash and Beauty Bar	2-B	12/06/2021	01/31/2023	2,000
Shoppes at St. Clair	Massage LuXe	2-C	09/12/2014	01/31/2025	3,600
Shoppes at St. Clair	White House Black Market	2-C1	10/03/2013	01/31/2024	2,800
Shoppes at St. Clair	New Balance	2-D	12/01/2020	11/30/2023	2,800
Shoppes at St. Clair	Aveda	2-E	04/01/2021	03/31/2026	2,400
Shoppes at St. Clair	Jared The Galleria of Jewelry	PAD-A	05/19/2007	01/31/2028	5,900
Shoppes at St. Clair	Red Robin	PAD-B	02/05/2007	02/04/2027	7,000
Sunrise Commons	3000 Pablo Kissel	3000PABL	03/14/2011	12/31/2061	1
Sunrise Commons	Torrid	BLDG-C	01/10/2022	01/31/2028	5,970
Sunrise Commons	carter's babies and kids	BLDG-D	02/10/2016	02/28/2026	4,000
Sunrise Commons	Five Below	BLDG-E	06/24/2016	06/30/2026	8,611
Sunrise Commons	Old Navy	BLDG-F	02/01/2019	01/31/2024	15,591
Sunrise Commons	Ross Dress For Less	BLDG-G	02/01/2022	01/31/2027	30,187
Sunrise Commons	Marshalls	BLDG-H	02/01/2022	01/31/2027	30,000
Sunrise Commons	IHOP Restaurant	IIIOP	01/01/2000	12/31/2020	1
Sunrise Commons	Evelyn-Sunrise Shopping Center	KMART	11/01/2009	10/31/2099	101,445
West Towne Crossing	Barnes & Noble Booksellers	S-02	02/01/2022	01/31/2027	51,876
West Towne Crossing	Metcalf’s Markets	S-03	01/12/2012	10/15/2025	67,365
West Towne Crossing	Kohl's	S-04	03/05/1988	10/15/2025	74,804
West Towne Crossing	Best Buy	S-05	11/01/2021	10/31/2026	45,070
West Towne Crossing	Nordstrom Rack	S-06	10/03/2014	10/31/2024	30,750
West Towne Crossing	OfficeMax	S-07	11/25/1992	10/14/2025	24,606

Schedule 5.07(b) – CBL

4873-9001-7310\2

West Towne Crossing	Stein Mart	S-08A	03/15/2007	12/31/2027	21,200
West Towne Crossing	OfficeMax	S-08B	02/28/2007	10/14/2025	6,149
West Towne The District	Lane Bryant	SP-2	10/03/2013	01/31/2023	4,500
West Towne The District	Ulta Beauty	SP-3	09/20/2013	09/30/2023	10,208
West Towne The District	Sun Tan City	SP-5	10/19/2013	10/31/2023	2,350
West Towne The District	Gruno's Diamonds	SP-9	10/23/2014	10/31/2024	2,338
Westgate Crossing	Jo-Ann Fabrics and Crafts	010	02/01/2022	01/31/2027	25,000
Westgate Crossing	Hearts of Clay	040	04/01/2021	03/31/2026	8,419
Westgate Crossing	Rack Room Shoes	100	08/01/2020	07/31/2022	8,000
Westgate Crossing	HTI Employment Solutions	150	01/01/2022	12/31/2023	4,000
Westgate Crossing	Kirkland's	160-180	02/01/2023	01/31/2024	8,000
Westgate Crossing	Randstad	220	07/01/2022	06/30/2025	1,600
Westgate Crossing	Avis Budget Rental	230	07/01/2020	06/30/2023	1,400
Westgate Crossing	Chuck E. Cheese's	250	05/01/2022	04/30/2024	9,300
Westgate Crossing	Hamrick’s	260	11/01/2020	10/31/2025	40,000
Westgate Crossing	Big Air Trampoline Park	BLDGD	12/07/2016	12/31/2036	33,938
Westgate Crossing	Arena X	D-2	07/03/2021	07/31/2031	15,005

Schedule 5.07(b) – CBL

4873-9001-7310\2

Schedule 5.11

ERISA Compliance

None

Schedule 5.11 – CBL

4873-9001-7310\2

Schedule 5.12A

Subsidiaries and other Equity Investments

PRIVILEGED AND CONFIDENTIAL

CBL ENTITY STRUCTURE CHARTS

OUTPARCELS and OPEN-AIR CENTERS

General Note

Ownership assumed to be 100% unless otherwise noted.

Items

Note

Property Name

Shapes

Third Party

Non-JV Entity

Joint Venture

Pre-emerg New entity

Post-emerg New Entity

1

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

UPPER-TIER OWNERSHIP

CBL & Associates Properties, Inc. (DE)
Various other limited partners
CBL Holdings I, Inc. (DE)
CBL Holdings II, Inc. (DE)
1% GP
.0323% LP
98.9677% LP
CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)

2

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

PROPERTY-LEVEL OWNERSHIP

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
Brookfield Square Parcel, LLC (WI)
• Brookfield Square—Bluemound Road parcels (Fee)/Lifestyle Center (Herzing Univ.)
• Brookfield Square—Bluemound Road parcels (Leasehold)/Lifestyle Center (Lou Malnati's and parking for Herzing Univ.)
CBL Brookfield Square OP PropCo, LLC (WI)
Ground Leased from Brookfield Square Joint Venture - pending subdivision
Brookfield Square Anchor S Sears Parcel(s) in the Main Project (pending release from loan)
Brookfield Square – Mooreland Rd Outparcels (CFA and US Bank) (pending subdivision and release from loan)
CSPC-Tennessee, LLC (TN)
Ground Leased from CBL CoolSprings Crossing OP PropCo, LLC - pending subdivision
CoolSprings Crossing Parcel(s) in the Main Project
CBL Cross Creek Sears OP PropCo, LLC (NC)
Cross Creek Anchor S – Parcel(s) in the Main Project
CBL Dakota Square Mall OP PropCo III, LLC (ND)
Dakota Square—Mgmt GL Parcels
CBL Dakota Square Mall OP PropCo, LLC (ND)
Dakota Square Mall Parcel(s) in the Main Project

3

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
East Towne Parcel I, LLC (WI)
East Towne Mall—Parcel
Madison OP Outparcel Ground, LLC
ETM-Wisconsin, LLC (WI)
East Towne Mall—Outparcel Ground Lessee
Ground Leased from Madison OP Outparcel Ground, LLC
CBL Fayette Mall OP PropCo, LLC (KY)
Fayette Mall – Parcel(s) in the Main Project (pending loan release)
CBL Hamilton Place Sears OP PropCo, LLC (TN)
Hamilton Place Sears Parcel(s) in the Main Project
Hamilton Place Anchor S Sears (Dave & Busters and DSG)

4

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
HM-North Carolina, LLC (NC)
Hanes Mall Lot 8 Expansion
CBL Hanes Mall OP PropCo, LLC (NC)
Hanes Mall – Lot 2A
CBL Jefferson Mall Self Dev PropCo, LLC (KY)
Jefferson Mall – Self Development
CBL Kirkwood Mall OP PropCo, LLC (ND)
Kirkwood Mall— Mgmt GL Parcels
CBL Laurel Park Mall OP PropCo, LLC (MI)
Laurel Park Mall Parcel(s) in the Main Project
CBL Layton Hills OP PropCo, LLC (UT)
Layton Hills Mall— Outparcel II
Layton Hills Mall— Mgmt GL Parcels
MDN-Texas, LLC (TX)
Mall del Norte TX Outparcel
CBL Mayfaire Town Center OP PropCo, LLC (NC)
Mayfaire Town Center— Mgmt GL Parcels

5

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
CBL Meridian Mall OP PropCo, LLC (MI)
Meridian Mall – Parcel(s) in the Main Project (Leasehold) (Celebration Cinema)
Meridian Mall – Parcel(s) in the Main Project (Fee) (Chili's and Olive Garden)
CBL Mid Rivers Mall OP PropCo, LLC (MO)
Mid Rivers Mall – Parcel(s) in the Main Project
MNVL-Pennsylvania, LLC (PA)
Monroeville Mall – Parcel(s) in the Main Project
NGM-Tennessee, LLC (TN)
Northgate Mall—Outparcel
Northgate Mall Sears SAC—Outparcel
CBL Northpark Mall OP PropCo, LLC (MO)
Northpark Mall – Parcel(s) in the Main Project (Verizon)
CBL Northpark Mall OP PropCo III, LLC (MO)
Northpark Mall—Mgmt GL Parcels
Ground Leased from Parkdale Anchor M, LLC - pending subdivision
PM Anchor-Texas, LLC (TX)
Parkdale Mall Anchor M (excluding Building Q)

6

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
CBL Parkdale Mall Corner Tract 4 PropCo, LLC (TX)
Parkdale Corner (Self Dev. Tract 4/Pad B)
CBL Parkdale Mall Corner OP PropCo, LLC (TX)
Parkdale Mall— Mgmt GL Parcels
CBL Pearland Town Center OP PropCo II, LLC (TX)
Pearland Town Center – Mgmt GL Parcels
Pearland Town Center— Self Development (Parcel 8)
CBL Post Oak Mall OP PropCo, LLC (TX)
Post Oak Mall— Mgmt GL Parcels
CBL Shops at EastGate PropCo, LLC (OH)
EastGate Mall— Shops at EastGate
CBL South County Center OP PropCo II, LLC (MO)
South County Center— Mgmt GL Parcels

7

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
CBL South County Center OP PropCo, LLC (MO)
South County Center— Parcel(s) in the Main Project
CBL Southaven Towne Center OP PropCo, LLC (MS)
Southaven Towne Center— Parcel(s) in the Main Project
SouthPark Mall-DSG, LLC (VA)
SouthPark Mall—Dick's Sporting Goods
STCS-Illinois, LLC (IL)
St. Clair Square—Parcel(s) in the Main Project
CBL Landing at Arbor Place OP PropCo, LLC (GA)
The Landing at Arbor Place—Parcel(s) in the Main Project (Ollie's)

8

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Outparcels

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
CBL Valley View Mall OP PropCo, LLC (VA)
Valley View Mall—Parcel(s) in the Main Project
Volusia-OP Peripheral, LLC (FL)
Volusia Mall—Restaurant District
Volusia SAC, LLC (FL)
Volusia Mall—Sears TBA
CBL West Towne Crossing OP PropCo, LLC (WI)
West Towne Crossing—Parcel(s) in the Main Project
CBL York Galleria OP PropCo, LLC (PA)
Ground Leased from York Galleria LP - pending subdivision
York Galleria—Parcel(s) in the Main Project (pending subdivision and release from loan)

9

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Open-air Centers

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
ACW-North Carolina, LLC (NC)
Alamance Crossing—West
CSPC-Tennessee, LLC (TN)
Coolsprings Crossing
CHH-Tennessee, LLC (TN)
Courtyard at Hickory Hollow
CBL Frontier Square PropCo, LLC (WY)
Frontier Square

10

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Open-air Centers

CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
GC-Tennessee, LLC (TN)
Gunbarrel Pointe
CBL Harford Mall Annex PropCo, LLC (MD)
Harford Mall - Annex
CBL Landing at Arbor Place OP PropCo, LLC (GA)
The Landing at Arbor Place
Fayette Plaza CMBS, LLC (DE)
The Plaza at Fayette
Shoppes at St. Clair CMBS, LLC (DE)
Shoppes @ St. Clair
CBL Sunrise Commons PropCo, LLC (TX)
Sunrise Commons

11

Schedule 5.12A – CBL

4873-9001-7310\2

PRIVILEGED AND CONFIDENTIAL

Open-air Centers
CBL & Associates Limited Partnership (DE)
CBL & Associates HoldCo II, LLC (DE)
CBL Outparcel HoldCo, LLC (DE)
CBL West Towne Crossing OP PropCo, LLC (WI)
West Towne Crossing
West Towne District, LLC (WI)
West Towne District
CBL Westgate Crossing PropCo, LLC (SC)
Westgate Crossing

12

Schedule 5.12A – CBL

4873-9001-7310\2

Schedule 5.12B

Loan Parties

Set forth below is a list of all Loan Parties and the jurisdiction of its incorporation or formation.

Each Loan Party has the same principal executive office:  CBL Center – Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, TN  3742.

Each Loan Party has as its U.S. taxpayer identification number the following EIN:  62-1542285

Name of Loan Party:	State of Incorporation or Formation:
CBL & ASSOCIATES LIMITED PARTNERSHIP	Delaware
CBL & ASSOCIATES HOLDCO II, LLC	Delaware
CBL OUTPARCEL HOLDCO, LLC	Delaware
ACW-NORTH CAROLINA, LLC	North Carolina
BROOKFIELD SQUARE PARCEL, LLC	Wisconsin
CBL BROOKFIELD SQUARE OP PROPCO, LLC	Wisconsin
CBL CROSS CREEK SEARS OP PROPCO, LLC	North Carolina
CBL DAKOTA SQUARE MALL OP PROPCO III, LLC	North Dakota
CBL DAKOTA SQUARE MALL OP PROPCO, LLC	North Dakota
CBL FAYETTE MALL OP PROPCO, LLC	Kentucky
CBL FRONTIER SQUARE PROPCO, LLC	Wyoming
CBL HAMILTON PLACE SEARS OP PROPCO, LLC	Tennessee
CBL HANES MALL OP PROPCO, LLC	North Carolina
CBL HARFORD MALL ANNEX PROPCO, LLC	Pennsylvania
CBL JEFFERSON MALL SELF DEV PROPCO, LLC	Kentucky
CBL KIRKWOOD MALL OP PROPCO, LLC	North Dakota

Schedule 5.12B – CBL

4873-9001-7310\2

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	Georgia
CBL LAUREL PARK MALL OP PROPCO, LLC	Michigan
CBL LAYTON HILLS OP PROPCO, LLC	Utah
CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC	North Carolina
CBL MERIDIAN MALL OP PROPCO, LLC	Michigan
CBL MID RIVERS MALL OP PROPCO, LLC	Missouri
CBL NORTHPARK MALL OP PROPCO III, LLC	Missouri
CBL NORTHPARK MALL OP PROPCO, LLC	Missouri
CBL PARKDALE MALL CORNER OP PROPCO, LLC	Texas
CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC	Texas
CBL PEARLAND TOWN CENTER OP PROPCO II, LLC	Texas
CBL POST OAK MALL OP PROPCO, LLC	Texas
CBL SHOPS AT EASTGATE PROPCO, LLC	Ohio
CBL SOUTH COUNTY CENTER OP PROPCO II, LLC	Missouri
CBL SOUTH COUNTY CENTER OP PROPCO, LLC	Missouri
CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC	Mississippi
CBL SUNRISE COMMONS PROPCO, LLC	Texas
CBL VALLEY VIEW MALL OP PROPCO, LLC	Virginia
CBL WEST TOWNE CROSSING OP PROPCO, LLC	Wisconsin
CBL WESTGATE CROSSING PROPCO, LLC	South Carolina
CBL YORK GALLERIA OP PROPCO, LLC	Pennsylvania
CHH-TENNESSEE, LLC	Tennessee
CSPC-TENNESSEE, LLC	Tennessee
EAST TOWNE PARCEL I, LLC	Wisconsin

Schedule 5.12B – CBL

4873-9001-7310\2

ETM-WISCONSIN, LLC	Wisconsin
FAYETTE PLAZA CMBS, LLC	Delaware
GC-TENNESSEE, LLC	Tennessee
HM-NORTH CAROLINA, LLC	North Carolina
MADISON OP OUTPARCEL GROUND, LLC	Wisconsin
MDN-TEXAS, LLC	Texas
MNVL-PENNSYLVANIA	Pennsylvania
NGM-TENNESSEE, LLC	Tennessee
PM ANCHOR-TEXAS, LLC	Texas
SHOPPES AT ST. CLAIR CMBS, LLC	Delaware
SOUTHPARK MALL-DSG, LLC	Virginia
STCS-ILLINOIS, LLC	Illinois
VOLUSIA SAC, LLC	Florida
VOLUSIA-OP PERIPHERAL, LLC	Florida
WEST TOWNE DISTRICT, LLC	Wisconsin

Schedule 5.12B – CBL

4873-9001-7310\2

Schedule 5.16

Intellectual Property Matters

None

Schedule 5.16 – CBL

4873-9001-7310\2

Schedule 5.19

Labor Matters

None

Schedule 5.19 – CBL

4873-9001-7310\2

Schedule 5.24

Material Contracts

None, other than the Major Leases (as set forth on Schedule 5.07(b)) and the Property Management Agreements (as set forth on Schedule 6.18)

Schedule 5.24 – CBL

4873-9001-7310\2

Schedule 5.25

Utility Services

None

Schedule 5.25 – CBL

4873-9001-7310\2

Schedule 5.29

Repairs

Property Name	Total SF	Immediate Concerns	Total Cost	Short Term Concerns	Total Cost	Escrow Amount (Immediate + Short Term > $10K)
CoolSprings Crossing	109,173	Repair Parking, Flatwork, and Walkways: $41,250 Replace Property Lighting: $4,000 Refurbish Building Cladding/ Exteriors: $5,250 Inspect Fire and Life Safety Systems: $1,125 Repair ADA Compliance: $1,350	$52,975	Refurbish Building Cladding/Exteriors: $2,000	$2,000	$54,975.00
West Town Crossing	245,233	Refurbish Parking, Flatworks, and Walkways: $9,000 Inspect Fire and Life Safety Systems: $500	$9,500	None	$0	$0.00
Gunbarrel Pointe	149,981	Refurbish Parking, Flatworks, and Walkways: $3,600 Repair Building Cladding/ Exteriors: $4,000 Repair Fire and Life Safety Systems: $1,000 Add Signange for ADA: $2,350	$10,950	Repair Grading, Drainage and Property Landscaping: $3,000 Replace Roof: $516,300	$519,300	$530,250.00
Alamance Crossing - West	152,554	Refurbish Building/CIadding Exteriors: $9,000 Repair Roof: $2,500	$11,500	None	$0	$11,500.00
Fayette	216,511	Repair Parking, Flatwork, and Walkways: $40,500 Repair Appurtenances: $2,500 Inspect Fire and Life Safety Systems: $2,000 Install ADA Compliance: $1,200	$46,200	Refurbish Building Cladding/Exteriors: $1,000 Repair Doors and Windows: $10,850	$11,850	$58,050.00
Sunrise Commons	233,571	Repair Grading, Drainage, and Property Landscaping: $1,500 Refurbish Parking, Flatwork, and Walkways: $4,500 Repair Property Fencing: $3,600	$9,600	None	$0	$0.00
The Landing at Arbor Place	108,289	Replace Roof: $30,000	$30,000	Refurbish Parking, Flatwork, and Walkways: $7,500 Replace Roof: $328,800	$336,300	$366,300.00
Westgate Crossing	158,262	None	$0	None	$0	$0.00
South County	109,228	Repair Erosion at rear of Property: $1,200 Investigate Foundation: $2,000 Repair Building Cladding/Exteriors: $17,000 Repair seals on roofing: $3,000 Repair Appurtenances: $1,000 Repair Unit Finishes: $720	$24,920	Repair Erosion: $225 Repair Property Fencing: $500 Repair Unit Finishes: $2,500	$3,225	$28,145.00
St. Clair Square	117,598					$0.00
Parkdale Corner	163,049					$0.00
Hamilton Place - Sears	83,326	Inspect Fire and Life Safety Systems: $1,000	$1,000	None	$0	$0.00
Northpark	76,301	Repair Parking, Flatwork, and Walkways: $2,000 Repair Fire and Life Safety Systems: $195	$2,195	Repair Roof Systems: $550	$550	$0.00
Dakota Square	72,516	None	$0	Repair Unit Finishes: $700	$700	$0.00
Southpark - DSG	76,700	None	$0	None	$0	$0.00
Brookfield	63,432	Replace attic access door at roof: $235 Add missing ADA Parking signs: $1000	$1,235	None	$0	$0.00
Layton Hills	52,530	Repair Parking, Flatwork, and Walkways: $36,375 Repair Roof: $1,500 Repair Electrical Service: $500 Inspect Fire and Life Safety Systems: $2,500 Repair ADA signs: $300	$41,175	None	$0	$41,175.00
Meridian	50,642	Repair Parking, Flatwork, and walkways: $42,750	$42,750	None	$0	$42,750.00
Valley View	51,636	None	$0	Repair Fire and Life Safety systems: $1,000	$1,000	$0.00
Volusia	32,184	Repair ADA Signage: $1,800	$1,800	Repair Grading, Drainage and Property Landscaping: $2,500	$2,500	$0.00
Hanes - Lot 8 Expansion	30,376	Repair Doors and Windows: $1,000 Repair Electrical Service: $500 Replace Fire and Life Safety Systems: $140	$1,640	Ongoing Construction: $20,000	$20,000	$21,640.00
Monroeville	46,126	Repair ADA Signage: $700	$700	Refurbish Parking, Flatwork, and walkways:	$2,000	$0.00
West Town District	22,513					$0.00
Pearland	16,000	None	$0	Repair Doors and Windows: $500	$500	$0.00
Post Oak Mgmt GL Parcels	15,300	Inspect Fire and Life Safety Systems: $500	$500	None	$0	$0.00
Shops at Eastgate	10,000	Repair Grading, Drainage, and Property Landscaping: $750 Asphalt Pavement repair: $1,500 Inspect Fire and Life Safety Systems: $500 Repair EIFS: $500	$3,250	None	$0	$0.00
			$291,890		$899,925	$1,154,785

Schedule 5.29 – CBL

4873-9001-7310\2

Schedule 5.35

Ground Leases

1.	Ground Lease by and between CBL MERIDIAN MALL OP PROPCO, LLC and MILMAR MALL, L.L.C dated July 31, 1985, as amended by Agreement Modifying Ground Lease dated August 27, 1987.

2.

Ground Lease by and between ETM-WISCONSIN, LLC and MADISON OP OUTPARCEL GROUND, LLC dated January 28, 2019, as amended by that certain First Amendment to Ground Lease dated January 28, 2019, as assigned by that certain Assignment and Assumption Agreement dated October 12, 2021.

3.	Ground Lease by and between BROOKFIELD SQUARE PARCEL, LLC and HEPHAESTUS DEVELOPMENT PARTNERS, LLC dated February 27, 2008, to be effective as of April 28, 2006.

4.	Ground Lease by and between CBL YORK GALLERIA OP PROPCO, LLC and YORK GALLERIA LIMITED PARTNERSHIP dated June 7, 2022.

5.	Ground Lease by and between CSPC-TENNESSEE, LLC and COOLSPRINGS CROSSING OP PROPCO, LLC dated June 7, 2022.

6.	Ground Lease by and between PM ANCHOR-TEXAS, LLC and PARKDALE ANCHOR M, LLC dated June 7, 2022.

7.	Ground Lease by and between BROOKFIELD SQUARE OP PROPCO, LLC and BROOKFIELD SQUARE JOINT VENTURE dated June 7, 2022.

8.	Ground Lease by and between BROOKFIELD SQUARE OP PROPCO, LLC and BROOKFIELD SQUARE JOINT VENTURE dated June 7, 2022.

9.

North Dakota Department of Transportation Lease dated November 26, 2021, by and between the State of North Dakota, acting by and through its Director of Transportation and CBL Dakota  Square Mall OP PropoCo, LLC

Schedule 5.35 – CBL

4873-9001-7310\2

Schedule 6.18

Property Management Agreement

1.	Property Management Agreement by and between ACW-North Carolina, LLC and CBL & Associates Management, Inc. dated June 7, 2022
2.	Amended and Restated Property Management Agreement by and between Brookfield Square Parcel, LLC and CBL & Associates Management, Inc. dated November 1, 2021
3.	Property Management Agreement by and between for CBL Brookfield Square OP Propco, LLC and CBL & Associates Management, Inc. dated June 7, 2022
4.	Property Management Agreement by and between CSPC-Tennessee LLC and CBL & Associates Management, Inc. dated June 7, 2022
5.	Amended and Restated Property Management Agreement by and between CBL Cross Creek Sears OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
6.	Amended and Restated Property Management Agreement by and between CBL Dakota Square Mall OP Propco III, LLC and CBL & Associates Management, Inc. dated November 1, 2021
7.	Amended and Restated Property Management Agreement by and between CBL Dakota Square Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
8.	Amended and Restated Property Management Agreement by and between CBL Fayette Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
9.	Property Management Agreement by and between CBL Frontier Square Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021
10.	Property Management Agreement by and between CHH-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022
11.	Amended and Restated Property Management Agreement by and between CBL Hanes Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
12.	Property Management Agreement by and between CBL Harford Mall Annex Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021
13.	Amended and Restated Property Management Agreement by and between CBL Jefferson Mall Self Dev Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
14.	Amended and Restated Property Management Agreement by and between CBL Kirkwood Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

Schedule 6.18 – CBL

4873-9001-7310\2

15.	Amended and Restated Property Management Agreement by and between CBL Landing at Arbor Place OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
16.	Amended and Restated Property Management Agreement by and between CBL Laurel Park Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
17.	Amended and Restated Property Management Agreement by and between CBL Mayfaire Town Center of Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
18.	Amended and Restated Property Management Agreement by and between CBL Meridian Mall OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021
19.	Amended and Restated Property Management Agreement by and between CBL Mid Rivers Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
20.	Property Management Agreement by and between MNVL-Pennsylvania, LLC and CBL & Associates Management, Inc. dated June 7, 2022
21.	Amended and Restated Property Management Agreement by and between CBL Northpark Mall OP Propco III, LLC and CBL & Associates Management, Inc. dated November 1, 2021
22.	Amended and Restated Property Management Agreement by and between CBL Northpark Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
23.	Amended and Restated Property Management Agreement by and between CBL Parkdale Mall Corner OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
24.	Amended and Restated Property Management Agreement by and between CBL Parkdale Mall Corner Tract 4 Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
25.	Amended and Restated Property Management Agreement by and between CBL Pearland Town Center OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021
26.	Amended and Restated Property Management Agreement by and between CBL Post Oak Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
27.	Amended and Restated Property Management Agreement by and between CBL South County Center OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021
28.	Amended and Restated Property Management Agreement by and between CBL South County Center OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

Schedule 6.18 – CBL

4873-9001-7310\2

29.	Amended and Restated Property Management Agreement by and between CBL Southaven Towne Center OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
30.	Property Management Agreement by and between STCS-Illinois LLC and CBL & Associates Management, Inc. dated June 7, 2022
31.	Property Management Agreement by and between CBL Sunrise Commons Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021
32.	Amended and Restated Property Management Agreement by and between CBL Valley View Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021
33.	Property Management Agreement by and between CBL Westgate Crossing Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021
34.	Property Management Agreement by and between CBL York Galleria OP Propco, LLC and CBL & Associates Management, Inc. dated June 7, 2022
35.

Property Management Agreement by and between Fayette Plaza CMBS, LLC and CBL & Associates Management, Inc. dated March 8, 2007, as amended by that certain Amendment to Management Agreement by and between Fayette Plaza CMBS, LLC and CBL & Associates Management, Inc. dated August 1, 2009

36.	Property Management Agreement by and between GC-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022
37.	Property Management Agreement by and between HM-North Carolina, LLC and CBL & Associates Management, Inc. dated June 7, 2022
38.	Property Management Agreement by and between NGM-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022
39.	Property Management Agreement by and between PM Anchor-Texas, LLC and CBL & Associates Management, Inc. dated June 7, 2022
40.

Property Management Agreement by and between Shoppes at St. Clair CMBS, LLC and CBL & Associates Management, Inc. dated March 15, 2007, as amended by that certain Amendment to Management Agreement by and between Shoppes at St. Clair CMBS, LLC and CBL & Associates Management, Inc. dated August 1, 2009

41.	Amended and Restated Property Management Agreement by and between Southpark Mall-DSG, LLC and CBL & Associates Management, Inc. dated November 1, 2021
42.	Property Management Agreement by and between MDN-Texas, LLC and CBL & Associates Management, Inc. dated June 7, 2022

Schedule 6.18 – CBL

4873-9001-7310\2

43.	Amended and Restated Property Management Agreement by and between Volusia SAC, LLC and CBL & Associates Management, Inc. dated November 1, 2021
44.	Amended and Restated Property Management Agreement by and between Volusia-OP Peripheral, LLC and CBL & Associates Management, Inc. dated November 1, 2021
45.	Property Management Agreement by and between West Towne District, LLC and CBL & Associates Management, Inc. dated November 1, 2021
46.	Property Management Agreement by and between ETM-Wisconsin, LLC and CBL & Associates Management, Inc. dated June 7, 2022
47.	Amended and Restated Property Management Agreement by and between CBL Hamilton Place Sears OP PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021
48.	Property Management Agreement by and between CBL Layton Hills OP PropCo, LLC and CBL & Associates Management, Inc. dated June 7, 2022
49.	Amended and Restated Property Management Agreement by and between CBL West Towne Crossing OP PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021
50.	Amended and Restated Property Management Agreement by and between CBL Shops at Eastgate PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021
51.	Amended and Restated Property Management Agreement by and between East Towne Parcel I, LLC and CBL & Associates Management, Inc. dated November 1, 2021

Schedule 6.18 – CBL

4873-9001-7310\2

Schedule 6.27

Post-Closing Covenants

1)

Borrowers shall use commercially reasonable efforts to deliver within sixty (60) days of the Closing Date, SNDAs executed and delivered by each Tenant listed on the Attachment hereto who has a recorded lease or memorandum of lease or is leasing 20,000 square feet or more of space and who have not delivered a final executed SNDA.

2)

Within 15 days, if Borrowers have not already done so, the Borrowers shall have engaged Nova Consulting (Nova) to perform certain environment testing as listed below (the “Required Environmental Testing”):

a.	West Towne Crossing - a sub-slab vapor investigation to be conducted to evaluate the potential for vapors impacting the building’s indoor air quality.
b.	Harford Mall - a sub-slab vapor investigation to be conducted to evaluate the potential for vapors impacting the building’s indoor air quality.
c.	Hanes Lot 8 Expansion - a soil and groundwater investigation at the Carolina Auto Service parcel to investigate the potential for a release from improper handling of hazardous chemicals.
3)

If the Required Environmental Testing results in a recommendation of any remediation work (the “Required Remediation Work”), Borrower shall enter into a contract for such Remediation Work within 30 days of its receipt of the report from Nova setting forth the Required Remediation Work and shall diligently pursue and complete such Required Remediation Work to the satisfaction of the Administrative Agent.

4)

Within 10 business days of receipt of the property condition reports for the St Clair Square, Parkdale Corner and West Towne District Projects, the Borrower will make an additional deposit into the Required Repair Account in the amount reflected in such reports for the appropriate property that exceeds $10,000 in the aggregate for such Projects.  Additionally the Required Repairs identified in such reports will be automatically included in Schedules 2.14 and 5.29 hereof.

5)

Within 15 business days of receipt of the final Environmental Report for West Towne District, the Borrower shall retain Nova Consulting to undertake any further testing recommended in such report.  If any additional testing reveals recommended remediation the Borrower shall diligently pursue and complete such Required Remediation Work to the satisfaction of the Administrative Agent.

Schedule 6.27 – CBL

4873-9001-7310\2

SNDA CHART

Property Name	City, State of Property	DBA	SNDA Required	SNDA Draft Received	SNDA Final form	SNDA to Title
Dakota Square Mall	Minot, ND	Best Buy	Yes	Final Form	Yes	Yes
Gunbarrel Pointe	Chattanooga, TN	Kohl's	Yes	Final Form	Yes	Yes
Brookfield Square	Brookfield, WI	Lou Malnati's Pizzeria	Yes	Final Form	Yes	Yes
Hamilton Place Mall	Chattanooga, TN	The Cheesecake Factory	Yes	Final Form	Yes	Yes
Gunbarrel Pointe	Chattanooga, TN	Whole Foods	Yes	Final Form	Yes	Yes
Courtyard at Hickory Hollow	Antioch, TN	AMC Theatres	Yes	Final Form	Yes
Volusia Mall	Daytona Beach, FL	Bahama Breeze Island Grille	Yes
Shoppes at St. Clair	Fairview Heights, IL	Barnes & Noble Booksellers	Yes	Draft received
West Towne Crossing	Madison, WI	Barnes & Noble Booksellers	Yes	Draft received
The Landing at Arbor Place	Douglasville, GA	Ben's Furniture and Antiques	Yes
Harford Mall - Annex	Bel Air, MD	Best Buy	Yes	Final Form	Yes
West Towne Crossing	Madison, WI	Best Buy	Yes	Final Form	Yes
Monroeville Mall	Monroeville, PA	Best Buy	Yes	Draft received	Yes
Westgate Crossing	Spartanburg, SC	Big Air Trampoline Park	Yes	Draft received
Post Oak Mall	College Station, TX	BJ's Restaurant Brewhouse	Yes	Draft received
Hanes Mall	Winston-Salem, NC	BJ's Restaurant Brewhouse	Yes	Draft received
Alamance Crossing West	Burlington, NC	BJ's Wholesale Club	Yes	Draft received
West Towne Crossing	Madison, WI	Bonefish Grill	Yes	Draft received
Volusia Mall	Daytona Beach, FL	Bonefish Grill	Yes	Draft received
South County Center	St. Louis, MO	Buffalo Wild Wings Grill & Bar	Yes
Valley View Mall	Roanoke, VA	Carrabba's Italian Grill	Yes	Draft received
Meridian Mall	Okemos, MI	Celebration Cinema	Yes	Draft received
St. Clair Square	Fairview Heights, IL	Cheddar's Scratch Kitchen	Yes
South County Center	St. Louis, MO	Chick-fil-A	Yes	Draft received
Brookfield Square	Brookfield, WI	Chick-fil-A	Yes	Draft received
Northgate Mall	Hixson, TN	Chili's	Yes	Draft received
South County Center	St. Louis, MO	Chuck E. Cheese's	Yes	Final Form	Yes
Westgate Crossing	Spartanburg, SC	Chuck E. Cheese's	Yes	Final Form	Yes
Post Oak Mall	College Station, TX	Chuy's Mexican Food	Yes	Draft received
The Plaza at Fayette Mall	Lexington, KY	Cinemark	Yes	Draft received
Hamilton Place Mall	Chattanooga, TN	Dave & Buster's	Yes	Final Form	Yes
Layton Hills Mall	Layton, UT	Denny's	Yes
South County Center	St. Louis, MO	Dick's Sporting Goods	Yes	Draft received

Schedule 6.27 – CBL

4873-9001-7310\2

Property Name	City, State of Property	DBA	SNDA Required	SNDA Draft Received	SNDA Final form	SNDA to Title
Southpark Mall	Colonial Heights, VA	Dick's Sporting Goods	Yes	Draft received
Hamilton Place Mall	Chattanooga, TN	Dick's Sporting Goods	Yes	Draft received
Alamance Crossing West	Burlington, NC	Dick's Sporting Goods	Yes	Draft received
Parkdale Mall	Beaumont, TX	Dick's Sporting Goods	Yes	Draft received
Courtyard at Hickory Hollow	Antioch, TN	Family Dollar	Yes	Draft received
Layton Hills Mall	Layton, UT	Garcia's Mexican Restaurant	Yes	Draft received
Westgate Crossing	Spartanburg, SC	Hamrick's	Yes	Draft received
Brookfield Square	Brookfield, WI	Herzing University	Yes	Final Form	Yes
Northpark Mall	Joplin, MO	Hollywood Theaters	Yes	Draft received
Parkdale Mall	Beaumont, TX	HomeGoods	Yes	Draft received
Dakota Square Mall	Minot, ND	HomeGoods	Yes	Draft received
Volusia Mall	Daytona Beach, FL	IHOP Restaurant	Yes	Draft received
Pearland Town Center	Pearland, TX	Jared The Galleria of Jewelry	Yes	Draft received
Shoppes at St. Clair	Fairview Heights, IL	Jared The Galleria of Jewelry	Yes	Draft received
Westgate Crossing	Spartanburg, SC	Jo-Ann Fabrics and Crafts	Yes	Draft received
Layton Hills Mall	Layton, UT	JP Morgan Chase Bank	Yes
Northpark Mall	Joplin, MO	Logan's Roadhouse	Yes	Draft received
Cross Creek Mall	Fayetteville, NC	LongHorn Steakhouse	Yes
Mayfaire Town Center	Wilmington, NC	LongHorn Steakhouse	Yes
Mall Del Norte	Laredo, TX	LongHorn Steakhouse	Yes
Jefferson Mall	Louisville, KY	LongHorn Steakhouse	Yes
Sunrise Commons	Brownsville, TX	Marshalls	Yes	Draft received
Layton Hills Mall	Layton, UT	McDonald's	Yes	Draft received
Dakota Square Mall	Minot, ND	McDonald's	Yes	Draft received
Mid Rivers Mall	St. Peters, MO	McKelvey Properties	Yes
South County Center	St. Louis, MO	National Tire & Battery	Yes
Valley View Mall	Roanoke, VA	National Tire & Battery	Yes
West Towne Crossing	Madison, WI	Nordstrom Rack	Yes	Final Form	Yes
Harford Mall - Annex	Bel Air, MD	Office Depot	Yes
Sunrise Commons	Brownsville, TX	Old Navy	Yes
Volusia Mall	Daytona Beach, FL	Olive Garden Italian Restaurant	Yes
Meridian Mall	Okemos, MI	Olive Garden Italian Restaurant	Yes
Fayette Mall	Lexington, KY	Olive Garden Italian Restaurant	Yes
Hanes Mall	Winston-Salem, NC	Olive Garden Italian Restaurant	Yes
East Towne Mall	Madison, WI	Olive Garden Italian Restaurant	Yes

Schedule 6.27 – CBL

4873-9001-7310\2

Property Name	City, State of Property	DBA	SNDA Required	SNDA Draft Received	SNDA Final form	SNDA to Title
Layton Hills Mall	Layton, UT	Olive Garden Italian Restaurant	Yes
The Landing at Arbor Place	Douglasville, GA	Ollie's Bargain Outlet	Yes	Final Form	Yes
Brookfield Square	Brookfield, WI	Outback Steakhouse	Yes	Draft received
Harford Mall - Annex	Bel Air, MD	PetSmart	Yes	Draft received
East Towne Mall	Madison, WI	Portillo's Hot Dogs	Yes
Hanes Mall	Winston-Salem, NC	Red Robin	Yes
Valley View Mall	Roanoke, VA	Red Robin	Yes
Mayfaire Town Center	Wilmington, NC	Red Robin	Yes
York Galleria	York, PA	Red Robin	Yes
Sunrise Commons	Brownsville, TX	Ross Dress For Less	Yes
The Landing at Arbor Place	Douglasville, GA	Signal One	Yes
Layton Hills Mall	Layton, UT	Sizzler Restaurant	Yes
Cross Creek Mall	Fayetteville, NC	Smokey Bones	Yes
Valley View Mall	Roanoke, VA	Smokey Bones	Yes
The Plaza at Fayette Mall	Lexington, KY	Sports Center	Yes	Draft received
Dakota Square Mall	Minot, ND	T.J. Maxx	Yes	Draft received
West Towne The District	Madison, WI	Ulta Beauty	Yes
Brookfield Square	Brookfield, WI	Uncle Julio's	Yes	Final Form	Yes
South County Center	St. Louis, MO	us bank	Yes	Draft received
Brookfield Square	Brookfield, WI	us bank	Yes
Layton Hills Mall	Layton, UT	Wendy's	Yes

Schedule 6.27 – CBL

4873-9001-7310\2

Schedule 6.28

Post-Closing Covenants – DACAs

1.	CBL OUTPARCEL HOLDCO, LLC – Rental Lockbox Receipt Account
2.	ACW-NORTH CAROLINA, LLC
3.	CBL FRONTIER SQUARE PROPCO, LLC
4.	CBL LANDING AT ARBOR PLACE OP PROPCO, LLC
5.	CBL SUNRISE COMMONS PROPCO, LLC
6.	CBL WEST TOWNE CROSSING OP PROPCO, LLC
7.	CBL WESTGATE CROSSING PROPCO, LLC
8.	CHH-TENNESSEE, LLC
9.	CSPC-TENNESSEE, LLC
10.	GC-TENNESSEE, LLC
11.	WEST TOWNE DISTRICT, LLC

Schedule 6.28 – CBL

4873-9001-7310\2

Schedule 7.02(c)

Specified Value for each Borrower

Borrower Count	Borrower Name	Allocation
1	ACW-North Carolina, LLC	$18,529,543
2	Brookfield Square Parcel, LLC	$5,651,585
3	CBL Brookfield Square OP PropCo, LLC	$11,201,072
4	CBL Cross Creek Sears OP PropCo, LLC	$1,657,521
5	CBL Dakota Square Mall OP PropCo III, LLC	$2,043,700
6	CBL Dakota Square Mall OP PropCo, LLC	$4,447,989
7	CBL Fayette Mall OP PropCo, LLC	$3,635,088
8	CBL Frontier Square PropCo, LLC	$2,928,749
9	CBL Hamilton Place Sears OP PropCo, LLC	$20,660,842
10	CBL Hanes Mall OP PropCo, LLC	$409,959
11	CBL Harford Mall Annex PropCo, LLC	$13,282,314
12	CBL Jefferson Mall Self Dev PropCo, LLC	$1,186,866
13	CBL Kirkwood Mall OP PropCo, LLC	$1,186,866
14	CBL Landing at Arbor Place OP PropCo, LLC	$5,812,958
15	CBL Laurel Park Mall OP PropCo, LLC	$2,437,355
16	CBL Layton Hills OP PropCo, LLC	$14,398,561
17	CBL Mayfaire Town Center OP PropCo, LLC	$3,053,370
18	CBL Meridian Mall OP PropCo, LLC	$6,185,884
19	CBL Mid Rivers Mall OP PropCo, LLC	$2,027,980
20	CBL Northpark Mall OP PropCo III, LLC	$5,592,837
21	CBL Northpark Mall OP PropCo, LLC	$1,269,905
22	CBL Parkdale Mall Corner OP PropCo, LLC	$1,035,722
23	CBL Parkdale Mall Corner Tract 4 PropCo, LLC	$4,180,115
24	CBL Pearland Town Center OP PropCo II, LLC	$6,041,836
25	CBL Post Oak Mall OP PropCo, LLC	$4,674,941
26	CBL Shops at Eastgate PropCo, LLC	$1,058,529
27	CBL South County Center OP PropCo II, LLC	$1,820,767
28	CBL South County Center OP PropCo, LLC	$14,492,709
29	CBL Southaven Towne Center OP PropCo, LLC	$1,387,728
30	CBL Sunrise Commons PropCo, LLC	$8,704,370
31	CBL Valley View Mall OP PropCo, LLC	$10,454,074
32	CBL West Towne Crossing OP PropCo, LLC	$20,365,722
33	CBL Westgate Crossing PropCo, LLC	$7,775,973
34	CBL York Galleria OP PropCo, LLC	$1,292,716

Schedule 7.02 – CBL

4873-9001-7310\2

Borrower Count	Borrower Name	Allocation
35	CHH-Tennessee, LLC	$4,588,925
36	CSPC-Tennessee, LLC	$17,731,502
37	East Towne Parcel I, LLC	$2,943,692
38	ETM-Wisconsin, LLC	$6,948,525
39	Fayette Plaza CMBS, LLC	$23,641,908
40	GC-Tennessee, LLC	$16,736,157
41	HM-North Carolina, LLC	$7,335,592
42	MDN-Texas, LLC	$1,539,803
43	MNVL-Pennsylvania, LLC	$4,947,046
44	NGM-Tennessee, LLC	$3,665,230
45	PM Anchor-Texas, LLC	$7,030,748
46	Shoppes at St. Clair CMBS, LLC	$16,911,810
47	Southpark Mall-DSG, LLC	$7,949,599
48	STCS-Illinois, LLC	$7,871,050
49	Volusia SAC, LLC	$5,408,084
50	Volusia-OP Peripheral, LLC	$7,913,552
51	West Towne District, LLC	$5,950,632

		$360,000,000

EXHIBIT A – CBL

4873-9001-7310\2

Exhibit A

Properties/Projects

EXHIBIT A – CBL

4873-9001-7310\2

Property Name	Address	City	State/Province	Owning Entity at Closing	CBL Finance Property Grouping Descriptions
Alamance Crossing West	1433 Boone Station	Burlington	North Carolina	ACW-North Carolina, LLC	Alamance Crossing - West (Open Air Centers)
Alamance Crossing West	1433 Boone Station	Burlington	North Carolina	ACW-North Carolina, LLC	Alamance Crossing - West (Open Air Centers)
Alamance Crossing West	1433 Boone Station	Burlington	North Carolina	ACW-North Carolina, LLC	Alamance Crossing - West (Open Air Centers)
Alamance Crossing West	1433 Boone Station	Burlington	North Carolina	ACW-North Carolina, LLC	Alamance Crossing - West (Open Air Centers)
Alamance Crossing West	1433 Boone Station	Burlington	North Carolina	ACW-North Carolina, LLC	Alamance Crossing - West (Open Air Centers)
Arbor Place Outparcels (Douglasville)	9365 The Landing Dr	Douglasville	Georgia	CBL Landing at Arbor Place OP PropCo, LLC	The Landing at Arbor Place (Open Air Centers)
Arbor Place, The Landing at	9365 The Landing Dr	Douglasville	Georgia	CBL Landing at Arbor Place OP PropCo, LLC	The Landing at Arbor Place (Outparcels)
Arbor Place, The Landing at	9365 The Landing Dr	Douglasville	Georgia	CBL Landing at Arbor Place OP PropCo, LLC	The Landing at Arbor Place (Open Air Centers)
Arbor Place, The Landing at	9365 The Landing Dr	Douglasville	Georgia	CBL Landing at Arbor Place OP PropCo, LLC	The Landing at Arbor Place (Open Air Centers)
Brookfield Anchor S & Street Shops	295 S Moorland Rd	Brookfield	Wisconsin	CBL Brookfield Square OP PropCo, LLC	Brookfield Anchor S Sears (Outparcels)
Brookfield Anchor S & Street Shops	245 S Moorland Rd	Brookfield	Wisconsin	CBL Brookfield Square OP PropCo, LLC	Brookfield Anchor S Sears (Outparcels)
Brookfield Square (Moorland Rd)	1 N Moorland Rd	Brookfield	Wisconsin	Brookfield Square Joint Venture (ground lessor) and CBL Brookfield Square OP PropCo, LLC (ground lessee)	Brookfield Square (Outparcels)
Brookfield Square (Moorland Rd)	205 N Moorland Rd	Brookfield	Wisconsin	Brookfield Square Joint Venture (ground lessor) and CBL Brookfield Square OP PropCo, LLC (ground lessee)	Brookfield Square (Outparcels)
Brookfield Square Outparcel (Bluemound Rd)	15895 W Bluemound Rd	Brookfield	Wisconsin	Brookfield Square Parcel, LLC	Brookfield Square - Lifestyle Center (Outparcels)
Brookfield Square Outparcel (Bluemound Rd)	15895 W Bluemound Rd	Brookfield	Wisconsin	Brookfield Square Parcel, LLC (ground leased from Hephaestus Development Partners)	Brookfield Square - Lifestyle Center (Outparcels)
CoolSprings Crossing	1725 Galleria Blvd	Franklin	Tennessee	CBL CoolSprings Crossing OP PropCo, LLC (ground lessor) and CSPC-Tennessee, LLC (ground less)	CoolSprings Crossing (Outparcels)
CoolSprings Crossing	1725 Galleria Blvd	Franklin	Tennessee	CSPC-Tennessee, LLC	CoolSprings Crossing (Outparcels)
CoolSprings Crossing	1745 Galleria Blvd	Franklin	Tennessee	CSPC-Tennessee, LLC	CoolSprings Crossing (Open Air Centers)

EXHIBIT A – CBL

4873-9001-7310\2

Courtyard at Hickory Hollow	853 Bell Road	Antioch	Tennessee	CHH-Tennessee, LLC	Courtyard at Hickory Hollow (Open Air Centers)
Cross Creek Anchor Sears	1892 Skibo Rd	Fayetteville	North Carolina	CBL Cross Creek Sears OP PropCo, LLC	Cross Creek Anchor S Sears (Outparcels)
Cross Creek Anchor Sears	1892 Skibo Rd	Fayetteville	North Carolina	CBL Cross Creek Sears OP PropCo, LLC	Cross Creek Anchor S Sears (Outparcels)
Dakota Square - Mgmt GL parcel	1018 24th Ave SW	Minot	North Dakota	CBL Dakota Square Mall OP PropCo III, LLC	Dakota Square - Mgmt GL Parcels (Outparcels)
Dakota Square Mall	1400 24th Ave SW	Minot	North Dakota	CBL Dakota Square Mall OP PropCo, LLC	Dakota Square Mall (Outparcels)
Dakota Square Mall	1400 24th Ave SW	Minot	North Dakota	CBL Dakota Square Mall OP PropCo, LLC	Dakota Square Mall (Outparcels)
Dakota Square Mall	1022 24th Ave SW	Minot	North Dakota	CBL Dakota Square Mall OP PropCo, LLC	Dakota Square Mall (Outparcels)
Dakota Square Mall	1022 24th Ave SW		North Dakota	CBL Dakota Square Mall OP PropCo, LLC	Dakota Square Mall (Outparcels)
East Towne Mall Outparcel	4402 E Towne Blvd	Madison	Wisconsin	Madison OP Outparcel Ground, LLC (ground lessor)/ ETM-Wisconsin, LLC (ground lessee)	East Towne Mall Outparcel (Outparcels)
East Towne Mall Outparcel	4320 E Towne Blvd	Madison	Wisconsin	Madison OP Outparcel Ground, LLC (ground lessor)/ ETM-Wisconsin, LLC (ground lessee)	East Towne Mall Outparcel (Outparcels)
East Towne Mall Outparcel	4301 E Towne Blvd	Madison	Wisconsin	Madison OP Outparcel Ground, LLC (ground lessor)/ ETM-Wisconsin, LLC (ground lessee)	East Towne Mall Outparcel (Outparcels)
East Towne Mall Outparcel	4302 E Towne Blvd	Madison	Wisconsin	Madison OP Outparcel Ground, LLC (ground lessor)/ ETM-Wisconsin, LLC (ground lessee)	East Towne Mall Outparcel (Outparcels)
East Towne Parcel 1	4505 E Towne Blvd	Madison	Wisconsin	East Towne Parcel 1, LLC	East Towne Mall - Parcel (Outparcels)
Eastgate, Shops at	4611 Eastgate Blvd	Cincinnati	Ohio	CBL Shops at Eastgate PropCo, LLC	Shops at Eastgate (Outparcels)
Fayette Mall	3385 Nicholasville Rd	Lexington	Kentucky	CBL Fayette Mall OP PropCo, LLC	Fayette Mall (Outparcels)
Fayette Mall	3385 Nicholasville Rd	Lexington	Kentucky	CBL Fayette Mall OP PropCo, LLC	Fayette Mall (Outparcels)
Fayette Mall, The Plaza at	150 Rojay Dr	Lexington	Kentucky	Fayette Plaza CMBS, LLC	Plaza at Fayette (Open Air Centers)
Frontier Square	1740 Dell Range Blvd	Cheyenne	Wyoming	CBL Frontier Square PropCo, LLC	Frontier Square (Open Air Centers)
Hamilton Place - Gunbarrel Pointe	1812 Gunbarrel Rd	Chattanooga	Tennessee	GC-Tennessee, LLC	Gunbarrel Pointe (Open Air Centers)

EXHIBIT A – CBL

4873-9001-7310\2

Hamilton Place - Gunbarrel Pointe	1812 Gunbarrel Rd	Chattanooga	Tennessee	GC-Tennessee, LLC	Gunbarrel Pointe (Open Air Centers)
Hamilton Place - Gunbarrel Pointe	1812 Gunbarrel Rd	Chattanooga	Tennessee	GC-Tennessee, LLC	Gunbarrel Pointe (Open Air Centers)
Hamilton Place - Sears	2100 Hamilton PI Blvd Ste 102	Chattanooga	Tennessee	CBL Hamilton Place Sears OP PropCo, LLC	Hamilton Place Anchor S Sears (Outpareels)
Hamilton Place - Sears	2084 Hamilton PI Blvd	Chattanooga	Tennessee	CBL Hamilton Place Sears OP PropCo, LLC	Hamilton Place Anchor S Sears (Outparcels)
Hanes Mall Parcels	170 Hanes Mall Cir	Winston-Salem	North Carolina	HM-North Carolina, LLC	Hanes Mall Lot 8 Expansion (Outparcels)
Hanes Mall Parcels	192 Hanes Mall Cir	Winston-Salem	North Carolina	HM-North Carolina, LLC	Hanes Mall Lot 8 Expansion (Outparcels)
Hanes Mall Parcels	188 Hanes Mall Cir	Winston-Salem	North Carolina	HM-North Carolina, LLC	Hanes Mall Lot 8 Expansion (Outparcels)
Hanes Mall Parcels	150 Hanes Mall Cir	Winston-Salem	North Carolina	HM-North Carolina, LLC	Hanes Mall Lot 8 Expansion (Outparcels)
Hanes Mall Parcels	160 Hanes Mall Cir	Winston-Salem	North Carolina	CBL Hanes Mall OP PropCo, LLC	Hanes Mall - Lot 2A (but for Finance a part of Hanes Mall Lot 8 Expansion (Outparcels))
Harford Mall Annex	696 Belair Rd	Bel Air	Maryland	CBL Harford Mall Annex PropCo, LLC	Harford Mall - Annex (Open Air Centers)
Jefferson Mall Outparcel	3545 Missouri Blvd	Louisville	Kentucky	CBL Jefferson Mall Self Dev PropCo, LLC	Jefferson Mall - Self Development (Outparcels)
Kirkwood - Mgmt GL Parcels	1016 S 7th St	Bismarck	North Dakota	CBL Kirkwood Mall OP PropCo, LLC	Kirkwood Mall - Mgmt GL Parcels (Outparcels)
Laurel Park Place	37800 Six Mile Rd	Livonia	Michigan	CBL Laurel Park Mall OP PropCo, LLC	Laurel Park Mall (Outparcels)
Layton Hills - Mgmt GL Parcels	1275 N Hill Field Rd	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall - Mgmt GL Parcels (Outparcels)
Layton Hills - Mgmt GL Parcels	630 W 1425 N	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall - Mgmt GL Parcels (Outparcels)
Layton Hills - Mgmt GL Parcels	1171 N 400 W	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall - Mgmt GL Parcels (Outparcels)
Layton Hills - Mgmt GL Parcels	991 N 400 W	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall - Mgmt GL Parcels (Outparcels)
LHM Utah LLC (Layton)	999 N Hill Field Rd,	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall Outparcel (Outparcels)
LHM Utah LLC (Layton)	515 W South Ring Rd	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall Outparcel (Outparcels)
LHM Utah LLC (Layton)	1075 N Hill Field Rd	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall Outparcel (Outparcels)
LHM Utah LLC (Layton)	1105 N Hill Field Rd	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall Outparcel (Outparcels)
LHM Utah LLC (Layton)	1155 N Hill Field Rd	Layton	Utah	CBL Layton Hills OP PropCo, LLC	Layton Hills Mall Outparcel (Outparcels)

EXHIBIT A – CBL

4873-9001-7310\2

Mall del Norte Outparcel	5301 San Dario Ave	Laredo	Texas	MDN-Texas, LLC	Mall del Norte TX Outparcel (Outparcels)
Mayfaire - Mgmt GL Parcels	925 International Dr	Wilmington	North Carolina	CBL Mayfaire Town Center OP PropCo, LLC	Mayfaire Town Center – Mgmt GL Parcels (Outparcels)
Mayfaire - Mgmt GL Parcels	905 International Dr	Wilmington	North Carolina	CBL Mayfaire Town Center OP PropCo, LLC	Mayfaire Town Center – Mgmt GL Parcels (Outparcels)
Meridian Mall	1999 Central Park Dr	Okemos	Michigan	CBL Meridian Mall OP PropCo, LLC (CBL has a leasehold interest; fee owner is Milmar Mall, LLC)	Meridian Mall (Outparcels)
Meridian Mall	5055/5015 Marsh Rd	Okemos	Michigan	CBL Meridian Mall OP PropCo, LLC	Meridian Mall (Outparcels)
Mid Rivers Mall	1 Mid Rivers Mall Dr	St. Peters	Missouri	CBL Mid Rivers Mall OP PropCo, LLC	Mid Rivers Mall (Outparcels)
Monroeville Mall & Annex	200 Mall Cir Dr	Monroeville	Pennsylvania	MNVL-Pennsylvania, LLC	Monroeville Mall (Outparcels)
Northgate Outparcels	544 Northgate Mall Dr	Chattanooga	Tennessee	NGM-Tennessee, LLC	Northgate Mall Outparcel (Outparcels)
Northgate Outparcels	520 Northgate Mall Dr	Chattanooga	Tennessee	NGM-Tennessee, LLC	Northgate Mall Outparcel (Outparcels)
Northgate Outparcels	123 Northgate Mall Dr	Chattanooga	Tennessee	NGM-Tennessee, LLC	Northgate Mall Outparcel (Outparcels)
Northgate Sears Auto	496 Northgate Mall Dr	Chattanooga	Tennessee	NGM-Tennessee, LLC	Northgate Mall SAC Aubrey’s (Outparcels)
Northpark Mall	111 N Rangeline Rd	Joplin	Missouri	CBL Northpark Mall OP PropCo, LLC	Northpark Mall (Outparcels)
Northpark Mall - Mgmt GL Parcels	201 N Northpark Ln	Joplin	Missouri	CBL Northpark Mall OP PropCo III, LLC	Northpark Mall - Mgmt GL Parcels (Outparcels)
Northpark Mall - Mgmt GL Parcels	137 N Rangeline Rd	Joplin	Missouri	CBL Northpark Mall OP PropCo III, LLC	Northpark Mall - Mgmt GL Parcels (Outparcels)
Northpark Mall - Mgmt GL Parcels	209 N Rangeline Rd	Joplin	Missouri	CBL Northpark Mall OP PropCo III, LLC	Northpark Mall - Mgmt GL Parcels (Outparcels)
Parkdale Anchor Macy’s	6155 Eastex Fwy	Beaumont	Texas	Parkdale Anchor M, LLC (ground lessor) and (PM Anchor-Texas, LLC ground lessee)	Parkdale Anchor M (Outparcels)
Parkdale Anchor Macy's	6155 Eastex Fwy	Beaumont	Texas	Parkdale Anchor M, LLC (ground lessor) and (PM Anchor-Texas, LLC ground lessee)	Parkdale Anchor M (Outparcels)
Parkdale Corner	4205/4215 Dowlen Rd	Beaumont	Texas	CBL Parkdale Mall Corner Tract 4 PropCo, LLC	Parkdale Corner (Outparcels)
Parkdale Corner	4205/4215 Dowlen Rd	Beaumont	Texas	CBL Parkdale Mall Corner Tract 4 PropCo, LLC	Parkdale Corner (Outparcels)
Parkdale Corner - Mgmt GL Parcels	4235 Dowlen Rd	Beaumont	Texas	CBL Parkdale Mall Corner OP PropCo, LLC	Parkdale Mall - Mgmt GL Parcels (Outparcels)

EXHIBIT A – CBL

4873-9001-7310\2

Pearland - Mgmt GL Parcels	11222 Broadway St	Pearland	Texas	CBL Pearland Town Center OP PropCo II, LLC	Pearland Town Center - Mgmt GL Parcels (Outparcels)
Pearland-Outparcel 8, LLC (Self-Development)	11150 Broadway St.	Pearland	Texas	CBL Pearland Town Center OP PropCo II, LLC	Pearland Town Center - Self Development (Outparcels)
Post Oak - Mgmt GL Parcels	1520 Harvey Rd	College Station	Texas	CBL Post Oak Mall OP PropCo, LLC	Post Oak Mall - Mgmt GL Parcels (Outparcels)
Post Oak - Mgmt GL Parcels	1512 Harvey Rd	College Station	Texas	CBL Post Oak Mall OP PropCo, LLC	Post Oak Mall - Mgmt GL Parcels (Outparcels)
South County - Mgmt GL Parcels	4125 Lemay Feery Rd	St. Louis	Missouri	CBL South County Center OP PropCo II, LLC	South County Center - Mgmt GL Parcels (Outparcels)
South County Center	590 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
South County Center	590 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
South County Center	570 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
South County Center	720 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
South County Center	700 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
South County Center	110 S County Center Way	St. Louis	Missouri	CBL South County Center OP PropCo, LLC	South County Center (Outparcels)
Southaven Towne Center	125 Towne Center Loop	Southaven	Mississippi	CBL Southaven Towne Center OP PropCo, LLC	Southaven Towne Center (Outparcels)
Southpark Mall - Dick’s Sporting Goods	324 Southpark Cir	Colonial Heights	Virginia	Southpark Mall-DSG, LLC	Southpark Mall - Dick’s Sporting Goods (Outparcels)
St. Clair Square	6600 N Illinois St	Fairview Heights	Illinois	STCS-Illinois, LLC	St. Clair Square (Outparcels)

EXHIBIT A – CBL

4873-9001-7310\2

St. Clair Square	6572 N Illinois St	Fairview Heights	Illinois	STCS-Illinois, LLC	St. Clair Square (Outparcels)
St. Clair Square	6570 N Illinois St	Fairview Heights	Illinois	STCS-Illinois, LLC	St. Clair Square (Outparcels)
St. Clair Square, The Shoppes at	6500/6510/6520/6530/6540 N Illinois St	Fairview Heights	Illinois	Shoppes at St. Clair CMBS, LLC	Shoppes at St. Clair (Open Air Centers)
Sunrise Commons	2780 Pablo Kisel Blvd	Brownsville	Texas	CBL Sunrise Commons PropCo, LLC	Sunrise Commons (Open Air Centers)
Valley View Mall	4813 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Valley View Mall	4817 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Valley View Mall	4822 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Valley View Mall	4802/4822 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Valley View Mall	4802 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Valley View Mall	4802 Valley View Blvd NW	Roanoke	Virginia	CBL Valley View Mall OP PropCo, LLC	Valley View Mall (Outparcels)
Volusia Mall Restaurant District	W Int Speedway Blvd	Daytona Beach	Florida	Volusia-OP Peripheral, LLC	Volusia Mall - Restaurant District (Outparcels)
Volusia Mall Restaurant District	155 Bill France Road	Daytona Beach	Florida	Volusia-OP Peripheral, LLC	Volusia Mall - Restaurant District (Outparcels)
Volusia Sears Auto Center	1702 W Intl Speedway Blvd	Daytona Beach	Florida	Volusia SAC, LLC	Volusia - Sears TBA (Outparcels)
West Towne Crossing	7357 W Towne Way	Madison	Wisconsin	CBL West Towne Crossing OP PropCo, LLC	West Towne Crossing (Open Air Centers)
West Towne Crossing	7349 W Towne Way	Madison	Wisconsin	CBL West Towne Crossing OP PropCo, LLC	West Towne Crossing (Open Air Centers)
West Towne Crossing	7433 W Towne Way	Madison	Wisconsin	CBL West Towne Crossing OP PropCo, LLC	West Towne Crossing (Open Air Centers)
West Towne Crossing	7349 Mineral Point Rd	Madison	Wisconsin	CBL West Towne Crossing OP PropCo, LLC	West Towne Crossing (Outparcels)
West Towne Crossing	7345 Mineral Point Rd	Madison	Wisconsin	CBL West Towne Crossing OP PropCo, LLC	West Towne Crossing (Outparcels)
West Towne Retail District	7311 W Towne Way	Madison	Wisconsin	West Towne District, LLC	West Towne District (Open Air Centers)
Westgate Crossing	660 Spartan Blvd	Spartanburg	South Carolina	CBL Westgate Crossing PropCo, LLC	Westgate Crossing (Open Air Centers)
York Galleria (Red Robin outparcel)	1500 Mt Zion Rd	York	Pennsylvania	York Galleria Limited Partnership (ground lessor) and CBL York Galleria OP PropCo, LLC (ground lessee)	York Galleria (Outparcels)

EXHIBIT A – CBL

4873-9001-7310\2

Exhibit B

Form of Promissory Note

$360,000,000.00	________, 2022

[List Borrowers], (collectively, the “Borrowers”), for value received, hereby unconditionally promise to pay to the order of BEAL BANK USA, a Nevada thrift, or its assigns (the “Payee”) the principal amount of THREE HUNDRED SIXTY MILLION AND NO/100 DOLLARS ($360,000,000.00), together with all accrued and unpaid interest thereon and all other amounts due or to become due under or in respect of the Loan Documents (as defined in the Credit Agreement (as hereinafter defined)), to be computed from the date of this Note (as hereinafter defined) in accordance with the terms of the Credit Agreement and the terms set forth herein and therein.

This Promissory Note (this “Note”) is executed and delivered by the Borrowers pursuant to that certain Credit Agreement dated as of the date hereof, among the Borrowers, Payee, each other lender from time to time party thereto (collectively, the “Lenders”) and CLMG Corp., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as such agreement may be amended, restated, renewed, extended or otherwise modified from time to time (the “Credit Agreement”). All capitalized terms used in this Note but not defined herein shall have the meanings ascribed to such terms by the Credit Agreement.

Principal of and interest accrued on this Note shall be due and payable at the times and in the amounts provided in the Credit Agreement; provided that all such amounts, if not sooner due and payable, shall be due and payable in full on the Maturity Date. The unpaid principal amount of this Note shall bear interest at the rate(s) set forth in the Credit Agreement, which rate shall be the Default Rate at all times after the occurrence and during the continuance of an Event of Default. This Note is issued pursuant to and evidences the Loan made under the Credit Agreement, to which reference is made for a statement of the rights and obligations of the Administrative Agent and the Lenders and the duties and obligations of the Borrowers and the Guarantors. The Credit Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events.

The holder of this Note is hereby authorized by the Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the date and amount of the portion of the Loan made by the applicable Lender to the undersigned and the date and amount of each repayment of principal thereof. Failure to make any such notation, however, shall not affect the rights of the holder of this Note or any obligations of the Borrowers hereunder or under any of the other Loan Documents.

The Borrowers and all endorsers, sureties and guarantors of this Note hereby jointly and severally forever waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate and acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence

EXHIBIT B – CBL

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or other act of any agent or trustee or any holder hereof, whether before or after maturity. The Borrowers agree to pay, and to save the holder of this Note harmless against any liability for the payment of, all costs and expenses (including without limitation reasonable attorney’s fees) if this Note is collected by or through an attorney-at-law to the extent required under the Credit Agreement.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the Maximum Rate. If any such excess amount is paid by the Borrowers or inadvertently contracted for, charged or received by the holder of this Note, such excess shall be returned to the Borrowers or credited as a payment of principal, in accordance with the Credit Agreement. It is the intention of the Borrowers, the Administrative Agent and the Lenders that the Borrowers not pay or contract to pay, and that the holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under applicable Law.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

EXHIBIT B – CBL

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IN WITNESS WHEREOF, this Note is executed and delivered by the Borrowers, pursuant to the act of its duly authorized representative, as of the date set forth above.

[Signature Block for Borrowers]

EXHIBIT B – CBL

4873-9001-7310\2

Exhibit C-1

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of ______________ (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among _________________ (the “Borrower”), the Lenders from time to time party thereto, and CLMG CORP., as Administrative Agent.  This certificate (this “Certificate”) is delivered pursuant to Section 6.02 of the Credit Agreement. Capitalized words and terms used, but not defined, in this Certificate have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that he/she is the duly appointed [Chief Financial Officer/Chief Executive Officer/Treasurer] of the Borrower and is duly authorized to execute and deliver this Certificate in connection with the Credit Agreement, and in such capacity, the undersigned hereby further certifies on behalf of the Borrower as follows:

1.Attached hereto as Appendix A are the financial statements and other financial information of the Loan Parties required by Section 6.01 of the Credit Agreement for the fiscal period ended as of [_______], 20[__].  Such financial statements and other financial information fairly present, in all material respects, the financial condition, results of operations and cash flows of the Loan Parties in accordance with GAAP as applicable at such date and for such period, subject to year-end audit adjustments.

2.I am familiar with the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the financial condition of the Loan Parties and the transactions undertaken by the Loan Parties during the fiscal period covered by the attached financial statements and other financial information. Such review did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default under the Credit Agreement during or at the end of the fiscal period covered by the attached financial statements or since the end of such fiscal period through the date of this Certificate, except, if applicable, as set forth in Appendix B attached to this Certificate, describing in reasonable detail the nature of the condition or event, the period during which it has existed and the action which the applicable Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

In witness whereof, I have executed and delivered this Certificate on behalf of the Borrower this ___ day of ________, 20__.

EXHIBIT C-1 – CBL

4873-9001-7310\2

In witness whereof, I have executed and delivered this Certificate on behalf of the Borrower this ___ day of ________, 20__.

[Borrowers Signature Block]

EXHIBIT C-1 – CBL

4873-9001-7310\2

Exhibit C-2

Form of Excess Cash Flow Certificate

_____________, 20___

This Excess Cash Flow Certificate (this “Certificate”) is given pursuant to Section 6.02 of that certain Credit Agreement, dated as of June [__], 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ________________________________ (“Borrowers”), the other Loan Parties from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and CLMG CORP., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned such terms in the Credit Agreement.

Pursuant to Section 6.02 of the Credit Agreement, I hereby certify, solely in my capacity as a Senior Officer of Borrowers on behalf of each Loan Party, that:

(a)set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Quarter ended [_________], 20[__] and a correct calculation of the required prepayment of $[_________].

(b)Schedule 1 attached hereto is based on the financial statements which have been delivered to Agent in accordance with Section 6.01 of the Credit Agreement.

IN WITNESS WHEREOF, Borrowers have caused this Certificate to be executed by a Senior Officer as of the date first set forth above.

By:
Name:
Title:

EXHIBIT C-2 – CBL

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Schedule 1

CALCULATION OF EXCESS CASH FLOW

for the Fiscal Quarter ending ____________, 20___

Net Operating Income	$____________________
Less: (without duplication)
Capital Expenditures	_____________________
Property Tax Escrow Payments	_____________________
1/4 of the Annual Insurance Premiums	_____________________
Tenant Allowances	_____________________
Payments on the Loan	_____________________
Tax Distributions	_____________________
Excess Cash Flow	$____________________
.50%
Amount subject to Prepayment at Administrative Agent’s discretion	$____________________

EXHIBIT C-2 – CBL

4873-9001-7310\2

Exhibit D

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Facility and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT D – CBL

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Notwithstanding anything contained herein to the contrary, nothing contained herein shall relieve any obligations or liabilities of Assignor[s] with respect to Borrower to the extent the assignment of such obligations is either prohibited or conditioned in the Credit Agreement (unless Assignor has delivered to Borrower, in writing, reasonably satisfactory evidence of the satisfaction of such conditions), including, without limitations, the applicable provisions of Section 10.07 thereof.

This Assignment and Assumption shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without giving effect to New York’s principles of conflicts of laws.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, please provide address for notices and indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: 9620 AIRPORT BOULEVARD OWNER, LLC

4.	Agent: CLMG Corp., as the agent under the Credit Agreement

5.

Credit Agreement:  Credit Agreement dated as of December 3, 2020, among 9620 Airport Boulevard Owner, LLC, Beal Bank USA and the Lenders from time to time party thereto, and CLMG Corp., as administrative agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Loans for all Lenders[8]	Amount of Loans Assigned	Percentage Assigned of Loans[9]

		$____________	$_______	____________%
		$____________	$_______	____________%
		$____________	$_______	____________%

[7.Trade Date:__________________]10

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT D – CBL

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Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:11

CLMG CORP.,

as Administrative agent

By:
Title:]

[Consented to (to the extent required):12

[Borrowers Signature Block]

[10]

The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) the Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

[11]

The consent of Borrower (such consent not to be unreasonably withheld or delayed and which consent shall be deemed to have been given if not given within three (3) Business Days after such request for consent is sent to Borrower) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to Lender or an Affiliate of a Lender or any Approved Fund.

EXHIBIT D – CBL

4873-9001-7310\2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT, DATED AS OF MAY ___, 2022, AMONG
[BORROWERS], THE LENDERS FROM TIME TO TIME PARTY THERETO, AND CLMG CORP., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1.Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(a) and (b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and

EXHIBIT D – CBL

4873-9001-7310\2

without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

EXHIBIT D – CBL

4873-9001-7310\2

Exhibit E-1

Form of Full Recourse Guaranty

GUARANTY
(PAYMENT AND PERFORMANCE)

THIS GUARANTY (this “Guaranty”) is executed effective as of June 7, 2022, by CBL Outparcel Holdco, LLC, a Delaware limited liability company (the “Guarantor”), for the benefit of CLMG CORP., a Texas corporation (“Administrative Agent”), as Administrative Agent for the Lenders pursuant to the Credit Agreement described below, including, without limitation, BEAL BANK USA, as Initial Lender (Initial Lender and all lenders party to the Credit Agreement from time to time being collectively referred to as the “Lenders”).

RECITALS:

WHEREAS, pursuant to that certain Credit Agreement of even date herewith executed by and among ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP

EXHIBIT E-1 – CBL

4873-9001-7310\2

PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (collectively “Borrowers” and individually each a “Borrower”), Administrative Agent and Lenders party thereto (as amended from time to time, the “Credit Agreement”), Borrowers have become indebted to Lenders with respect to a loan in the original stated principal amount of $360,000,000.00 (the “Loan”), which Loan is secured by, inter alia, (A) that certain Security Agreement, dated of even date herewith, executed by Borrowers, for the benefit of Administrative Agent and Lenders (the “Security Agreement”) and (B) a mortgage or similar instrument (executed by each Borrower for its Project) (the Security Agreement and such Mortgages are collectively referred to herein as the “Lien Instruments”) (this Guaranty, the Lien Instruments and all other documents related to the Loan, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, being, collectively, the “Loan Documents”);

WHEREAS, Lenders are not willing to make the Loan, or otherwise extend credit, to Borrowers unless Guarantor unconditionally guarantees to Lenders the payment of the Guaranteed Debt (as herein defined) and the timely performance of the Guaranteed Obligations (as herein defined); and

WHEREAS, Guarantor is the owner of a direct or indirect interest in Borrowers and accordingly, Guarantor will directly or indirectly benefit from Lenders making the Loan to Borrowers.

NOW, THEREFORE, as an inducement to Lenders to enter into the Credit Agreement and to make the Loan to Borrowers, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound hereby, represents and warrants to Administrative Agent and Lenders and covenants and agrees with Administrative Agent and Lenders as follows:

EXHIBIT E-1 – CBL

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ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1Guaranty and Agreement to be Primarily Obligated.

(a)Guaranty of Payment.  Guarantor hereby irrevocably and unconditionally guarantees to Secured Parties and their successors and assigns the payment of the Guaranteed Debt as and when the same shall be due and payable under the Loan Documents, whether by lapse of time, by acceleration of maturity or otherwise.  Guarantor hereby irrevocably and unconditionally covenants and agrees that Guarantor is liable for the Guaranteed Debt as a primary obligor.

(b)Guaranty of Performance. Guarantor hereby unconditionally and irrevocably guarantees to Secured Parties the full, complete and timely performance of all of the Guaranteed Obligations, including, without limitation, that Borrowers will duly and punctually perform, observe and comply with all of the terms, covenants and conditions of the Credit Agreement, the Lien Instruments, the Environmental Indemnity and the other Loan Documents, whether according to the present terms thereof, at any earlier or accelerated date or dates as provided therein, or pursuant to any extension of time or to any change or changes in the terms, covenants or conditions thereof now or hereafter made or granted.  If any of the Guaranteed Obligations are not complied with or performed in any respect whatsoever beyond any applicable notice and cure period, and without the necessity of any notice from any Secured Party to Guarantor, Guarantor agrees to (i) assume all responsibility for the full, complete and timely performance of the Guaranteed Obligations and, at Guarantor’s own cost and expense, to perform and cause performance of all the Guaranteed Obligations in strict accordance with the terms of the Loan Documents; and (ii) INDEMNIFY, DEFEND AND HOLD SECURED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, LIABILITY OR EXPENSE THAT ANY SECURED PARTY MAY SUFFER BY ANY REASON OF ANY SUCH NONCOMPLIANCE OR NONPERFORMANCE.  Guarantor further acknowledges and agrees that Guarantor may be required to perform the Guaranteed Obligations in full without assistance or support from any Borrower or any other Person.  Guarantor agrees that if all or any part of the Guaranteed Obligations shall not be punctually performed when and as stated in the Loan Documents, Guarantor shall, immediately upon demand by any Secured Party (provided, however, that the failure of any Secured Party to make such demand shall neither relieve nor discharge Guarantor in any respect of its Guaranteed Obligations under this Guaranty, any condition or requirement of such demand to Guarantor’s liability under this Guaranty being hereby waived by Guarantor), perform the Guaranteed Obligations.  Secured Parties may, but shall have no obligation to, make demand(s) at any time coincident with or after the time for performance of all or part of the Guaranteed Obligations, and demand(s) may be made from time to time with respect to the same or different items of the Guaranteed Obligations.

EXHIBIT E-1 – CBL

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1.2Definition of Guaranteed Obligations.

(a)“Guaranteed Debt” shall mean:

(i)all principal, interest, attorneys’ fees, commitment fees, Liabilities for costs and expenses and other Obligations and Liabilities of Borrowers to Secured Parties at any time created or arising in connection with the Loan, or any amendment thereto or substitution therefor, including but not limited to all Obligations and Liabilities of Borrowers to Secured Parties arising under the Credit Agreement, or under any renewals, modifications, increases and extensions of the Credit Agreement, or under the Loan Documents;

(ii)all Liabilities of Borrowers for future advances, extensions of credit, sales on account or other value at any time given or made by Secured Parties to Borrowers arising under the Loan Documents, whether or not the advances, credit or value are given pursuant to a commitment;

(iii)any and all other Obligations and Liabilities of every kind and character of Borrowers to Secured Parties arising under the Loan Documents, whether now or hereafter existing or arising, regardless of whether such present or future Obligations and Liabilities be direct or indirect, related or unrelated, liquidated or unliquidated, primary or secondary, joint, several, or joint and several, or fixed or contingent;

(iv)any and all post-petition interest and expenses (including attorney’s fees) whether or not allowed under any Debtor Relief Law; and

(v)all costs, expenses and fees, including but not limited to court costs and attorneys’ fees (subject to Section 1.9 hereof), arising in connection with the collection of any or all amounts, Obligations and Liabilities of Borrowers to Secured Parties described in items (i) through (iv) of this Section.

(b)“Guaranteed Obligations” shall mean, collectively, the Guaranteed Debt and all other Obligations under the Loan Documents, including, by means of example only and without limitation, (i) the timely payment of all taxes and assessments due and payable in connection with the Projects, and (ii) the maintenance of all insurance (and timely payment of all premiums thereon), all in strict accordance with the terms of the Credit Agreement and the other Loan Documents.

(c)Guarantor hereby assumes liability as a primary obligor for, hereby unconditionally guarantees payment to Secured Parties of, hereby agrees to pay, protect, defend and save Secured Parties harmless from and against, and hereby indemnifies Secured Parties from and against, and to pay and fully compensate Secured Parties for, any Guaranteed Obligations to the extent arising out of or in connection with the costs of collection or enforcement of the Loan or preservation of Secured Parties’ rights under the Loan Documents, including any costs incurred by Secured Parties arising from or relating to the filing of a petition under the U.S. Bankruptcy Code or any other Debtor Relief Laws

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by or against any Borrower or Guarantor (but in no way in limitation on the obligations set forth in Sections 1.2(a) and (b) above).

(d)In addition to, and without limiting the generality of the foregoing Section 1.2(c), and notwithstanding anything to the contrary set forth in this Guaranty or in any of the other Loan Documents, Guarantor hereby assumes liability as a primary obligor for and hereby acknowledges and unconditionally agrees that Guarantor shall be fully and personally liable for an amount equal to the then outstanding balance of the Loan plus accrued and unpaid interest thereupon.

(e)[Reserved]

(f)Notwithstanding anything contained in this Guaranty to the contrary, the obligations of Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor in respect of intercompany indebtedness to any Borrower or other affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder, pursuant to which the liability of Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(g)Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1.2(g), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties.  Accordingly, in the event any payment or distribution is made on any date by Guarantor under this Guaranty or a guarantor under a Related Guaranty, Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Obligations paid to Secured Parties.

1.3Additional Defined Terms.

(a)“Borrower”:  The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of such Borrower or any interest in such Borrower.

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(b)"Liabilities" means, as to any Person, all Indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered liabilities pursuant to GAAP.

(c)"Payment in Full" means the date upon which all Guaranteed Obligations have been finally, unconditionally and indefeasibly paid and performed in full (other than indemnity obligations set forth in the Loan Documents that survive the termination of the same, as applicable).

(d)Undefined Terms:  Capitalized terms used but not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Credit Agreement.

1.4Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor.  The fact that at any time or from time to time the Obligations may be increased, reduced or paid in full shall not release, discharge or reduce the obligation of Guarantor to Lenders with respect to any indebtedness or obligations of any Borrower thereafter incurred (or other Obligations thereafter arising) under the Loan Documents or otherwise.  This Guaranty may be enforced by any Secured Party and any subsequent holder of the Loan Documents and shall not be discharged by the assignment, sale, pledge, transfer, participation or negotiation of all or part of the Loan Documents.

1.5Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the Liabilities and obligations of Guarantor to Secured Parties hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Borrower, or any other Person, against any Secured Party or against payment or performance of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise and Guarantor hereby waives and relinquishes, to the fullest extent permitted by applicable Law, by any defense, right of offset or other claim which Guarantor may have against any Secured Party.  Without limiting the foregoing or Guarantor’s liability hereunder, to the extent that Lenders advance funds or extend credit to any Borrower, and do not receive payment thereon in the amounts and at the times required or provided by applicable agreements or Laws, Guarantor is absolutely liable to make such payments to Lenders, on a timely basis.

1.6Payment and Performance by Guarantor.  If all or any part of the Guaranteed Obligations shall not be punctually paid and performed when arising and/or due, whether at demand, maturity or earlier by acceleration or otherwise, Guarantor shall, within ten (10) days after its receipt of written demand from Administrative Agent on behalf of any Secured Party, and without presentment, protest, notice of protest, notice of nonpayment or nonperformance, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever (all such notices being hereby expressly waived by Guarantor), pay in lawful money of the United States of America, the amount arising and/or due on the Guaranteed Obligations to Administrative Agent on behalf of the Secured Parties to Administrative Agent’s account as provided in the Credit Agreement.  Such demand may be made at any time coincident with or after

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the time for payment and performance of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations.  Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

1.7No Duty to Pursue Others.  It shall not be necessary for any Secured Party (and Guarantor hereby waives any rights which Guarantor may have to require any Secured Party), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust [its] remedies against any Borrower or others liable on the Loan or the Obligations or any other Person, (ii) enforce Administrative Agent’s or any Lender’s rights against any Collateral which shall ever have been given to secure the Loan or any of the Obligations, (iii) enforce Secured Parties’ rights against any other guarantors of any of the Obligations, (iv) join any Borrower or any others liable on any of the Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Secured Parties against any Collateral which shall ever have been given to secure the Loan or any of the Obligations, or (vi) resort to any other means of obtaining payment and performance of any of the  Obligations.  Secured Parties shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Obligations.

1.8Agreement and Waiver of Notice.  Guarantor agrees to the provisions of the Loan Documents, and, to the extent permitted by Law, hereby waives notice of, and any rights of consent to (i) any loans or advances made by Lenders to any Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Lien Instruments, the Credit Agreement or any other Loan Document, (iv) the execution and delivery by any Borrower, Administrative Agent and Lenders of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory notes or other documents, instruments or agreements arising under the Loan Documents or in connection with any Project, (v) the occurrence of any breach by any Borrower of any of the terms or conditions of the Credit Agreement or any other Loan Document or the occurrence of any Event of Default, (vi) Administrative Agent’s or any Lender’s transfer, sale, assignment, pledge, participation or disposition of the Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any Collateral for the Obligations, (viii) protest, proof of non‑payment or default by any Borrower, and (ix) any other action at any time taken or not taken by any Secured Party and, generally, all demands and notices (except as otherwise provided in the Loan Documents) of every kind in connection with this Guaranty, the other Loan Documents, and any other documents, instruments or agreements evidencing, securing or relating to any of the Obligations.

1.9Payment of Expenses.  In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within ten (10) days after demand by Administrative Agent on behalf of the Secured Parties, pay Administrative Agent all fees, costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) incurred by  any Secured Party in the enforcement hereof or the preservation of any Secured Party’s rights hereunder, together with interest thereon at the Default Rate from the date the payment of such expenses is requested by Administrative Agent until the date Administrative Agent receives payment in full of such fees, costs and expenses.  The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

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1.10Effect of Bankruptcy.  In the event that, pursuant to any Debtor Relief Laws, or any judgment, order or decision thereunder, or any agreement, stipulation or settlement, any Secured Party must rescind or restore any payment, or any part thereof, received by any Secured Party in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by any Secured Party shall be without effect, and this Guaranty shall remain (or shall be reinstated to be) in full force and effect.  It is the intention of Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s payment or performance of such obligations and then only to the extent of such payment or performance.

1.11Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.  Until Payment in Full of the Guaranteed Obligations, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against any Borrower or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against any Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (b) any right of contribution Guarantor now has or may hereafter have against any other guarantor of any of the Obligations.  Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Secured Parties may have against any Borrower, to all right, title and interest the Secured Parties may have in any such collateral or security, and to any right the Secured Parties may have against such other guarantor.

1.12Application of Payments.  If, at any time, there is any Indebtedness or Obligations of any Borrower to Administrative Agent or any Lender that is not guaranteed by Guarantor, Administrative Agent or any Lender, without in any manner impairing its rights hereunder, may, at its option, apply all amounts realized by Administrative Agent or any Lender from any Collateral or security held by Administrative Agent or any Lender first to the payment of such unguaranteed Indebtedness or Obligations, with the remaining amounts, if any, to then be applied to the payment of the Indebtedness or Obligations guaranteed by Guarantor.

1.13Multiple Guarantors.  If one or more additional guaranty agreements (“Other Guaranties”) are executed by one or more additional guarantors (“Other Guarantors”), which guaranty, in whole or in part, any of the indebtedness or obligations evidenced by the Loan Documents, it is specifically agreed that Secured Parties may enforce the provisions of this Guaranty or of the Other Guaranties with respect to one or more of the parties constituting Guarantor and/or one or more of the Other Guarantors under the Other Guaranties without seeking to enforce the provisions of this Guaranty or the Other Guaranties as to all or any of the parties constituting Guarantor or the Other Guarantors.

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ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

To the extent permitted by applicable Law, Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice, except as otherwise provided in the Loan Documents) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1Modifications.  (A) Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Obligations, any Loan Documents, or any other document, instrument, agreement, contract or understanding between any Borrower and any Secured Party or any other Person pertaining to the Guaranteed Obligations, or any failure of any Secured Party to notify Guarantor of any such action, or (B) any sale, assignment or foreclosure (or delivery of a deed in lieu of foreclosure) of the Credit Agreement, the Lien Instruments, or any other Loan Documents or any sale or transfer of any Project or any failure of any Secured Party to notify Guarantor of any such action.

2.2Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Secured Parties to any Borrower, Guarantor or any Other Guarantor.

2.3Condition of Borrower or Guarantor.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of such Borrower or Guarantor, or any changes in the direct or indirect shareholders, partners or members, as applicable, of any Borrower or Guarantor; or any reorganization of any Borrower or Guarantor.

2.4Invalidity of Obligations.  The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that (i) the Obligations, or any part thereof, exceeds the amount permitted by Law, (ii) the act of creating the Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Loan Documents or otherwise creating the Obligations acted in excess of their authority, (iv) the Obligations violate applicable usury laws, (v) any Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from any Borrower, (vi) the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment and performance of the Obligations) is illegal, uncollectible or unenforceable, or (vii) any of the Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether any Borrower or any other Person be found not liable on the Obligations or any part thereof for any reason.

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2.5Release of Obligors.  Any full or partial release of the liability of any Borrower for the Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment or performance of the Obligations, or any part thereof, by operation of law, Administrative Agent’s or any Lender’s voluntary act, or otherwise, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay or perform the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including any Borrower) will be liable to pay or perform the Guaranteed Obligations, or that Secured Parties will look to other Persons (including any Borrower) to pay or perform the Guaranteed Obligations.

2.6Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment and performance, for all or any part of the Obligations.

2.7Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any Collateral, property or security, at any time existing in connection with, or assuring or securing payment and performance of, all or any part of the Obligations.

2.8Care and Diligence.  The failure of Administrative Agent, any Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any Collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of any Secured Party (i) to take or prosecute any action for the collection of any of the Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Obligations.

2.9Unenforceability.  The fact that any Collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment and performance of the Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized, acknowledged and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations.

2.10Offset.  The Obligations and the liabilities and obligations of Guarantor to Secured Parties hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense of any Borrower, Guarantor or any other Person against Secured Parties or any other party, or against payment of the Obligations, whether such right of offset, claim or defense arises in connection with the Obligations (or the transactions creating the Obligations) or otherwise and Guarantor hereby waives and relinquishes, to the fullest extent permitted by applicable Law, all rights and remedies to any defense, right of offset or other claim which Guarantor may have against any Secured Party.

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2.11Merger.  The reorganization, merger or consolidation of any Borrower into or with any other Person, or the division of any Borrower.

2.12Preference.  Any payment by any Borrower to Administrative Agent on behalf of the Secured Parties is held to constitute a preference under Debtor Relief Law or for any reason any Secured Party is required to refund such payment or pay such amount to such Borrower or to any other Person.

2.13Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to the Loan Documents, the Obligations, or the security and Collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay or perform the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay and perform the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or not contemplated, and whether or not otherwise or particularly described herein, which obligation and Guarantor’s liability hereunder shall be deemed satisfied only upon Payment in Full of the Guaranteed Obligations.

2.14Representations.  The accuracy or inaccuracy of the representations and warranties made by Guarantor herein or by any Borrower in any of the Loan Documents.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Administrative Agent and Lenders to enter into the Loan Documents and extend credit to Borrowers, Guarantor represents, warrants and covenants to Administrative Agent and Lenders, as of the date hereof, as follows:

3.1Benefit.  Guarantor is the owner of a direct or indirect interest in each Borrower, and has received, or will receive, direct or indirect benefit from the making of the Loan to Borrowers.

3.2Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Borrower and is familiar with the value of any and all Collateral intended to be created as security for the payment of the Obligations under the Loan Documents or payment and performance of the Guaranteed Obligations; provided, however, Guarantor is not relying on such financial condition or the Collateral as an inducement to enter into this Guaranty.

3.3No Representation by Administrative Agent or Lender.  Neither Administrative Agent nor any Lender nor any other Secured Party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

3.4Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, Guarantor (A) has, and will have, Solvency, (B) has and will have assets which, fairly valued, exceed its obligations, liabilities

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(including contingent liabilities) and debts, and (C) has and will have property and assets sufficient to satisfy and repay its obligations, liabilities (including contingent liabilities) and debts, including, without limitation, the Guaranteed Obligations.

3.5Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any Law to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.  This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

3.6Liens.  Guarantor has not created, nor is the beneficiary of, any Liens encumbering any Project or any interest therein.

3.7Financial Information.  All of the financial information provided by Guarantor to Administrative Agent and Lenders is true and correct in all material respects as of the date hereof.

3.8Statements and Tax Returns.  Guarantor agrees to deliver to Administrative Agent and Lenders, during the term of the Loan and until the Payment in Full of the Guaranteed Obligations, the financial information and tax returns required by the terms of the Credit Agreement.

ARTICLE IV

SUBORDINATION OF CERTAIN INDEBTEDNESS

4.1Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities are evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.  Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against any Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment and performance of all or a portion of the Guaranteed Obligations.  So long as any portion of the Obligations or the Guaranteed Obligations remains outstanding, Guarantor shall not receive or collect, directly or indirectly, from any Borrower or any other party any amount upon the Guarantor Claims.

4.2Claims in Bankruptcy.  In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceeding involving Guarantor as debtor, each Secured Party shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court

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custodian dividends and payments which would otherwise be payable upon Guarantor Claims.  Guarantor hereby irrevocably assigns such dividends and payments to Secured Parties.  Should Secured Parties receive, for application against the Obligations, any such dividend or payment which is otherwise payable to Guarantor and which, as between any Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then upon Payment in Full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Administrative Agent and Lenders to the extent that such payments to Secured Parties on Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if Administrative Agent or any Lender had not received dividends or payments upon Guarantor Claims.

4.3Payments Held in Trust.  Notwithstanding anything to the contrary in this Guaranty, in the event that Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Secured Parties an amount equal to the amount of all funds, payments, claims and distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Administrative Agent on behalf of the Secured Parties, and Guarantor covenants promptly to pay the same to Administrative Agent on behalf of the Secured Parties.

4.4Liens Subordinate.  Guarantor agrees that any Liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment of Guarantor Claims shall be and remain inferior and subordinate to any Liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment and performance of the Obligations, regardless of whether such encumbrances in favor of Guarantor, Administrative Agent or any Lender presently exist or are hereafter created or attach.  Without the prior written consent of Administrative Agent, Guarantor shall not (i) create any Lien encumbering any Project or any interest therein, (ii) exercise or enforce any creditor’s rights it may have against any Borrower, or (iii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of such Borrower held by Guarantor.  The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against any Borrower granting Liens in any of its assets to any Person other than Administrative Agent or Guarantor transferring any of its assets to any Person other than Administrative Agent.

4.5No Limitations.  Nothing contained in this Guaranty shall affect or limit the ability of Administrative Agent or any Lender to enforce any of Secured Parties’ rights or remedies with respect to any Project or any other Collateral.  Nothing contained in this Guaranty shall affect or limit the rights of Secured Parties to proceed against any other Person, including any Borrower, or any other party with respect to the enforcement of any guarantees of payment, guarantees of performance and completion, hazardous materials indemnifications or agreements or other similar rights, including, without limitation, those indemnities contained in the Environmental Indemnity.

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ARTICLE V

MISCELLANEOUS

5.1Waivers and Related Agreements.  The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives, to the extent not prohibited by any applicable Governmental Authority, any defenses (other than the payment in full of the Guaranteed Obligations) it may now or hereafter have in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any part of the Guaranteed Obligations being irrecoverable;

(b)the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against Guarantor or any other Person under the provisions of any Loan Document or any other guarantor of, or collateral securing, any Guaranteed Obligations;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Obligations, or any other obligations of any Person under the Loan Documents or any other amendment or waiver of or any consent to departure from any Loan Document or any agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(d)any reduction, limitation, impairment or termination of any Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations or otherwise;

(e)any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(g)any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents or any other assets of any Borrower or Guarantor;

(h)any change, restructuring or termination of the company structure or existence of any Borrower or Guarantor;

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(i)any failure of any Secured Party to disclose to any Borrower or Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, any Lender or any other Secured Party (and Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(j)any signature of any officer or other signatory of any Person being mechanically reproduced in facsimile or otherwise;

(k)any existence of or reliance on any representation by any Secured Party or any other circumstance which might otherwise constitute a defense (other than the defense of payment in full) available to, or a legal or equitable discharge of, Borrower, Guarantor, surety, any other Person or any other guarantor; or

(l)any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or Guarantor for the Guaranteed Obligations, or of Guarantor under this Guaranty.

5.2Notices.  All notices or other communications required or permitted to be given pursuant hereto shall be in writing and shall be deemed properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee.  Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee.  Administrative Agent or Guarantor shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth herein.  For purposes of such notices, the addresses of Administrative Agent and Guarantor shall be as follows:

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Administrative Agent:	CLMG Corp., as Administrative Agent

7195 Dallas Parkway

Plano, Texas 75024

Attention: James Erwin

Telephone: (469) 467-5414

Facsimile:  (469) 467-5550

Email: jerwin@clmgcorp.com

With copy to:Dorsey & Whitney LLP

51 W. 52nd St.

New York, NY 10019

Attention:  Larry Makel

Telephone:  (212) 415-9315

Email: makel.larry@dorsey.com

Guarantor:	CBL Outparcel Holdco, LLC

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Farzana Khaleel

Telephone:  (423) 490-8310

Email:Farzana.khaleel@cblproperties.com

With a copy to:	CBL Outparcel Holdco, LLC

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Jeffery V. Curry

Telephone:  (423) 490-8642

Email:  Jeff.Curry@cblproperties

5.3GOVERNING LAW; JURISDICTION, ETC.

(a)GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)SUBMISSION TO JURISDICTION.  GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH

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ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  GUARANTOR DOES HEREBY DESIGNATE AND APPOINT CSC AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO SECURED PARTIES OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

5.4Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected

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by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

5.5Amendments.  This Guaranty may be amended only by an instrument in writing executed by the party against whom such amendment is sought to be enforced.

5.6Parties Bound; Assignment.  This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.  Each Secured Party shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents.  Any assignee or transferee of a Secured Party shall be entitled to all the benefits afforded to such Secured Party under this Guaranty.  No Guarantor shall have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Secured Parties, and any attempted assignment without such consent shall be null and void.

5.7Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

5.8Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

5.9Counterparts; Facsimile and Electronic Transmission.  To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, Guarantor, or that the signature of all Persons required to bind Guarantor, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, Guarantor.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.  This Guaranty shall become effective when it shall have been executed by Guarantor and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of Guarantor.  This Guaranty, and any and all signed certificates and other documents delivered hereunder or in connection herewith, may be transmitted and/or signed by facsimile or e-mail transmission (e.g. “pdf” or “tif”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Guarantor.  Secured Parties may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or e-mail document or signature.

5.10Rights and Remedies.  If Guarantor becomes liable for any indebtedness owing by any Borrower to Secured Parties, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Secured Parties hereunder shall be cumulative of any and all other rights that Secured Parties may ever

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have against Guarantor.  The exercise by Secured Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.11ENTIRETY.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND SECURED PARTIES WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY GUARANTOR AND SECURED PARTIES AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND SECURED PARTIES, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY.  THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND SECURED PARTIES.

5.12WAIVER OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  GUARANTOR (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT THE PARTIES TO THE OTHER LOAN DOCUMENTS HAVE BEEN INDUCED TO ENTER INTO SUCH LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.13Reinstatement in Certain Circumstances.  If at any time any payment of the principal or interest under the Loan Documents or any other amount payable by Borrowers under the Loan Documents are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

5.14Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Guaranty or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system,

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as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

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The undersigned hereby acknowledges and agrees and certifies that the undersigned is aware that pursuant to 18 U.S. Code Section 1344 that whoever knowingly executes, or attempts to execute, a scheme or artifice (1) to defraud a financial institution; or (2) to obtain any of the moneys, funds, credits, assets, securities, or other property owned by, or under the custody or control of, a financial institution, by means of false or fraudulent pretenses, representations, or promises, shall be fined not more than $1,000,000 or imprisoned not more than 30 years, or both.

EXECUTED, effective as of the date first written above.

GUARANTOR:

CBL Outparcel Holdco, LLC,
a Delaware limited liability company

By:	CBL & Associates HoldCo II, LLC,
its sole member

	By:	CBL & Associates Limited Partnership, its sole member

		By:	CBL Holdings I, Inc., its sole general partner

By:
			Name:	Farzana Khaleel
			Title:	Executive Vice President – Chief Financial Officer

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Exhibit E-2

Form of Nonrecourse Carveout Guaranty

GUARANTY
(CARVEOUT)

THIS GUARANTY (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed effective as of June 7, 2022, by CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Guarantor”), for the benefit of CLMG CORP., a Texas corporation (“Administrative Agent”), as Administrative Agent for the Lenders pursuant to the Credit Agreement described below, including, without limitation, BEAL BANK USA, as Initial Lender (Initial Lender and all lenders party to the Credit Agreement from time to time being collectively referred to as the “Lenders”).

RECITALS:

WHEREAS, pursuant to that certain Credit Agreement, dated of even date herewith executed by and among ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL

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OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (collectively “Borrowers” and individually each a “Borrower”), Administrative Agent and Lenders party thereto (as amended from time to time, the “Credit Agreement”), Borrowers have become indebted to Lenders with respect to a loan in the original stated principal amount of $360,000,000.00 (the “Loan”), which Loan (A) is secured by, inter alia, that certain Security Agreement, dated of even date herewith, executed by Borrowers, for the benefit of Administrative Agent and Lenders (the “Security Agreement”) and (B) a mortgage or similar instrument (executed by each Borrower for its Project) (the Security Agreement and such mortgages are collectively referred to herein as the “Lien Instruments”), and further evidenced, secured or governed by other documents, instruments and agreements executed in connection with the Loan including, without limitation, that certain Environmental Indemnity Agreement, dated of even date herewith executed by, among others, Borrowers and Guarantor (the “Environmental Indemnity”) (this Guaranty and all of the foregoing and all other documents related to the Loan, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, being, collectively, the “Loan Documents”);

WHEREAS, Lenders are not willing to make the Loan, or otherwise extend credit, to Borrowers unless Guarantor unconditionally guarantees to Lenders the payment and performance of the Guaranteed Obligations (as herein defined); and

WHEREAS, Guarantor owns indirectly each Borrower and will directly or indirectly benefit from Lenders making the Loan to Borrowers.

NOW, THEREFORE, as an inducement to Lenders to enter into the Credit Agreement and to make the Loan to Borrowers, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound hereby, represents and warrants to Administrative Agent and Lenders and covenants and agrees with Administrative Agent and Lenders as follows:

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ARTICLE VI

NATURE AND SCOPE OF GUARANTY

6.1Guaranty and Agreement to be Primarily Obligated.  Guarantor hereby irrevocably and unconditionally guarantees to Secured Parties and their successors and assigns the prompt payment and performance of the Guaranteed Obligations as and when the same shall be due and payable under the Loan Documents, whether by lapse of time, by acceleration of maturity or otherwise.  Guarantor hereby irrevocably and unconditionally covenants and agrees that Guarantor is liable for the Guaranteed Obligations as a primary obligor and not secondary obligor.

6.2Definition of Guaranteed Obligations.
(a)Guarantor hereby assumes liability as a primary obligor for, hereby unconditionally guarantees payment and performance to Secured Parties of, hereby agrees to pay, protect, defend and save Secured Parties harmless from and against, and hereby indemnifies Secured Parties from and against, and to pay and fully compensate Secured Parties for, any and all Losses (as herein defined) actually incurred or suffered by any or all of the Secured Parties to the extent arising out of or in connection with any of the following:

(i)to the extent such results from an action or failure to act by any of the Related Parties (as herein defined): (1) physical waste occurring on any Project due to the intentional misconduct or negligence of any of the Related Parties, (2) damage or destruction to any Project, and (3) the removal of all or any portion of any Project in violation of the terms of the Loan Documents;

(ii)subject to strict compliance with any right to contest such matters as expressly provided in the Loan Documents, failure of any Borrower and each Project or such Borrower’s agent or designee to pay any (A) ad valorem taxes or other charges that can create Liens on any portion of any Project, or (B) mechanic’s liens or materialmen’s liens; provided that, subsection (ii)(B) shall only apply to the extent any such liens are not bonded over or discharged in accordance with the Loan Documents;

(iii)the costs of collection or enforcement of the Loan or preservation of Secured Parties’ rights under the Loan Documents, including any costs incurred by Secured Parties arising from or relating to the filing of a petition under the U.S. Bankruptcy Code or any other Debtor Relief Laws by or against any Borrower or Guarantor (but in no way in limitation on the obligations set forth in Section 1.2(c) below);

(iv)Any Borrower’s failure to maintain any one or more of the insurance policies required under the Loan Documents or to pay or provide the amount of any one or more insurance deductibles to the extent of the applicable deductible following a casualty or other insured event or claim;

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(v)the seizure or forfeiture of any Project, or any portion thereof, or relevant Borrower’s interest therein, other than as described in Section 1.2(b)(i)(2) below;

(vi)the execution, amendment, modification, termination, cancelation or acceptance of a surrender of any Lease or the waiver of any of the terms or provisions of any Lease, to the extent done in violation of the Loan Documents;

(vii)any fraud, material misrepresentation (at each time each representation was made), gross negligence or willful misconduct by any Related Party in connection with the Loan, any Project or the Loan Documents;

(viii)any payment to or through any Related Party of a Restricted Payment made in violation of the Loan Documents;

(ix)the Environmental Indemnity; or

(x)the violation of any of the terms, obligations, covenants or conditions set forth in Section 6.20 of the Credit Agreement or any Borrower’s failure to maintain its status as a single purpose entity, as required by, and in accordance with the terms and provisions of, the Loan Documents.

(b)Guarantor hereby assumes full liability as a primary obligor for, hereby unconditionally guarantees payment and performance to Secured Parties of, hereby agrees to pay, protect, defend and save and hold Secured Parties harmless from and against, and hereby indemnifies Secured Parties from and against, and to pay and fully compensate Secured Parties for:

(i)any Extraordinary Receipt paid by reason of (1) any loss, damage or destruction to any Project which are not deposited into the Loss Proceeds Account or which are used other than as provided in the Loan Documents, or (2) any awards or other amounts received in connection with any condemnation or eminent domain proceeding of all or a portion of any Project (or any settlement paid in lieu of any such action being taken) which are not deposited into the Loss Proceeds Account or which are used other than as provided in the Loan Documents;

(ii)any rents, Net Cash Proceeds or other gross revenue of any nature whatsoever from any Project or any portion thereof (including, without limitation, any security deposits, other refundable deposits, or sums paid attributable to the termination of any Lease or other similar circumstance), or the sale, leasing or operation thereof, in each case, which are not deposited in the Revenue Account or which are used other than as provided in the Loan Documents;

(iii)any deposits paid to any Borrower or any other Person in respect of any Lease that are not applied in accordance with the terms of the applicable Lease or other agreement; and

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(iv)rents and other payments received from tenants under Leases of all or any portion of any Project paid more than one month in advance.

(c)In addition to, and without limiting the generality of the foregoing Sections 1.2(a) and (b), and notwithstanding anything to the contrary set forth in this Guaranty or in any of the other Loan Documents, Guarantor hereby assumes full liability as a primary obligor for and hereby acknowledges and unconditionally agrees that Guarantor shall be fully and personally liable for the full amount of the Obligations in the event that any of the following circumstances should occur:

(i)Any Borrower or Sole Member files a voluntary petition under any Debtor Relief Law or the occurrence of any of the events set forth in Sections 8.01(f) or (g) of the Credit Agreement;

(ii)any Related Party files, or joins in the filing of, or colludes to cause a filing of, an involuntary petition against any Borrower or Sole Member under any Debtor Relief Law or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower, Guarantor or any other Loan Party from any Person;

(iii)Any Borrower or Sole Member files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it, by any other Person under any Debtor Relief Law or foreign bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(iv)Any Borrower fails to obtain any Secured Party’s prior written consent to the incurrence of any indebtedness or of any voluntary Lien encumbering any Project, to the extent such Borrower is required to obtain such prior written consent under the Loan Documents before consummating any such action;

(v)Any Borrower fails to obtain any Secured Party’s prior written consent to any Disposition, assignment, transfer, pledge, hypothecation, Change of Control, financing, recapitalization, or conveyance of (i) any Project or any direct or interest therein or (ii) any direct or indirect ownership interest in such Borrower, Guarantor or other Loan Party except to the extent, in either case, where such Borrower is not required to obtain such prior written consent under [Section 7.05(i) – (vii),] inclusive, of the Credit Agreement before the consummation of any such action;

(vi)any Related Party, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of any Secured Party in connection with the Loan Documents, (A) seeks a defense (other than Payment in Full of the Obligations), judicial intervention or injunctive or other equitable relief of any kind, (B) asserts in a pleading filed in connection with any judicial proceeding any defense against any Secured Party or any right in connection with any security for the Loan (other than Payment in Full of the Obligations), or (C)

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delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the due exercise by any Secured Party of any such enforcement action, right or remedy (or makes (or directs any Person to make) any threat to do any of the foregoing in clauses (A) – (C) above);

(vii)any Related Party consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for any Borrower or any portion of any Project, other than for the benefit of a Secured Party under the Loan Documents;

(viii)Any Borrower or the Sole Member makes an assignment for the benefit of creditors, or admits, in writing to any Person other than the Administrative Agent or the Lenders or in any legal proceeding with any Person other than the Administrative Agent or the Lenders, its insolvency or inability to pay its debts as they become due; or

(ix)any partition with respect to any Borrower’s ownership interest in any Project, or any partition of any Project, in each case, unless consented to in advance by the Secured Parties, or any action to compel any sale thereof.

(d)The circumstances and obligations of Guarantor set forth in Section 1.2(a), Section 1.2(b) and Section 1.2(c) above, as and to the extent set forth in said Sections, are hereinafter collectively referred to as the “Guaranteed Obligations”.

(e)Notwithstanding anything to the contrary in any of the Loan Documents, Secured Parties shall not be deemed to have waived any right which any Secured Party may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all Collateral shall secure, and shall continue to secure, all of the Obligations.

(f)Notwithstanding anything contained in this Guaranty to the contrary, the obligations of Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor in respect of intercompany indebtedness to any Borrower or other affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder, pursuant to which the liability of Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation,

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reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(g)Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1.2(g), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties.  Accordingly, in the event any payment or distribution is made on any date by Guarantor under this Guaranty or a guarantor under a Related Guaranty, Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Obligations paid to Secured Parties.

6.3Additional Defined Terms.

(a)“Borrower”:  The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of such Borrower or any interest in such Borrower.

(b)“Claim”: Any threatened, pending or completed judicial or non-judicial action, suit, claim, arbitration, alternate dispute resolution mechanism, investigation, petition, judicial or non-judicial intervention, formal inquiry, demand, application for relief, dispute proceeding, mediation, administrative hearing or any other actual, threatened or completed proceeding, whether made by or brought in the right of any Related Party or otherwise.

(c)“Losses”:  Any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, demands, causes of action, damages, actual out-of-pocket losses, fines, penalties, charges, fees, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses actually incurred), judgments, awards and amounts paid in settlement of whatever kind or nature (including, without limitation, court costs, reasonable attorneys’ fees and expenses actually incurred and other costs of defense), including, without limitation, those resulting from diminution in value of any property.

(d)"Payment in Full": The date upon which all Guaranteed Obligations have been finally, unconditionally and indefeasibly paid and performed in full (other than indemnity obligations set forth in the Loan Documents that survive the termination of the same, as applicable) and all commitments have expired or been terminated.

(e)“Related Parties” or “Related Party”:  Any Borrower, Guarantor, any Affiliate of either (including, without limitation, any Loan Party), or any of their respective principals, officers, managers, general partners, members or any agent, contractor or employee of any such Person, including duly authorized property management personnel.

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(f)“Subrogation Postponement Period”: The date which is 366 days after the Termination Date.

(g)“Tangible Net Worth”: as of any date of determination, (a) all amounts which would be included under capital on a balance sheet of Guarantor at such date, determined in accordance with GAAP, less (b) the sum of (i) amounts owing to Guarantor from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets (as defined by GAAP) and (iii) deferred tax charges.

(h)“Termination Date”: means the date on which Payment in Full of all Obligations occurs.

(i)Undefined Terms:  Capitalized terms used but not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Credit Agreement.

6.4Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor.  The fact that at any time or from time to time the Obligations may be increased or reduced shall not release, discharge or reduce the obligation of Guarantor to Lenders with respect to any indebtedness or obligations of any Borrower thereafter incurred (or other Obligations thereafter arising) under the Loan Documents or otherwise.  This Guaranty may be enforced by any Secured Party and any subsequent holder of the Loan Documents and shall not be discharged by the assignment, sale, pledge, transfer, participation or negotiation of all or part of the Loan Documents.

6.5Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantor to Secured Parties hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Borrower, or any other Person, against any Secured Party or against payment or performance of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise and Guarantor hereby waives and relinquishes, to the fullest extent permitted by applicable Law, any defense, right of offset or other claim which Guarantor may have against any Secured Party.  Without limiting the foregoing or Guarantor’s liability hereunder, to the extent that Lenders advance funds or extend credit to any Borrower (and such funds or credit are part of the Guaranteed Obligations), and do not receive payment thereon in the amounts and at the times required or provided by applicable agreements or Laws, Guarantor is absolutely liable to make such payments to Lenders, on a timely basis.

6.6Payment and Performance by Guarantor.  If all or any part of the Guaranteed Obligations shall not be punctually paid and performed when arising and/or due, whether at demand, maturity or earlier by acceleration or otherwise, Guarantor shall, within ten (10) days after its receipt of written demand from Administrative Agent on behalf of any Secured Party, and without presentment, protest, notice of protest, notice of nonpayment or nonperformance, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice

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whatsoever except for such notices and demands expressly required in the Loan Documents (all such notices being hereby expressly waived by Guarantor), pay in lawful money of the United States of America, the amount arising and/or due on the Guaranteed Obligations to Administrative Agent on behalf of the Secured Parties to Administrative Agent’s account as provided in the Credit Agreement.  Such demand may be made at any time coincident with or after the time for payment and performance of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations.  Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

6.7No Duty to Pursue Others.  It shall not be necessary for any Secured Party (and Guarantor hereby waives any rights which Guarantor may have to require any Secured Party), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Borrower or others liable on the Loan or the Obligations or any other Person, (ii) enforce Administrative Agent’s or any Lender’s rights against any Collateral which shall ever have been given to secure the Loan or any of the Obligations, (iii) enforce Secured Parties’ rights against any other guarantors of any of the Obligations, (iv) join any Borrower or any others liable on any of the Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Secured Parties against any Collateral which shall ever have been given to secure the Loan or any of the Obligations, or (vi) resort to any other means of obtaining payment and performance of any of the  Obligations.  Secured Parties shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Obligations.

6.8Agreement and Waiver of Notice.  Guarantor agrees to the provisions of the Loan Documents, and, to the extent permitted by Law, hereby waives notice of, and any rights of consent to (i) any loans or advances made by Lenders to any Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Lien Instruments, the Credit Agreement or any other Loan Document, (iv) the execution and delivery by any Borrower, Administrative Agent and Lenders of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory notes or other documents, instruments or agreements arising under the Loan Documents or in connection with any Project, (v) the occurrence of any breach by any Borrower of any of the terms or conditions of the Credit Agreement or any other Loan Document or the occurrence of any Event of Default, (vi) Administrative Agent’s or any Lender’s transfer, sale, assignment, pledge, participation or disposition of the Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any Collateral for the Obligations, (viii) protest, proof of non‑payment or default by any Borrower, and (ix) any other action at any time taken or not taken by any Secured Party and, generally, all demands and notices (except as otherwise provided in the Loan Documents) of every kind in connection with this Guaranty, the other Loan Documents, and any other documents, instruments or agreements evidencing, securing or relating to any of the Obligations.

6.9Payment of Expenses.  In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within ten (10) days after demand by Administrative Agent on behalf of the Secured Parties, pay Administrative Agent all fees, costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) incurred by  any Secured Party in the enforcement hereof or the preservation of any Secured Party’s rights hereunder, together with interest thereon at the Default Rate from the date the payment of such expenses is requested by Administrative Agent until the date Administrative Agent receives

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payment in full of such fees, costs and expenses.  The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

6.10Effect of Bankruptcy.  In the event that, pursuant to any Debtor Relief Laws, or any judgment, order or decision thereunder, or any agreement, stipulation or settlement, any Secured Party must rescind or restore any payment, or any part thereof, received by any Secured Party in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by any Secured Party shall be without effect, and this Guaranty shall remain (or shall be reinstated to be) in full force and effect.  It is the intention of Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s payment or performance of such obligations and then only to the extent of such payment or performance.

6.11Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.  Until expiration of the Subrogation Postponement Period, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against any Borrower or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against any Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (b) any right of contribution Guarantor now has or may hereafter have against any other guarantor of any of the Obligations.  Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Secured Parties may have against any Borrower, to all right, title and interest the Secured Parties may have in any such collateral or security, and to any right the Secured Parties may have against such other guarantor.

6.12Application of Payments.  If, at any time, there is any Indebtedness or Obligations of any Borrower to Administrative Agent or any Lender that is not guaranteed by Guarantor, Administrative Agent or any Lender, without in any manner impairing its rights hereunder, may, at its option, apply all amounts realized by Administrative Agent or any Lender from any Collateral or security held by Administrative Agent or any Lender first to the payment of such unguaranteed Indebtedness or Obligations, with the remaining amounts, if any, to then be applied to the payment of the Indebtedness or Obligations guaranteed by Guarantor.

6.13Multiple Guarantors.  If one or more additional guaranty agreements (“Other Guaranties”) are executed by one or more additional guarantors (“Other Guarantors”), which guaranty, in whole or in part, any of the indebtedness or obligations evidenced by the Loan Documents, it is specifically agreed that Secured Parties may enforce the provisions of this Guaranty or of the Other Guaranties with respect to one or more of the parties constituting

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Guarantor and/or one or more of the Other Guarantors under the Other Guaranties without seeking to enforce the provisions of this Guaranty or the Other Guaranties as to all or any of the parties constituting Guarantor or the Other Guarantors.

ARTICLE VII

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

To the extent permitted by applicable Law, Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice, except as otherwise provided in the Loan Documents) which Guarantor might otherwise have as a result of or in connection with any of the following:

7.1Modifications.  (A) Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Obligations, any Loan Documents, or any other document, instrument, agreement, contract or understanding between any Borrower and any Secured Party or any other Person pertaining to the Guaranteed Obligations, or any failure of any Secured Party to notify Guarantor of any such action, or (B) any sale, assignment or foreclosure (or delivery of a deed in lieu of foreclosure) of the Credit Agreement, the Lien Instruments, or any other Loan Documents or any sale or transfer of any Project or any failure of any Secured Party to notify Guarantor of any such action.

7.2Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Secured Parties to any Borrower, Guarantor or any Other Guarantor.

7.3Condition of Borrowers or Guarantor.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of any Borrower or Guarantor, or any changes in the direct or indirect shareholders, partners or members, as applicable, of any Borrower or Guarantor; or any reorganization of any Borrower or Guarantor.

7.4Invalidity of Obligations.  The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that (i) the Obligations, or any part thereof, exceeds the amount permitted by Law, (ii) the act of creating the Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Loan Documents or otherwise creating the Obligations acted in excess of their authority, (iv) the Obligations violate applicable usury laws, (v) any Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from any Borrower, (vi) the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment

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and performance of the Obligations) is illegal, uncollectible or unenforceable, or (vii) any of the Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether any Borrower or any other Person be found not liable on the Obligations or any part thereof for any reason.

7.5Release of Obligors.  Any full or partial release of the liability of any Borrower for the Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment or performance of the Obligations, or any part thereof, by operation of law, Administrative Agent’s or any Lender’s voluntary act, or otherwise, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay or perform the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including any Borrower) will be liable to pay or perform the Guaranteed Obligations, or that Secured Parties will look to other Persons (including any Borrower) to pay or perform the Guaranteed Obligations.

7.6Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment and performance, for all or any part of the Obligations.

7.7Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any Collateral, property or security, at any time existing in connection with, or assuring or securing payment and performance of, all or any part of the Obligations.

7.8Care and Diligence.  The failure of Administrative Agent, any Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any Collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of any Secured Party (i) to take or prosecute any action for the collection of any of the Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Obligations.

7.9Unenforceability.  The fact that any Collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment and performance of the Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized, acknowledged and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations.

7.10Offset.  The Obligations and the liabilities and obligations of Guarantor to Secured Parties hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense of any Borrower, Guarantor or any other Person against Secured Parties or any other party, or against payment of the Obligations, whether such

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right of offset, claim or defense arises in connection with the Obligations (or the transactions creating the Obligations) or otherwise and Guarantor hereby waives and relinquishes, to the fullest extent permitted by applicable Law, all rights and remedies to any defense, right of offset or other claim which Guarantor may have against any Secured Party other than the defense of Payment in Full of the Obligations.

7.11Merger.  The reorganization, merger or consolidation of any Borrower into or with any other Person, or the division of any Borrower.

7.12Preference.  Any payment by any Borrower to Administrative Agent on behalf of the Secured Parties is held to constitute a preference under Debtor Relief Law or for any reason any Secured Party is required to refund such payment or pay such amount to such Borrower or to any other Person.

7.13Other Actions Taken or Omitted.  Prior to completion of foreclosure of the liens under the Loan Documents, any other action taken or omitted to be taken with respect to the Loan Documents, the Obligations, or the security and Collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay or perform the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay and perform the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or not contemplated, and whether or not otherwise or particularly described herein, which obligation and Guarantor’s liability hereunder shall be deemed satisfied only upon Payment in Full of the Guaranteed Obligations.

7.14Representations.  The accuracy or inaccuracy of the representations and warranties made by Guarantor herein or by any Borrower in any of the Loan Documents.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Administrative Agent and Lenders to enter into the Loan Documents and extend credit to Borrowers, Guarantor represents, warrants and covenants to Administrative Agent and Lenders, as of the date hereof, as follows:

8.1Benefit.  Guarantor has indirect ownership of each Borrower, and has received, or will receive, direct or indirect benefit from the making of the Loan to Borrowers.

8.2Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Borrower and is familiar with the value of any and all Collateral intended to be created as security for the payment of the Obligations under the Loan Documents or payment and performance of the Guaranteed Obligations; provided, however, Guarantor is not relying on such financial condition or the Collateral as an inducement to enter into this Guaranty.

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8.3No Representation by Administrative Agent or Lender.  Neither Administrative Agent nor any Lender nor any other Secured Party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

8.4Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, Guarantor (A) has, and will have, Solvency, (B) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (C) has and will have property and assets sufficient to satisfy and repay its obligations, liabilities (including contingent liabilities) and debts, including, without limitation, the Guaranteed Obligations.

8.5Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any Law to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.  This Guaranty and the Loan Documents to which Guarantor is a party constitute the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity whether applied by a court of law or equity).

8.6Liens.  Guarantor has not created, nor is the beneficiary of, any Liens encumbering any Project or any interest therein.

8.7Financial Information.  All of the financial information provided by Guarantor to Administrative Agent and Lenders is true and correct in all material respects as of the date hereof.

8.8Intentionally Omitted.

8.9Intentionally Omitted.

8.10Delivery of Financial Information; Compliance Certificate. Guarantor covenants and agrees that it will furnish or cause to be furnished to the Administrative Agent:

(a)As soon as available and in any event within sixty (60) days after the end of each quarterly fiscal period of each fiscal year of Guarantor, unaudited consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of each such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding quarter in the previous fiscal year, all certified as to fairness of presentation and conformity with GAAP by a Senior Officer of Guarantor; and

(b)Simultaneously with the delivery of each financial statement referred to in clause (a) above, a certificate of a Senior Officer of Guarantor certifying (y) that Guarantor has complied with all covenants and agreements in the Loan Documents to be performed or observed by it and (z) that no Default or Event of Default exists on the date of such

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certificate, and if any Default or Event of Default then exists, setting forth the details thereof and the action which Guarantor is taking or proposes to take with respect thereto.

ARTICLE IX

SUBORDINATION OF CERTAIN INDEBTEDNESS

9.1Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities are evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.  Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against any Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment and performance of all or a portion of the Guaranteed Obligations.  So long as any portion of the Obligations or the Guaranteed Obligations remains outstanding, Guarantor shall not receive or collect, directly or indirectly, from any Borrower or any other party any amount upon the Guarantor Claims.

9.2Claims in Bankruptcy.  In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceeding involving Guarantor as debtor, each Secured Party shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims.  Guarantor hereby irrevocably assigns such dividends and payments to Secured Parties.  Should Secured Parties receive, for application against the Obligations, any such dividend or payment which is otherwise payable to Guarantor and which, as between any Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then upon Payment in Full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Administrative Agent and Lenders to the extent that such payments to Secured Parties on Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if Administrative Agent or any Lender had not received dividends or payments upon Guarantor Claims.

9.3Payments Held in Trust.  Notwithstanding anything to the contrary in this Guaranty, in the event that Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty and subject to any right or claim of a Secured Party, Guarantor agrees to hold in trust for Secured Parties an amount equal to the amount of all funds, payments, claims and distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Administrative Agent on behalf of the Secured Parties, and Guarantor covenants promptly to pay the same to Administrative Agent on behalf of the Secured Parties.

9.4Liens Subordinate.  Guarantor agrees that any Liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment of Guarantor

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Claims shall be and remain inferior and subordinate to any Liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment and performance of the Obligations, regardless of whether such encumbrances in favor of Guarantor, Administrative Agent or any Lender presently exist or are hereafter created or attach.  Without the prior written consent of Administrative Agent, Guarantor shall not (i) create any Lien encumbering any Project or any interest therein, (ii) exercise or enforce any creditor’s rights it may have against any Borrower, or (iii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of any Borrower held by Guarantor.  The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against any Borrower granting Liens in any of its assets to any Person other than Administrative Agent or Guarantor transferring any of its assets to any Person other than Administrative Agent.

9.5No Limitations.  Nothing contained in this Guaranty shall affect or limit the ability of Administrative Agent or any Lender to enforce any of Secured Parties’ rights or remedies with respect to any Project or any other Collateral.  Nothing contained in this Guaranty shall affect or limit the rights of Secured Parties to proceed against any other Person, including any Borrower, or any other party with respect to the enforcement of any guarantees of payment, guarantees of performance and completion, hazardous materials indemnifications or agreements or other similar rights, including, without limitation, those indemnities contained in the Environmental Indemnity.

ARTICLE X

MISCELLANEOUS

10.1Waivers and Related Agreements.  The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives, to the extent not prohibited by any applicable Governmental Authority, any defenses (other than the payment in full of the Guaranteed Obligations) it may now or hereafter have in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any part of the Guaranteed Obligations being irrecoverable;

(b)the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against Guarantor or any other Person under the provisions of any Loan Document or any other guarantor of, or collateral securing, any Guaranteed Obligations;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Obligations, or any other obligations of any Person under the Loan Documents or any other amendment or waiver of or any consent to departure from any Loan Document or any agreement, including, without limitation, any

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increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(d)any reduction, limitation, impairment or termination of any Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations or otherwise;

(e)any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(g)any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents or any other assets of any Borrower or Guarantor;

(h)any change, restructuring or termination of the company structure or existence of any Borrower or Guarantor;

(i)any failure of any Secured Party to disclose to any Borrower or Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, any Lender or any other Secured Party (and Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(j)any signature of any officer or other signatory of any Person being mechanically reproduced in facsimile or otherwise;

(k)any existence of or reliance on any representation by any Secured Party or any other circumstance which might otherwise constitute a defense (other than the defense of payment in full) available to, or a legal or equitable discharge of, any Borrower, Guarantor, surety, any other Person or any other guarantor; or

(l)any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or Guarantor for the Guaranteed Obligations, or of Guarantor under this Guaranty.

10.2Notices.  All notices or other communications required or permitted to be given pursuant hereto shall be in writing and shall be deemed properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to an independent third

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party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee.  Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee.  Administrative Agent or Guarantor shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth herein.  For purposes of such notices, the addresses of Administrative Agent and Guarantor  shall be as follows:

Administrative Agent:	CLMG Corp., as Administrative Agent

7195 Dallas Parkway

Plano, Texas 75024

Attention: James Erwin

Telephone: (469) 467-5414

Facsimile:  (469) 467-5550

Email: jerwin@clmgcorp.com

With copy to:	Dorsey & Whitney LLP

51 W. 52nd St.

New York, NY 10019

Attention:  Larry Makel

Telephone:  (212) 415-9315

Email: makel.larry@dorsey.com

Guarantor:	CBL & Associates Limited Partnership
c/o CBL & Associates Management, Inc.
CBL Center – Suite 500
2030 Hamilton Place Boulevard
Chattanooga, TN 37421
Attention: Farzana Khaleel
Telephone: (423) 490-8310
Email: Farzana.Khaleel@cblproperties.com

With a copy to:	c/o CBL & Associates Management, Inc.
CBL Center – Suite 500
2030 Hamilton Place Boulevard
Chattanooga, TN 37421
Attention: Jeffery V. Curry
Telephone: (423) 490-8310
Email: Jeff.Curry@cblproperties.com

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10.3GOVERNING LAW; JURISDICTION, ETC.

(a)GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, INCLUDING WITHOUT LIMITATION THE RIGHT TO PURSUE ANY ACTION OR PROCEEDING UNDER ANY DEED OF TRUST IN THE STATE AND COUNTY WHERE THE APPLICABLE PROJECT IS LOCATED.

(c)WAIVER OF OBJECTION TO VENUE.  GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  GUARANTOR DOES HEREBY DESIGNATE AND APPOINT CSC AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY

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FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207, AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO SECURED PARTIES OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

10.4Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

10.5Amendments.  This Guaranty may be amended only by an instrument in writing executed by the party against whom such amendment is sought to be enforced.

10.6Parties Bound; Assignment.  This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.  Each Secured Party shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents.  Any assignee or transferee of a Secured Party shall be entitled to all the benefits afforded to such Secured Party under this Guaranty.  Guarantor shall not have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Secured Parties, and any attempted assignment without such consent shall be null and void.

10.7Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

10.8Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

10.9Counterparts; Facsimile and Electronic Transmission.  To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, Guarantor, or that the signature of all Persons

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required to bind Guarantor, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, Guarantor.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.  This Guaranty shall become effective when it shall have been executed by Guarantor and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of Guarantor.  This Guaranty, and any and all signed certificates and other documents delivered hereunder or in connection herewith, may be transmitted and/or signed by facsimile or e-mail transmission (e.g. “pdf” or “tif”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Guarantor.  Secured Parties may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or e-mail document or signature.

10.10Rights and Remedies.  If Guarantor becomes liable for any indebtedness owing by any Borrower to Secured Parties, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Secured Parties hereunder shall be cumulative of any and all other rights that Secured Parties may ever have against Guarantor.  The exercise by Secured Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

10.11ENTIRETY.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND SECURED PARTIES WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY GUARANTOR AND SECURED PARTIES AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND SECURED PARTIES, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY.  THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND SECURED PARTIES.

10.12WAIVER OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT,

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TORT OR ANY OTHER THEORY).  GUARANTOR (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT THE PARTIES TO THE OTHER LOAN DOCUMENTS HAVE BEEN INDUCED TO ENTER INTO SUCH OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.13Reinstatement in Certain Circumstances.  If at any time any payment of the principal or interest under the Loan Documents or any other amount payable by any Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

10.14Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Guaranty or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

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The undersigned hereby acknowledges and agrees and certifies that the undersigned is aware that pursuant to 18 U.S. Code Section 1344 that whoever knowingly executes, or attempts to execute, a scheme or artifice (1) to defraud a financial institution; or (2) to obtain any of the moneys, funds, credits, assets, securities, or other property owned by, or under the custody or control of, a financial institution, by means of false or fraudulent pretenses, representations, or promises, shall be fined not more than $1,000,000 or imprisoned not more than 30 years, or both.

EXECUTED, effective as of the date first written above.

GUARANTOR:

CBL & Associates Limited Partnership,
a Delaware limited partnership

By:	CBL Holdings I, Inc., its sole general partner

By:
Name:	Farzana Khaleel
Title:	Executive Vice President – Chief Financial Officer

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Exhibit F

Form of Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of June 7, 2022 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL

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GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (each a “Grantor” and collectively “Grantors”), in favor of CLMG CORP., a Texas corporation, as the administrative agent for each of the Secured Parties (together with its successor(s) in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Grantors, the Administrative Agent, and Beal Bank USA (the “Initial Lender”, and together with the other lenders from time to time party to the Credit Agreement, the “Lenders”), the Initial Lender is, concurrently herewith, making a Loan to Grantors;

WHEREAS, as a condition precedent to the making of the Loan under the Credit Agreement, the Grantors are required to execute and deliver this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors, for the benefit of each Secured Party agrees as follows:

Article I
DEFINITIONS

Section 1.1Certain Terms.  The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Accounts” is defined in clause (b) of Section 4.4.

“Computer Hardware and Software Collateral” means all of any Grantor’s right, title and interest throughout the world in and to:

(a)all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

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(b)all software programs (including source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)all firmware associated therewith;

(d)all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e)all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent to have “control” (as defined in the UCC) over any Investment Property or Deposit Account.

“Copyright Collateral” means all of any Grantor’s right, title and interest throughout the world in and to:

(a)all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered in the United States Copyright Office and corresponding offices in other countries of the world, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation and all extensions and renewals of the foregoing (“Copyrights”), including the Copyrights which are the subject of a registration or application referred to in Schedule 5.16 to the Credit Agreement;

(b)all express or implied Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”), including each Copyright License referred to in Schedule 5.16 to the Credit Agreement;

(c)the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License; and

(d)all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Credit Agreement” is defined in the first recital.

“Distributions” means all dividends and distributions, liquidating dividends and distributions, shares (or other designations), including those resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers,

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consolidations, and all other distributions, in each case distributed to a Grantor on or with respect to any Equity Interests constituting Collateral.

“Excluded Property” is defined in Section 2.1.

“Filing Statements” is defined in clause (b) of Section 3.8.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Grantor” and “Grantors” are defined in preamble.

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other similar types of intellectual property under any Law, statutory provision or common law doctrine in the United States or anywhere else in the world.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Patent Collateral” means all of a Grantor’s right, title and interest throughout the world in and to:

(a)inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing (“Patents”), including each Patent and Patent application referred to in Schedule 5.16 to the Credit Agreement;

(b)all Patent licenses, and other agreements for the grant by or to a Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”), including each Patent License referred to in Schedule 5.16 to the Credit Agreement;

(c)the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

(d)all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Payment in Full” means the date upon which all Obligations have been finally, unconditionally and indefeasibly paid and performed in full (other than indemnity obligations set forth in the Loan Documents that survive the termination of the same, as applicable) and all commitment has expired or been terminated.

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“Security Agreement” is defined in the preamble.

“Subrogation Postponement Period” means the date which is 366 days after the Termination Date.

“Termination Date” means the date on which Payment in Full of all Obligations occurs.

“Trademark Collateral” means all of a Grantor’s right, title and interest throughout the world in and to:

(a)(i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office and corresponding offices in other countries of the world, and all common law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as “Trademarks”), including those Trademarks referred to in Schedule 5.16 to the Credit Agreement;

(b)all Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each a “Trademark License”), including each Trademark License referred to in Schedule 5.16 to the Credit Agreement; and

(c)all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d)the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e)all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Trade Secrets Collateral” means all of a Grantor’s right, title and interest throughout the world in and to (a) all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how (collectively referred to as “Trade Secrets”) obtained by or used in or contemplated at any time for use in the business of such Grantor, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, (b) all Trade Secret licenses and other agreements for the grant by or to such Grantor of any right to use any Trade Secret (each a “Trade Secret License”) including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret License, and (c) all proceeds of, and rights

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associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Section 1.2Credit Agreement Definitions.  Unless otherwise defined herein, capitalized terms used in this Security Agreement, including its preamble and recitals, shall have the meanings provided in the Credit Agreement.

Section 1.3UCC Definitions.  When used herein the terms Account, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, Securities Account, Security Entitlement, Supporting Obligations and Uncertificated Securities have the meaning provided in Article 8 or Article 9, as applicable, of the UCC.  Letters of Credit has the meaning provided in Section 5-102 of the UCC.

Article II
SECURITY INTEREST

Section 2.1Grant of Security Interest.  To secure the Obligations, each Grantor hereby grants, pledges, hypothecates and collaterally assigns to the Administrative Agent, for the ratable benefit of it and each other Secured Party, a first priority security interest in, lien on and right of setoff against, all of such Grantor’s right, title and interest in, to and under, all of such Grantor’s properties and assets, whether now owned, hereafter acquired by such Grantor or hereafter existing or arising, and wherever located (collectively, the “Collateral”), including, without limitation, all of the following:

(a)Accounts;

(b)Chattel Paper;

(c)Commercial Tort Claims listed on Item G of Schedule I (as such schedule may be amended or supplemented from time to time);

(d)Deposit Accounts;

(e)Documents;

(f)Equipment;

(g)General Intangibles;

(h)Goods (including, without limitation, Inventory);

(i)Instruments;

(j)Investment Property;

(k)Intellectual Property Collateral;

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(l)Letter-of-Credit Rights and Letters of Credit;

(m)Supporting Obligations;

(n)the Sole Member Promissory Note;

(o)all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

(p)all Proceeds of the foregoing and, to the extent not otherwise included, (i) all payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral and (ii) all tort claims; and

(q)all other property and rights of every kind and description and interests therein.

Notwithstanding the foregoing, but subject to the proviso below, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to, any of the following property or the Proceeds thereof (such property and Proceeds hereinafter referred to as “Excluded Property”):  any General Intangibles or other rights arising under any contracts, instruments, licenses or other documents to the extent the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained or (B) give any other party to such contract, instrument, license or other document a valid and enforceable right to terminate its obligations thereunder; provided, however, that (x) this limitation shall exist only for so long as any Law, General Intangibles or other rights arising under any contracts, instruments, licenses or other documents continue to be effective, and, upon the cessation, termination, or expiration of any such Law, General Intangibles or other rights arising under any contracts, instruments, licenses or other documents, or if any such Law, General Intangibles or other rights arising under any contracts, instruments, licenses or other documents is no longer applicable, the security interest granted herein shall be deemed to have automatically attached to such asset; and (y) this limitation shall not apply to the extent that any purported restriction is unenforceable under applicable Law, including Sections 9-406, 9-407, 9-408 and 9-409 of the UCC.

Section 2.2Security for Obligations.

(a)This Security Agreement and the security interest in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 2.1 secures the prompt and complete payment in full and performance of all of the Obligations, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under

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Section 362(a) of the United States Bankruptcy Code and any successor provision thereof).

(b)Notwithstanding anything contained herein to the contrary, it is the intention of Grantors, the Administrative Agent and the other Secured Parties that the amount of the Obligation secured by Grantors’ interests in any of their respective Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to any Grantor.  Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Obligations, the amount of the Obligations secured by Grantors’ interests in any of their respective Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 2.3Continuing Security Interest; Transfer of Loans; Reinstatement.  This Security Agreement shall create continuing security interests in the Collateral and shall (a) remain in full force and effect until the Termination Date has occurred, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, permitted transferees and permitted assigns, subject to the limitations as set forth in the Credit Agreement.  Without limiting the generality of the foregoing clause (c), the Administrative Agent may assign or otherwise transfer (in whole or in part) any Note, Loan or Commitment held by it as provided in Section 10.06 of the Credit Agreement, and any successor or permitted assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 10.06 of the Credit Agreement.  If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

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Section 2.4Grantor Remains Liable.  Anything herein to the contrary notwithstanding:

(a)Each Grantor will remain liable under the contracts and agreements included in the Collateral to which it is a party to the extent set forth therein to perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

(b)the exercise by the Administrative Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c)no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated by reason of this Security Agreement to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.5Intentionally Omitted.

Section 2.6Security Interest Absolute, etc.  This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of a security interest, and shall remain in full force and effect until the Termination Date has occurred.  All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a)any lack of validity, legality or enforceability of any Loan Document;

(b)the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any Grantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any Grantor) of, or collateral securing, any Obligations;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations;

(d)any reduction, limitation, impairment or termination of any Obligations for any reason (other than the Payment in Full thereof), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise (other than the defense of Payment in Full thereof);

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(e)any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)any addition, exchange or release of any Collateral or of any Person that is (or will become) a Grantor (including any Grantor hereunder) of security interests to secure the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g)any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any guarantor.

Section 2.7Postponement of Subrogation.  Each Grantor agrees that it will not exercise any rights against any other Loan Party which it may acquire by way of rights of subrogation under any Loan Document to which it is a party until expiration of the Subrogation Postponement Period.  Any amount paid to any Grantor on account of any such subrogation rights prior to the Subrogation Postponement Period shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by such Grantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 6.1; provided that if such Grantor has made payment to the Secured Parties of all or any part of the Obligations and the end of the Subrogation Postponement Period has occurred, then at such Grantor’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the expiration of the Subrogation Postponement Period, each Grantor shall refrain from taking any action or commencing any proceeding against any Loan Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party.

Section 2.8Election of Remedies.  Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable requirement of any Governmental Authority, proceed to realize its benefits under any of this Security Agreement or the other Loan Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement.  If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against each Grantor or any other Person, whether because of any applicable requirement of any Governmental Authority pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation of such Grantor might otherwise have had but for such action by such Secured Party.

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Section 2.9Intercompany Loans.  Notwithstanding any provision of this Agreement to the contrary, each Grantor shall have the right to engage in the transactions and activities related to the intercompany loans – as described in Section 7.03 of the Credit Agreement.

Article III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to each Secured Party as set forth below.

Section 3.1Ownership, No Liens, etc.  Each Grantor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge, grant and collaterally assign) the Collateral related to the real property owned by such Grantor as shown on Schedule 3, free and clear of all Liens, except for Permitted Encumbrances.  No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement or Permitted Encumbrances or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent (or in escrow with the title company that will permit the title company to issue the First Lien Policies) on the Closing Date.  This Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations and, upon the completion of the filings and other actions specified on Schedule 2, the security interests granted to the Administrative Agent hereunder constitute a valid and perfected first priority Lien (subject, in case of priority, only to the financing statements listed on Schedule 2) on all of the Collateral.

Section 3.2As to Equity Interests of the Grantors’ Subsidiaries, Investment Property.

Section 3.2.1With respect to any direct Subsidiary of any Grantor if any (and there are none as of the date hereof);

(a)that is a corporation, business trust, joint stock company or similar Person, all Equity Interests issued by such Subsidiary are duly authorized and validly issued and (solely with respect to any Equity Interests in a corporation) are fully paid and non‑assessable (or equivalent thereof to the extent applicable in the jurisdiction in which Equity Interests are issued), and represented by a certificate;

(b)that is a limited liability company or limited partnership organized under the laws of any State of the U.S., each Equity Interest issued by such limited liability company and limited partnership is represented by a certificate, and no Equity Interest issued by such Subsidiary fails to expressly provide that such Equity Interest is a security governed by Article 8 of the UCC; and

(c)no such Subsidiary is a general partnership or other joint venture.

Section 3.2.2Upon the receipt of all approvals required under applicable Laws, each Grantor will promptly deliver all Certificated Securities constituting Collateral held by such Grantor to the Administrative Agent, together with duly executed undated blank stock or other Equity Interest powers, or other equivalent instruments of transfer, in each case, acceptable to the Administrative Agent.

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Section 3.2.3None of the Collateral consists of Uncertificated Securities.

Section 3.3Grantor Name, Location, etc.

(a)The jurisdiction in which each Grantor is located for purposes of Sections 9‑301 and 9‑307 of the UCC is set forth in Item A of Schedule I.

(b)During the four months preceding the date hereof, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has any Grantor been the subject of any merger or other corporate reorganization, except in each case as set forth in Item B of Schedule I hereto.

(c)Each Grantor’s federal taxpayer identification number or other unique identification number are set forth in Item C of Schedule I hereto (and, during the four months preceding the date hereof, no Grantor has had a different federal taxpayer identification number or other unique identification number, except as indicated in such Schedule).

(d)No Grantor is a party to any federal, state or local government contract except as set forth in Item D of Schedule I hereto.

(e)No Grantor maintains any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item E of Schedule I.

(f)No Grantor is the beneficiary of any Letters of Credit, except as set forth on Item F of Schedule I.

(g)No Grantor has any Commercial Tort Claims in which a suit has been filed by Grantor, except as set forth on Item G of Schedule I.

(h)The name of each Grantor set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor.

Section 3.4Ownership, No Liens, etc.  Each Grantor has rights in or the power to transfer the Collateral, and each Grantor owns its Collateral free and clear of any Lien, except for any security interest in Collateral that is a Permitted Encumbrance.  No effective financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement and Permitted Encumbrances.

Section 3.5Possession of Inventory, Control; etc.

(a)Each Grantor has, and agrees that it will (subject to Section 4.5(a) hereof) maintain, exclusive possession of its Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory, other than (i) Equipment and Inventory in transit in the ordinary course of business, (ii) Equipment that is leased pursuant to agreements entered into in the ordinary course of such Grantor’s business,

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(iii) Equipment and Inventory that is in the possession or control of a warehouseman, bailee, agent or other Person (other than a Person controlled by or under common control with such Grantors) that has been notified of the security interest created in favor of the Secured Parties pursuant to this Security Agreement, and has authenticated a record acknowledging that it holds possession of such Collateral for the Secured Parties’ benefit and waives any Lien held by it against such Collateral, and (iv) Instruments or Promissory Notes that have been delivered to the Administrative Agent pursuant to Section 3.6.  In the case of material Equipment or Inventory described in clause (iii) above, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has (a) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any such Equipment or Inventory, (b) issued any Document for any such Equipment or Inventory, (c) received notification of any Secured Party’s interest (other than the security interest granted hereunder) in any such Equipment or Inventory or (d) any Lien on any such Equipment or Inventory.

(b)Each Grantor is the sole entitlement holder of its Securities Accounts and Commodities Accounts and no other Person (other than the Administrative Agent pursuant to this Security Agreement or any other Person with respect to Permitted Encumbrances) has control or possession of, or any other interest in, any of such accounts or any other securities or property credited thereto.

Section 3.6Negotiable Documents, Instruments and Chattel Paper.  Each Grantor has delivered to the Administrative Agent possession of all originals of all Documents, Instruments, Promissory Notes, and tangible Chattel Paper constituting Collateral and owned or held by such Grantor on the Closing Date duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent (excluding amounts less than $100,000.

Section 3.7Intellectual Property Collateral.  Each Grantor owns, or possesses the right to use, all of the rights in the Intellectual Property that are reasonably necessary for the operation of its business.  To the best knowledge of each Grantor, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their respective Subsidiaries that is material to the business of such Grantor and its Subsidiaries, if any, infringes upon any rights held by any other Person (except to the extent covered by adequate licensing arrangements).

Section 3.8Validity, etc.

(a)This Security Agreement and the Loan Documents to which each Grantor is a party constitute the legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity whether applied by a court of law or equity).

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(b)The Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations.

(c)Each Grantor has filed UCC-1 financing statements in the filing office for such Grantor’s jurisdiction of organization listed in Item A of Schedule I (collectively, the “Filing Statements”) (or has approved the form of the Filing Statements, which forms are suitable for filing in such offices, and has authorized the Administrative Agent to file the Filing Statements in such forms) and has taken (or has authorized the Administrative Agent to take) all other actions necessary to obtain “control” of all Deposit Accounts, Securities Accounts and Electronic Chattel Paper, in each case to the extent included in the Collateral, as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC.

(d)Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this Security Agreement shall constitute perfected security interests in the Collateral described in such Filing Statements in favor of the Administrative Agent on behalf of the Secured Parties to the extent that a security interest therein may be perfected by filing under the UCC, prior to all other Liens.

Section 3.9Authorization, Approval, etc.  Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either

(a)for the grant by each Grantor of the security interests granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor;

(b)for the perfection or maintenance of the security interests hereunder including the first priority nature of such security interest (except with respect to the Filing Statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the United States Patent and Trademark Office or the United States Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder; or

(c)for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, or, except (i) with respect to any securities issued by a Subsidiary of any Grantor, as may be required in connection with a disposition of such securities by Laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

Section 3.10Best Interests.  It is in the best interests of each Grantor to execute this Security Agreement inasmuch as such Grantor will, as a result of being a Subsidiary of the sole member of the Grantors, derive substantial direct and indirect benefits from the Loan made to the Grantors by the Lenders pursuant to the Credit Agreement, and each Grantor agrees that the

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Secured Parties are relying on this representation in agreeing to make such Loan and other extensions of credit pursuant to the Credit Agreement to the Grantors.

Section 3.11Reaffirmation of Representations and Warranties.  The representations and warranties in the Credit Agreement are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by each Grantor, and each Grantor represents and warrants that each of such representations and warranties are true and correct in all material respects, or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date, provided that each reference in each such representation and warranty to such Grantor’s knowledge shall, for the purposes of this Section 3.11, be deemed to be a reference to such Grantor’s knowledge.

Section 3.12Commercial Tort Claims.  Except to the extent listed in Item G of Schedule I (as the same may be updated from time to time in accordance with the terms hereof), no Grantor has any rights in any Commercial Tort Claim.

Section 3.13Real Properties.  Schedule 3 (as the same may be updated from time to time in accordance with the terms hereof) sets forth (i) all the real properties owned or leased by each Grantor (such Schedule to include the name of the relevant Grantor, the location of the real property), whether such real property is owned or leased by such Grantor, and if leased, the name of the landlord of such Collateral at such location and (ii) all premises and locations where any Collateral is in the possession or control of any warehouseman, bailee, or other Person (other than the relevant Grantor), including the name of the landlord and the fair market value of the Collateral at such location.

Article IV
COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

Section 4.1Covenants and Events of Default in Credit Agreement.  Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, by it so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor.

Section 4.2As to Investment Property; Deposit Accounts, etc.

Section 4.2.1Intentionally Omitted.

Section 4.2.2Intentionally Omitted.

Section 4.2.3Deposit Accounts, Securities Accounts and Commodities Accounts.  Each Grantor will:

(a)maintain all of its Deposit Accounts only with the Administrative Agent, any Lender, any Affiliate of any Lender, or with an Acceptable Financial

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Institution, in each case subject to a Control Agreement acceptable to the Administrative Agent; and

(b)cause the intermediary maintaining any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by such Grantor, to execute a Control Agreement acceptable to the Administrative Agent relating to such Investment Property.

Section 4.2.4Negotiable Documents, Instruments and Chattel Paper.  Each Grantor agrees that it will, within ten (10) Business Days following receipt thereof, notify the Administrative Agent of such receipt, and upon the Administrative Agent’s written request therefor, deliver to the Administrative Agent possession of all originals of negotiable Documents, Instruments, Promissory Notes and Chattel Paper (excluding any such Documents, Instruments, Promissory Notes and Chattel Paper that (A) evidence extensions of credit in the ordinary course of a gaming business; or (B) involve amounts less than $100,000, unless it is a Promissory Note received from a tenant, in which case such amount must be less than $250,000) that it acquires following the Closing Date, in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent.  Each Grantor shall not create any tangible Chattel Paper without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper.

Section 4.2.5Distributions; Voting Rights; etc.  Each Grantor agrees promptly upon the occurrence of an Event of Default and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue:

(a)to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property that is Collateral, all interest, principal, other cash payments on Payment Intangibles, and all Proceeds of the Collateral, in each case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral;

(b)with respect to Collateral consisting of general partner interests or limited liability company member’s interests, to promptly modify its Organization Documents to admit the Administrative Agent as a general partner or member, as applicable;

(c)so long as the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this clause, that the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral and such Grantor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote such Investment Property; and

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(d)to promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent.  The Administrative Agent agrees that, until an Event of Default shall have occurred and be continuing, subject to any requirements of or obligations under the Credit Agreement, each Grantor will have the exclusive voting power with respect to any Investment Property constituting Collateral and the Administrative Agent will, upon the written request of such Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power.

Section 4.2.6Continuous Pledge.  Each Grantor will at all times keep pledged to the Administrative Agent pursuant hereto, on a first‑priority, perfected basis (subject to applicable Permitted Encumbrances) all Investment Property that constitutes Collateral, all Distributions with respect thereto, all Payment Intangibles to the extent they are evidenced by a Document, Instrument, Promissory Note or Chattel Paper, and all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral.

Section 4.3Change of Name, etc.  Each Grantor will not change its name or place of incorporation or organization or federal taxpayer identification number except upon 10 Business Days’ prior written notice to the Administrative Agent.

Section 4.4As to Accounts.

(a)Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b)Upon the occurrence and during the continuance of an Event of Default, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor maintained with the Administrative Agent (together with any other Deposit Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds (except to the extent there are commingled funds in the Collateral Accounts or other reserves or escrows held by or for the benefit of Administrative Agent and Lenders), and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

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(c)The Administrative Agent shall have the right to apply any amount in the Collateral Accounts to the payment of any Obligations which are due and payable.

(d)With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

(e)The Administrative Agent will make available to the Grantor all amounts in any Collateral Account upon the request of such Grantor, so long as no Event of Default has occurred and is then continuing (as certified by such Grantor to the Administrative Agent).

Section 4.5As to Grantor’s Use of Collateral.

(a)Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) may make Dispositions of assets in accordance with the Credit Agreement, (iii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iv) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b)At any time following the occurrence and during the continuance of  an Event of Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of the relevant Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c)Upon the occurrence and during the continuance of an Event of Default, Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder to the extent such payments are not otherwise being made to the Deposit Accounts that are subject to this Agreement.

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(d)At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the relevant Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

(e)No Grantor shall take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as otherwise provided in this Section 4.5.

Section 4.6As to Letter-of-Credit Rights.

(a)Each Grantor, by granting a security interest in its Letter-of-Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights) to the Proceeds of all Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee.  Each Grantor will promptly notify the Administrative Agent upon becoming the beneficiary of any Letter of Credit involving amounts equal to or in excess of $100,000 (or in excess of $250,000 if from a tenant of a Grantor) and shall use its commercially reasonable efforts to comply with any reasonable request of the Administrative Agent in connection with the perfection of a security interest in the Letter-of-Credit Rights therein arising, including without limitation by using its commercially reasonable efforts to cause the issuer of each such Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.  No such actions shall be required with respect to Letters of Credit involving amounts less than $100,000 (or less than $250,000 if from a tenant of a Grantor).

(b)Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the letters of credit issued in favor of such Grantor that the Proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit.

Section 4.7As to Commercial Tort Claims.  Each Grantor covenants and agrees that, until the Termination Date, it shall promptly notify the Administrative Agent of any Commercial Tort Claim of such Grantor involving disputed amounts in excess of $100,000, and shall comply with any reasonable requests of the Administrative Agent in connection with the perfection of a security interest in such Commercial Tort Claims.

Section 4.8Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as

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that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without  loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Grantor with respect to such electronic chattel paper or transferable record.

Section 4.9Further Assurances, etc.  Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request in writing, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, subject to applicable Laws, Grantor will:

(a)from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request in writing and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent;

(b)file (and hereby authorizes the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

(c)deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis (subject to applicable Permitted Encumbrances), at the request of the

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Administrative Agent, all Investment Property constituting Collateral, all Distributions with respect thereto, and all interest and principal with respect to Promissory Notes, and all Proceeds and rights from time to time received by or distributable to Grantor in respect of any of the foregoing Collateral, to the extent any such interest, principal or Proceeds are not otherwise disbursed to Deposit Accounts that are subject to this Agreement; and

(d)do all things reasonably requested by the Administrative Agent in accordance with this Security Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts or Electronic Chattel Paper.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.  Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by Law.  Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

Article V
THE ADMINISTRATIVE AGENT

Section 5.1Administrative Agent Appointed Attorney‑in‑Fact.  Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, subject to applicable Laws, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a)to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;

(c)to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and

(d)to perform the affirmative obligations of such Grantor hereunder.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

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Section 5.2Administrative Agent Has No Duty.  The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for:

(a)ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

(b)taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.3Reasonable Care.  The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the relevant Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

Article VI
REMEDIES

Section 6.1Certain Remedies.  If any Event of Default shall have occurred and be continuing, then subject to applicable Laws, and receipt of any approvals required thereunder:

(a)The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may

(i)take possession of any Collateral not already in its possession without demand and without legal process;

(ii)require the relevant Grantor to, and such Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;

(iii)enter onto the property where any Collateral is located and take possession thereof without demand and without legal process;

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(iv)without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) Business Days’ prior notice to the relevant Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 8.04 of the Credit Agreement.

(c)The Administrative Agent may:

(i)transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;

(ii)notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii)withdraw, or cause or direct the withdrawal of, all funds with respect to any Collateral Account;

(iv)enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(v)endorse any checks, drafts, or other writings in Grantor’s name to allow collection of the Collateral;

(vi)take control of any Proceeds of the Collateral; and

(vii)execute (in the name, place and stead of the relevant Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

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(d)Without limiting the foregoing, in respect of the Intellectual Property Collateral:

(i)upon the request of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent an assignment or assignments of the Intellectual Property Collateral, subject (in the case of any licenses thereunder) to any valid and enforceable requirements to obtain consents from any third parties, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof;

(ii)Each Grantor agrees that the Administrative Agent may file applications and maintain registrations for the protection of the Intellectual Property Collateral and/or bring suit in the name of such Grantor, the Administrative Agent or any Secured Party to enforce the Intellectual Property Collateral and any licenses thereunder and, upon the request of the Administrative Agent, such Grantor shall use all commercially reasonable efforts to assist with such filing or enforcement (including the execution of relevant documents); and

(iii)in the event that the Administrative Agent elects not to make any filing or bring any suit as set forth in clause (ii), such Grantor shall, upon the request of Administrative Agent, use all commercially reasonable efforts, whether through making appropriate filings or bringing suit or otherwise, to protect, enforce and prevent the infringement, misappropriation, dilution, unauthorized use or other violation of the Intellectual Property Collateral.

Section 6.2Compliance with Restrictions.  Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 6.3Protection of Collateral.  The Administrative Agent may from time to time, at its option, following the occurrence and during the continuance of an Event of Default (a) perform any act required hereunder which any Grantor fails to perform after being requested in writing so to perform; and (b) take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security

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interest therein and, in each case, the expenses of the Administrative Agent incurred in connection therewith shall be payable pursuant to Section 10.04 of the Credit Agreement.

Article VII
MISCELLANEOUS PROVISIONS

Section 7.1Loan Document.  This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

Section 7.2Binding on Successors, Transferees and Assigns; Assignment.  This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that such Grantor may not (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of the Required Lenders.

Section 7.3Amendments, etc.  No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and such Grantor and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.4Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication required or permitted to be given pursuant to this Security Agreement shall be given in the manner and become effective as set forth in Section 10.02 of the Credit Agreement.

Section 7.5Release of Liens.  Upon (a) the Disposition of Collateral permitted by and otherwise in accordance with the Credit Agreement and the other Loan Documents or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party.  Upon the occurrence of the Termination Date, this Security Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party.  Upon any such Disposition or the occurrence of the Termination Date, the Administrative Agent will, at the Grantors’ sole expense, deliver to the relevant Grantor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder (but, with regard to a Disposition, only the Collateral which is the subject of such Disposition), and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and shall promptly terminate all Filing Statements relating to the applicable Collateral.

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Section 7.6No Waiver; Remedies.  In addition to, and not in limitation of those provided by applicable Law, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 7.7Headings.  The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

Section 7.8Severability.  If any provision of this Security Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.9Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR

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PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, INCLUDING WITHOUT LIMITATION THE RIGHT TO PURSUE ANY ACTION OR PROCEEDING UNDER ANY DEED OF TRUST IN THE STATE AND COUNTY WHERE THE APPLICABLE PROJECT IS LOCATED.

(c)WAIVER OF VENUE.  EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH GRANTOR DOES HEREBY DESIGNATE AND APPOINT CSC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY  12207 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH GRANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GRANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  EACH GRANTOR (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 7.10Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

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OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.11Counterparts.  This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.12Other Collateral Documents.  Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Administrative Agent for its benefit and the ratable benefit of the other Secured Parties, each Grantor and the Administrative Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of any other Collateral Document are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Administrative Agent and the other Secured Parties under such other Collateral Documents and under applicable Law to the extent consistent with applicable Law; provided that, in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable other Collateral Document or applicable Law governing such other Collateral Document, (a) to the extent that the provisions of such other Collateral Document or applicable Law are, under applicable Law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such other Collateral Document, the terms of such other Collateral Document or such applicable Law shall be controlling; and (b) to the extent that clause (a) above does not apply, the terms of this Security Agreement shall be controlling.

Section 7.13Anti-Marshaling Provisions.  The right is hereby given by each Grantor to the Administrative Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) in accordance with Section 7.5 of all or any part of the Collateral agreeable to the Administrative Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release such Grantor from personal liability for the Obligations.  Notwithstanding the existence of any other security interest in the Collateral held by the Administrative Agent, for the benefit of the Secured Parties, the Administrative Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement.  Each Grantor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or in any other Credit Document.

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Section 7.14ENTIRE AGREEMENT.  THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 7.15Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(REMAINDER OF PAGE INTENTIONALLY BLANK)

EXHIBIT F – CBL

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IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered as of the date first above written.

ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company,

BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company,

CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company,

CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company,

CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company,

CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company,

CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company,

CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company,

CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company,

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company,

CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company,

EXHIBIT F – CBL

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CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company,

CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company,

CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company,

CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company,

CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company,

CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company,

CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company,

CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company,

CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company,

CHH-TENNESSEE, LLC, a Tennessee limited liability company,

CSPC-TENNESSEE, LLC, a Tennessee limited liability company,

EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company,

ETM-WISCONSIN, LLC, a Wisconsin limited liability company,

FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company,

GC-TENNESSEE, LLC, a Tennessee limited liability company,

HM-NORTH CAROLINA, LLC, a North Carolina limited liability company,

MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company,

MDN-TEXAS, LLC, a Texas limited liability company,

MNVL-PENNSYLVANIA, a Pennsylvania limited liability company,

NGM-TENNESSEE, LLC, a Tennessee limited liability company,

PM ANCHOR-TEXAS, LLC, a Texas limited liability company,

SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company,

EXHIBIT F – CBL

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SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company,

STCS-ILLINOIS, LLC, an Illinois limited liability company,

VOLUSIA SAC, LLC, a Florida limited liability company,

VOLUSIA-OP PERIPHERAL, LLC, a Florida limited liability company,

WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company

By:	CBL Outparcel HoldCo, LLC,
its sole member

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership,
its sole member

			By:	CBL Holdings I Inc.,
its sole general partner

By:
				Name:	Farzana Khaleel
				Title:	Executive Vice President – Chief Financial Officer

CLMG CORP., a Texas corporation,
as Administrative Agent

By:
Name:
Title:

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SCHEDULE I
to Security Agreement

Item A.Location of Grantors.

Name of Grantor:	Location for purposes of UCC:
ACW-NORTH CAROLINA, LLC	North Carolina
BROOKFIELD SQUARE PARCEL, LLC	Wisconsin
CBL BROOKFIELD SQUARE OP PROPCO, LLC	Wisconsin
CBL CROSS CREEK SEARS OP PROPCO, LLC	North Carolina
CBL DAKOTA SQUARE MALL OP PROPCO III, LLC	North Dakota
CBL DAKOTA SQUARE MALL OP PROPCO, LLC	North Dakota
CBL FAYETTE MALL OP PROPCO, LLC	Kentucky
CBL FRONTIER SQUARE PROPCO, LLC	Wyoming
CBL HAMILTON PLACE SEARS OP PROPCO, LLC	Tennessee
CBL HANES MALL OP PROPCO, LLC	North Carolina
CBL HARFORD MALL ANNEX PROPCO, LLC	Pennsylvania
CBL JEFFERSON MALL SELF DEV PROPCO, LLC	Kentucky
CBL KIRKWOOD MALL OP PROPCO, LLC	North Dakota
CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	Georgia
CBL LAUREL PARK MALL OP PROPCO, LLC	Michigan
CBL LAYTON HILLS OP PROPCO, LLC	Utah
CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC	North Carolina
CBL MERIDIAN MALL OP PROPCO, LLC	Michigan
CBL MID RIVERS MALL OP PROPCO, LLC	Missouri
CBL NORTHPARK MALL OP PROPCO III, LLC	Missouri

EXHIBIT F – CBL

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CBL NORTHPARK MALL OP PROPCO, LLC	Missouri
CBL PARKDALE MALL CORNER OP PROPCO, LLC	Texas
CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC	Texas
CBL PEARLAND TOWN CENTER OP PROPCO II, LLC	Texas
CBL POST OAK MALL OP PROPCO, LLC	Texas
CBL SHOPS AT EASTGATE PROPCO, LLC	Ohio
CBL SOUTH COUNTY CENTER OP PROPCO II, LLC	Missouri
CBL SOUTH COUNTY CENTER OP PROPCO, LLC	Missouri
CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC	Mississippi
CBL SUNRISE COMMONS PROPCO, LLC	Texas
CBL VALLEY VIEW MALL OP PROPCO, LLC	Virginia
CBL WEST TOWNE CROSSING OP PROPCO, LLC	Wisconsin
CBL WESTGATE CROSSING PROPCO, LLC	South Carolina
CBL YORK GALLERIA OP PROPCO, LLC	Pennsylvania
CHH-TENNESSEE, LLC	Tennessee
CSPC-TENNESSEE, LLC	Tennessee
EAST TOWNE PARCEL I, LLC	Wisconsin
ETM-WISCONSIN, LLC	Wisconsin
FAYETTE PLAZA CMBS, LLC	Delaware
GC-TENNESSEE, LLC	Tennessee
HM-NORTH CAROLINA, LLC	North Carolina
MADISON OP OUTPARCEL GROUND, LLC	Wisconsin
MDN-TEXAS, LLC	Texas
MNVL-PENNSYLVANIA	Pennsylvania

EXHIBIT F – CBL

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NGM-TENNESSEE, LLC	Tennessee
PM ANCHOR-TEXAS, LLC	Texas
SHOPPES AT ST. CLAIR CMBS, LLC	Delaware
SOUTHPARK MALL-DSG, LLC	Virginia
STCS-ILLINOIS, LLC	Illinois
VOLUSIA SAC, LLC	Florida
VOLUSIA-OP PERIPHERAL, LLC	Florida
WEST TOWNE DISTRICT, LLC	Wisconsin

Item B.Merger or other corporate reorganization.

Name of Grantor:	Merger or other corporate reorganization or different organizational name:
N/A

Item C.ID numbers.

Name of Grantor:	Taxpayer ID numbers/organizational identification numbers:
ACW-NORTH CAROLINA, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2404965
BROOKFIELD SQUARE PARCEL, LLC	Taxpayer ID: 62-1542285 Organizational ID: B053423
CBL BROOKFIELD SQUARE OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: C114830
CBL CROSS CREEK SEARS OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2257961
CBL DAKOTA SQUARE MALL OP PROPCO III, LLC	Taxpayer ID: 62-1542285 Organizational ID: 0005593738

EXHIBIT F – CBL

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CBL DAKOTA SQUARE MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 0005593749
CBL FAYETTE MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 1165630.06
CBL FRONTIER SQUARE PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2021-001030776
CBL HAMILTON PLACE SEARS OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 001232784
CBL HANES MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2257971
CBL HARFORD MALL ANNEX PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 7354770
CBL JEFFERSON MALL SELF DEV PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 1165631.06
CBL KIRKWOOD MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 0005593758
CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 21229684
CBL LAUREL PARK MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 802725801
CBL LAYTON HILLS OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 12462250
CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2257968

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CBL MERIDIAN MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 802725810
CBL MID RIVERS MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: LC014318334
CBL NORTHPARK MALL OP PROPCO III, LLC	Taxpayer ID: 62-1542285 Organizational ID: LC014318336
CBL NORTHPARK MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: LC014318337
CBL PARKDALE MALL CORNER OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804206734
CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804206752
CBL PEARLAND TOWN CENTER OP PROPCO II, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804206766
CBL POST OAK MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804226900
CBL SHOPS AT EASTGATE PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 4734790
CBL SOUTH COUNTY CENTER OP PROPCO II, LLC	Taxpayer ID: 62-1542285 Organizational ID: LC014318338
CBL SOUTH COUNTY CENTER OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: LC014318339
CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2021361682

EXHIBIT F – CBL

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CBL SUNRISE COMMONS PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804206800
CBL VALLEY VIEW MALL OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 11273686
CBL WEST TOWNE CROSSING OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: C114831
CBL WESTGATE CROSSING PROPCO, LLC	Taxpayer ID: 62-1542285 210825-1505139 Organizational ID: 210825-1505139
CBL YORK GALLERIA OP PROPCO, LLC	Taxpayer ID: 62-1542285 Organizational ID: 7354728
CHH-TENNESSEE, LLC	Taxpayer ID: 62-1542285 Organizational ID: 001309320
CSPC-TENNESSEE, LLC	Taxpayer ID: 62-1542285 Organizational ID: 001309325
EAST TOWNE PARCEL I, LLC	Taxpayer ID: 62-1542285 Organizational ID: E050612
ETM-WISCONSIN, LLC	Taxpayer ID: 62-1542285 Organizational ID: E060844
FAYETTE PLAZA CMBS, LLC	Taxpayer ID: 62-1542285 Organizational ID: 070092231-4291846
GC-TENNESSEE, LLC	Taxpayer ID: 62-1542285 Organizational ID: 001309333
HM-NORTH CAROLINA, LLC	Taxpayer ID: 62-1542285 Organizational ID: 2404979

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MADISON OP OUTPARCEL GROUND, LLC	Taxpayer ID: 62-1542285 Organizational ID: M117695
MDN-TEXAS, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804562770
MNVL-PENNSYLVANIA	Taxpayer ID: 62-1542285 Organizational ID: 7519476
NGM-TENNESSEE, LLC	Taxpayer ID: 62-1542285 Organizational ID: 001309338
PM ANCHOR-TEXAS, LLC	Taxpayer ID: 62-1542285 Organizational ID: 804553917
SHOPPES AT ST. CLAIR CMBS, LLC	Taxpayer ID: 62-1542285 Organizational ID: 070092256-4291852
SOUTHPARK MALL-DSG, LLC	Taxpayer ID: 62-1542285 Organizational ID: S4054492
STCS-ILLINOIS, LLC	Taxpayer ID: 62-1542285 Organizational ID: 11588697
VOLUSIA SAC, LLC	Taxpayer ID: 62-1542285 Organizational ID: L17000009288
VOLUSIA-OP PERIPHERAL, LLC	Taxpayer ID: 62-1542285 Organizational ID: L12000109826
WEST TOWNE DISTRICT, LLC	Taxpayer ID: 62-1542285 Organizational ID: W059645

Item D.Government Contracts.

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North Dakota Department of Transportation Lease dated November 26, 2021, by and between the State of North Dakota, acting by and through its Director of Transportation and CBL Dakota Square Mall OP PropCo, LLC

Item E.Deposit Accounts and Securities Accounts.

Deposit Accounts:

Name of Grantor:	Account # at PNC:
ACW-NORTH CAROLINA, LLC	1069907908
CBL FRONTIER SQUARE PROPCO, LLC	1082018662
CBL HARFORD MALL ANNEX PROPCO, LLC	1092204426
CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	1082074816
CBL SUNRISE COMMONS PROPCO, LLC	1082074904
CBL WEST TOWNE CROSSING OP PROPCO, LLC	1082074939
CBL WESTGATE CROSSING PROPCO, LLC	1082074912
CHH-TENNESSEE, LLC	1082074787
CSPC-TENNESSEE, LLC	1082075018
FAYETTE PLAZA CMBS, LLC	1092204397
GC-TENNESSEE, LLC	1082074795
SHOPPES AT ST. CLAIR CMBS, LLC	1092204418
WEST TOWNE DISTRICT, LLC	1082074744

Item F.Letter of Credit Rights.

None

Item G.Commercial Tort Claims.

None

EXHIBIT F – CBL

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SCHEDULE 2
to Security Agreement

filing

Grantor	Filing requirement	filing office
ACW-NORTH CAROLINA, LLC	UCC-1 Filing	North Carolina Secretary of State
BROOKFIELD SQUARE PARCEL, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
CBL BROOKFIELD SQUARE OP PROPCO, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
CBL CROSS CREEK SEARS OP PROPCO, LLC	UCC-1 Filing	North Carolina Secretary of State
CBL DAKOTA SQUARE MALL OP PROPCO III, LLC	UCC-1 Filing	North Dakota Secretary of State
CBL DAKOTA SQUARE MALL OP PROPCO, LLC	UCC-1 Filing	North Dakota Secretary of State
CBL FAYETTE MALL OP PROPCO, LLC	UCC-1 Filing	Kentucky Secretary of State
CBL FRONTIER SQUARE PROPCO, LLC	UCC-1 Filing	Wyoming Secretary of State
CBL HAMILTON PLACE SEARS OP PROPCO, LLC	UCC-1 Filing	Tennessee Secretary of State
CBL HANES MALL OP PROPCO, LLC	UCC-1 Filing	North Carolina Secretary of State
CBL HARFORD MALL ANNEX PROPCO, LLC	UCC-1 Filing	Pennsylvania Secretary of Commonwealth
CBL JEFFERSON MALL SELF DEV PROPCO, LLC	UCC-1 Filing	Kentucky Secretary of State
CBL KIRKWOOD MALL OP PROPCO, LLC	UCC-1 Filing	North Dakota Secretary of State

EXHIBIT F – CBL

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CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	UCC-1 Filing	Georgia Superior Court Clerk’ Cooperative Authority
CBL LAUREL PARK MALL OP PROPCO, LLC	UCC-1 Filing	Michigan Department of State
CBL LAYTON HILLS OP PROPCO, LLC	UCC-1 Filing	Utah Division of Corporations & Commercial Code
CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC	UCC-1 Filing	North Carolina Secretary of State
CBL MERIDIAN MALL OP PROPCO, LLC	UCC-1 Filing	Michigan Department of State
CBL MID RIVERS MALL OP PROPCO, LLC	UCC-1 Filing	Missouri Secretary of State
CBL NORTHPARK MALL OP PROPCO III, LLC	UCC-1 Filing	Missouri Secretary of State
CBL NORTHPARK MALL OP PROPCO, LLC	UCC-1 Filing	Missouri Secretary of State
CBL PARKDALE MALL CORNER OP PROPCO, LLC	UCC-1 Filing	Texas Secretary of State
CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC	UCC-1 Filing	Texas Secretary of State
CBL PEARLAND TOWN CENTER OP PROPCO II, LLC	UCC-1 Filing	Texas Secretary of State
CBL POST OAK MALL OP PROPCO, LLC	UCC-1 Filing	Texas Secretary of State
CBL SHOPS AT EASTGATE PROPCO, LLC	UCC-1 Filing	Ohio Secretary of State
CBL SOUTH COUNTY CENTER OP PROPCO II, LLC	UCC-1 Filing	Missouri Secretary of State
CBL SOUTH COUNTY CENTER OP PROPCO, LLC	UCC-1 Filing	Missouri Secretary of State

EXHIBIT F – CBL

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CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC	UCC-1 Filing	Mississippi Secretary of State
CBL SUNRISE COMMONS PROPCO, LLC	UCC-1 Filing	Texas Secretary of State
CBL VALLEY VIEW MALL OP PROPCO, LLC	UCC-1 Filing	Virginia State Corporation Commission
CBL WEST TOWNE CROSSING OP PROPCO, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
CBL WESTGATE CROSSING PROPCO, LLC	UCC-1 Filing	South Carolina Secretary of State
CBL YORK GALLERIA OP PROPCO, LLC	UCC-1 Filing	Pennsylvania Secretary of Commonwealth
CHH-TENNESSEE, LLC	UCC-1 Filing	Tennessee Secretary of State
CSPC-TENNESSEE, LLC	UCC-1 Filing	Tennessee Secretary of State
EAST TOWNE PARCEL I, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
ETM-WISCONSIN, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
FAYETTE PLAZA CMBS, LLC	UCC-1 Filing	Delaware Secretary of State
GC-TENNESSEE, LLC	UCC-1 Filing	Tennessee Secretary of State
HM-NORTH CAROLINA, LLC	UCC-1 Filing	North Carolina Secretary of State
MADISON OP OUTPARCEL GROUND, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution
MDN-TEXAS, LLC	UCC-1 Filing	Texas Secretary of State
MNVL-PENNSYLVANIA	UCC-1 Filing	Pennsylvania Secretary of Commonwealth
NGM-TENNESSEE, LLC	UCC-1 Filing	Tennessee Secretary of State
PM ANCHOR-TEXAS, LLC	UCC-1 Filing	Texas Secretary of State

EXHIBIT F – CBL

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SHOPPES AT ST. CLAIR CMBS, LLC	UCC-1 Filing	Delaware Secretary of State
SOUTHPARK MALL-DSG, LLC	UCC-1 Filing	Virginia State Corporation Commission
STCS-ILLINOIS, LLC	UCC-1 Filing	Illinois Secretary of State
VOLUSIA SAC, LLC	UCC-1 Filing	Florida Department of State
VOLUSIA-OP PERIPHERAL, LLC	UCC-1 Filing	Florida Department of State
WEST TOWNE DISTRICT, LLC	UCC-1 Filing	Wisconsin Department of Financial Institution

EXHIBIT F – CBL

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SCHEDULE 3
to Security Agreement

real estate

Item A.Real Property Owned.

Name of Grantor	Location of real property
ACW-NORTH CAROLINA, LLC	Burlington, North Carolina
BROOKFIELD SQUARE PARCEL, LLC	Brookfield, Wisconsin
CBL BROOKFIELD SQUARE OP PROPCO, LLC	Brookfield, Wisconsin
CBL CROSS CREEK SEARS OP PROPCO, LLC	Fayetteville, North Carolina
CBL DAKOTA SQUARE MALL OP PROPCO III, LLC	Minot, North Dakota
CBL DAKOTA SQUARE MALL OP PROPCO, LLC	Minot, North Dakota
CBL FAYETTE MALL OP PROPCO, LLC	Lexington, Kentucky
CBL FRONTIER SQUARE PROPCO, LLC	Cheyenne, Wyoming
CBL HAMILTON PLACE SEARS OP PROPCO, LLC	Chattanooga, Tennessee
CBL HANES MALL OP PROPCO, LLC	Winston-Salem, NC
CBL HARFORD MALL ANNEX PROPCO, LLC	Bel Air, Maryland
CBL JEFFERSON MALL SELF DEV PROPCO, LLC	Louisville, Kentucky
CBL KIRKWOOD MALL OP PROPCO, LLC	Bismarck, North Dakota
CBL LANDING AT ARBOR PLACE OP PROPCO, LLC	Douglasville, Georgia

EXHIBIT F – CBL

4873-9001-7310\2

CBL LAUREL PARK MALL OP PROPCO, LLC	Livonia, Michigan
CBL LAYTON HILLS OP PROPCO, LLC	Layton, Utah
CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC	Wilmington, North Carolina
CBL MERIDIAN MALL OP PROPCO, LLC	Okemos, Michigan
CBL MID RIVERS MALL OP PROPCO, LLC	St. Peters, Missouri
CBL NORTHPARK MALL OP PROPCO III, LLC	Joplin, Missouri
CBL NORTHPARK MALL OP PROPCO, LLC	Joplin, Missouri
CBL PARKDALE MALL CORNER OP PROPCO, LLC	Beaumont, Texas
CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC	Beaumont, Texas
CBL PEARLAND TOWN CENTER OP PROPCO II, LLC	Pearland, Texas
CBL POST OAK MALL OP PROPCO, LLC	College Station, Texas
CBL SHOPS AT EASTGATE PROPCO, LLC	Cincinnati, Ohio
CBL SOUTH COUNTY CENTER OP PROPCO II, LLC	St. Louis, Missouri
CBL SOUTH COUNTY CENTER OP PROPCO, LLC	St. Louis, Missouri
CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC	Southaven, Mississippi
CBL SUNRISE COMMONS PROPCO, LLC	Brownsville, Texas
CBL VALLEY VIEW MALL OP PROPCO, LLC	Roanoke, Virginia

EXHIBIT F – CBL

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CBL WEST TOWNE CROSSING OP PROPCO, LLC	Madison, Wisconsin
CBL WESTGATE CROSSING PROPCO, LLC	Spartanburg, South Carolina
CBL YORK GALLERIA OP PROPCO, LLC	York, Pennsylvania
CHH-TENNESSEE, LLC	Nashville, Tennessee
CSPC-TENNESSEE, LLC	Franklin, Tennessee
EAST TOWNE PARCEL I, LLC	Madison, Wisconsin
FAYETTE PLAZA CMBS, LLC	Lexington, Kentucky
GC-TENNESSEE, LLC	Chattanooga, Tennessee
HM-NORTH CAROLINA, LLC	Winston-Salem, North Carolina
MADISON OP OUTPARCEL GROUND, LLC	Madison, Wisconsin
MDN-TEXAS, LLC	Laredo, Texas
MNVL-PENNSYLVANIA	Monroeville, Pennsylvania
NGM-TENNESSEE, LLC	Chattanooga, Tennessee
SHOPPES AT ST. CLAIR CMBS, LLC	St. Clair, Illinois
SOUTHPARK MALL-DSG, LLC	St. Louis, Missouri
STCS-ILLINOIS, LLC	St. Clair, Illinois
VOLUSIA SAC, LLC	Daytona Beach, Florida
VOLUSIA-OP PERIPHERAL, LLC	Daytona Beach, Florida
WEST TOWNE DISTRICT, LLC	Madison, Wisconsin

EXHIBIT F – CBL

4873-9001-7310\2

Item B.Real Property Leased.

Name of Grantor	Location of real property	Landlord
BROOKFIELD SQUARE PARCEL, LLC	Brookfield, Wisconsin	Hephaestus Development Partners, LLC
CBL BROOKFIELD SQUARE OP PROPCO, LLC	Brookfield, Wisconsin	Brookfield Square Joint Venture
CBL DAKOTA SQUARE MALL OP PROPCO, LLC	Minot, North Dakota	State of North Dakota
CBL MERIDIAN MALL OP PROPCO, LLC	Okemos, Michigan	Milmar Mall, L.L.C.
CBL YORK GALLERIA OP PROPCO, LLC	York, Pennsylvania	York Galleria Limited Partnership
CSPC-TENNESSEE, LLC	Franklin, Tennessee	CBL CoolSprings Crossing OP PropCo, LLC
ETM-WISCONSIN, LLC	Madison, Wisconsin	Madison OP Outparcel Ground, LLC
PM ANCHOR-TEXAS, LLC	Beaumont, Texas	Parkdale Anchor M, LLC

Item C.Premises and Locations where any Collateral is in the possession or control of any warehouseman, bailee, or other Person.

Name of Grantor	Location of real property	Landlord name	Good faith estimate of the fair market value of the collateral at such location
N/A	n/a	n/a	n/a

EXHIBIT F – CBL

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Exhibit G-1

Form of Deed of Trust

PREPARED BY AND UPON
RECORDATION RETURN TO:
Dorsey & Whitney LLP

300 Crescent Court, Suite 400

Dallas, TX 75201

Attention:  Steven R. Smith

________________________,
as trustor (Borrower)

to

________________________, an individual resident of ______________ County, ___________, as trustee (Trustee)

for the benefit of

CLMG CORP., in its capacity as Agent for the Lenders pursuant to the Credit Agreement hereinafter described, as beneficiary (Beneficiary)

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

Dated:	As of

Location:

County:		County

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DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT and fixture filing

THIS DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Deed of Trust”) is made as of ________________, by ___________________________, having an address at CBL Center – Suite 500, 2030 Hamilton Place Boulevard Chattanooga, Tennessee  37421, as the “Borrower”), as trustor, to______________________ of ______________ County, as trustee (“Trustee”), for the benefit of CLMG CORP., as Agent for the Lenders pursuant to the Credit Agreement hereinafter described, including, without limitation Initial Lender (as herein defined), having an address at 7195 Dallas Parkway, Plano, Texas 75024, as beneficiary (together with its successors and assigns in such capacity, “Beneficiary”).

W I T N E S S E T H:

WHEREAS, this Deed of Trust is given to secure a loan (the “Loan”) in the amount of $360,000,000 advanced pursuant to that certain Credit Agreement, dated as of the date hereof, among each lender from time to time a party to the Credit Agreement, including, without limitation, Beal Bank USA (collectively, the “Lenders”), Beneficiary, and Borrowers and related Affiliates (collectively, the “Borrowers”) as the same may hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) and evidenced by that certain Promissory Note, dated as of the date hereof (the “Note”), executed by Borrowers and payable to the order of the initial Lender in the original principal amount of $360,000,000;

WHEREAS, Borrower desires to secure the payment of the debt evidenced by the Note, the Credit Agreement and the other Loan Documents (defined herein) (the “Debt”) and the performance of all of Borrowers’ obligations under the Note, the Credit Agreement and the other Loan Documents (as herein defined); and

WHEREAS, this Deed of Trust is given pursuant to the Credit Agreement, and payment, fulfillment, and performance by Borrowers of their obligations thereunder and under the other Loan Documents are secured hereby, and each and every term and provision of the Credit Agreement and the Note, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties therein, are hereby incorporated by reference herein as though set forth in full and shall be considered a part of this Deed of Trust (the Credit Agreement, the Note, this Deed of Trust, and all other documents evidencing or securing the Debt (including all additional mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents) or executed or delivered in connection therewith, are hereinafter referred to collectively as the “Loan Documents”).  Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Deed of Trust:

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Article I - GRANTS OF SECURITY

Section 1.1Property Conveyed. Borrower does hereby irrevocably grant, bargain, sell, pledge, assign, warrant, transfer and convey to Trustee and its successors and assigns, in trust, with Power of Sale for the benefit of Beneficiary as beneficiary in trust, the following property, rights, interests and estates now owned, or hereafter acquired by Borrower (collectively, the “Property”):

(a)Land.  The real property described in Exhibit A attached hereto and made a part hereof (the “Land”);

(b)Additional Land.  All additional lands, estates and development rights hereafter acquired by Borrower for use in connection with the Land and for the business conducted on the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the lien of this Deed of Trust;

(c)Improvements.  The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (collectively, the “Improvements”).  Notwithstanding the foregoing, Improvements shall not include any Improvements owned by the Tenant of any portion of the Land pursuant to any ground lease for the Land (with any such ground lease being identified in Schedule 5.07(b) to the Credit Agreement) provided that Borrower’s revisionary or remainder interest in such Improvements is subject to this Deed of Trust;

(d)Easements.  All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Borrower of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(e)Equipment.  All “goods” and “equipment,” as such terms are defined in Article 9 of the Uniform Commercial Code (as hereinafter defined), now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”).  Notwithstanding the foregoing, Equipment shall not include any property belonging to Tenants under leases except to the extent that Borrower shall have any right or interest therein including without limitation any revisionary or remainder interest in such Equipment;

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(f)Fixtures.  All Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Fixtures”).  Notwithstanding the foregoing, “Fixtures” shall not include Fixtures located within Improvements owned by the Tenant of any portion of the Land pursuant to any ground lease for the Land, nor any property which Tenants are entitled to remove pursuant to leases except to the extent that Borrower shall have any right or interest therein including without limitation any revisionary or remainder interest in such Fixtures;

(g)Personal Property.  All furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises, licenses, certificates and permits, and all other personal property of any kind or character whatsoever as defined in and subject to the provisions of the Uniform Commercial Code, whether tangible or intangible, other than Fixtures, which are now or hereafter owned by Borrower and which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”), and the right, title and interest of Borrower in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (the “Uniform Commercial Code”), superior in lien to the lien of this Deed of Trust and all proceeds and products of the above;

(h)Leases and Rents.  All leases, ground leases, subleases or subsubleases, lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land and the Improvements, and every modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into (collectively, the “Leases”), whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code and all right, title and interest of Borrower, its successors and assigns therein and thereunder, including,

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without limitation, cash or securities deposited thereunder to secure the performance by the Tenants of their obligations thereunder and all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties, additional rents, revenues, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the Land and the Improvements whether paid or accruing before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(i)Condemnation Awards.  All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property (but excluding therefrom any separate rights of any Tenant of the Property to make a claim for a taking relating to its leasehold interest), whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

(j)Insurance Proceeds.  All proceeds in respect of the Property under any insurance policies covering the Property (the “Policies”), including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property;

(k)Tax Certiorari.  All refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any applications or proceedings for reduction;

(l)Conversion.  All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

(m)Rights.  The right, in the name and on behalf of Borrower, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Beneficiary in the Property;

(n)Agreements.  All agreements, contracts (including, without limitation, the Material Contracts), certificates, instruments, franchises, permits, licenses, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting or pertaining to any business or activity conducted on the Land and any part thereof and all right, title and interest of Borrower therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Borrower thereunder;

(o)Trademarks.  All tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records and all other general intangibles relating to or used in connection with the operation of the Property, except that such grant shall not include the right to use the name “CBL”;

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(p)Accounts.  All reserves, escrows and deposit accounts maintained by Borrower with respect to the Property, including without limitation, the Accounts (as defined in the Credit Agreement) and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof (collectively, the “Accounts”);

(q)Letters of Credit.  All letter-of-credit rights (whether or not the letter of credit is evidenced by a writing) Borrower now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.1;

(r)Tort Claims.  All commercial tort claims Borrower now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.1;

(s)Other Rights.  Any and all other rights of Borrower in and to the items set forth in Subsections (a) through (r) above.

AND without limiting any of the other provisions of this Deed of Trust, to the extent permitted by applicable law, Borrower expressly grants to Trustee, as secured party, a security interest in the portion of the Property which is or may be subject to the provisions of the Uniform Commercial Code which are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Land (the Land, the Improvements and the Fixtures collectively referred to as the “Real Property”) appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Deed of Trust be deemed conclusively to be real estate and conveyed hereby.

Section 1.2Assignment of Rents.  Borrower hereby absolutely and unconditionally assigns to Beneficiary and Trustee all of Borrower’s right, title and interest in and to all current and future Leases and Rents; it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only.  Nevertheless, subject to the terms of the Account Control Agreement and Section 7.1(h) of this Deed of Trust, Beneficiary grants to Borrower a revocable license to collect, receive, use and enjoy the Rents and Borrower shall hold the Rents.

Section 1.3Security Agreement. This Deed of Trust is both a real property deed of trust and a “security agreement” within the meaning of the Uniform Commercial Code.  The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Borrower in the Property.  By executing and delivering this Deed of Trust, Borrower hereby grants to Beneficiary, as security for the Obligations (hereinafter defined), a security interest in the Fixtures, the Equipment and the Personal Property and other property constituting the Property, whether now owned or hereafter acquired, to the full extent that the Fixtures, the Equipment, the Personal Property and such other property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called the “Collateral”).  If an Event of Default shall occur and be continuing, Beneficiary, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such

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other measures as Beneficiary may deem necessary for the care, protection and preservation of the Collateral.  Upon request or demand of Beneficiary after the occurrence and during the continuance of an Event of Default, Borrower shall, at its expense, assemble the Collateral and make it available to Beneficiary at a convenient place (at the Land if tangible property) reasonably acceptable to Beneficiary.  Borrower shall pay to Beneficiary on demand any and all expenses, including reasonable legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting its interest in the Collateral and in enforcing its rights hereunder with respect to the Collateral after the occurrence and during the continuance of an Event of Default.  Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall, except as otherwise provided by applicable law, constitute reasonable notice to Borrower.  The proceeds of any disposition of the Collateral, or any part thereof, may, except as otherwise required by applicable law, be applied by Beneficiary to the payment of the Debt in such priority and proportions as Beneficiary in its discretion shall deem proper.  Borrower’s (debtor’s) principal place of business is as set forth on page one hereof and the address of Beneficiary (secured party) is as set forth on page one hereof.

Section 1.4Fixture Filing. Certain of the Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, and this Deed of Trust, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Uniform Commercial Code upon such of the Property that is or may become fixtures.

Section 1.5Pledges of Monies Held. Borrower hereby pledges to Beneficiary any and all monies now or hereafter held by Beneficiary or on behalf of Beneficiary, including, without limitation, any sums deposited in an Account Control Agreement, as additional security for the Obligations until expended or applied as provided in this Deed of Trust or the Credit Agreement.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Trustee and its successors and assigns, forever;

IN TRUST, WITH POWER OF SALE, to secure payment to Beneficiary of the Obligations at the time and in the manner provided for its payment in the Note and in this Deed of Trust;

PROVIDED, HOWEVER, these presents are upon the express condition that, if the Debt is paid at the time and in the manner provided in the Note, the Credit Agreement and this Deed of Trust, Borrower shall well and truly perform the Other Obligations (defined herein) as set forth in this Deed of Trust and shall well and truly abide by and comply with each and every covenant and condition set forth herein and in the Note, the Credit Agreement and the other Loan Documents, these presents and the estate hereby granted shall cease, terminate and be void and Beneficiary or Trustee shall execute and deliver to Borrower, at its request, such documents as may be reasonably necessary to evidence the release of record of the lien of this Deed of Trust; provided, however, that Borrower’s obligation to indemnify and hold harmless Beneficiary

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pursuant to the provisions hereof shall survive any such payment or release for a period of one year.

Article II - DEBT AND OBLIGATIONS SECURED

Section 2.1Debt. This Deed of Trust and the grants, assignments and transfers made in Article I are given for the purpose of securing the Debt.

Section 2.2Other Obligations. This Deed of Trust and the grants, assignments and transfers made in Article I are also given for the purpose of securing the following (the “Other Obligations”):

(a)the performance of all other obligations of Borrowers contained herein;

(b)the performance of each obligation of Borrowers contained in the Credit Agreement and any other Loan Document; and

(c)the performance of each obligation of Borrowers contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Note, the Credit Agreement or any other Loan Document.

Section 2.3Debt and Other Obligations.  Borrowers’ obligations for the payment of the Debt and Borrowers’ obligations for the performance of the Other Obligations shall be referred to collectively herein as the “Obligations.”

Article III - BORROWER COVENANTS

Borrower covenants and agrees that:

Section 3.1Payment of Debt. Borrower will pay the Debt at the time and in the manner provided in the Credit Agreement, the Note and this Deed of Trust.

Section 3.2Incorporation by Reference. All the covenants, conditions and agreements contained in (a) the Credit Agreement and (b) any and all documents other than the Note, this Deed of Trust or the Credit Agreement now or hereafter executed by Borrower, affiliates of Borrower, and/or others and by or in favor of Beneficiary, which wholly or partially secure or guaranty payment of the Note, are hereby made a part of this Deed of Trust to the same extent and with the same force as if fully set forth herein.

Section 3.3Insurance. Borrower shall obtain and maintain, or cause to be maintained, in full force and effect at all times insurance with respect to Borrower and the Property as required pursuant to the Credit Agreement.

Section 3.4Maintenance of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair.  The Improvements, the Fixtures, the Equipment and the Personal Property shall not be removed, demolished or materially altered (except to the extent permitted by the Credit Agreement) without the prior written consent of Beneficiary.  Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any Casualty or become damaged, worn or dilapidated or which may be

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affected by any Condemnation, subject to the terms of the Loan Documents, and shall complete and pay for any structure at any time in the process of construction or repair on the Land.

Section 3.5Waste. Borrower shall not commit or suffer any physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any insurance policy required under the Credit Agreement, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of this Deed of Trust.  Borrower will not, without the prior written consent of Beneficiary, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Section 3.6Payment for Labor and Materials. (a) Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials (“Labor and Material Costs”) incurred in connection with the Property and never permit to exist beyond the due date thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof and other than Permitted Encumbrances (defined herein).

(b)After prior written notice to Beneficiary, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Labor and Material Costs, provided that (i) no Event of Default has occurred and is continuing under the Credit Agreement, the Note, this Deed of Trust or any of the other Loan Documents, (ii) Borrower is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Labor and Material Costs from Borrower and from the Property or Borrower shall have paid all of the Labor and Material Costs under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (v) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, and (vi) Borrower shall have furnished the security as may be required in the proceeding, or as may be reasonably requested by Beneficiary to insure the payment of any contested Labor and Material Costs, together with all interest and penalties thereon.

Section 3.7Performance of Other Agreements.  Borrower shall observe and perform each and every term, covenant and provision to be observed or performed by Borrowers pursuant to the Credit Agreement, any other Loan Document and any other agreement or recorded instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 3.8Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or, if not an individual, Borrower’s corporate, partnership or other structure without notifying Beneficiary of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a

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change in Borrower’s structure not otherwise permitted under the Credit Agreement or in Section 6.2 below, without first obtaining the prior written consent of Beneficiary.  Borrower shall execute and deliver to Beneficiary, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Beneficiary to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Beneficiary, Borrower shall execute a certificate in form satisfactory to Beneficiary listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 3.9Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of such Property, free and clear all Liens (as defined in the Credit Agreement) whatsoever except the Permitted Encumbrances (as set forth on Schedule 5.07(a) of the Credit Agreement) with respect to the Property, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Borrower’s knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property or Borrower’s ability to perform its obligations under the Loan Documents.  This Deed of Trust, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are past due and are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents unless such claims for payments are being contested in accordance with the terms and conditions of this Deed of Trust.

Section 3.10Letter of Credit Rights.  Except for security deposits received from any Tenants at the Property, if Borrower is at any time a beneficiary under a letter of credit relating to the properties, rights, titles and interests referenced in Section 1.1 of this Deed of Trust now or hereafter issued in favor of Borrower, Borrower shall promptly notify Beneficiary thereof and, at the request and option of Beneficiary, Borrower shall, pursuant to an agreement in form and substance satisfactory to Beneficiary, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Beneficiary of the proceeds of any drawing under the letter of credit or (ii) arrange for Beneficiary to become the transferee beneficiary of the letter of credit, with Beneficiary agreeing, in each case that the proceeds of any drawing under the letter of credit are to be applied as provided in Section 7.2 of this Deed of Trust.

Section 3.11Restoration Following Casualty.  If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in material damage to or destruction of the Mortgaged Property (such event being called a “Casualty Loss”), Borrower will give prompt written notice thereof to Beneficiary as required in Section 6.24 of the Credit Agreement, and all insurance proceeds shall be paid or payable in accordance with the provisions of Section 6.24 of the Credit Agreement.

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Section 3.12Condemnation.  If the Mortgaged Property, or any part thereof, shall be condemned or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Mortgaged Property shall be paid in accordance with Section 6.25 of the Credit Agreement.

Article IV - OBLIGATIONS AND RELIANCES

Section 4.1Relationship of Borrower and Beneficiary. The relationship between Borrower and Beneficiary and Borrower and Lenders is solely that of debtor and creditor, and neither Beneficiary nor any Lender has a fiduciary or other special relationship, or partnership or joint venture, with Borrower, and no term or condition of any of the Credit Agreement, the Note, this Deed of Trust and the other Loan Documents shall be construed so as to deem the relationship between Borrower and Beneficiary and/or Borrower and any Lender to be other than that of debtor and creditor.

Section 4.2No Reliance on Beneficiary. Borrower is experienced in the ownership and operation of properties similar to the Property, and Borrower and Beneficiary are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property.  Borrower is not relying on Beneficiary’s expertise, business acumen or advice in connection with the Property.

Section 4.3No Beneficiary Obligations.  (a)  Notwithstanding the provisions of Subsections 1.1(h) and (n) or Section 1.2, Beneficiary is not undertaking, and neither Beneficiary nor any Lender is obligated to undertake, the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(b)By accepting or approving anything required to be observed, performed or fulfilled or to be given to Beneficiary pursuant to this Deed of Trust, the Credit Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Beneficiary shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Beneficiary.

Section 4.4Reliance.  Borrower recognizes and acknowledges that in accepting the Credit Agreement, the Note, this Deed of Trust and the other Loan Documents, Beneficiary and Lenders are expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in Article V of the Credit Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Beneficiary or Lenders; that such reliance existed on the part of Beneficiary prior to the date hereof, that the warranties and representations are a material inducement to Beneficiary and Lenders in making the Loan; and that Beneficiary and Lenders would not be willing to make the Loan and accept this Deed of Trust in the absence of the warranties and representations as set forth in Article V of the Credit Agreement.

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Article V - FURTHER ASSURANCES

Section 5.1Recording of Deed of Trust, Etc. Borrower forthwith upon the execution and delivery of this Deed of Trust and thereafter, from time to time, will cause this Deed of Trust and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Beneficiary in, the Property.  Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, this Deed of Trust, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Deed of Trust, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 5.2Further Acts, Etc. Borrower will, at the cost of Borrower, and without expense to Beneficiary, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Beneficiary shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Beneficiary the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Deed of Trust or for filing, registering or recording this Deed of Trust, or for complying with all Laws.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Beneficiary to execute in the name of Borrower or without the signature of Borrower to the extent Beneficiary may lawfully do so, one or more financing statements to evidence more effectively the security interest of Beneficiary in the Property.  Borrower grants to Beneficiary an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Beneficiary at law and in equity, including without limitation, such rights and remedies available to Beneficiary pursuant to this Section 5.2.

Section 5.3Changes in Tax, Debt, Credit and Documentary Stamp Laws.  (a) If any law is enacted or adopted or amended after the date of this Deed of Trust which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Beneficiary’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any.

(b)Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or other charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Deed of Trust or the

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Debt.  If such claim, credit or deduction shall be required by law, Beneficiary shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c)If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, this Deed of Trust, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 5.4Replacement Documents. Upon receipt of an affidavit of an officer of Beneficiary as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Article VI - DUE ON SALE/ENCUMBRANCE

Section 6.1Reliance. Borrower acknowledges that Lenders and Beneficiary have examined and relied on the experience of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.

Section 6.2No Sale/Encumbrance. Neither Borrower nor any Loan Party (each a “Restricted Party”) shall do any of the following, other than as expressly permitted pursuant to the terms of the Credit Agreement: (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a sale or pledge of an interest in any Restricted Party.

Article VII - RIGHTS AND REMEDIES UPON DEFAULT

Section 7.1Remedies. Upon the occurrence and during the continuance of any Event of Default, Borrower agrees that Beneficiary or Trustee, or both, may take such action, without notice or demand except as set forth herein, as they deem advisable to protect and enforce their rights against Borrower and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Beneficiary or Trustee may determine, in their sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary or Trustee:

(a)declare the entire unpaid Debt to be immediately due and payable;

(b)institute proceedings, judicial or otherwise, for the complete foreclosure of this Deed of Trust under any applicable provision of law, in which case the Property or any interest

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therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(c)with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Deed of Trust for the portion of the Debt then due and payable, subject to the continuing lien and security interest of this Deed of Trust for the balance of the Debt not then due, unimpaired and without loss of priority;

(d)sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Borrower therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(e)institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Note, the Credit Agreement or in the other Loan Documents;

(f)recover judgment on the Note either before, during or after any proceedings for the enforcement of this Deed of Trust or the other Loan Documents;

(g)apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of Borrower, any guarantor or any indemnitor with respect to the Loan or of any Person liable for the payment of the Debt;

(h)the license granted to Borrower under Section 1.2 hereof shall automatically be revoked and Beneficiary may enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Borrower and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Borrower and its agents or servants wholly therefrom, and take possession of all books and records relating thereto and Borrower agrees to surrender possession of the Property and of such books and records to Beneficiary upon demand, and thereupon Beneficiary may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (ii) complete any construction on the Property in such manner and form as Beneficiary deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property; (iv) exercise all rights and powers of Borrower with respect to the Property, whether in the name of Borrower or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict Tenants, and demand, sue for, collect and receive all Rents of the Property and every part thereof; (v) require Borrower to pay monthly in advance to Beneficiary, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Property as may be occupied by Borrower; (vi) require Borrower to vacate and surrender possession of the Property to Beneficiary or to such receiver and, in default thereof, Borrower may be evicted by summary proceedings or otherwise; and (vii) apply the receipts from the Property to the payment of the Debt, in such order, priority and proportions as Beneficiary shall deem appropriate in its sole discretion after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all

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amounts necessary to pay the Taxes, Other Charges, insurance and other expenses in connection with the Property, as well as just and reasonable compensation for the services of Beneficiary, its counsel, agents and employees;

(i)exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing:  (i) the right to take possession of the Fixtures, the Equipment and Personal Property or any part thereof, and to take such other measures as Beneficiary may deem necessary for the care, protection and preservation of the Fixtures, the Equipment and the Personal Property, and (ii) request Borrower at its expense to assemble the Fixtures, the Equipment or the Personal Property and make it available to Beneficiary at a convenient place acceptable to Beneficiary.  Any notice of sale, disposition or other intended action by Beneficiary with respect to the Fixtures, the Equipment or the Personal Property sent to Borrower in accordance with the provisions hereof at least five (5) days prior to such action, shall constitute commercially reasonable notice to Borrower;

(j)apply any sums then deposited or held in escrow or otherwise by or on behalf of Beneficiary in accordance with the terms of the Credit Agreement, this Deed of Trust or any other Loan Document to the payment of the following items in any order in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Note; (iv) amortization of the unpaid principal balance of the Note; and (v) all other sums payable pursuant to the Note, the Credit Agreement, this Deed of Trust and the other Loan Documents, including without limitation advances made by Beneficiary pursuant to the terms of this Deed of Trust; and/or

(k)pursue such other remedies as Beneficiary may have under applicable law.

In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of the Property, this Deed of Trust shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority.

Section 7.2Application of Proceeds. The purchase money, proceeds and avails of any disposition of the Property, and or any part thereof, or any other sums collected by Beneficiary pursuant to the Note, this Deed of Trust or the other Loan Documents, may be applied by Beneficiary to the payment of the Debt in such priority and proportions as Beneficiary in its sole discretion shall deem proper.

Section 7.3Right to Cure Defaults. Upon the occurrence and during the continuance of any Event of Default, or if Borrower fails to make any payment or to do any act as herein required or as required in the Loan Documents within the time period so required (included any cure period), Beneficiary may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make any payment or do any act required of Borrower hereunder in such manner and to such extent as Beneficiary may deem necessary to protect the security hereof.  Beneficiary is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Deed of Trust or collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 7.3, shall constitute a portion of the Debt and shall be due and

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payable to Beneficiary upon demand.  All such costs and expenses incurred by Beneficiary in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Default Rate, for the period after notice from Beneficiary that such cost or expense was incurred to the date of payment to Beneficiary.  All such costs and expenses incurred by Beneficiary together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by this Deed of Trust and the other Loan Documents and shall be immediately due and payable upon demand by Beneficiary therefor.

Section 7.4Actions and Proceedings. Beneficiary or Trustee has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Borrower, which Beneficiary, in its reasonable discretion, decides should be brought to protect its interest in the Property.

Section 7.5Recovery of Sums Required To Be Paid. Beneficiary shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Beneficiary or Trustee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Borrower existing at the time such earlier action was commenced.

Section 7.6Examination of Books and Records. At reasonable times and upon reasonable notice, Beneficiary, its agents, accountants and attorneys shall have the right to examine the records, books, management and other papers of Borrower which reflect upon their financial condition, at the Property or at any office regularly maintained by Borrower where the books and records are located.  Beneficiary and it agents shall have the right to make copies and extracts from the foregoing records and other papers.  In addition, at reasonable times and upon reasonable notice, Beneficiary and its agents, accountants and attorneys shall have the right to examine and audit the books and records of Borrower pertaining to the income, expenses and operation of the Property during reasonable business hours at any office of Borrower where the books and records are located.  This Section 7.6 shall apply throughout the term of the Note and without regard to whether an Event of Default has occurred or is continuing.

Section 7.7Other Rights, Etc.  (a) The failure of Beneficiary or Trustee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Deed of Trust.  Borrower shall not be relieved of Borrower’s obligations hereunder by reason of (i) the failure of Beneficiary or Trustee to comply with any request of Borrower or any guarantor or any indemnitor with respect to the Loan to take any action to foreclose this Deed of Trust or otherwise enforce any of the provisions hereof or of the Note or the other Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Beneficiary extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Deed of Trust or the other Loan Documents.

(b)It is agreed that the risk of loss or damage to the Property is on Borrower, and Beneficiary shall have no liability whatsoever for decline in value of the Property, for failure to maintain the Policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured.  Possession by Beneficiary shall not be deemed an election of judicial

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relief if any such possession is requested or obtained with respect to any Property or collateral not in Beneficiary’s possession.

(c)Beneficiary may resort for the payment of the Debt to any other security held by Beneficiary in such order and manner as Beneficiary, in its discretion, may elect.  Beneficiary or Trustee may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Beneficiary or Trustee thereafter to foreclose this Deed of Trust.  The rights of Beneficiary or Trustee under this Deed of Trust shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others.  No act of Beneficiary or Trustee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.  Neither Beneficiary nor Trustee shall be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

Section 7.8Right to Release Any Portion of the Property.  Beneficiary may release any portion of the Property for such consideration as Beneficiary may require without, as to the remainder of the Property, in any way impairing or affecting the lien or priority of this Deed of Trust, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by Beneficiary for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as Beneficiary may require without being accountable for so doing to any other lienholder.  This Deed of Trust shall continue as a lien and security interest in the remaining portion of the Property.

Section 7.9Violation of Laws.  If the Property is not in material compliance with Laws, and Borrower fails to bring the Property in material compliance with Laws following not less than thirty (30) days’ notice from the any relevant Government Authority, Beneficiary may impose additional requirements upon Borrower in connection herewith including, without limitation, monetary reserves or financial equivalents.

Section 7.10Right of Entry. Upon reasonable notice to Borrower, Beneficiary and its agents shall have the right to enter and inspect the Property at all reasonable times, subject to the rights of any Tenant.

Article VIII - PREPAYMENT

Section 8.1Prepayment.  The Debt may not be prepaid in whole or in part except in accordance with the express terms and conditions of the Credit Agreement.

Article IX - INDEMNIFICATION

Section 9.1General Indemnification.  Borrower shall, at its sole cost and expense, protect (with legal counsel reasonably acceptable to Beneficiary), defend, indemnify, release and hold harmless the Beneficiary, the Lenders, and their successors, assigns, subsidiaries, affiliates, attorneys and agents and each of their respective officers, directors, employees, attorneys, agents, advisors, consultants, contractors and other representatives  (collectively, the “Indemnified Parties”) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs,

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expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) (collectively, the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (a) ownership of the Property or any interest therein or receipt of any Rents; (b) any amendment to, or restructuring of, the Debt, the Note, the Credit Agreement, this Deed of Trust, or any other Loan Document; (c) any and all lawful action that may be taken by Beneficiary in connection with the enforcement of the provisions of this Deed of Trust, the Credit Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or any indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any failure on the part of Borrower to perform or be in compliance with any of the terms of this Deed of Trust, the Note, the Credit Agreement or any of the other Loan Documents; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (h) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Deed of Trust, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Deed of Trust is made; (i) any failure of the Property to be in compliance with any Laws; (j) the enforcement by any Indemnified Party of the provisions of this Article 9; (k) any and all claims and demands whatsoever which may be asserted against Beneficiary by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (l) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan; or (m) any misrepresentation made by Borrower in this Deed of Trust or any other Loan Document, except to the extent that such Losses result from the willful misconduct, gross negligence or illegal acts of Beneficiary, or to the extent that the incident or occurrence that gave rise to such Losses first occurred after the date that Beneficiary acquired possession of the Property as a mortgagee in possession or title to the Property by the completion of a foreclosure or deed-in-lieu thereof (each a “Transition Event”).  Any amounts payable to Beneficiary by reason of the application of this Section 9.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date the Loss is first sustained by the applicable Indemnified Party until paid.  Each Indemnified Party is a third party beneficiary under this Deed of Trust, each entitled to enforce the provisions of this Deed of Trust.

Section 9.2Mortgage and/or Intangible Tax.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Party and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Deed of Trust, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.  Borrower hereby agrees that, in the event that it is

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determined that any documentary stamp taxes or intangible personal property taxes are due hereon or on any mortgage or promissory note executed in connection herewith (including, without limitation, the Note), Borrower shall indemnify and hold harmless the Indemnified Parties for all such documentary stamp and/or intangible taxes, including all penalties and interest assessed or charged in connection therewith.

Section 9.3Duty to Defend; Attorneys’ Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld.  Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals actually incurred in connection therewith.

Section 9.4Environmental Indemnity Agreement.  Simultaneously with this Deed of Trust, Borrower has executed that certain Environmental Indemnity Agreement.  The obligations of Borrower under the Environmental Indemnity Agreement are not part of the Debt and are not secured by this Deed of Trust.

Article X - WAIVERS

Section 10.1Waiver of Counterclaim.  To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Beneficiary arising out of or in any way connected with this Deed of Trust, the Credit Agreement, the Note, any of the other Loan Documents, or the Obligations.

Section 10.2Marshalling and Other Matters.  To the extent permitted by applicable law, Borrower hereby waives the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein.  Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Deed of Trust on behalf of Borrower, and on behalf of each and every Person acquiring any interest in or title to the Property subsequent to the date of this Deed of Trust and on behalf of all Persons to the extent permitted by applicable law.

Section 10.3Waiver of Notice.  To the extent permitted by applicable law, Borrower shall not be entitled to any notices of any nature whatsoever from Beneficiary or Trustee except with respect to matters for which this Deed of Trust specifically and expressly provides for the giving of notice by Beneficiary or Trustee to Borrower and except with respect to matters for

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which Beneficiary or Trustee is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Beneficiary or Trustee with respect to any matter for which this Deed of Trust does not specifically and expressly provide for the giving of notice by Beneficiary or Trustee to Borrower.

Section 10.4Waiver of Statute of Limitations.  To the extent permitted by applicable law, Borrower hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 10.5Survival.  The indemnifications made pursuant to Sections 9.1 and 9.2 herein shall continue in full force and effect and shall survive for a period of one (1) year after any of the following:  any satisfaction or other termination of this Deed of Trust, any assignment or other transfer of all or any portion of this Deed of Trust or Beneficiary’s interest in the Property (but, in such case, shall benefit both Indemnified Parties and any assignee or transferee), any exercise of Beneficiary’s rights and remedies pursuant hereto including, but not limited to, foreclosure or acceptance of a deed in lieu of foreclosure, any exercise of any rights and remedies pursuant to the Credit Agreement, the Note or any of the other Loan Documents, any transfer of all or any portion of the Property (whether by Borrower or by Beneficiary following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), any amendment to this Deed of Trust, the Credit Agreement, the Note or the other Loan Documents, and any act or omission that might otherwise be construed as a release or discharge of Borrower from the obligations pursuant hereto.

Article XI – NOTICES

All notices or other written communications hereunder shall be delivered in accordance with Section 10.02 of the Credit Agreement.

Article XII - APPLICABLE LAW

Section 12.1Governing Law.  This Deed of Trust shall be governed in accordance with the laws of the State of New York except to the extent of the creation, perfection and enforcement of the liens hereunder which shall be governed by the laws in which the Land is located.  This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended from time to time, and other applicable law.

Section 12.2SERVICE OF PROCESS.  MORTGAGOR DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK  10036-8401 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO MORTGAGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON MORTGAGOR IN ANY SUCH SUIT, ACTION

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OR PROCEEDING IN THE STATE OF NEW YORK.  MORTGAGOR (I) SHALL GIVE PROMPT NOTICE TO MORTGAGEE OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.3Usury Laws.  Notwithstanding anything to the contrary, (a) all agreements and communications between Borrower and Beneficiary are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Beneficiary shall never exceed the maximum lawful rate or amount, (b) in calculating whether any interest exceeds the lawful maximum, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrower to Beneficiary, and (c) if through any contingency or event, Beneficiary receives or is deemed to receive interest in excess of the lawful maximum, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of Borrower to Beneficiary, or if there is no such indebtedness, shall immediately be returned to Borrower.

Section 12.4Provisions Subject to Applicable Law.  All rights, powers and remedies provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of Law and are intended to be limited to the extent necessary so that they will not render this Deed of Trust invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable Law.  If any term of this Deed of Trust or any application thereof shall be invalid or unenforceable, the remainder of this Deed of Trust and any other application of the term shall not be affected thereby.

Article XIII - DEFINITIONS

Section 13.1Definitions.  All capitalized terms not defined herein shall have the respective meanings set forth in the Credit Agreement.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust may be used interchangeably in singular or plural form and the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Beneficiary” shall mean “Beneficiary and any subsequent holder of the Note,” the word “Note” shall mean “the Note and any other evidence of indebtedness secured by this Deed of Trust,” the word “Property” shall include any portion of the Property and any interest therein, and the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Beneficiary in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder.

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Article XIV - MISCELLANEOUS PROVISIONS

Section 14.1No Oral Change.  This Deed of Trust, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 14.2Successors and Assigns.  This Deed of Trust shall be binding upon and inure to the benefit of Borrower and Beneficiary and their respective successors and assigns forever.

Section 14.3Inapplicable Provisions.  If any term, covenant or condition of the this Deed of Trust is held to be invalid, illegal or unenforceable in any respect, this Deed of Trust shall be construed without such provision.

Section 14.4Headings, Etc.  The headings and captions of various Sections of this Deed of Trust are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 14.5Number and Gender.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 14.6Subrogation.  If any or all of the proceeds of the Note have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Beneficiary shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Beneficiary and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, the performance and discharge of Borrower’s obligations hereunder, under the Credit Agreement, the Note and the other Loan Documents and the performance and discharge of the Other Obligations.

Section 14.7Entire Agreement.  The Note, the Credit Agreement, this Deed of Trust and the other Loan Documents constitute the entire understanding and agreement between Borrower and Beneficiary with respect to the transactions arising in connection with the Debt and supersede all prior written or oral understandings and agreements between Borrower and Beneficiary with respect thereto.  Borrower hereby acknowledges that, except as incorporated in writing in the Note, the Credit Agreement, this Deed of Trust and the other Loan Documents, there are not, and were not, and no persons are or were authorized by Beneficiary to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of the Note, the Credit Agreement, this Deed of Trust and the other Loan Documents.

Section 14.8Limitation on Beneficiary’s Responsibility.  No provision of this Deed of Trust shall operate to place any obligation or liability for the control, care, management

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or repair of the Property upon Beneficiary prior to Beneficiary acquiring possession of the Property or title to the Property in connection with a Transition Event, nor shall it operate to make Beneficiary responsible or liable for any waste committed on the Property by the Tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any Tenant, licensee, employee or stranger prior to a Transition Event.  Nothing herein contained shall be construed as constituting Beneficiary a “mortgagee in possession.”

Section 14.9Joint and Several Liability. BENEFICIARY MAY ENFORCE THE PROVISIONS HEREOF WITH RESPECT TO ONE OR MORE OF SUCH PARTIES CONSTITUTING BORROWER WITHOUT SEEKING TO ENFORCE THE SAME AS TO ALL OR ANY SUCH.  EACH OF THE PARTIES CONSTITUTING BORROWER HEREBY WAIVES ANY REQUIREMENT OF JOINDER OF ALL OR ANY OTHER OF THE PARTIES CONSTITUTING BORROWER IN ANY SUIT OR PROCEEDING TO ENFORCE THE PROVISIONS OF THIS DEED OF TRUST.  THE OBLIGATIONS AND LIABILITY HEREUNDER OF ALL PARTIES CONSTITUTING BORROWER SHALL BE JOINT AND SEVERAL.

Article XV – DEED OF TRUST PROVISIONS

Section 15.1Concerning the Trustee.  Trustee shall be under no duty to take any action hereunder except as expressly required hereunder or by law, or to perform any act which would involve Trustee in any expense or liability or to institute or defend any suit in respect hereof, unless properly indemnified to Trustee’s reasonable satisfaction.  Trustee, by acceptance of this Deed of Trust, covenants to perform and fulfill the trusts herein created, being liable, however, only for willful negligence or misconduct, and hereby waives any statutory fee or other compensation, except as set forth in Section 15.2 hereof for any services rendered by Trustee in accordance with the terms hereof.  Trustee may resign at any time upon giving thirty (30) days’ notice to Borrower and to Beneficiary.  Beneficiary may remove Trustee at any time or from time to time and select a successor trustee.  In the event of the death, removal, resignation, refusal to act, or inability to act of Trustee, or in its sole discretion for any reason whatsoever Beneficiary may, without notice and without specifying any reason therefor and without applying to any court, select and appoint a successor trustee, by an instrument recorded wherever this Deed of Trust is recorded and all powers, rights, duties and authority of Trustee, as aforesaid, shall thereupon become vested in such successor.  Such substitute trustee shall not be required to give bond for the faithful performance of the duties of Trustee hereunder unless required by Beneficiary.  The procedure provided for in this paragraph for substitution of Trustee shall be in addition to and not in exclusion of any other provisions for substitution, by law or otherwise.

Section 15.2Trustee’s Fees.  Unless required pursuant to applicable Laws, no fees, costs or expenses shall be or become payable to Trustee or Trustee’s agents and counsel in connection with the performance by Trustee of Trustee’s duties hereunder; provided that, in connection with services rendered by Trustee in connection with any foreclosure or sale in accordance with the terms hereof or with respect to the release and discharge of the lien and security interest of this Deed of Trust upon the full and final payment of the Debt, Trustee shall be entitled to reasonable fees and reimbursement of reasonable out-of-pocket costs and expenses incurred by Trustee.  The foregoing permitted fees, costs and expenses shall be paid by Borrower

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to Trustee and Trustee’s agents and counsel promptly upon request and such fees, costs and expenses shall be secured by this Deed of Trust.

Section 15.3Certain Rights.  With the approval of Beneficiary, Trustee shall have the right to take any and all of the following actions:  (i) to select, employ, and advise with counsel (who may be, but need not be, counsel for Beneficiary) upon any matters arising hereunder, including the preparation, execution, and interpretation of the Credit Agreement, the Note, this Deed of Trust or the other Loan Documents, and shall be fully protected in relying as to legal matters on the advice of counsel, (ii) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his agents or attorneys, (iii) to select and employ, in and about the execution of his duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of Trustee, and Trustee shall not be answerable for any act, default, negligence, or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable care, or for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or bad faith, and (iv) any and all other lawful action as Beneficiary may instruct Trustee to take to protect or enforce Beneficiary’s rights hereunder.  Trustee shall not be personally liable in case of entry by Trustee, or anyone entering by virtue of the powers herein granted to Trustee, upon the Property for debts contracted for or liability or damages incurred in the management or operation of the Property. Trustee shall have the right to rely on any instrument, document, or signature authorizing or supporting an action taken or proposed to be taken by Trustee hereunder, believed by Trustee in good faith to be genuine.  Trustee shall be entitled to reimbursement for actual expenses incurred by Trustee in the performance of Trustee’s duties hereunder and to reasonable compensation for such of Trustee’s services hereunder as shall be rendered.

Section 15.4Retention of Money.  All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable law) and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.

Section 15.5Perfection of Appointment.  Should any deed, conveyance, or instrument of any nature be required from Borrower by any Trustee or substitute trustee to more fully and certainly vest in and confirm to the Trustee or substitute trustee such estates rights, powers, and duties, then, upon request by the Trustee or substitute trustee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged, and delivered and shall be caused to be recorded and/or filed by Borrower.

Section 15.6Succession Instruments.  Any substitute trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed, or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the substitute trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly

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assign, transfer and deliver any of the property and moneys held by such Trustee to the substitute trustee so appointed in the Trustee’s place.

Article XVI STATE-SPECIFIC PROVISIONS

Section 16.1Principles of Construction.  In the event of any inconsistencies between the terms and conditions of this Article 16 and the other terms and conditions of this Deed of Trust, the terms and conditions of this Article 16 shall control and be binding.

[To Be Provided]

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, this Deed of Trust has been executed by Borrower as of the day and year first above written.

,

STATE OF ___________________)

COUNTY OF _________________)

BEFORE ME, ___________________________, a Notary Public with authority to act in the State and County aforesaid, personally appeared ____________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged himself to be the sole member of ____________________, the within named bargainor, a limited liability company, and that he as such Manager, being authorized so to do, executed the within instrument for the purposes therein contained by signing the name of the limited liability company by himself as such Manager of the Manager of the Manager of the Sole Member of such limited liability company.

WITNESS MY HAND, at office, this ____ day of __________________.

Notary Public

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EXHIBIT A

LEGAL DESCRIPTION

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EXHIBIT B

PERMITTED ENCUMBRANCES

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Exhibit G-2

Form of Mortgage

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: __________________________________ Dorsey & Whitney LLP 300 Crescent Court, Suite 400 Dallas, TX 75201 Attention: Steven R. Smith

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

_________________________,

as mortgagor (Mortgagor)

to

CLMG CORP., in its capacity as Administrative Agent for the Lenders pursuant to the Credit Agreement hereinafter described, as mortgagee (Mortgagee)

mortgage, ASSIGNMENT OF RENTS AND LEASES,
SECURITY AGREEMENT AND FIXTURE FILING

Dated:	As of

Location:

County:

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mortgage, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT and fixture filing

THIS MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of [__], 2022, by ______________________________ as mortgagor (the “Mortgagor”), having an address at CBL Center – Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee  37421, to CLMG CORP., a Texas corporation (“Administrative Agent”) as Administrative Agent for the Lenders pursuant to the Credit Agreement hereinafter described, including, without limitation BEAL BANK USA (the “Initial Lender”), having an address at 7195 Dallas Parkway, Plano, Texas 75024, as mortgagee (together with its successors and assigns in such capacity, “Mortgagee”).

W I T N E S S E T H:

WHEREAS, the Mortgagor, and certain other affiliates, (collectively, the “Borrowers”), Initial Lender, each other lender from time to time party to the Credit Agreement (hereinafter defined) and Administrative Agent, entered into that certain Credit Agreement dated as of the date hereof (as same may be hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Initial Lender made a senior secured loan to the Borrower in the amount of $360,000,000.00 (the “Loan”) and evidenced by that certain Promissory Note dated as of the date hereof (as same may be hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Note”) executed by Borrowers and payable to the order of the Initial Lender in the original principal amount of $360,000,000.00;

WHEREAS, Mortgagor desires to secure (i) its payment of the debt evidenced by the Note, the Credit Agreement, the other Loan Documents (defined herein) (the “Debt”), and the performance of all of the Borrowers’ obligations under the Note, the Credit Agreement and the other Loan Documents (as herein defined); and

WHEREAS, this Mortgage is given pursuant to the Credit Agreement, and payment, fulfillment, and performance by Borrowers of their obligations thereunder and under the other Loan Documents are secured hereby, and each and every term and provision of the Credit Agreement and the Note, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties therein, are hereby incorporated by reference herein as though set forth in full and shall be considered a part of this Mortgage (the Credit Agreement, the Note, this Mortgage, and all other documents evidencing or securing the Debt (including all additional mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents) or executed or delivered in connection therewith, are hereinafter referred to collectively as the “Loan Documents”).  Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

NOW THEREFORE, in consideration of Ten and no/100 Dollars, the making of the Loan by Lenders to the Borrowers for, among other things, the repayment of existing liens against the Property, the financial relationship between Borrowers and their Affiliates, the covenants,

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agreements, representations and warranties set forth in this Mortgage, and for other good and valuable consideration in hand paid:

Article I - GRANTS OF SECURITY

Section 1.1Property Conveyed. Mortgagor MORTGAGES, grants, bargains, assigns, sells, WARRANTS and conveys to Mortgagee, to have and hold, and Mortgagor does hereby bind itself, its successors and assigns, to warrant and forever defend title to the following property, rights, interests and estates now owned, or hereafter acquired by Mortgagor (collectively, the “Property”):

(a)Land.  The real property described in Exhibit A attached hereto and made a part hereof (the “Land”);

(b)Additional Land.  All additional lands, estates and development rights hereafter acquired by Mortgagor for use in connection with the Land and for the business conducted on the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the lien of this Mortgage (collectively, the “Additional Land”);

(c)Improvements.  The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (collectively, the “Improvements”). Notwithstanding the foregoing, Improvements shall not include any Improvements owned by the Tenant of any portion of the Land pursuant to any ground lease for the Land (with any such ground lease being identified in Schedule 5.07(b) to the Credit Agreement) provided that Borrower’s revisionary or remainder interest in such Improvements is subject to this Deed of Trust;

(d)Easements.  All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(e)Equipment.  All “goods” and “equipment,” as such terms are defined in Article 9 of the Uniform Commercial Code (as hereinafter defined), now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”).  Notwithstanding the foregoing, Equipment shall

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not include any property belonging to Tenants under Leases except to the extent that Mortgagor shall have any right or interest therein;

(f)Fixtures.  All Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Fixtures”).  Notwithstanding the foregoing, “Fixtures” shall not include any property which Tenants are entitled to remove pursuant to Leases except to the extent that Mortgagor shall have any right or interest therein including without limitation any revisionary of remainder interest in such Fixtures;

(g)Personal Property.  All furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises, licenses, certificates and permits, and all other personal property of any kind or character whatsoever as defined in and subject to the provisions of the Uniform Commercial Code, whether tangible or intangible, other than Fixtures, which are now or hereafter owned by Mortgagor and which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”), and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (the “Uniform Commercial Code”), superior in lien to the lien of this Mortgage and all proceeds and products of the above;

(h)Leases and Rents.  All leases, subleases or subsubleases, lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land and the Improvements, and every modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into (collectively, the “Leases”), whether before or

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after the filing by or against Mortgagor of any petition for relief under Debtor Relief Laws and all right, title and interest of Mortgagor, including, without limitation, cash or securities deposited thereunder to secure the performance by the Tenants of their obligations thereunder and all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties, additional rents, revenues, issues and profits (including all oil and gas or other mineral royalties and bonuses to the extent owned by Mortgagor) from the Land and the Improvements whether paid or accruing before or after the filing by or against Mortgagor of any petition for relief under Debtor Relief Laws (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(i)Condemnation Awards.  All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

(j)Insurance Proceeds.  All proceeds in respect of the Property under any insurance policies covering the Property (the “Policies”), including, without limitation, the right to receive and apply the proceeds of any Policies, judgments, or settlements made in lieu thereof, in connection with a Casualty Loss to the Property;

(k)Tax Certiorari.  All refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any applications or proceedings for reduction;

(l)Conversion.  All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

(m)Rights.  The right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Mortgagee in the Property;

(n)Agreements.  All agreements, contracts (including, without limitation, the Material Contracts), certificates, instruments, franchises, permits, licenses, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting or pertaining to any business or activity conducted on the Land and any part thereof and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Mortgagor thereunder;

(o)Trademarks.  To the extent assignable or transferrable, all tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records and all other general intangibles relating to or used in connection with the operation of the Property except that such grant shall not include the right to use the name “CBL”;

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(p)Accounts.  All reserves, escrows and deposit accounts maintained by Mortgagor with respect to the Property, including without limitation, the Accounts (as defined in the Credit Agreement) and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof (collectively, the “Accounts”);

(q)Letters of Credit.  All letter-of-credit rights (whether or not the letter of credit is evidenced by a writing) Mortgagor now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.1;

(r)Tort Claims.  All commercial tort claims Mortgagor now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.1; and

(s)Other Rights.  Any and all other rights of Mortgagor in and to the items set forth in Subsections (a) through (r) above.

AND without limiting any of the other provisions of this Mortgage, to the extent permitted by applicable Laws, Mortgagor expressly grants to Mortgagee, as secured party, a security interest in the portion of the Property which is or may be subject to the provisions of the Uniform Commercial Code which are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Land (the Land, the Additional Land, the Improvements and the Fixtures collectively referred to as the “Real Property”) appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Mortgage be deemed conclusively to be real estate and conveyed hereby.

Section 1.2Assignment of Rents.  Mortgagor hereby absolutely and unconditionally assigns to Mortgagee all of Mortgagor’s right, title and interest in and to all current and future Leases and Rents; it being intended by Mortgagor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only.  Nevertheless, subject to the terms of the Account Control Agreements and Section 7.1(G) of this Mortgage, Mortgagee grants to Mortgagor a revocable license to collect, receive, use and enjoy the Rents and Mortgagor shall hold the Rents.

Section 1.3Security Agreement. This Mortgage is both a real property deed of trust and a “security agreement” within the meaning of the Uniform Commercial Code.  The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Property.  By executing and delivering this Mortgage, Mortgagor hereby grants to Mortgagee, as security for the Obligations (hereinafter defined), a security interest in the Fixtures, the Equipment and the Personal Property and other property constituting the Property, whether now owned or hereafter acquired, to the full extent that the Fixtures, the Equipment, the Personal Property and such other property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called the “Collateral”).  If an Event of Default shall occur and be continuing, Mortgagee, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured

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party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Collateral.  Upon request or demand of Mortgagee after the occurrence and during the continuance of an Event of Default, Mortgagor shall, at its expense, assemble the Collateral and make it available to Mortgagee at a convenient place (at the Land if tangible property) reasonably acceptable to Mortgagee.  Mortgagor shall pay to Mortgagee on demand any and all expenses, including reasonable legal expenses and attorneys’ fees, incurred or paid by Mortgagee in protecting its interest in the Collateral and in enforcing its rights hereunder with respect to the Collateral after the occurrence and during the continuance of an Event of Default.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Collateral sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall, except as otherwise provided by applicable Laws, constitute reasonable notice to Mortgagor.  The proceeds of any disposition of the Collateral, or any part thereof, may, except as otherwise required by applicable Laws, be applied by Mortgagee to the payment of the Debt in such priority and proportions as Mortgagee in its discretion shall deem proper.  Mortgagor’s (debtor’s) principal place of business is as set forth on page one hereof and the address of Mortgagee (secured party) is as set forth on page one hereof.

Section 1.4Fixture Filing. Certain of the Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Uniform Commercial Code upon such of the Property that is or may become fixtures.

Section 1.5Pledges of Monies Held. Mortgagor hereby pledges to Mortgagee any and all monies now or hereafter held by Mortgagee or on behalf of Mortgagee, including, without limitation, any sums deposited in an Account Control Agreement, as additional security for the Obligations until expended or applied as provided in this Mortgage or the Credit Agreement.

Article II - DEBT AND OBLIGATIONS SECURED

Section 2.1Debt. This Mortgage and the grants, assignments and transfers made in Article I are given for the purpose of securing the Debt.

Section 2.2Other Obligations. This Mortgage and the grants, assignments and transfers made in Article I are also given for the purpose of securing the following (the “Other Obligations”):

(a)the performance of all other obligations of Borrowers contained herein;

(b)the performance of each obligation of Borrower or Mortgagor contained in the Credit Agreement and any other Loan Document; and

(c)the performance of each obligation of Borrowers contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Note, the Credit Agreement, the Guaranty, or any other Loan Document.

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Section 2.3Debt and Other Obligations.  Borrowers’ obligations for the payment of the Debt and Borrowers’ obligations for the performance of the Other Obligations shall be referred to collectively herein as the “Obligations.”

Section 2.4Termination of Lien.  Provided no Event of Default exists, and with the consent of the Administrative Agent as provided in the Credit Agreement, the lien of this Mortgage shall be terminated, released and reconveyed of record by Mortgagee prior to the Maturity Date in accordance with the terms and provisions of the Credit Agreement.

Article III - MORTGAGOR COVENANTS

Mortgagor covenants and agrees that:

Section 3.1Payment of Debt. Mortgagor will pay the Debt at the time and in the manner provided in the Credit Agreement, the Note, its Guaranty and this Mortgage.

Section 3.2Incorporation by Reference. All the covenants, conditions and agreements contained in (a) the Credit Agreement and (b) any and all documents other than the Note, this Mortgage or the Credit Agreement now or hereafter executed by Mortgagor, affiliates of Mortgagor, and/or others and by or in favor of Mortgagee, which wholly or partially secure or guaranty payment of the Note, are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein.

Section 3.3Insurance. Mortgagor shall obtain and maintain, or cause to be maintained, in full force and effect at all times insurance with respect to Mortgagor and the Property as required pursuant to the Credit Agreement.

Section 3.4Maintenance of Property. Mortgagor shall cause the Property to be maintained in a good and safe condition and repair consistent with the terms of Section 6.06 of the Credit Agreement.  The Improvements, the Fixtures, the Equipment and the Personal Property shall not be removed, demolished or materially altered (except to the extent permitted by the Credit Agreement) without the prior written consent of Mortgagee or as otherwise permitted by the Credit Agreement.  Mortgagor shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any Casualty Loss or become damaged, worn or dilapidated or which may be affected by any Condemnation Event, subject to the terms of the Loan Documents, and shall complete and pay for any structure at any time in the process of construction or repair on the Land as provided in the Credit Agreement.

Section 3.5Waste. Mortgagor shall not commit or suffer any physical waste of the Property or make any change in the use of the Property other than ordinary wear and tear which could reasonably be anticipated in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any insurance policy required under the Credit Agreement, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of this Mortgage.  Mortgagor will not, without the prior written consent of Mortgagee, permit any drilling or exploration for or extraction, removal, or production of any minerals from

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the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Section 3.6Payment for Labor and Materials. (a) Subject to the right to contest  permitted under Section 7.01 of the Credit Agreement and Section 3.6(b) below (with the obligations under Section 3.6(b) prevailing in the case of any conflict in terms other than the time to cure, release or pay set forth in the Credit Agreement, which shall control), Mortgagor will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials (“Labor and Material Costs”) incurred in connection with the Property and never permit to exist beyond the due date thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof and other than Permitted Encumbrances (defined herein).  If Mortgagor shall fail to discharge or otherwise release any such lien by posting a bond in accordance with applicable Laws with respect to any such lien (other than a Lien which is properly contested pursuant to Section 3.6(b), but only for so long as such Lien is being so contested) or cause such Lien (other than a Lien which is properly contested pursuant to Section 3.6(b), but only for so long as such lien is being so contested) to be released within forty-five (45) days after it is recorded, then, upon written notice to Mortgagor and in addition to any other right or remedy of Mortgagee, Mortgagee may, but shall not be obligated to, discharge or release the same, either by paying the amount claimed to be due, or by procuring the discharge or release of such lien by posting a bond in accordance with applicable Laws, or otherwise giving security for such claim, or by taking such other action as may be prescribed by Laws.

(b)After prior written notice to Mortgagee, Mortgagor, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Labor and Material Costs, provided that (i) no Event of Default has occurred and is continuing under the Credit Agreement, the Note, this Mortgage or any of the other Loan Documents, (ii) Mortgagor is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Labor and Material Costs from Mortgagor and from the Property or Mortgagor shall have paid all of the Labor and Material Costs under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Mortgagor is subject and shall not constitute a default thereunder, (v) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost, and (vi) Mortgagor shall have furnished the security as may be required in the proceeding, or as may be reasonably requested by Mortgagee to insure the payment of any contested Labor and Material Costs, together with all interest and penalties thereon.

Section 3.7Performance of Other Agreements.  Mortgagor shall observe and perform each and every term, covenant and provision to be observed or performed by Borrowers or Mortgagor pursuant to the Credit Agreement, any other Loan Document and any other agreement or recorded instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

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Section 3.8Change of Name, Identity or Structure. Mortgagor shall not change Mortgagor’s name, identity (including its trade name or names) or, if not an individual, Mortgagor’s corporate, partnership or other structure without notifying Mortgagee of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Mortgagor’s structure not otherwise permitted under the Credit Agreement, without first obtaining the prior written consent of Mortgagee.  Mortgagor shall execute and deliver to Mortgagee, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Mortgagee to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Mortgagee, Mortgagor shall execute a certificate in form satisfactory to Mortgagee listing the trade names under which Mortgagor intends to operate the Property, and representing and warranting that Mortgagor does business under no other trade name with respect to the Property.

Section 3.9Title.  Mortgagor has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of such Property, free and clear all Liens (as defined in the Credit Agreement) whatsoever except Permitted Encumbrances (as set forth on Schedule 5.07(a) of the Credit Agreement) with respect to the Property, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Mortgagor’s knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property as it is currently being operated and used, or Mortgagor’s or Borrower’s ability to perform its obligations under the Loan Documents.  This Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), that can be perfected by such filings, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Mortgagor’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are past due and are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents unless such claims for payments are being contested in accordance with the terms and conditions of this Mortgage.

Section 3.10Letter of Credit Rights.  Except for security deposits received from any Tenants at the Property, if Mortgagor is at any time a beneficiary under a letter of credit relating to the properties, rights, titles and interests referenced in Section 1.1 of this Mortgage now or hereafter issued in favor of Mortgagor, Mortgagor shall promptly notify Mortgagee thereof and, at the request and option of Mortgagee, Mortgagor shall, pursuant to an agreement in form and substance satisfactory to Mortgagee, arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Mortgagee of the proceeds of any drawing under the letter of credit.

Section 3.11Restoration Following Casualty. If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in material damage to or destruction of the Mortgaged Property (such event being called a “Casualty Loss”), Borrower will give prompt written notice thereof to Beneficiary as required in Section 6.24

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of the Credit Agreement, and all insurance proceeds shall be paid or payable in accordance with the provisions of Section 6.24 of the Credit Agreement.

Section 3.12Condemnation.  If the Mortgaged Property, or any part thereof, shall be condemned or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Mortgaged Property shall be paid in accordance with Section 6.25 of the Credit Agreement.

Article IV - OBLIGATIONS AND RELIANCES

Section 4.1Relationship of Mortgagor and Mortgagee. The relationship between Borrowers, Mortgagor and Mortgagee and, Mortgagor and Lenders is solely that of debtor and creditor, and neither Mortgagee nor any Lender has a fiduciary or other special relationship, or partnership or joint venture, with Mortgagor or Borrowers, and no term or condition of any of the Credit Agreement, the Note, this Mortgage and the other Loan Documents shall be construed so as to deem the relationship between Mortgagor and Mortgagee and/or Borrowers, Mortgagor and any Lender to be other than that of debtor and creditor.

Section 4.2No Reliance on Mortgagee. Mortgagor is experienced in the ownership and operation of properties similar to the Property, and Mortgagor and Mortgagee are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property.  Mortgagor is not relying on Mortgagee’s expertise, business acumen or advice in connection with the Property.

Section 4.3No Mortgagee Obligations.

(a)Notwithstanding the provisions of Subsections 1.1(h) and (n) or Section 1.2, Mortgagee is not undertaking, and neither Mortgagee nor any Lender is obligated to undertake, the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(b)By accepting or approving anything required to be observed, performed or fulfilled or to be given to Mortgagee pursuant to this Mortgage, the Credit Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Mortgagee shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Mortgagee.

Section 4.4Reliance.  Mortgagor recognizes and acknowledges that in accepting the Credit Agreement, the Note, this Mortgage and the other Loan Documents, Mortgagee and Lenders are expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in Article V of the Credit Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Mortgagee or Lenders; that such reliance existed on the part of Mortgagee prior to the date hereof, that the warranties and representations are a material inducement to Mortgagee and Lenders in making the Loan; and that Mortgagee and

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Lenders would not be willing to make the Loan and accept this Mortgage in the absence of the warranties and representations as set forth in Article V of the Credit Agreement.

Article V - FURTHER ASSURANCES

Section 5.1Recording of Mortgage, Etc. Mortgagor forthwith upon the execution and delivery of this Mortgage and thereafter, from time to time, will cause this Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Mortgagee in, the Property.  Mortgagor will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, this Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 5.2Further Acts, Etc. Mortgagor will, at the cost of Mortgagor, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Mortgagee shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Mortgagee the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage, or for complying with all Laws.  Mortgagor, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Mortgagee to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Mortgagee may lawfully do so, one or more financing statements to evidence more effectively the security interest of Mortgagee in the Property.  Mortgagor grants to Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Mortgagee at law and in equity, including without limitation, such rights and remedies available to Mortgagee pursuant to this Section 5.2.

Section 5.3Changes in Tax, Debt, Credit and Documentary Stamp Laws.  (a) If any law is enacted or adopted or amended after the date of this Mortgage which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Mortgagee’s interest in the Property, Mortgagor will pay the tax, with interest and penalties thereon, if any.

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(b)Mortgagor will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or other charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Mortgage or the Debt.  If such claim, credit or deduction shall be required by law, Mortgagee shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable, without any prepayment penalty or premium.

(c)If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, this Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Mortgagor will pay for the same, with interest and penalties thereon, if any.

Section 5.4Replacement Documents. Upon receipt of an affidavit of an officer of Mortgagee as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Mortgagor will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Article VI - DUE ON SALE/ENCUMBRANCE

Section 6.1Reliance. Mortgagor acknowledges that Lenders and Mortgagee have examined and relied on the experience of Mortgagor in owning and operating properties such as the Property in agreeing to make the Loan to Borrower, and will continue to rely on Mortgagor’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.

Section 6.2No Sale/Encumbrance. Neither Mortgagor nor any Loan Party (each a “Restricted Party”) shall do any of the following, other than as expressly permitted pursuant to the terms of the Credit Agreement: (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a sale or pledge of an interest in any Restricted Party.

Article VII - RIGHTS AND REMEDIES UPON DEFAULT

Section 7.1Remedies. Upon the occurrence and during the continuance of any Event of Default, Mortgagor agrees that Mortgagee may take such action, without notice or demand except as set forth herein, as they deem advisable to protect and enforce its rights against Mortgagor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(a)declare the entire unpaid Debt to be immediately due and payable;

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(b)institute proceedings, judicial or otherwise, for the complete foreclosure of this Mortgage under any applicable provision of law, in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(c)sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(d)institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Note, the Credit Agreement or in the other Loan Documents;

(e)apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of Mortgagor, any guarantor or any obligor with respect to the Loan or of any Person liable for the payment of the Debt;

(f)recover judgment on the Note or the Guaranty either before, during or after any proceedings for the enforcement of this Mortgage or the other Loan Documents;

(g)the license granted to Mortgagor under Section 1.2 hereof shall automatically be revoked and Mortgagee may enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books and records relating thereto and Mortgagor agrees to surrender possession of the Property and of such books and records to Mortgagee upon demand, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (ii) complete any construction on the Property in such manner and form as Mortgagee deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property; (iv) exercise all rights and powers of Mortgagor with respect to the Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict Tenants, and demand, sue for, collect and receive all Rents of the Property and every part thereof; (v) require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Property as may be occupied by Mortgagor; (vi) require Mortgagor to vacate and surrender possession of the Property to Mortgagee or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise; and (vii) apply the receipts from the Property to the payment of the Debt, in such order, priority and proportions as Mortgagee shall deem appropriate in its sole discretion after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the Taxes, insurance and other costs and expenses in connection with the Property, as well as just and reasonable compensation for the services of Mortgagee, its counsel, agents and employees;

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(h)exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing:  (i) the right to take possession of the Fixtures, the Equipment and Personal Property or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Fixtures, the Equipment and the Personal Property, and (ii) request Mortgagor at its expense to assemble the Fixtures, the Equipment or the Personal Property and make it available to Mortgagee at a convenient place acceptable to Mortgagee.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, the Equipment or the Personal Property sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Mortgagor;

(i)apply any sums then deposited or held in escrow or otherwise by or on behalf of Mortgagee in accordance with the terms of the Credit Agreement, this Mortgage or any other Loan Document to the payment of the following items in any order in its sole discretion: (i) Taxes; (ii) Insurance Funds; (iii) interest on the unpaid principal balance of the Note; (iv) amortization of the unpaid principal balance of the Note; and (v) all other sums payable pursuant to the Note, the Credit Agreement, this Mortgage and the other Loan Documents, including without limitation advances made by Mortgagee pursuant to the terms of this Mortgage;

(j)seek a judgment that Mortgagor has breached its covenants, representations or warranties in this Mortgage or any other covenants, representations, or warranties of Mortgagor contained in the Loan Documents that are deemed to be environmental provisions (each an “Environmental Provision”), by commencing and maintaining an action or actions in any court of competent jurisdiction or utilizing alternative dispute resolution procedures in accordance with applicable Laws and the terms of the Loan Documents, whether commenced prior to or after foreclosure of the lien of this Mortgage.  Mortgagee or its agents, representatives, and employees may also seek an injunction to cause Mortgagor to abate any action in violation of any Environmental Provision and may seek the recovery of all costs, damages, expenses, fees, penalties, fines, judgments, indemnification payments to third parties and other out-of-pocket costs or expenses actually incurred by Mortgagee (collectively, “Environmental Costs”) incurred or advanced by Mortgagee relating to the cleanup, remedy, or other response action required by any Environmental Law, or which Mortgagee otherwise believes is necessary to protect the Real Property.  It will be conclusively presumed between Mortgagee and Mortgagor that all Environmental Costs incurred or advanced by Mortgagee relating to the cleanup, remedy, or other response action of or to the Real Property were made by Mortgagee in good faith. All Environmental Costs incurred by Mortgagee under this Section 7.1(j) (including, without limitation, court costs, consultant fees, and reasonable and documented attorney costs, whether incurred in litigation and whether before or after judgment) will bear interest at the Default Rate from the date of expenditure until those sums have been paid in full.  Mortgagee will be entitled to bid, at any trustee’s or foreclosure sale of the Real Property, the amount of the costs, expenses, and interest in addition to the amount of other Obligations.  Mortgagee may waive its lien against the Real Property or any portion of it, including the improvements and the personal property, to the extent that any of the Real Property is found to be environmentally impaired, and to exercise all rights and remedies of an unsecured creditor against Mortgagor and all of Mortgagor’s assets and property for the recovery of any deficiency and Environmental Costs.  As between Mortgagee and Mortgagor, Mortgagor will have the burden of proving that Mortgagor or any related party (or

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any affiliate or agent of Mortgagor or any related party) was not in any way negligent in permitting the release or threatened release of any environmentally regulated materials; and/or

(k)pursue such other remedies as Mortgagee may have under applicable Laws.

In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of the Property, this Mortgage shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority.

Section 7.2Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the purchase money, proceeds and avails of any disposition of the Property, and or any part thereof, or any other sums collected by Mortgagee pursuant to the Note, this Mortgage or the other Loan Documents, may be applied by Mortgagee to the payment of the Debt in such priority and proportions as Mortgagee in its sole discretion shall deem proper.

Section 7.3Right to Cure Defaults. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, but without any obligation to do so and without notice to or demand on Mortgagor and without releasing Mortgagor from any obligation hereunder, make any payment or do any act required of Mortgagor hereunder in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof.  Mortgagee is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Mortgage or collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 7.3, shall constitute a portion of the Debt and shall be due and payable to Mortgagee upon demand.  All such costs and expenses incurred by Mortgagee in remedying such Event of Default or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Default Rate, for the period after notice from Mortgagee that such cost or expense was incurred to the date of payment to Mortgagee.  All such costs and expenses incurred by Mortgagee together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by this Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Mortgagee therefor.

Section 7.4Actions and Proceedings. Mortgagee has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Mortgagee, in its reasonable discretion, decides should be brought to protect its interest in the Property.

Section 7.5Recovery of Sums Required To Be Paid. Mortgagee shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a Default or Defaults by Mortgagor existing at the time such earlier action was commenced.

Section 7.6Examination of Books and Records. At reasonable times and upon reasonable notice, Mortgagee, its agents, accountants and attorneys shall have the right to examine the records, books, management and other papers of Mortgagor which reflect upon their financial

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condition, at the Property or at any office regularly maintained by Mortgagor where the books and records are located.  Mortgagee and it agents shall have the right to make copies and extracts from the foregoing records and other papers.  In addition, at reasonable times and upon reasonable notice, Mortgagee and its agents, accountants and attorneys shall have the right to examine and audit the books and records of Mortgagor pertaining to the income, expenses and operation of the Property during reasonable business hours at any office of Mortgagor where the books and records are located.  This Section 7.6 shall apply throughout the term of the Note and without regard to whether an Event of Default has occurred or is continuing.

Section 7.7Other Rights, Etc.  (a) The failure of Mortgagee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Mortgage.  Mortgagor shall not be relieved of Mortgagor’s obligations hereunder by reason of (i) the failure of Mortgagee to comply with any request of Mortgagor or any guarantor or any obligor with respect to the Loan to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Note or the other Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Mortgagee extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Mortgage or the other Loan Documents.

(b)It is agreed that the risk of loss or damage to the Property is on Mortgagor, and Mortgagee shall have no liability whatsoever for decline in value of the Property, for failure to maintain the Policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured.  Possession by Mortgagee shall not be deemed an election of judicial relief if any such possession is requested or obtained with respect to any Property or collateral not in Mortgagee’s possession.

(c)Mortgagee may resort for the payment of the Debt to any other security held by Mortgagee in such order and manner as Mortgagee, in its discretion, may elect.  Mortgagee may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Mortgagee thereafter to foreclose this Mortgage.  The rights of Mortgagee under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others.  No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.  Mortgagee shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

Section 7.8Right to Release Any Portion of the Property.  Mortgagee may release any portion of the Property for such consideration as Mortgagee may require without, as to the remainder of the Property, in any way impairing or affecting the lien or priority of this Mortgage, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by Mortgagee for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as Mortgagee may require without being accountable for so doing to any other lienholder.  This Mortgage shall continue as a lien and security interest in the remaining portion of the Property.

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Section 7.9Violation of Laws.  If the Property is not in material compliance with Laws and Mortgage fails to bring the Property in material compliance with Laws following not less than thirty (30) days’ notice from the relevant Government ‘authority, Mortgagee may impose additional requirements upon Mortgagor in connection herewith including, without limitation, monetary reserves or financial equivalents.

Section 7.10Right of Entry. Upon reasonable notice to Mortgagor, Mortgagee and its agents shall have the right to enter and inspect the Property at all reasonable times subject to the rights of any Tenant.

Article VIII - PREPAYMENT

Section 8.1Prepayment.  The Debt may not be prepaid in whole or in part except in accordance with the express terms and conditions of the Credit Agreement.

Article IX - INDEMNIFICATION

Section 9.1General Indemnification.  Mortgagor shall, at its sole cost and expense, protect (with legal counsel acceptable to Mortgagee), defend, indemnify, release and hold harmless the Mortgagee, the Lenders, their respective affiliates and each of their respective successors, assigns, subsidiaries, attorneys, advisors and agents and each of their respective officers, directors, employees, attorneys, agents, advisors, consultants, contractors and other representatives  (collectively, the “Indemnified Parties”) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) (collectively, the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (a) ownership of the Property or any interest therein or receipt of any Rents; (b) any amendment to, or restructuring of, the Debt, the Note, the Credit Agreement, this Mortgage, or any other Loan Document; (c) any and all lawful action that may be taken by Mortgagee in connection with the enforcement of the provisions of this Mortgage, the Credit Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, Mortgagor, any guarantor or any obligor, indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any failure on the part of Borrower or Mortgagor to perform or be in compliance with any of the terms of this Mortgage, the Note, the Credit Agreement or any of the other Loan Documents; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (h) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection

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with this Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Mortgage is made; (i) any failure of the Property to be in compliance with any Laws; (j) the enforcement by any Indemnified Party of the provisions of this Article IX; (k) any and all claims and demands whatsoever which may be asserted against Mortgagee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (l) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower or Mortgagor which may be payable in connection with the funding of the Loan; or (m) any misrepresentation made by Mortgagor in this Mortgage or any other Loan Document, except to the extent that such Losses result from the willful misconduct, gross negligence or illegal acts of Mortgagee, or to the extent that the incident or occurrence that gave rise to such Losses first occurred after the date that Mortgagee acquired possession of the Property as a mortgagee in possession or title to the Property by the completion of a foreclosure or deed-in-lieu thereof (each a “Transition Event”).  Any amounts payable to Mortgagee by reason of the application of this Section 9.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date the Loss is first sustained by the applicable Indemnified Party until paid.  Each Indemnified Party is a third party beneficiary under this Mortgage, each entitled to enforce the provisions of this Mortgage.

Section 9.2Mortgage and/or Intangible Tax.  Mortgagor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Party and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.  Mortgagor hereby agrees that, in the event that it is determined that any documentary stamp taxes or intangible personal property taxes are due hereon or on any mortgage or promissory note executed in connection herewith (including, without limitation, the Note), Mortgagor shall indemnify and hold harmless the Indemnified Parties for all such documentary stamp and/or intangible taxes, including all penalties and interest assessed or charged in connection therewith.

Section 9.3Duty to Defend; Attorneys’ Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Mortgagor shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) against any claim for which indemnification is required hereunder by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Mortgagor and any Indemnified Party and Mortgagor and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to Mortgagor, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Mortgagor’s consent, which consent shall not be unreasonably withheld.  Within ten (10) days after written demand hereof, Mortgagor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals actually incurred in connection therewith.

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Section 9.4Environmental Indemnity Agreement.  Simultaneously with this Mortgage, Mortgagor has executed the Environmental Indemnity.  The obligations of Mortgagor under the Environmental Indemnity are not part of the Debt and are not secured by this Mortgage.

Article X - WAIVERS

Section 10.1Waiver of Counterclaim.  To the extent permitted by applicable Laws, Mortgagor hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Mortgagee arising out of or in any way connected with this Mortgage, the Credit Agreement, the Note, any of the other Loan Documents, or the Obligations.

Section 10.2Marshalling and Other Matters.  Mortgagor hereby agrees that Mortgagor shall not at any time hereafter have or assert, and Mortgagor hereby waives to the extent permitted under applicable Laws, (a) any benefit that might accrue to it by virtue of any present or future Laws exempting the Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) unless specifically required herein, all notices of Mortgagor’s default or Mortgagee’s election to exercise, or Mortgagee’s actual exercise, of any option or remedy under this Mortgage or any of the other Loan Documents, and (c) any right under any applicable Laws pertaining to marshalling, whether of assets or liens, the sale of property in the inverse order of alienation, the exemption of homesteads, the administration of estates of decedents, appraisement, valuation, stay, extension, reinstatement, redemption, reimbursement, indemnification, contribution, subrogation, or abatement, suspension, deferment, diminution or reduction of any of the Obligations (including setoff), and any other right and defense that may be now or hereafter in force, whether arising out of an election of remedies by Mortgagee or otherwise and whether at law or in equity, including those that may be available because the Obligations of any other guarantor or obligor are secured by real property.  This is an unconditional and irrevocable waiver of any rights and defenses Mortgagor may have because the Obligations are secured by real property.  To the extent permitted by applicable Laws, Mortgagor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a non-judicial foreclosure with respect to security for an Obligation, has destroyed the guarantor’s rights of subrogation and reimbursement against the principal.

Section 10.3Waiver of Notice.  To the extent permitted by applicable Laws, Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee except with respect to matters for which this Mortgage or the Credit Agreement specifically and expressly provides for the giving of notice by Mortgagee to Mortgagor and except with respect to matters for which Mortgagee is required by applicable Laws to give notice, and Mortgagor hereby expressly waives the right to receive any notice from Mortgagee with respect to any matter for which this Mortgage does not specifically and expressly provide for the giving of notice by Mortgagee to Mortgagor.

Section 10.4Waiver of Statute of Limitations.  To the extent permitted by applicable Laws, Mortgagor hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

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Section 10.5Survival.  The indemnifications made pursuant to Sections 9.1 and 9.2 herein shall continue in full force and effect and shall survive for a period of one (1) year after any of the following:  any satisfaction or other termination of this Mortgage, any assignment or other transfer of all or any portion of this Mortgage or Mortgagee’s interest in the Property (but, in such case, such indemnifications shall benefit both Indemnified Parties and any assignee or transferee), any exercise of Mortgagee’s rights and remedies pursuant hereto including, but not limited to, foreclosure or acceptance of a deed in lieu of foreclosure, any exercise of any rights and remedies pursuant to the Credit Agreement, the Note or any of the other Loan Documents, any transfer of all or any portion of the Property (whether by Mortgagor or by Mortgagee following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), any amendment to this Mortgage, the Credit Agreement, the Note or the other Loan Documents, and any act or omission that might otherwise be construed as a release or discharge of Mortgagor from the obligations pursuant hereto.

Section 10.6Electronic Execution.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Mortgage or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Article XI – NOTICES

All notices or other written communications hereunder shall be delivered in accordance with Section 10.02 of the Credit Agreement.

Article XII - APPLICABLE LAWS

Section 12.1Governing Law.  This Mortgage shall be governed in accordance with the laws of the State of New York except to the extent of the creation, perfection and enforcement of the liens hereunder which shall be governed by the laws in which the Land is located.  This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended from time to time, and other applicable Laws.

Section 12.2SERVICE OF PROCESS.  MORTGAGOR DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 1180  AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK  10036-8401 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO MORTGAGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT

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EFFECTIVE SERVICE OF PROCESS UPON MORTGAGOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  MORTGAGOR (I) SHALL GIVE PROMPT NOTICE TO MORTGAGEE OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.3Usury Laws.  Notwithstanding anything to the contrary, (a) all agreements and communications between Mortgagor and Mortgagee are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Mortgagee shall never exceed the maximum lawful rate or amount, (b) in calculating whether any interest exceeds the lawful maximum, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Mortgagor to Mortgagee, and (c) if through any contingency or event, Mortgagee receives or is deemed to receive interest in excess of the lawful maximum, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of Mortgagor to Mortgagee, or if there is no such indebtedness, shall immediately be returned to Mortgagor.

Section 12.4Provisions Subject to Applicable Laws.  All rights, powers and remedies provided in this Mortgage may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of Laws and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable Laws.  If any term of this Mortgage or any application thereof shall be invalid or unenforceable, the remainder of this Mortgage and any other application of the term shall not be affected thereby.

Section 12.5Waiver of Jury Trial.  EACH OF MORTGAGOR AND MORTGAGEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO AND EACH OTHER LOAN PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Article XIII - DEFINITIONS

Section 13.1Definitions.  All capitalized terms not defined herein shall have the respective meanings set forth in the Credit Agreement.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage may be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “Mortgagor and any subsequent owner or owners of the Property or any party thereof or any interest therein,” the word “Mortgagee” shall mean “Mortgagee and any subsequent holder of the Note,” the word “Note” shall mean “the Note and any other evidence of indebtedness secured by this Mortgage,” the word “Property” shall include any portion of the Property and any interest therein, and the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Mortgagee in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder.

Article XIV - MISCELLANEOUS PROVISIONS

Section 14.1No Oral Change.  This Mortgage, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 14.2Successors and Assigns.  This Mortgage shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns forever.

Section 14.3Inapplicable Provisions.  If any term, covenant or condition of this Mortgage is held to be invalid, illegal or unenforceable in any respect, this Mortgage shall be construed without such provision.

Section 14.4Headings, Etc.  The headings and captions of various Sections of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 14.5Number and Gender.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 14.6Subrogation.  If any or all of the proceeds of the Note have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Mortgagee shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, the performance and discharge of Mortgagor’s obligations hereunder, under the Credit Agreement, the Note and the other Loan Documents and the performance and discharge of the Other Obligations.

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Section 14.7Entire Agreement.  The Note, the Credit Agreement, this Mortgage and the other Loan Documents constitute the entire understanding and agreement between Mortgagor and Mortgagee with respect to the transactions arising in connection with the Debt and supersede all prior written or oral understandings and agreements between Mortgagor and Mortgagee with respect thereto.  Mortgagor hereby acknowledges that, except as incorporated in writing in the Note, the Credit Agreement, this Mortgage and the other Loan Documents, there are not, and were not, and no persons are or were authorized by Mortgagee to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of the Note, the Credit Agreement, this Mortgage and the other Loan Documents.

Section 14.8Limitation on Mortgagee’s Responsibility.  No provision of this Mortgage shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Mortgagee prior to Mortgagee acquiring possession of the Property or title to the Property in connection with a Transition Event, nor shall it operate to make Mortgagee responsible or liable for any waste committed on the Property by the Tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any Tenant, licensee, employee or stranger prior to a Transition Event.  Nothing herein contained shall be construed as constituting Mortgagee a “mortgagee in possession.”

Article XV – LOCAL LAW PROVISIONS

Section 15.1Principles of Construction.  In the event of any inconsistencies between the terms and conditions of this Article XV and the other terms and conditions of this Mortgage, the terms and conditions of this Article XV shall control and be binding.

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IN WITNESS WHEREOF, this Mortgage has been executed by Mortgagor as of the day and year first above written.

_______________________________

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF                                                     )

                                                                        ) §

County of                                                        )

On , before me, a  Notary Public, personally appeared ___________________, _____________________ of ___________________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Texas that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

Signature of Notary                                                                     (Affix stamp here)

My commission expires:

Notary Identification No.:

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EXHIBIT A

LEGAL DESCRIPTION

[To Be Provided]

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EXHIBIT B

PERMITTED ENCUMBRANCES

(a) The Liens and security interests created by the Credit Agreement, this Deed of Trust and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in “Schedule [___]” of the Title Insurance Policy relating to the Property or any part thereof or shown on the Survey.

[To Be Provided]

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Exhibit H

Form of Subordination of Management Agreements and Management Fees

SUBORDINATION OF MANAGEMENT AGREEMENTS AND MANAGEMENT FEES

THIS SUBORDINATION OF MANAGEMENT AGREEMENTS AND MANAGEMENT FEES (this “Agreement”) is made as of the 7th day of June, 2022, by ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH

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CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (each a “Borrower” and collectively, the “Borrowers”), to CLMG CORP., a Texas corporation (“Agent”), in its capacity as administrative agent for the benefit of the lenders from time to time under that certain Credit Agreement described below (“Lenders”), and is consented and agreed to by CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation (“Manager”).

RECITALS:

A.Lenders are making a loan (“Loan”) to Borrowers under and pursuant to the terms and provisions of that certain Credit Agreement of even date herewith executed by and among Borrowers, Agent and Lenders party thereto (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), which Loan is further evidenced by that certain Promissory Note of even date herewith executed by Borrowers and payable to the order of Lenders in the original principal amount of THREE HUNDRED SIXTY MILLION AND NO/100 DOLLARS ($360,000,000.00) (as amended, restated or otherwise modified from time to time, the “Note”).

B.The Borrowers’ obligations in the Credit Agreement are secured by, among other things, a Mortgage (as defined in the Credit Agreement) executed by each Borrower of even date herewith for the benefit of Agent and Lenders (the “Security Instruments”), which grants a first priority lien on the applicable property encumbered thereby (collectively, “Properties” and individually, a “Property”). The Note, the Credit Agreement, the Guaranty, the Security Instruments, this Agreement and any of the other documents evidencing or securing the Loan are collectively referred to as the “Loan Documents”.

C.Pursuant to those Management Agreements set forth on Exhibit A, each Borrower employed Manager exclusively to rent, lease, operate and manage its respective Property and Manager is entitled to certain management fees (the “Management Fees”) under each such Management Agreement.

D.Lenders require as a condition to the making of the Loan that Manager subordinate its interest in the Management Agreements and the Management Fees to the lien and payment to the Security Instruments and the other Loan Documents.

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AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

1.Subordination of Management Fees and Management Agreements. The Management Fees and the Management Agreements and all rights and privileges of Manager to the Management Fees or under any Management Agreement are hereby and shall at all times continue to be subordinate in all respects to Payment In Full of the Obligations. Manager represents and warrants that it has been provided with a copy of the Loan Documents and understands the terms and provisions therein contained.

2.Estoppel. Manager represents and warrants that (a) each Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Agreement and constitutes the entire agreement between Manager and the applicable Borrower with respect to management of the relevant Property, (b) neither Manager nor any Borrower is in default under any of the terms, covenants or provisions of the applicable Management Agreement and Manager does not know of any event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (c) neither Manager nor any Borrower has commenced any action or given or received any notice for the purpose of terminating the relevant Management Agreement, (d) the Management Fees and all other sums due and payable to Manager under each Management Agreement have been paid in full, and (e) Manager is aware that the Leases (as defined in the Credit Agreement) and Rents (as defined in the Security Instruments) relating to each Property have been assigned collaterally to Agent pursuant to the Loan Documents. Manager and each Borrower agree not to amend, or modify, replace, substitute, cancel or terminate the relevant Management Agreement without Agent’s prior written consent (to the extent such consent is required pursuant to the terms hereof) except as otherwise permitted by the Credit Agreement.

3.Agreement by Borrower and Manager. Each Borrower and Manager hereby agree that upon the occurrence of an “Event of Default” (as defined in the Credit Agreement) during the term of this Agreement or upon the occurrence of any other event beyond any applicable notice and cure period which would entitle Agent to terminate any or all of the Management Agreements in accordance with the terms of the Credit Agreement, Agent may upon written notice to Borrowers and Manager (i) terminate the relevant Management Agreements, at no cost or expense to Agent or any Lender, and Manager shall transfer its responsibility for the management of the applicable Property to a management company selected by Agent in Agent’s sole discretion, effective as of the date set forth in Agent’s notice to Manager or (ii) retain the Manager pursuant to the terms of the applicable Management Agreement for such period of time as the Agent shall determine in its sole and absolute discretion, provided that thereafter, Agent may terminate the applicable Management Agreement upon thirty (30) days written notice to Manager. Following any termination, Manager shall apply all rents, security deposits, issues, proceeds and profits of the relevant Property in accordance with Agent’s written directions to Manager. Manager shall only terminate any Management Agreement in accordance with the terms set forth in each such Management Agreement (as further qualified by Section 5(b) below).  In the event that Agent requests that Manager continue to perform the obligations under the terms of any Management Agreement with respect to a Property from and after an Event of Default, or the Manager is

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otherwise performing its obligations under the Management Agreement, Manager shall be entitled to collect and receive Management Fees and reimbursements of costs pursuant to the applicable Management Agreement for such period notwithstanding the existence of an Event of Default or the subordination provided in this Agreement.  The foregoing to the contrary notwithstanding, Agent shall have no liability for any Management Fees or reimbursable costs accrued and unpaid prior to an Event of Default.

4.Receipt of Management Fees. Except as provided in Section 3 hereof, each Borrower and Manager hereby agree that Manager shall not be entitled to receive any Management Fees or other fee, commission or other amount payable to Manager under any Management Agreement for and during any period of time that any Event of Default exists; provided, however, that Manager shall not be obligated to return or refund to Agent any Management Fee already received by Manager prior to the earlier to occur of (x) the occurrence of the Event of Default or (y) the occurrence of any other event beyond any applicable notice and cure period which would entitle Agent to terminate the Management Agreement in accordance with the terms of the Credit Agreement, and to which Manager was entitled under the Management Agreement. In the event possession of a Property is transferred in connection with the exercise by Agent or Lenders of their rights or remedies pursuant to this Agreement or other Loan Documents. Manager shall not be entitled to collect from Agent, Lenders or any purchaser in foreclosure or any transferee in lieu thereof, any Management Fees or other amounts accrued by and unpaid prior to the occurrence of such Event of Default.

5.Consent and Agreement by Manager. Manager hereby acknowledges and consents to this Agreement and agrees that Manager will act in conformity with the provisions of this Agreement and Agent’s rights hereunder or otherwise related to the Management Agreements. In the event that the responsibility for the management of a Property is transferred from Manager in accordance with the provisions hereof, Manager shall reasonably cooperate, at no out-of-pocket cost to Manager, Agent or Lenders, in transferring its responsibility to a new management company and effectuate such transfer no later than thirty (30) days from the date such Management Agreement is terminated. Further, Manager shall not (a) contest or impede the exercise by Agent of any right it has under or in connection with this Agreement; (b) terminate any Management Agreement or otherwise discontinue its management of a Property without giving at least thirty (30) days’ prior written notice to Agent of its intention to do so in the manner provided for in this Agreement, and (c) amend any of the provisions or terms of any Management Agreement without the prior consent of Agent.

6.Compliance with Credit Agreement. Manager hereby acknowledges and consents and agrees that Manager will (i) comply with any requirements to deliver financial statements under the Credit Agreement, including, but not limited to, Section 6.01 thereof to the extent applicable to Manager, and (ii) deposit all rent and other amounts received by Manager with respect to the Property into the Revenue Account (as that term is defined in the Credit Agreement) within three (3) Business Days (as that term is defined in the Credit Agreement) of Manager’s receipt of the same.

7.Termination. At such time as the Loan is Paid in Full and all the Security Instruments are released of record, this Agreement and all of Agent’s and/or Lender’s right, title and interest hereunder with respect to any Management Agreement shall automatically terminate.

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8.Notices. All notices or other communications hereunder shall be in writing and shall be given in accordance with Section 10.02 of the Credit Agreement. Any notice or other communication to Manager shall be addressed as follows (or at such other address and person as shall be designated by Manager from time to time):

If to Manager:	CBL & Associates Management, Inc.
CBL Center – Suite 500
2030 Hamilton Place Blvd.
Chattanooga, TN 37421
Attention: Farzana Khaleel
Telephone: (423) 490-8310
Email: Farzana.Khaleel@cblproperties.com

With a copy to:	CBL Associates Management, Inc. CBL Center – Suite 500 2030 Hamilton Place Boulevard Chattanooga, TN 37421 Attention: Jeffrey V. Curry Telephone: (423) 490-8642 Jeff.Curry@cblproperties.com

9.No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Borrower, Agent or Manager, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

10.Third Party Beneficiary. Each Borrower and Manager acknowledge and agree that, notwithstanding any contrary provision contained in any Management Agreement, each of Agent and Lenders is an express third party beneficiary of the Management Agreements and of this Agreement and that the Management Agreements are hereby amended to the extent necessary to conform to this Agreement.

11.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Manager and Agent and their respective permitted successors and assigns.

12.Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13.Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

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14.Submission to Jurisdiction. Each Borrower and Manager irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Agent, any Secured Party (as defined in the Credit Agreement) or any Related Party (as defined in the Credit Agreement) of the foregoing in any way relating to this Agreement or the transactions relating hereto in any forum other than the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, and any appellate court from any thereof. Each of the parties to this Agreement irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties to this Agreement agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower, Manager or their respective properties in the courts of any jurisdiction.

15.Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

16.Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

17.Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

18.Further Assurances. Manager and each Borrower shall, at Borrowers’ sole cost and expense: (a) execute and deliver to Agent such documents, instruments, certificates, agreements and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the Agent’s rights hereunder, as Agent may require; and (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement, as Agent shall require from time to time.

19.Miscellaneous. Wherever pursuant to this Agreement (i) Agent exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Agent, or (iii) any other decision or determination is to be made by Agent, the decision of Agent to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Agent, shall be in the sole and absolute discretion of

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Agent and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

20.Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date and year first written above.

BORROWERS:

ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company,

BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company,

CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company,

CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company,

CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company,

CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company,

CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company,

CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company,

CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company,

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company,

CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company,

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CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company,

CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company,

CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company,

CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company,

CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company,

CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company,

CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company,

CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company,

CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company,

CHH-TENNESSEE, LLC, a Tennessee limited liability company,

CSPC-TENNESSEE, LLC, a Tennessee limited liability company,

EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company,

ETM-WISCONSIN, LLC, a Wisconsin limited liability company,

FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company,

GC-TENNESSEE, LLC, a Tennessee limited liability company,

HM-NORTH CAROLINA, LLC, a North Carolina limited liability company,

MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company,

MDN-TEXAS, LLC, a Texas limited liability company,

MNVL-PENNSYLVANIA, a Pennsylvania limited liability company,

NGM-TENNESSEE, LLC, a Tennessee limited liability company,

PM ANCHOR-TEXAS, LLC, a Texas limited liability company,

SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company,

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SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company,

STCS-ILLINOIS, LLC, an Illinois limited liability company,

VOLUSIA SAC, LLC, a Florida limited liability company,

VOLUSIA-OP PERIPHERAL, LLC, a Florida limited liability company,

WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company

By:	CBL Outparcel HoldCo, LLC,
its sole member

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership,
its sole member

			By:	CBL Holdings I Inc.,
its sole general partner

By:
				Name:	Farzana Khaleel
				Title:	Executive Vice President – Chief Financial Officer

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AGENT:

CLMG CORP., a Texas corporation,
as Agent

By:
Name:
Title:

MANAGER:

CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT A

PROPERTY MANAGEMENT AGREEMENTS

1.Property Management Agreement by and between ACW-North Carolina, LLC and CBL & Associates Management, Inc. dated June 7, 2022

2.Amended and Restated Property Management Agreement by and between Brookfield Square Parcel, LLC and CBL & Associates Management, Inc. dated November 1, 2021

3.Property Management Agreement by and between for CBL Brookfield Square OP Propco, LLC and CBL & Associates Management, Inc. dated June 7, 2022

4.Property Management Agreement by and between CSPC-Tennessee LLC and CBL & Associates Management, Inc. dated June 7, 2022

5.Amended and Restated Property Management Agreement by and between CBL Cross Creek Sears OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

6.Amended and Restated Property Management Agreement by and between CBL Dakota Square Mall OP Propco III, LLC and CBL & Associates Management, Inc. dated November 1, 2021

7.Amended and Restated Property Management Agreement by and between CBL Dakota Square Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

8.Amended and Restated Property Management Agreement by and between CBL Fayette Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

9.Property Management Agreement by and between CBL Frontier Square Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021

10.Property Management Agreement by and between CHH-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022

11.Amended and Restated Property Management Agreement by and between CBL Hanes Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

12.Property Management Agreement by and between CBL Harford Mall Annex Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021

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13.Amended and Restated Property Management Agreement by and between CBL Jefferson Mall Self Dev Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

14.Amended and Restated Property Management Agreement by and between CBL Kirkwood Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

15.Amended and Restated Property Management Agreement by and between CBL Landing at Arbor Place OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

16.Amended and Restated Property Management Agreement by and between CBL Laurel Park Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

17.Amended and Restated Property Management Agreement by and between CBL Mayfaire Town Center of Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

18.Amended and Restated Property Management Agreement by and between CBL Meridian Mall OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021

19.Amended and Restated Property Management Agreement by and between CBL Mid Rivers Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

20.Property Management Agreement by and between MNVL-Pennsylvania, LLC and CBL & Associates Management, Inc. dated June 7, 2022

21.Amended and Restated Property Management Agreement by and between CBL Northpark Mall OP Propco III, LLC and CBL & Associates Management, Inc. dated November 1, 2021

22.Amended and Restated Property Management Agreement by and between CBL Northpark Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

23.Amended and Restated Property Management Agreement by and between CBL Parkdale Mall Corner OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

24.Amended and Restated Property Management Agreement by and between CBL Parkdale Mall Corner Tract 4 Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

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25.Amended and Restated Property Management Agreement by and between CBL Pearland Town Center OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021

26.Amended and Restated Property Management Agreement by and between CBL Post Oak Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

27.Amended and Restated Property Management Agreement by and between CBL South County Center OP Propco II, LLC and CBL & Associates Management, Inc. dated November 1, 2021

28.Amended and Restated Property Management Agreement by and between CBL South County Center OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

29.Amended and Restated Property Management Agreement by and between CBL Southaven Towne Center OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

30.Property Management Agreement by and between STCS-Illinois LLC and CBL & Associates Management, Inc. dated June 7, 2022

31.Property Management Agreement by and between CBL Sunrise Commons Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021

32.Amended and Restated Property Management Agreement by and between CBL Valley View Mall OP Propco, LLC and CBL & Associates Management, Inc. dated November 1, 2021

33.Property Management Agreement by and between CBL Westgate Crossing Propco, LLC and CBL & Associates Management, Inc. dated October 12, 2021

34.Property Management Agreement by and between CBL York Galleria OP Propco, LLC and CBL & Associates Management, Inc. dated June 7, 2022

35.Property Management Agreement by and between Fayette Plaza CMBS, LLC and CBL & Associates Management, Inc. dated March 8, 2007, as amended by that certain Amendment to Management Agreement by and between Fayette Plaza CMBS, LLC and CBL & Associates Management, Inc. dated August 1, 2009

36.Property Management Agreement by and between GC-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022

37.Property Management Agreement by and between HM-North Carolina, LLC and CBL & Associates Management, Inc. dated June 7, 2022

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38.Property Management Agreement by and between NGM-Tennessee, LLC and CBL & Associates Management, Inc. dated June 7, 2022

39.Property Management Agreement by and between PM Anchor-Texas, LLC and CBL & Associates Management, Inc. dated June 7, 2022

40.Property Management Agreement by and between Shoppes at St. Clair CMBS, LLC and CBL & Associates Management, Inc. dated March 15, 2007, as amended by that certain Amendment to Management Agreement by and between Shoppes at St. Clair CMBS, LLC and CBL & Associates Management, Inc. dated August 1, 2009

41.Amended and Restated Property Management Agreement by and between Southpark Mall-DSG, LLC and CBL & Associates Management, Inc. dated November 1, 2021

42.Property Management Agreement by and between MDN-Texas, LLC and CBL & Associates Management, Inc. dated June 7, 2022

43.Amended and Restated Property Management Agreement by and between Volusia SAC, LLC and CBL & Associates Management, Inc. dated November 1, 2021

44.Amended and Restated Property Management Agreement by and between Volusia-OP Peripheral, LLC and CBL & Associates Management, Inc. dated November 1, 2021

45.Property Management Agreement by and between West Towne District, LLC and CBL & Associates Management, Inc. dated November 1, 2021

46.Property Management Agreement by and between ETM-Wisconsin, LLC and CBL & Associates Management, Inc. dated June 7, 2022

47.Amended and Restated Property Management Agreement by and between CBL Hamilton Place Sears OP PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021

48.Property Management Agreement by and between CBL Layton Hills OP PropCo, LLC and CBL & Associates Management, Inc. dated June 7, 2022

49.Amended and Restated Property Management Agreement by and between CBL West Towne Crossing OP PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021

50.Amended and Restated Property Management Agreement by and between CBL Shops at Eastgate PropCo, LLC and CBL & Associates Management, Inc. dated November 1, 2021

51.Amended and Restated Property Management Agreement by and between East Towne Parcel I, LLC and CBL & Associates Management, Inc. dated November 1, 2021

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Exhibit I

Form of Assignment of Other Material Contracts

ASSIGNMENT OF OTHER MATERIAL CONTRACTS

This Assignment of Other Material Contracts (this “Agreement”) is made and entered into effective as of June 7, 2022 (the “Effective Date”) by and between ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a

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Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (“Borrowers”), and CLMG CORP., a Texas corporation, in its capacity as administrative agent (“Administrative Agent”) for the lenders (collectively, the “Lenders”) that are signatories to the Credit Agreement (as defined herein).

WHEREAS, pursuant to a Credit Agreement dated June 7, 2022 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders, the Lenders are, concurrently herewith, making a Loan to Borrowers;

WHEREAS, as collateral security for any and all of the Obligations, Borrowers have agreed to assign to Administrative Agent, for the benefit of Lenders, all of their right, title, estate and interest in and to each of their respective Other Material Contracts (as hereinafter defined) together with all benefits, powers and advantages of the Borrowers to be derived therefrom;

WHEREAS, for the purposes of this assignment, the term Other Material Contracts shall have the following meaning:

(a)	“Other Material Contracts” means those contracts listed and set forth in Exhibit A annexed hereto and made a part hereof, and “Other Material Contract” means any one of such Other Material Contracts;

WHEREAS, for the purposes of this assignment, unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Credit Agreement;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
ASSIGNMENT

1.1	Assignment

Upon and subject to the terms, conditions and provisions herein contained, each Borrower hereby unconditionally and irrevocably assigns, transfers and sets over to and in favour of Administrative Agent, for the benefit of the Lenders, as and by way of a fixed and specific assignment of all its right, title, estate and interest in, to, under and in respect of:

(a)

its Other Material Contracts, and all rights, powers, benefits, claims, choses in actions, powers, advantages and any other interest whatsoever (but no any liabilities created thereby) of such Borrower to be derived therefrom or contained therein and all covenants, obligations and agreements of the parties thereunder and otherwise to enforce the rights of such Borrower thereunder in the name of such Borrower;

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(b)	all documents, writings, papers, books, books of account and other records relating to its Other Material Contracts; and
(c)

all revenues and other moneys and amounts now due and payable or hereafter to become due and payable to such Borrower under its Other Material Contracts or in connection therewith by the other party to its Other Material Contracts or receivable by such Borrower pursuant to or in connection with its Other Material Contracts,

(the collateral referred to in paragraphs (a), (b) and (c) collectively referred to as the “Assigned Rights”) to be held by the Administrative Agent as general and continuing security for the payment and satisfaction of all Obligations of the Loan Parties arising under or in respect of all indebtedness and liability of the Loan Parties to the Lender (including interest thereon and any costs, expenses and charges of any kind), present or future, absolute or contingent, joint or several, direct or indirect, matured or not wheresoever and howsoever incurred, and any ultimate balance thereof, and whether as principal or surety, and for the performance and satisfaction of all obligations of the Loan Parties to Administrative Agent contained in the Loan Agreement and the other Loan Documents delivered by the Loan Parties to Administrative Agent, and whether any Loan Party be bound alone or with another or others (all of which indebtedness, liability and obligations are hereinafter collectively called the “Liabilities”).

1.2	Performance Of Obligations

Each Borrower covenants to observe, enforce and be liable for in all respects the terms, covenants, conditions and obligations to be observed by such Borrower pursuant to its Other Material Contracts.

1.3	No Liability

Nothing herein contained shall render Administrative Agent, its agents, directors, officers, employees or any other persons for whom Administrative Agent is at law responsible, liable to any person for the fulfilment or non-fulfilment of the terms, conditions, obligations, covenants and agreements, including but not limited to the payment of any moneys thereunder or in respect thereto, of any Borrower under its Other Material Contracts.  Each Borrower agrees that nothing herein shall obligate Administrative Agent to assume or perform any obligation of such Borrower to any third party in respect or arising out of the Other Material Contracts.  Administrative Agent may, however, at its option, assume or perform any such obligations which it considers necessary or desirable to obtain the benefit of any Other Material Contract free of any set-off, deduction or abatement and any money so expended by Administrative Agent shall form part of the Liabilities and bear interest at the rate from time to time applicable to the outstanding balance of the Liabilities. Notwithstanding the foregoing, Borrowers hereby indemnifies and agrees to save and hold harmless Administrative Agent, its agents, directors, officers and employees from and against any and all claims, demands, actions, causes of action, losses, suits, damages and costs whatsoever of any person arising directly or indirectly from or out of the Other Material Contracts; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, illegal acts or willful misconduct of Administrative Agent.

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1.4	Attorney of Borrowers

Each Borrower hereby on the date hereof irrevocably constitutes and appoints Administrative Agent and each officer thereof as its true and lawful attorney and agent, with full power of substitutions, and with full power and authority in such Borrower’s name, place and stead, or in its own name, from time to time in Administrative Agent’s discretion to exercise any of the rights, powers, authority and discretions which under the terms of its Other Material Contracts could be exercised by such Borrower and take any and all action and to execute any and all documents as may be necessary or desirable to give effect and carry out the purposes of the Other Material Contracts, which rights may only be exercised following the occurrence and during the continuance of an Event of Default.  Each Borrower hereby ratifies and confirms all that the said attorney or its substitute or substitutes shall lawfully do by virtue hereof. These powers and appointment are coupled with an interest and are irrevocable. Nothing in this Section affects the right of Administrative Agent as secured party, or any other person on Administrative Agent’s behalf, to sign and file or deliver (as applicable) all such financing statements, financing change statements, notices, verification agreements and other documents relating to this Agreement as Administrative Agent or such other person considers appropriate.

1.5	Termination, Surrender, Alteration, Etc.

Without the prior written consent of Administrative Agent, each Borrower covenants and agrees that it shall not nor shall it agree to: (a) terminate, forfeit or cancel, (b) amend or modify in any material respect, (c) waive any failure of any party thereto to perform any material obligation, or (d) suffer or permit anything allowing any party to terminate its Other Material Contracts or forego or forgive any of the Assigned Rights.

1.6	Notice Of Default

Each Borrower shall cause notice to be given to Administrative Agent of any default by such Borrower pursuant to any of its Other Material Contracts promptly becoming aware of the occurrence of such default, but in all events, if such Borrower is aware of the default, in sufficient time to afford Administrative Agent a reasonable opportunity to cure any such default before the other party to any of its Other Material Contracts has any right to terminate any of its Other Material Contracts by reason of such default; but nothing herein shall obligate Administrative Agent to cure any such default.

ARTICLE 2
General

2.1	Further Assurances

Each Borrower hereby covenants and agrees with Administrative Agent that it shall from time to time and at all times hereunder upon written request, make, do, execute and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be reasonably required by Administrative Agent for more effectually implementing and carrying out the true intend and meaning of this Agreement.

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2.2	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, will constitute one and the same instrument, and shall be deemed effective when each of the parties has executed a counterpart hereof. For purposes hereof, a facsimile signature, portable document format (.pdf) signature or signature sent by electronic transmission (which signature may be by separate counterpart) will be considered an original signature.

2.3	Inurement and Assignment

This Agreement shall be binding on each Borrower and the successors and assigns of Borrowers and shall inure to the benefit of Administrative Agent and its successors and permitted assigns. Each Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of Administrative Agent.

2.5Governing Law; Jurisdiction; Venue; Waiver of Jury Trial

THE TERMS OF SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT WITH RESPECT TO GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE, SERVICE OF PROCESS AND WAIVER OF JURY TRIAL ARE INCORPORATED HEREIN BY REFERENCE MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

[The next page is the signature page.]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.

BORROWERS:

ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company,

BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company,

CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company,

CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company,

CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company,

CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company,

CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company,

CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company,

CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company,

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company,

CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company,

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CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company,

CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company,

CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company,

CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company,

CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company,

CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company,

CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company,

CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company,

CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company,

CHH-TENNESSEE, LLC, a Tennessee limited liability company,

CSPC-TENNESSEE, LLC, a Tennessee limited liability company,

EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company,

ETM-WISCONSIN, LLC, a Wisconsin limited liability company,

FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company,

GC-TENNESSEE, LLC, a Tennessee limited liability company,

HM-NORTH CAROLINA, LLC, a North Carolina limited liability company,

MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company,

MDN-TEXAS, LLC, a Texas limited liability company,

MNVL-PENNSYLVANIA, a Pennsylvania limited liability company,

NGM-TENNESSEE, LLC, a Tennessee limited liability company,

PM ANCHOR-TEXAS, LLC, a Texas limited liability company,

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SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company,

SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company,

STCS-ILLINOIS, LLC, an Illinois limited liability company,

VOLUSIA SAC, LLC, a Florida limited liability company,

VOLUSIA-OP PERIPHERAL, LLC, a Florida limited liability company,

WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company

By:	CBL Outparcel HoldCo, LLC,
its sole member

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership,
its sole member

			By:	CBL Holdings I Inc.,
its sole general partner

By:
				Name:	Farzana Khaleel
				Title:	Executive Vice President – Chief Financial Officer

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Exhibit J-1

Form of Pledge and Security Agreement
(Borrowers)

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as amended, supplemented and modified and in effect from time to time, this “Agreement”) dated as of June 7, 2022 is among CBL OUTPARCEL HOLDCO, LLC, a Delaware limited liability company (“Pledgor”), and CLMG CORP., a Texas corporation, in its capacity as agent for the benefit of the secured parties under the Credit Agreement referred to below (in such capacity, “Administrative Agent”).

RECITALS

A.Pursuant to the Credit Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among [List Borrowers] (collectively “Borrowers” and individually each a “Borrower”), Beal Bank USA, a Nevada thrift (the “Initial Lender” and, together with the other Lenders from time to time party to the Credit Agreement, the “Lenders”) and CLMG Corp., in its capacity as Administrative Agent, the Initial Lender has agreed to make a Loan to the Borrowers.

B.Pledgor owns, directly or indirectly, all of the Equity Interests in each Borrower and will derive substantial benefit, directly or indirectly, from the Pledgor entering into the Credit Agreement and obtaining the Loan from the Lenders pursuant to the Credit Agreement.

C.WHEREAS, as a condition precedent to the making of the Loan under the Credit Agreement, the Pledgor is required to execute and deliver this Agreement;

D.In connection with the Credit Agreement, and in consideration of the Loan to be advanced by the Initial Lender under the Credit Agreement, Pledgor has agreed to grant to Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in all of its respective rights, title and interest in and to its Equity Interests in each Borrower and the other Collateral as provided in this Agreement.

THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS

1.1Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Credit Agreement.  As used herein, the following terms shall have the following meanings:

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

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“Article 8 Matters” means any action, decision, determination or election by each Borrower or its member(s) that its membership interests or other equity interests, or any of them, be, or cease to be, a “security” as defined in and governed by Article 8 of the UCC, and all other matters related to any such action, decision, determination or election.

“Collateral” is defined in Section 2.1.

“Collateral Accounts” is defined in clause (b) of Section 4.4.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent to have “control” (as defined in the UCC) over any Deposit Account.

“Credit Agreement” has the meaning set forth in the Recitals.

“Distributions” means all cash and non-cash dividends, liquidating dividends, shares of stock or other Equity Interests resulting from (or in connection with the exercise of) splits, reclassifications, warrants, options, mergers and consolidations, and all other payments and distributions of Property (whether similar or dissimilar to the foregoing) on or with respect to any Equity Interests.

“Equity Interests” means all membership interests in, or other equity interests in each Borrower, and any option, warrant or any other right to acquire any of the foregoing in each Borrower, in each case, whether characterized as securities, general intangibles or otherwise, whether registered or unregistered and whether or not certificated.

“Organizational Documents” means the organizational documents of each Borrower, being the certificate of formation and limited liability company agreement of each Borrower in effect from time to time.

“Pledged Equity” has the meaning set forth in Section 2.1(a).

“Secured Obligations” has the meaning set forth in Section 2.2.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction or jurisdictions for purposes of the provisions hereof relating to perfection or priority and for purposes of definitions related to such provisions (as used therein).

“Uncertificated Securities Control Agreement” means an Uncertificated Securities Control Agreement in substantially the form attached hereto as Exhibit A.

1.2Terms Defined in the UCC.  Unless otherwise provided herein or the context requires otherwise, terms that are defined in Article 8 and Article 9 of the UCC are used in this Agreement with the same meanings given to them in the UCC, including “account,” “bank,”

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“general intangible,” “control”, “deposit account,” “document”, “entitlement holder”, “entitlement order,” “financial assets,” “instrument,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangible,” “proceeds,” “securities intermediary,” “securities account,” “security,” “security certificate,” “security entitlement,” and “supporting obligation.”

1.3Other Definitional Provisions.  Unless the context requires otherwise, the following rules of interpretation set forth in this Section 1.3 shall apply to the construction and interpretation of this Agreement.  The singular includes the plural and vice versa, and any gender includes all genders.  The definitions of terms used in this Agreement shall apply equally to the singular and plural forms of the terms defined, and other grammatical forms of such terms shall have corresponding meanings.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications contained in the Loan Documents).  Any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment or transfer set forth in the Loan Documents).  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  All references in this Agreement to Articles, Sections, Exhibits and Schedules (or portions of any of the foregoing) shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any reference to any law or regulation in this Agreement shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented or replaced from time to time.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 2.
COLLATERAL FOR THE SECURED OBLIGATIONS

2.1Grant of Security Interest.  Pledgor hereby grants to Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in all of Pledgor’s rights, title and interests in and to the following Property (collectively, the “Collateral”), whether now existing or hereafter acquired or arising:

(a)all Equity Interests in Borrowers (“Pledged Equity”), and, in respect of such Pledged Equity:

(i)all security certificates, membership certificates or other certificates, instruments or documents evidencing any Pledged Equity;

(ii)all Distributions, interest, and other payments and rights with respect to any Pledged Equity, and all rights of Pledgor to receive any of the foregoing;

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(iii)the Organizational Documents of Borrowers and all rights of Pledgor under such Organizational Documents and under applicable Laws (as a member, holder or otherwise);

(iv)the right of Pledgor to perform under and exercise consensual and voting rights pursuant to the Organizational Documents of Borrowers and applicable Law, including the right to manage, make determinations, exercise any election or option, give or receive any notice, consent, waiver or approval and seek to compel performance, recover damages and otherwise exercise remedies thereunder; and

(v)all options and other rights, contractual or otherwise, with respect to any Pledged Equity;

(b)Deposit Accounts;

(c)all books and records relating to any and all of the foregoing; and

(d)all replacements and substitutions for, all accessions and additions to and all proceeds or products of any and all of the foregoing.

2.2Secured Obligations.  The Liens granted in the Collateral pursuant to this Agreement shall secure the full and prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of (a) all Obligations of Borrowers to the Secured Parties under the Credit Agreement, (b) all other Obligations of the Loan Parties arising under any of the Loan Documents, (c) all obligations of Pledgor under the Loan Documents, and (d) all costs, fees and expenses (including reasonable fees and disbursements of the legal counsel and other professionals) incurred by Administrative Agent under or in connection with this Agreement, including any costs, fees and expenses incurred in connection with the administration or maintenance of the Collateral, the perfection, preservation or defense of the Lien of Administrative Agent, the enforcement or exercise of Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents or otherwise with respect to the Collateral, and any proceeding commenced by or against Pledgor under any Debtor Relief Law (collectively, the “Secured Obligations”).

2.3Control Agreement.  Each Borrower will execute an Uncertificated Securities Control Agreement.

SECTION 3.
PERFECTION OF SECURITY INTERESTS

3.1Perfection of Administrative Agent’s Liens.  Pledgor shall take all actions necessary or as may be reasonably requested by Administrative Agent to perfect and maintain the validity and perfection of the Administrative Agent’s Liens in the Collateral, prior and superior to all other Liens including without limitation the execution of the Control Agreement required by the Administrative Agent with respect to the Deposit Accounts.

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3.2UCC Financing Statements and Other Filings.  Without limiting the generality of Section 3.1, upon Administrative Agent’s written request Pledgor shall promptly and from time to time, give, execute, deliver, authorize, file, register and record such UCC financing statements and continuation statements as may be necessary or desirable to perfect Administrative Agent’s Lien in the Collateral, to establish and maintain the priority of Administrative Agent’s Lien over the rights of other Persons with respect to the Collateral or to enable Administrative Agent to exercise and enforce its rights hereunder with respect to such Lien in accordance with applicable law and subject to the terms of this Agreement and the other Loan Documents.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral in any other manner as Administrative Agent determines is necessary or advisable under applicable law.

3.3Authorization of Filings by Administrative Agent.  Pledgor hereby irrevocably authorizes Administrative Agent at any time and from time to time to file, register and record any UCC financing statement naming Pledgor as debtor as Administrative Agent may determine to be necessary or appropriate to perfect Administrative Agent’s Lien in the Collateral, to establish and maintain the priority of Administrative Agent’s Lien over the rights of other Persons with respect to the Collateral or to enable Administrative Agent to exercise and enforce its rights hereunder with respect to such Lien in accordance with applicable law and subject to the terms of this Agreement and the other Loan Documents.  Administrative Agent may file such financing statements in any jurisdiction Administrative Agent deems necessary or appropriate for such purpose, in each case containing any information required under the UCC or other applicable law.  Pledgor agrees to provide to Administrative Agent any information regarding Pledgor or the Collateral as is required under the UCC or other applicable law in furtherance of this Section 3.3.  Pledgor hereby irrevocably authorizes Administrative Agent to file financing statements pursuant to this Section 3.3 without the signature or other authorization of Pledgor, to the extent permitted by applicable law, and if any signature or authorization of Pledgor is required by applicable law, to sign such financing statements and other deeds, instruments and documents in the name of Pledgor.  Pledgor hereby irrevocably ratifies and approves any such financing statement that has been filed, registered or recorded in any jurisdiction by or on behalf of Administrative Agent prior to the date hereof.

3.4Control and Possession of Collateral.  As of the date hereof, Pledgor has delivered to Administrative Agent an undated transfer power with respect to each Borrower, duly indorsed by Pledgor in blank in the form attached hereto as Exhibit B, and a proxy in the form attached hereto as Exhibit C in favor of the Administrative Agent, provided that Administrative Agent shall only be permitted to complete the transfer power and exercise the proxy and the powers granted thereunder pursuant to Administrative Agent’s exercise of remedies under Section 6 of this Agreement.

3.5Pledgor Remain Liable.  Pledgor shall remain liable under any agreement or other document or instrument included within the Collateral, including the Organizational Documents of Borrowers, to perform its obligations and satisfy its liabilities thereunder to the same extent as if this Agreement had not been executed, each to the extent such obligations or liabilities arose, accrued, or the actions giving rise to such obligation or liabilities occurred prior to any foreclosure or other sale or disposition of Collateral by Administrative Agent (collectively, the “Existing Obligations”).  The exercise by Administrative Agent of any rights under this Agreement or

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otherwise in respect of the Collateral shall not release Pledgor from any such Existing Obligations.  Administrative Agent shall not have any obligation or liability under any agreement or other document or instrument included within the Collateral by reason of this Agreement, nor shall Administrative Agent be obligated to perform or satisfy any of the obligations or liabilities of Pledgor thereunder, unless (and only to the extent that) Administrative Agent has expressly agreed in writing to assume responsibility to perform any such obligation.

SECTION 4.
COVENANTS

4.1Pledged Equity Interests.  Pledgor shall at all times hold 100% of the total Equity Interests in Borrowers.

4.2Books and Records; Lien on Registered Interests.  Pledgor shall keep or cause Borrowers to keep full and accurate books and records relating to the Pledged Equity and the related Collateral, shall ensure that at all times Pledgor is registered as the owner of the Pledged Equity, and shall conspicuously mark (or cause Borrowers to mark) such books and records to reflect Administrative Agent’s Lien on the Pledged Equity and make such Lien apparent upon inspection of such books and records.  Subject to the terms of the Credit Agreement, Pledgor shall permit and cause Borrowers to permit representatives and advisors of the Administrative Agent, upon prior notice and request of the Administrative Agent and at the cost and expense of Pledgor, to examine Pledgor’s books, records and documents relating to the Collateral, and Borrowers’ books, records and documents, and to make copies thereof or abstracts therefrom.

4.3Security Certificates.

(a)Intentionally Omitted.

(b)Pledgor shall not cause or permit the Pledged Equity to be evidenced by any certificate or instrument at any time.  Without limiting the foregoing, Pledgor shall not permit the Organizational Documents of any Borrower to be amended or otherwise modified without the prior written consent of Administrative Agent, provided that Pledgor shall have the right to change the officer and authorized representative slate of any Borrower without Administrative Agent’s consent except for the Independent Manager.

4.4Proceedings for Liquidation.  Pledgor shall not commence, join with any Person in commencing, consent to, or vote its Equity Interests in favor of, any liquidation, dissolution, winding up or similar process, or any proceeding under any Debtor Relief Law (or the granting of any order for relief of creditors in any such process or proceeding) with respect to Borrowers.

4.5Rights of Pledgor Continue.  Unless and until an Event of Default has occurred and is continuing, (a) Pledgor shall be entitled to receive and retain all Distributions and other amounts paid to it in respect of the Collateral owned by it and, if the payment thereof is not otherwise prohibited pursuant to the Loan Documents, to make payments and Distributions to Persons that are not Loan Parties free and clear of the Lien created by this Agreement, and (b) Pledgor shall be entitled to exercise all voting, participation, consent and other rights with respect to the Pledged Equity to the exclusion of and without interference from the rights granted to Administrative Agent hereunder with respect to such Collateral; provided, that no vote shall be cast, right exercised or other action taken by Pledgor that is inconsistent with the terms of this Agreement and the other Loan Documents.

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4.6Defense of Collateral.  Pledgor shall defend the Collateral against all claims and demands of all Persons (other than Administrative Agent and the Secured Parties) claiming an interest in any of the Collateral, and shall discharge or cause to be discharged all Liens on any Collateral other than the Liens in favor of the Secured Parties.

4.7No Disposition of Collateral.  Pledgor shall not grant or suffer to exist any Lien against the Collateral, except for the Liens in favor of Administrative Agent pursuant to this Agreement, or lease, sell, transfer or otherwise dispose of any of its rights in the Collateral, except as permitted in the Loan Documents.

4.8Change of Name and Organizational Information.  Without giving Administrative Agent at least thirty (30) days advance written notice, Pledgor shall not (a) change its name, type of organization, jurisdiction of organization or organizational ID number (if applicable) and the location of the chief executive office, (b) adopt or use any trade name, or (c) change its location within the meaning of Section 9‑307 of the UCC.

4.9Liens Exclusive to Administrative Agent.  Pledgor shall not (a) file, authorize or permit to be filed or suffer to remain on file, in any jurisdiction, any UCC financing statement or other filing with respect to any of the Collateral other than filings evidencing Administrative Agent’s Lien in the Collateral or (b) confer control within the meaning of Section 9‑106 of the UCC with respect to any investment property constituting part of the Collateral upon any Person other than Administrative Agent.

4.10Deposit Accounts.  Pledgor will:

(a)maintain all of its Deposit Accounts only with the Administrative Agent, any Lender, any Affiliate of any Lender, or with an Acceptable Financial Institution, in each case subject to a Control Agreement acceptable to the Administrative Agent; and

(b)cause the intermediary maintaining any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by such Grantor, to execute a Control Agreement acceptable to the Administrative Agent relating to such Investment Property.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

Pledgor hereby represents and warrants, and shall on and as of the Closing Date be deemed to represent and warrant, to Administrative Agent (for the benefit of the Secured Parties) that:

5.1Valid Existence and Good Standing; Issuance of Pledged Equity.  Pledgor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

5.2Power and Authority; Due Authorization, Execution and Delivery.  Pledgor has full power and authority to execute and deliver this Agreement, to grant the security interest in the Collateral purported to be granted hereby and to perform its obligations hereunder.  The

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execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action, and such execution, delivery and performance do not require the consent or approval of any member or other Person or Governmental Authority that has not been obtained.  This Agreement has been duly executed and delivered by Pledgor.

5.3Noncontravention.  The execution, delivery and performance of this Agreement and the grant of the Liens securing the Secured Obligations pursuant to this Agreement do not conflict with, result in the breach of or violate any provision of the organizational documents of Pledgor, result in a breach of, constitute a default under or result in the acceleration of any obligation under any indenture, loan agreement, credit agreement or other agreement or instrument to which Pledgor or any of its Property is or may be subject, or result in a violation of any applicable Law to which Pledgor or its Property is subject.

5.4Valid and Binding Obligations.  This Agreement is the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.5Title to Collateral.  Pledgor holds good and valid title to the Pledged Equity and all of the other Collateral purported to be owned by it, free and clear of all Liens other than the Lien in favor of Administrative Agent pursuant to this Agreement.  Except for such Liens as shall be discharged as of the Closing Date, Pledgor has not transferred or agreed to transfer to any Person all or any portion of its interest in the Collateral, including any Lien on the Collateral, other than such Liens in favor of Administrative Agent.  Except with respect to such Liens in favor of Administrative Agent, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office.

5.6Valid Liens as Security.  The provisions of this Agreement are effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a valid and enforceable Lien on and security interest in the Collateral as security for the payment and performance when due of the Secured Obligations.  On the Closing Date, Administrative Agent has been authorized to file a financing statement naming Pledgor as debtor and Administrative Agent as secured party in the UCC filing office of the Secretary of State of the State of Delaware at least ten (10) days prior to the Closing Date.  The filing of such financing statement is the only filing necessary to perfect the security interests in the Collateral purported to be granted pursuant to this Agreement to the extent that a security interest in such Collateral can be perfected by filing a financing statement under the UCC, and all other necessary filings and recordings have been made, or have been duly executed, acknowledged and delivered in form suitable for filing or recording in the relevant public offices, and possession of all relevant Collateral has or will be taken on the Closing Date, so that the Lien created by this Agreement constitutes a valid and perfected first priority Lien in the Collateral, prior and superior to all other Liens.

5.7Name of Pledgor; Place of Business.  The full and correct legal name, type of organization, jurisdiction of organization and organizational ID number (if applicable) and chief executive officer of Pledgor are set forth in Schedule I attached to this Agreement.  Pledgor has

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not, in the five years preceding the date of this Agreement, (a) changed its name or used any trade name, (b) changed its location within the meaning of Section 9‑307 of the UCC, or (c) become a “new debtor” (within the meaning of Section 9-102(a)(56) of the UCC) with respect to any obligations or Liens.

5.8Intentionally Omitted

SECTION 6.
REMEDIES

6.1Remedies.  If any Event of Default has occurred and is continuing, in addition to any other remedies that may be available under the Loan Documents, Administrative Agent may, at any time and from time to time:

(a)exercise all the rights and remedies of a secured party under the UCC;

(b)foreclose on the Pledged Equity and other Collateral in any manner permitted by applicable Laws;

(c)sell any Pledged Equity and other Collateral at public or private sale, at the office of Administrative Agent or elsewhere, for cash or credit and upon such other terms as Administrative Agent deems commercially reasonable;

(d)upon notice to the Pledgor that an Event of Default has occurred and is continuing, Administrative Agent may exercise any or all of the rights of Pledgor under the Organizational Documents of any Borrower to the exclusion of Pledgor, in each case in the same manner and to the same extent as Pledgor could with respect to such Organizational Documents;

(e)with respect to any Distributions or rights to receive Distributions, (i) sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise, such Distributions, (ii) receive, endorse, assign and deliver, in its own name or the name of Pledgor, any checks, drafts, money orders, acceptances, notes or other evidence in relation to such Distributions, and (iii) do any other acts and things necessary to enforce or realize upon such Distributions;

(f)conduct a sale of all or any portion of the Pledged Equity, exercise the voting and participation rights of Pledgor with respect to all or any portion of the Pledged Equity or cause the security certificates representing the Pledged Equity (and the registered ownership of the Pledged Equity) to be transferred of record into the name of Administrative Agent or its nominee; and

(g)initiate and pursue suits, actions and other legal proceedings, in equity or at law, with respect to the performance or remedies for non-performance of any covenant or agreement contained in this Agreement or in aid of the execution and enforcement of any power granted to Administrative Agent pursuant to this Agreement.

6.2Foreclosure or Sale.  In the event of any foreclosure or other sale or disposition of Collateral by Administrative Agent, Administrative Agent may sell any Collateral at one or more

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sales, public or private, as Administrative Agent may determine, and the security interest granted under this Agreement shall remain in effect as to the unsold portion of the Collateral.  Administrative Agent may cancel and shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Administrative Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned.  In the event that any sale hereunder is not completed or is defective in the opinion of Administrative Agent, Administrative Agent shall have the right to cause subsequent sales to be made.  Administrative Agent may delegate to any agent the performance of any acts in connection with any sale of Collateral under this Agreement, including the sending of notices and the conduct of the sale.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, including with respect to any Pledged Equity, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

6.3Certain Limitations.  Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable federal and state securities laws, Administrative Agent may determine that a public sale is impracticable, not desirable or not commercially reasonable and may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who shall agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Loan Parties or the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity or other Collateral for the period of time necessary to permit any Borrower to register it for public sale.  Pledgor agrees to use its best efforts to cooperate with Administrative Agent to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity or other Collateral valid and binding and in compliance with applicable securities law and other legal requirements.

6.4No Liability of Secured Parties.  Nothing herein contained shall be construed to constitute Administrative Agent or any Secured Party as an agent of Pledgor for any purpose whatsoever, and neither Administrative Agent nor any Secured Party shall be responsible or liable for any shortage, discrepancy, damage or loss of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Administrative Agent nor any Secured Party assumes or shall assume any of the obligations of Pledgor, and neither Administrative Agent nor any Secured Party shall be responsible or liable in any way for the performance of any such obligations or have any duty or obligation to cure any default or condition under any agreement to which Pledgor is a party.  It is understood that by taking any actions under or in connection with this Agreement, Administrative Agent is not assuming the obligations of Pledgor, and Pledgor shall remain liable for performance of all of its obligations and liabilities.

6.5Private Sale.  Administrative Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Agreement conducted in a commercially reasonable manner and in accordance with applicable

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Law.  Pledgor hereby waives any claims against Administrative Agent and the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.6Waivers by Pledgor.  Except as expressly provided in the Loan Documents, Pledgor hereby waives notice of breach, default, or event of default, notice of intent to take remedial action including acceleration of the maturity date of the Loan, setoff, or termination, notice of remedial action including acceleration, setoff, or termination, and all other notices of any kind.

6.7Application of Proceeds.  Any proceeds received by Administrative Agent from the sale of, collection of or other realization upon any Collateral or any other amounts received or collected by Administrative Agent from or on account of the Collateral shall be (a) held by Administrative Agent as collateral for the Secured Obligations or (b) applied to the Secured Obligations in accordance with the Credit Agreement.

6.8Administrative Agent May Perform.  Pledgor agrees that, if Pledgor fails to perform any of its obligations under this Agreement, Administrative Agent may, but shall not be obligated to, after notice to the extent required in the Credit Agreement, perform such obligations, and any expenses incurred or monies advanced by Administrative Agent in performing such obligations shall be paid by Pledgor and shall constitute a part of the Secured Obligations.  Any such performance by Administrative Agent may be made by Administrative Agent in reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof.  The amount and nature of any expense of Administrative Agent hereunder shall be conclusively established by a certificate of any officer of Administrative Agent absent manifest error.

6.9Payment of Expenses and Indemnity.  Pledgor agrees to pay and reimburse Administrative Agent for, and indemnify and hold Administrative Agent harmless from and against, any recording and filing fees and any obligations with respect to stamp, excise and other taxes, if any, that may be payable in connection with the execution, delivery, performance and enforcement of, or any amendment, supplement, waiver or other modification of, this Agreement, not later than ten (10) days after demand therefor by Administrative Agent.

6.10Power of Attorney.  Pledgor hereby designates and constitutes Administrative Agent as its attorney-in-fact, with power at any time and from time to time to take in the name of Pledgor any actions that Pledgor is required to, or that Administrative Agent is authorized to, take under Section 6 of this Agreement and to institute proceedings Administrative Agent deems necessary or desirable to enforce the rights of Administrative Agent with respect thereto; provided that Administrative Agent shall not take action as attorney-in-fact for Pledgor except when an Event of Default has occurred and is continuing or when the Secured Obligations have been accelerated in accordance with the Credit Agreement.  All acts of said attorney are hereby ratified and approved by Pledgor, and said attorney shall not be liable for any acts or omissions, any error of judgment or any mistake of fact or law.  The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable.

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6.11Powers of Administrative Agent.  The powers conferred on Administrative Agent under this Agreement are solely to protect Administrative Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers.  Except as elsewhere provided hereunder, Administrative Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to the Collateral.

SECTION 7.
MISCELLANEOUS

7.1Termination; Releases of Liens.  At such time as all Secured Obligations have been irrevocably paid in full and there are no outstanding lending commitments of the Secured Parties under the Loan Documents, (i) this Agreement shall terminate (except with respect to provisions that expressly survive termination) and the Collateral shall be released from the Liens under this Agreement, and (ii) Administrative Agent shall at the request and at the expense of Pledgor deliver financing statement terminations and other releases to reflect the termination and release of Liens.

7.2No Waiver; Remedies Cumulative.  No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy under this Agreement, and no course of dealing between or among any of the parties to this Agreement, shall operate as a waiver thereof or of any other right, power or remedy under the Loan Documents.  No single or partial exercise by any party to this Agreement of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof or of any other right, power or remedy under the Loan Documents.  No notice or demand given to any party to this Agreement shall entitle such party to such a notice or demand or to any other or further notice or demand in similar or other circumstances or constitute a waiver by any party to this Agreement of any right to take such action or any other or further action (without notice or demand) in such circumstances or in similar or other circumstances.  All rights, powers and remedies under this Agreement or pursuant to applicable Law or otherwise afforded to a party to this Agreement are cumulative and not alternative in nature and are not exclusive of any other rights, powers and remedies such party may have under the Loan Documents or pursuant to applicable Law.

7.3Amendments, Waivers and Consents.  No amendment, waiver, or other modification in respect of this Agreement will be effective unless in writing and signed by each party to be bound thereby.  No waiver or consent in respect of this Agreement will be effective unless in writing and signed by Administrative Agent (acting at the direction of the Required Lenders or such other Applicable Percentage of the Lenders as is required under the Loan Documents), and then such waiver or consent shall be effective only in the specific instance and only for the purposes for which it is given.

7.4Notices.  All notices required or permitted to be given under this Agreement shall be given in the manner provided in the Credit Agreement and (a) in the case of notice to Administrative Agent, in accordance with the contact information for Administrative Agent specified in or pursuant to the Credit Agreement, or (b) in the case of notice to Pledgor, in accordance with the contact information set forth below (or as otherwise notified by Pledgor to Administrative Agent in accordance with this Section 7.4).

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If to Pledgor:

CBL Outparcel Holdco, LLC

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Farzana Khaleel

Telephone:  (423) 490-8310

Email:  Farzana.Khaleel@cblproperties.com

With a copy to:

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Jeffery V. Curry

Telephone:  (423) 490-8642

Email:  Jeff.Curry@cblproperties.com

7.5Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties to this Agreement with respect to the matters covered hereby and supersedes all prior agreements and understandings, written or oral, with respect to such matters.

7.6Severability.  If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law, and any such illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns permitted pursuant to the Loan Documents.  Except as otherwise expressly permitted under the Loan Documents, Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, and any other attempted assignment or transfer by Pledgor shall be null and void ab initio.  Administrative Agent may assign its rights and obligations, and the Liens granted to it in the Collateral, to any Person that succeeds it in the capacity of Administrative Agent pursuant to the terms of the Credit Agreement.

7.8No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and permitted assigns and, in respect of Administrative Agent, the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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7.9Governing Law; Submission to Jurisdiction; Service of Process.

(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF OBJECTION TO VENUE.  PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  PLEDGOR DOES HEREBY DESIGNATE AND APPOINT CSC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO PLEDGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON PLEDGOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  PLEDGOR (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE

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AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

7.10WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.11Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

7.12Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement, any amendment, waiver or modification of this Agreement and any certificate, notice or other document delivered pursuant to this Agreement may each be validly executed by the relevant parties hereto and delivered by each such party by facsimile or other electronic transmission.  Except as otherwise specified in this Agreement or in another applicable Loan Document, exchange of digital images of executed signature pages to any such document by facsimile or other electronic transmission shall constitute execution and delivery of such document.

7.13With Respect to the Administrative Agent.  Administrative Agent is acting under this Agreement in its capacity as the collateral agent for the Secured Parties as appointed under the Credit Agreement and Administrative Agent shall be entitled to all rights, protections, immunities and indemnities afforded to it in the Credit Agreement, including, without limitation the limitation on liability set forth in Section 10.19 of the Credit Agreement.  Pledgor and all other Persons shall be entitled to rely on notices, consents, approvals, releases, amendments, waivers, and other acts of Administrative Agent as Administrative Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.  Appointment of a

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successor Administrative Agent pursuant to the Credit Agreement shall also constitute appointment of a successor Administrative Agent under this Agreement.  Upon appointment of a successor Administrative Agent in accordance with the Credit Agreement, such successor shall automatically and without further action become the Administrative Agent under and for all purposes of this Agreement, whereupon the prior Administrative Agent shall be discharged from its obligations under this Agreement.  The prior Administrative Agent shall promptly execute and deliver to the successor Administrative Agent such assignments and amendments and take such other actions, if any, as may be necessary or appropriate in connection therewith.  The provisions of this Agreement shall inure to the benefit of any prior Administrative Agent as to any actions taken or omitted to be taken by it under this Agreement while it was acting as Administrative Agent hereunder.

7.14Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(signature pages follow)

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EXECUTED as of the date first above written.

PLEDGOR:

CBL OUTPARCEL HOLDCO, LLC,
a Delaware limited liability company

By:	CBL & Associates Limited Partnership
its chief manager

	By:	CBL Holdings I, Inc., its sole general partner

By:
Name:
Title:

Acknowledged and Agreed to:

BORROWERS:

ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company,

BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company,

CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company,

CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company,

CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company,

CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company,

CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company,

CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company,

CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company,

CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company,

CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company,

CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company,

CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company,

CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company,

CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company,

CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company,

CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company,

CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company,

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CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company,

CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company,

CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company,

CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company,

CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company,

CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company,

CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company,

CBL VALLEY VIEW MALL OP PROPCO, LLC, a Virginia limited liability company,

CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company,

CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company,

CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company,

CHH-TENNESSEE, LLC, a Tennessee limited liability company,

CSPC-TENNESSEE, LLC, a Tennessee limited liability company,

EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company,

ETM-WISCONSIN, LLC, a Wisconsin limited liability company,

FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company,

GC-TENNESSEE, LLC, a Tennessee limited liability company,

HM-NORTH CAROLINA, LLC, a North Carolina limited liability company,

MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company,

MDN-TEXAS, LLC, a Texas limited liability company,

MNVL-PENNSYLVANIA, a Pennsylvania limited liability company,

NGM-TENNESSEE, LLC, a Tennessee limited liability company,

PM ANCHOR-TEXAS, LLC, a Texas limited liability company,

SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company,

SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company,

STCS-ILLINOIS, LLC, an Illinois limited liability company,

VOLUSIA SAC, LLC, a Florida limited liability company,

VOLUSIA-OP PERIPHERAL, LLC, a Florida limited liability company,

WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company

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By:	CBL Outparcel HoldCo, LLC,
its sole member

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership,
its sole member

			By:	CBL Holdings I Inc.,
its sole general partner

By:
Name:
Title:

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ADMINISTRATIVE AGENT:
CLMG CORP.,
as Administrative Agent

By:
Name:
Title:

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Schedule I

to Pledge AND SECURITY Agreement

Filing Details

Full and Correct Legal Name	Type of Organization	Jurisdiction of Organization	Organizational ID Number	Chief Executive Office
CBL Outparcel Holdco, LLC	Limited liability company	Delaware	6162339	CBL Center – Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421

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Exhibit A

to Pledge AND SECURITY Agreement

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This UNCERTIFICATED SECURITIES CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Control Agreement") dated as of June 7, 2022 is made by and among CBL Outparcel HoldCo, LLC, a Delaware limited liability company (the "Pledgor"), CLMG Corp., a Texas corporation, as Administrative Agent (in such capacity, the "Administrative Agent") for the Secured Parties (as defined in, or by reference in, the Credit Agreement referred to below), and _______________ ("Issuer").

WHEREAS, pursuant to the Credit Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among Issuer and certain affiliates (collectively “Borrowers”), Beal Bank USA, a Nevada thrift (the “Initial Lender” and, together with the other Lenders from time to time party to the Credit Agreement, the “Lenders”) and CLMG Corp., in its capacity as Administrative Agent, the Initial Lender has agreed to make a Loan to the Borrowers.  Capitalized terms used herein and not defined shall have the meanings assigned to such term in, or incorporated by reference in, the Credit Agreement.

WHEREAS, the Pledgor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of Issuer owned by the Pledgor from time to time (collectively, the "Pledged Securities"), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the "Collateral") pursuant to a Pledge and Security Agreement dated as of even date herewith (as amended, amended and restated, supplemented, waived, renewed, replaced or otherwise modified from time to time, the “Pledge Agreement") between, among others, the Pledgor, the Administrative Agent and acknowledged by the Issuer.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the "UCC") are used herein as so defined: Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Notice of Security Interest.  The Pledgor, the Administrative Agent and Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Administrative Agent’s security interest in the Collateral.  Issuer acknowledges that this Control Agreement constitutes written notification to Issuer of the Administrative Agent’s security interest in the Collateral.  Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Administrative Agent’s security interest in the Collateral and, upon request by the Administrative Agent, to register the Administrative Agent as the registered owner of any or all of the Pledged Securities. Issuer acknowledges that the Administrative Agent has Control over the Collateral.

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SECTION 2. Collateral.  Issuer hereby represents and warrants to, and agrees with the Pledgor and the Administrative Agent that (i) the Pledged Securities are uncertificated securities, (ii) Issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, as set forth on Schedule 1, (iii) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof, and (iv) except for the claims and interests of the Administrative Agent and the Pledgor in the Collateral, Issuer does not know of any claim to or security interest or other interest in the Collateral.

SECTION 3. Control.  Issuer hereby agrees that upon prior written notice from the Administrative Agent that an Event of Default shall have occurred, Issuer shall, without further consent from the Pledgor, (a) comply with all instructions and directions of any kind originated by the Administrative Agent concerning the Collateral, and (b) if directed by the Administrative Agent, not comply with the instructions or directions of any kind originated by the Pledgor or any other person.

SECTION 4. Termination.  This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Administrative Agent that all of the Collateral has been released.

SECTION 5. Notices.  All notices, requests and demands to or upon the respective parties hereto shall be given in accordance of Section 10.02 of the Credit Agreement.

SECTION 6. Amendments in Writing.  None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 7. Entire Agreement.  This Control Agreement, the Credit Agreement, the Pledge Agreement and the other Loan Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 8. Execution in Counterparts.  This Control Agreement may be executed in any number of counterparts by one or more parties to this Control Agreement and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Control Agreement by facsimile or other electronic transmission (e.g., “pdf”, or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9. Successors and Assigns.  This Control Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Pledgor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Administrative Agent.

SECTION 10. Severability.  In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a

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particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. Section Headings.  The Section headings used in this Control Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 12.  SUBMISSION TO JURISDICTION. ISSUER AND PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST  ISSUERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, INCLUDING WITHOUT LIMITATION THE RIGHT TO PURSUE ANY ACTION OR PROCEEDING UNDER ANY DEED OF TRUST IN THE STATE AND COUNTY WHERE THE APPLICABLE PROJECT IS LOCATED.

SECTION 13.  WAIVER OF VENUE. ISSUER AND PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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SECTION 14.  SERVICE OF PROCESS. ISSUER HEREBY DESIGNATE AND APPOINT CSC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207, AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH ENTITY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  ISSUERS (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS OR ANY OTHER LOAN PARTY’S AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE ON BEHALF OF ITSELF OR OTHER LOAN PARTY IF THE AUTHORIZED AGENT OF SUCH LOAN PARTY CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

SECTION 15.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 16. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:	CBL OUTPARCEL HOLDCO, LLC,
a Delaware limited liability company,

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership
its sole member

			By:	CBL Holdings I, Inc.,
its sole general partner

By:
				Name:	Farzana Khaleel
				Title:	Executive Vice President-Chief Financial Officer

ISSUER:	[_____________________________],
a [__________________________],

	By:	CBL & Associates HoldCo II, LLC,
its sole member

		By:	CBL & Associates Limited Partnership
its sole member

			By:	CBL Holdings I, Inc.,
its sole general partner

By:
				Name:	Farzana Khaleel
				Title:	Executive Vice President-Chief Financial Officer

ADMINISTRATIVE AGENT:	CLMG Corp., a Texas corporation By: _________________________ Name: Title:

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Schedule 1

Pledged Securities

LIST OF PLEDGED MEMBERSHIP INTERESTS

Issuer	Pledgor	Pledged Securities	Percentage Represented By Pledged Membership

	CBL Outparcel Holdco, LLC, a Delaware limited liability company	Membership Interests	100%

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Exhibit B

to Pledge AND SECURITY Agreement

FORM OF LIMITED LIABILITY COMPANY INTEREST POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto _______________________________________________ (print or type name of assignee) 100% of its limited liability company interests in _______________________ __________________________________, a ____________________________________ (the “Company”), appearing on the books of the Company, and does hereby irrevocably constitute and appoint CLMG Corp.  in its capacity as Administrative Agent (and any entity that succeeds CLMG Corp.  in such capacity) as attorney-in-fact with full power of substitution to transfer said interests on the books of the Company.

Date:	,
a

By:
Name:
Title:

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Exhibit C

to Pledge AND SECURITY Agreement

FORM OF IRREVOCABLE PROXY

The undersigned hereby appoints CLMG Corp., not in its individual capacity but solely as the Administrative Agent (in such capacity and including any entity that succeeds CLMG Corp.  in such capacity, “Administrative Agent”) under the Pledge Agreement, dated as of March 5, 2021 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used herein and not otherwise defined having the meanings given to such terms in the Pledge Agreement), between CBL Outparcel Holdco, LLC and the Administrative Agent, as its proxy with full power of substitution, and hereby authorizes the Administrative Agent to represent and vote all of the membership and limited liability company interests of ______________________________________________, a _____________________________, owned by the undersigned on the date of exercise hereof, at any meeting or in any action of the holders of such interests or at any other time chosen by the Administrative Agent in its sole discretion.

To the extent permitted by law, this proxy shall continue in full force and effect until the termination of the Pledge Agreement.

Date: ,	CBL OUTPARCEL HOLDCO, LLC,
a Delaware limited liability company

	By:	CBL & Associates Limited Partnership
its chief manager

	By:	CBL Holdings I, Inc., its sole general partner

By:
Name:
Title:

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Exhibit J-2

Form of Pledge Agreement

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (as amended, supplemented and modified and in effect from time to time, this “Agreement”) dated as of June 7, 2022 is among CBL & ASSOCIATES HOLDCO II, LLC, a Delaware limited liability company (“Pledgor”), and CLMG CORP., a Texas corporation, in its capacity as agent for the benefit of the secured parties under the Credit Agreement referred to below (in such capacity, “Administrative Agent”).

RECITALS

A.Pursuant to the Credit Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and ACW-NORTH CAROLINA, LLC, a North Carolina limited liability company, BROOKFIELD SQUARE PARCEL, LLC, a Wisconsin limited liability company, CBL BROOKFIELD SQUARE OP PROPCO, LLC, a Wisconsin limited liability company, CBL CROSS CREEK SEARS OP PROPCO, LLC, a North Carolina limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO III, LLC, a North Dakota limited liability company, CBL DAKOTA SQUARE MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL FAYETTE MALL OP PROPCO, LLC, a Kentucky limited liability company, CBL FRONTIER SQUARE PROPCO, LLC, a Wyoming limited liability company, CBL HAMILTON PLACE SEARS OP PROPCO, LLC, a Tennessee limited liability company, CBL HANES MALL OP PROPCO, LLC, a North Carolina limited liability company, CBL HARFORD MALL ANNEX PROPCO, LLC, a Pennsylvania limited liability company, CBL JEFFERSON MALL SELF DEV PROPCO, LLC, a Kentucky limited liability company, CBL KIRKWOOD MALL OP PROPCO, LLC, a North Dakota limited liability company, CBL LANDING AT ARBOR PLACE OP PROPCO, LLC, a Georgia limited liability company, CBL LAUREL PARK MALL OP PROPCO, LLC, a Michigan limited liability company, CBL LAYTON HILLS OP PROPCO, LLC, a Utah limited liability company, CBL MAYFAIRE TOWN CENTER OP PROPCO, LLC, a North Carolina limited liability company, CBL MERIDIAN MALL OP PROPCO, LLC, a Michigan limited liability company, CBL MID RIVERS MALL OP PROPCO, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO III, LLC, a Missouri limited liability company, CBL NORTHPARK MALL OP PROPCO, LLC, a Missouri limited liability company, CBL PARKDALE MALL CORNER OP PROPCO, LLC, a Texas limited liability company, CBL PARKDALE MALL CORNER TRACT 4 PROPCO, LLC, a Texas limited liability company, CBL PEARLAND TOWN CENTER OP PROPCO II, LLC, a Texas limited liability company, CBL POST OAK MALL OP PROPCO, LLC, a Texas limited liability company, CBL SHOPS AT EASTGATE PROPCO, LLC, an Ohio limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO II, LLC, a Missouri limited liability company, CBL SOUTH COUNTY CENTER OP PROPCO, LLC, a Missouri limited liability company, CBL SOUTHAVEN TOWNE CENTER OP PROPCO, LLC, a Mississippi limited liability company, CBL SUNRISE COMMONS PROPCO, LLC, a Texas limited liability company, CBL VALLEY VIEW MALL

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OP PROPCO, LLC, a Virginia limited liability company, CBL WEST TOWNE CROSSING OP PROPCO, LLC, a Wisconsin limited liability company, CBL WESTGATE CROSSING PROPCO, LLC, a South Carolina limited liability company, CBL YORK GALLERIA OP PROPCO, LLC, a Pennsylvania limited liability company, CHH-TENNESSEE, LLC, a Tennessee limited liability company, CSPC-TENNESSEE, LLC, a Tennessee limited liability company, EAST TOWNE PARCEL I, LLC, a Wisconsin limited liability company, ETM-WISCONSIN, LLC, a Wisconsin limited liability company, FAYETTE PLAZA CMBS, LLC, a Delaware limited liability company, GC-TENNESSEE, LLC, a Tennessee limited liability company, HM-NORTH CAROLINA, LLC, a North Carolina limited liability company, MADISON OP OUTPARCEL GROUND, LLC, a Wisconsin limited liability company, MDN-TEXAS, LLC, a Texas limited liability company, MNVL-PENNSYLVANIA, a Pennsylvania limited liability company, NGM-TENNESSEE, LLC, a Tennessee limited liability company, PM ANCHOR-TEXAS, LLC, a Texas limited liability company, SHOPPES AT ST. CLAIR CMBS, LLC, a Delaware limited liability company, SOUTHPARK MALL-DSG, LLC, a Virginia limited liability company, STCS-ILLINOIS, LLC, an Illinois limited liability company, VOLUSIA SAC, LLC, a Florida limited liability company, VOLUSIA-OP Peripheral, LLC, a Florida limited liability company, WEST TOWNE DISTRICT, LLC, a Wisconsin limited liability company (collectively, “Borrower”), Beal Bank USA, a Nevada thrift (the “Initial Lender” and, together with the other Lenders from time to time party to the Credit Agreement, the “Lenders”) and CLMG Corp., in its capacity as Administrative Agent, the Initial Lender has agreed to make a Loan to the Borrower.

B.CBL Outparcel HoldCo, LLC, a Delaware limited liability company (“Sole Member”), owns, directly or indirectly, all of the Equity Interests in Borrower and will derive substantial benefit, directly or indirectly, from the Borrower entering into the Credit Agreement and obtaining the Loan from the Initial Lender pursuant to the Credit Agreement.

C.Pledgor owns, directly or indirectly, all of the Equity Interests in Sole Member and will derive substantial benefit, directly or indirectly, from the Borrower entering into the Credit Agreement and obtaining the Loan from the Lenders pursuant to the Credit Agreement.

D.In connection with the Credit Agreement, and in consideration of the Loan to be advanced by the Initial Lender under the Credit Agreement, Pledgor has agreed to grant to Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in all of its respective rights, title and interest in and to its Equity Interests in Sole Member and the other Collateral as provided in this Agreement.

THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS

1.1Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Credit Agreement.  As used herein, the following terms shall have the following meanings:

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

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“Article 8 Matters” means any action, decision, determination or election by Sole Member or its member(s) that its membership interests or other equity interests, or any of them, be, or cease to be, a “security” as defined in and governed by Article 8 of the UCC, and all other matters related to any such action, decision, determination or election.

“Collateral” has the meaning set forth in Section 2.1.

“Credit Agreement” has the meaning set forth in the Recitals.

“Distributions” means all cash and non-cash dividends, liquidating dividends, shares of stock or other Equity Interests resulting from (or in connection with the exercise of) splits, reclassifications, warrants, options, mergers and consolidations, and all other payments and distributions of Property (whether similar or dissimilar to the foregoing) on or with respect to any Equity Interests.

“Equity Interests” means all membership interests in, or other equity interests in, Sole Member, and any option, warrant or any other right to acquire any of the foregoing in Sole Member, in each case, whether characterized as securities, general intangibles or otherwise, whether registered or unregistered and whether or not certificated.

“Organizational Documents” means the organizational documents of Sole Member, being the certificate of formation and limited liability company agreement of Sole Member in effect from time to time.

“Pledged Equity” has the meaning set forth in Section 2.1(a).

“Secured Obligations” has the meaning set forth in Section 2.2.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction or jurisdictions for purposes of the provisions hereof relating to perfection or priority and for purposes of definitions related to such provisions (as used therein).

1.2Terms Defined in the UCC.  Unless otherwise provided herein or the context requires otherwise, terms that are defined in Article 8 and Article 9 of the UCC are used in this Agreement with the same meanings given to them in the UCC, including “account,” “bank,” “general intangible,” “control”, “deposit account,” “document”, “entitlement holder”, “entitlement order,” “financial assets,” “instrument,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangible,” “proceeds,” “securities intermediary,” “securities account,” “security,” “security certificate,” “security entitlement,” and “supporting obligation.”

1.3Other Definitional Provisions.  Unless the context requires otherwise, the following rules of interpretation set forth in this Section 1.3 shall apply to the construction and interpretation of this Agreement.  The singular includes the plural and vice versa, and any gender includes all genders.  The definitions of terms used in this Agreement shall apply equally to the singular and

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plural forms of the terms defined, and other grammatical forms of such terms shall have corresponding meanings.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications contained in the Loan Documents).  Any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment or transfer set forth in the Loan Documents).  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  All references in this Agreement to Articles, Sections, Exhibits and Schedules (or portions of any of the foregoing) shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any reference to any law or regulation in this Agreement shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented or replaced from time to time.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.
COLLATERAL FOR THE SECURED OBLIGATIONS

2.1Grant of Security Interest.  Pledgor hereby grants to Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in all of Pledgor’s rights, title and interests in and to the following Property (collectively, the “Collateral”), whether now existing or hereafter acquired or arising:

(a)all Equity Interests in Sole Member (“Pledged Equity”), and, in respect of such Pledged Equity:

(i)all security certificates, membership certificates or other certificates, instruments or documents evidencing any Pledged Equity;

(ii)all Distributions, interest, and other payments and rights with respect to any Pledged Equity, and all rights of Pledgor to receive any of the foregoing;

(iii)the Organizational Documents of Sole Member and all rights of Pledgor under such Organizational Documents and under applicable Laws (as a member, holder or otherwise);

(iv)the right of Pledgor to perform under and exercise consensual and voting rights pursuant to the Organizational Documents of Sole Member and applicable Law, including the right to manage, make determinations, exercise any election or option, give or receive any notice, consent, waiver or approval and seek to compel performance, recover damages and otherwise exercise remedies thereunder; and

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(v)all options and other rights, contractual or otherwise, with respect to any Pledged Equity;

(b)all books and records relating to any and all of the foregoing; and

(c)all replacements and substitutions for, all accessions and additions to and all proceeds or products of any and all of the foregoing.

2.2Secured Obligations.  The Liens granted in the Collateral pursuant to this Agreement shall secure the full and prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of (a) all Obligations of Borrower to the Secured Parties under the Credit Agreement, (b) all other Obligations of the Loan Parties arising under any of the Loan Documents, (c) all obligations of Pledgor under the Loan Documents, and (d) all costs, fees and expenses (including reasonable fees and disbursements of the legal counsel and other professionals) incurred by Administrative Agent under or in connection with this Agreement, including any costs, fees and expenses incurred in connection with the administration or maintenance of the Collateral, the perfection, preservation or defense of the Lien of Administrative Agent, the enforcement or exercise of Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents or otherwise with respect to the Collateral, and any proceeding commenced by or against Pledgor under any Debtor Relief Law (collectively, the “Secured Obligations”).

SECTION 3.
PERFECTION OF SECURITY INTERESTS

3.1Perfection of Administrative Agent’s Liens.  Pledgor shall take all actions necessary or as may be reasonably requested by Administrative Agent to perfect and maintain the validity and perfection of the Administrative Agent’s Liens in the Collateral, prior and superior to all other Liens.

3.2UCC Financing Statements and Other Filings.  Without limiting the generality of Section 3.1, upon Administrative Agent’s written request Pledgor shall promptly and from time to time, give, execute, deliver, authorize, file, register and record such UCC financing statements and continuation statements as may be necessary or desirable to perfect Administrative Agent’s Lien in the Collateral, to establish and maintain the priority of Administrative Agent’s Lien over the rights of other Persons with respect to the Collateral or to enable Administrative Agent to exercise and enforce its rights hereunder with respect to such Lien in accordance with applicable law and subject to the terms of this Agreement and the other Loan Documents.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral in any other manner as Administrative Agent determines is necessary or advisable under applicable law.

3.3Authorization of Filings by Administrative Agent.  Pledgor hereby irrevocably authorizes Administrative Agent at any time and from time to time to file, register and record any UCC financing statement naming Pledgor as debtor as Administrative Agent may determine to be necessary or appropriate to perfect Administrative Agent’s Lien in the Collateral, to establish and maintain the priority of Administrative Agent’s Lien over the rights of other Persons with respect

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to the Collateral or to enable Administrative Agent to exercise and enforce its rights hereunder with respect to such Lien in accordance with applicable law and subject to the terms of this Agreement and the other Loan Documents.  Administrative Agent may file such financing statements in any jurisdiction Administrative Agent deems necessary or appropriate for such purpose, in each case containing any information required under the UCC or other applicable law.  Pledgor agrees to provide to Administrative Agent any information regarding Pledgor or the Collateral as is required under the UCC or other applicable law in furtherance of this Section 3.3.  Pledgor hereby irrevocably authorizes Administrative Agent to file financing statements pursuant to this Section 3.3 without the signature or other authorization of Pledgor, to the extent permitted by applicable law, and if any signature or authorization of Pledgor is required by applicable law, to sign such financing statements and other deeds, instruments and documents in the name of Pledgor.  Pledgor hereby irrevocably ratifies and approves any such financing statement that has been filed, registered or recorded in any jurisdiction by or on behalf of Administrative Agent prior to the date hereof.

3.4Control and Possession of Collateral.

(a)As of the date hereof, Pledgor has delivered to Administrative Agent a certificate evidencing all of the issued and outstanding Equity Interests in Sole Member, together with an undated transfer power (in the form attached hereto as Exhibit A) with respect to such certificate, duly indorsed by Pledgor in blank (unless the certificate itself has been indorsed by Pledgor in blank), and a proxy (in the form attached hereto as Exhibit B) in favor of the Administrative Agent solely with respect to Article 8 Matters, provided that Administrative Agent shall only be permitted to complete the transfer power and exercise the proxy and the powers granted thereunder pursuant to Administrative Agent’s exercise of remedies under Section 6 of this Agreement.

(b)If, after the date hereof, any Pledged Equity is issued or otherwise arises that is not represented by the certificate delivered pursuant to Section 3.4(a), Pledgor shall promptly deliver to Administrative Agent any certificates evidencing the same, together with an undated transfer power with respect to such certificate, duly indorsed by Pledgor in blank (unless the certificate itself has been indorsed by Pledgor in blank), and a proxy in favor of the Administrative Agent with respect to such Article 8 Matters, which transfer power and proxy can only be completed and the powers thereunder exercised pursuant to Administrative Agent’s exercise of remedies under Section 6 of this Agreement, and take such other action as Administrative Agent deems necessary or appropriate to duly perfect or otherwise evidence Administrative Agent’s Lien in such Collateral.

3.5Pledgor Remain Liable.  Pledgor shall remain liable under any agreement or other document or instrument included within the Collateral, including the Organizational Documents of Sole Member, to perform its obligations and satisfy its liabilities thereunder to the same extent as if this Agreement had not been executed, each to the extent such obligations or liabilities arose, accrued, or the actions giving rise to such obligation or liabilities occurred prior to any foreclosure or other sale or disposition of Collateral by Administrative Agent (collectively, the “Existing Obligations”).  The exercise by Administrative Agent of any rights under this Agreement or otherwise in respect of the Collateral shall not release Pledgor from any such Existing Obligations.  Administrative Agent shall not have any obligation or liability under any agreement or other

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document or instrument included within the Collateral by reason of this Agreement, nor shall Administrative Agent be obligated to perform or satisfy any of the obligations or liabilities of Pledgor thereunder, unless (and only to the extent that) Administrative Agent has expressly agreed in writing to assume responsibility to perform any such obligation.

SECTION 4.
COVENANTS

4.1Pledged Equity Interests.  Pledgor shall at all times hold 100% of the total Equity Interests in Sole Member.

4.2Books and Records; Lien on Registered Interests.  Pledgor shall keep or cause Sole Member to keep full and accurate books and records relating to the Pledged Equity and the related Collateral, shall ensure that at all times Pledgor is registered as the owner of the Pledged Equity, and shall conspicuously mark (or cause Sole Member to mark) such books and records to reflect Administrative Agent’s Lien on the Pledged Equity and make such Lien apparent upon inspection of such books and records.  Subject to the terms of the Credit Agreement, Pledgor shall permit and cause Sole Member to permit representatives and advisors of the Administrative Agent, upon prior notice and request of the Administrative Agent and at the cost and expense of Pledgor, to examine Pledgor’s books, records and documents relating to the Collateral, and Sole Member’s books, records and documents, and to make copies thereof or abstracts therefrom.

4.3Security Certificates.

(a)Pledgor shall at all times cause the Pledged Equity to be evidenced by one or more security certificates within the meaning of Article 8 of the UCC and shall deliver possession and control of all such security certificates to Administrative Agent in accordance with Section 3.4.

(b)Pledgor shall not cause or permit the Pledged Equity to be evidenced by any certificate or instrument at any time, other than those security certificates issued to Pledgor and delivered to Administrative Agent as provided in Section 3.4.  Without limiting the foregoing, Pledgor shall not permit the Organizational Documents of Sole Member to be amended or otherwise modified without the prior written consent of Administrative Agent, provided that Pledgor shall have the right to change the officer and authorized representative slate of the Sole Member without Administrative Agent’s consent except for the Independent Manager.

4.4Proceedings for Liquidation.  Pledgor shall not commence, join with any Person in commencing, consent to, or vote its Equity Interests in favor of, any liquidation, dissolution, winding up or similar process, or any proceeding under any Debtor Relief Law (or the granting of any order for relief of creditors in any such process or proceeding) with respect to Sole Member.

4.5Rights of Pledgor Continue.  Unless and until an Event of Default has occurred and is continuing, (a) Pledgor shall be entitled to receive and retain all Distributions and other amounts paid to it in respect of the Collateral owned by it and, if the payment thereof is not otherwise prohibited pursuant to the Loan Documents, to make payments and Distributions to Persons that are not Loan Parties free and clear of the Lien created by this Agreement, and (b) Pledgor shall be entitled to exercise all voting, participation, consent and other rights with respect to the Pledged

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Equity to the exclusion of and without interference from the rights granted to Administrative Agent hereunder with respect to such Collateral; provided, that no vote shall be cast, right exercised or other action taken by Pledgor that is inconsistent with the terms of this Agreement and the other Loan Documents.

4.6Defense of Collateral.  Pledgor shall defend the Collateral against all claims and demands of all Persons (other than Administrative Agent and the Secured Parties) claiming an interest in any of the Collateral, and shall discharge or cause to be discharged all Liens on any Collateral other than the Liens in favor of the Secured Parties.

4.7No Disposition of Collateral.  Pledgor shall not grant or suffer to exist any Lien against the Collateral, except for the Liens in favor of Administrative Agent pursuant to this Agreement, or lease, sell, transfer or otherwise dispose of any of its rights in the Collateral, except as permitted in the Loan Documents.

4.8Change of Name and Organizational Information.  Without giving Administrative Agent at least thirty (30) days advance written notice, Pledgor shall not (a) change its name, type of organization, jurisdiction of organization or organizational ID number (if applicable) and the location of the chief executive office, (b) adopt or use any trade name, or (c) change its location within the meaning of Section 9‑307 of the UCC.

4.9Liens Exclusive to Administrative Agent.  Pledgor shall not (a) file, authorize or permit to be filed or suffer to remain on file, in any jurisdiction, any UCC financing statement or other filing with respect to any of the Collateral other than filings evidencing Administrative Agent’s Lien in the Collateral or (b) confer control within the meaning of Section 9‑106 of the UCC with respect to any investment property constituting part of the Collateral upon any Person other than Administrative Agent.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

Pledgor hereby represents and warrants, and shall on and as of the Closing Date be deemed to represent and warrant, to Administrative Agent (for the benefit of the Secured Parties) that:

5.1Valid Existence and Good Standing; Issuance of Pledged Equity.  Pledgor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

5.2Power and Authority; Due Authorization, Execution and Delivery.  Pledgor has full power and authority to execute and deliver this Agreement, to grant the security interest in the Collateral purported to be granted hereby and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action, and such execution, delivery and performance do not require the consent or approval of any member or other Person or Governmental Authority that has not been obtained.  This Agreement has been duly executed and delivered by Pledgor.

5.3Noncontravention.  The execution, delivery and performance of this Agreement and the grant of the Liens securing the Secured Obligations pursuant to this Agreement do not conflict

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with, result in the breach of or violate any provision of the organizational documents of Pledgor, result in a breach of, constitute a default under or result in the acceleration of any obligation under any indenture, loan agreement, credit agreement or other agreement or instrument to which Pledgor or any of its Property is or may be subject, or result in a violation of any applicable Law to which Pledgor or its Property is subject.

5.4Valid and Binding Obligations.  This Agreement is the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.5Title to Collateral.  Pledgor holds good and valid title to the Pledged Equity and all of the other Collateral purported to be owned by it, free and clear of all Liens other than the Lien in favor of Administrative Agent pursuant to this Agreement.  Except for such Liens as shall have been discharged as of the Closing Date. Pledgor has not transferred or agreed to transfer to any Person all or any portion of its interest in the Collateral, including any Lien on the Collateral, other than such Liens in favor of Administrative Agent.  Except with respect to such Liens in favor of Administrative Agent, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office.

5.6Valid Liens as Security.  The provisions of this Agreement are effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a valid and enforceable Lien on and security interest in the Collateral as security for the payment and performance when due of the Secured Obligations.  On the Closing Date, (a) Administrative Agent has been authorized to file a financing statement naming Pledgor as debtor and Administrative Agent as secured party in the UCC filing office of the Secretary of State of the State of Delaware, (b) the filing of such financing statement is the only filing necessary to perfect the security interests in the Collateral purported to be granted pursuant to this Agreement to the extent that a security interest in such Collateral can be perfected by filing a financing statement under the UCC, and (c) all other necessary filings and recordings have been made, or have been duly executed, acknowledged and delivered in form suitable for filing or recording in the relevant public offices, and possession of all relevant Collateral has or will be taken on the Closing Date, so that the Lien created by this Agreement constitutes a valid and perfected first priority Lien in the Collateral, prior and superior to all other Liens.

5.7Name of Pledgor; Place of Business.  The full and correct legal name, type of organization, jurisdiction of organization and organizational ID number (if applicable) and chief executive officer of Pledgor are set forth in Schedule I attached to this Agreement.  Pledgor has not, in the five years preceding the date of this Agreement, (a) changed its name or used any trade name, (b) changed its location within the meaning of Section 9‑307 of the UCC, or (c) become a “new debtor” (within the meaning of Section 9-102(a)(56) of the UCC) with respect to any obligations or Liens.

5.8Delivery of Pledged Equity.  The Pledged Equity issued to Pledgor is, or shall be when issued, a security governed by Article 8 of the UCC.  Pledgor has physically delivered to

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Administrative Agent the original certificate evidencing all issued and outstanding Equity Interests in Sole Member (together with a duly executed transfer power (unless the certificate itself has been endorsed by Pledgor in blank) and irrevocable proxy in substantially the form attached to this Agreement as Exhibit A).  The Pledged Equity and each certificate in respect thereof has been duly issued and is validly outstanding, registered in the name of Pledgor.

SECTION 6.
REMEDIES

6.1Remedies.  If any Event of Default has occurred and is continuing, in addition to any other remedies that may be available under the Loan Documents, Administrative Agent may, at any time and from time to time:

(a)exercise all the rights and remedies of a secured party under the UCC;

(b)foreclose on the Pledged Equity and other Collateral in any manner permitted by applicable Laws;

(c)sell any Pledged Equity and other Collateral at public or private sale, at the office of Administrative Agent or elsewhere, for cash or credit and upon such other terms as Administrative Agent deems commercially reasonable;

(d)upon notice to the Pledgor that an Event of Default has occurred and is continuing, Administrative Agent may exercise any or all of the rights of Pledgor under the Organizational Documents of Sole Member to the exclusion of Pledgor, in each case in the same manner and to the same extent as Pledgor could with respect to such Organizational Documents;

(e)with respect to any Distributions or rights to receive Distributions, (i) sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise, such Distributions, (ii) receive, endorse, assign and deliver, in its own name or the name of Pledgor, any checks, drafts, money orders, acceptances, notes or other evidence in relation to such Distributions, and (iii) do any other acts and things necessary to enforce or realize upon such Distributions;

(f)conduct a sale of all or any portion of the Pledged Equity, exercise the voting and participation rights of Pledgor with respect to all or any portion of the Pledged Equity or cause the security certificates representing the Pledged Equity (and the registered ownership of the Pledged Equity) to be transferred of record into the name of Administrative Agent or its nominee; and

(g)initiate and pursue suits, actions and other legal proceedings, in equity or at law, with respect to the performance or remedies for non-performance of any covenant or agreement contained in this Agreement or in aid of the execution and enforcement of any power granted to Administrative Agent pursuant to this Agreement.

6.2Foreclosure or Sale.  In the event of any foreclosure or other sale or disposition of Collateral by Administrative Agent, Administrative Agent may sell any Collateral at one or more sales, public or private, as Administrative Agent may determine, and the security interest granted

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under this Agreement shall remain in effect as to the unsold portion of the Collateral.  Administrative Agent may cancel and shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Administrative Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned.  In the event that any sale hereunder is not completed or is defective in the opinion of Administrative Agent, Administrative Agent shall have the right to cause subsequent sales to be made.  Administrative Agent may delegate to any agent the performance of any acts in connection with any sale of Collateral under this Agreement, including the sending of notices and the conduct of the sale.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, including with respect to any Pledged Equity, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

6.3Certain Limitations.  Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable federal and state securities laws, Administrative Agent may determine that a public sale is impracticable, not desirable or not commercially reasonable and may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who shall agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Loan Parties or the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity or other Collateral for the period of time necessary to permit Sole Member to register it for public sale.  Pledgor agrees to use its best efforts to cooperate with Administrative Agent to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity or other Collateral valid and binding and in compliance with applicable securities law and other legal requirements.

6.4No Liability of Secured Parties.  Nothing herein contained shall be construed to constitute Administrative Agent or any Secured Party as an agent of Pledgor for any purpose whatsoever, and neither Administrative Agent nor any Secured Party shall be responsible or liable for any shortage, discrepancy, damage or loss of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Administrative Agent nor any Secured Party assumes or shall assume any of the obligations of Pledgor, and neither Administrative Agent nor any Secured Party shall be responsible or liable in any way for the performance of any such obligations or have any duty or obligation to cure any default or condition under any agreement to which Pledgor is a party.  It is understood that by taking any actions under or in connection with this Agreement, Administrative Agent is not assuming the obligations of Pledgor, and Pledgor shall remain liable for performance of all of its obligations and liabilities.

6.5Private Sale.  Administrative Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Agreement conducted in a commercially reasonable manner and in accordance with applicable Law.  Pledgor hereby waives any claims against Administrative Agent and the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at a private

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sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.6Waivers by Pledgor.  Except as expressly provided in the Loan Documents, Pledgor hereby waives notice of breach, default, or event of default, notice of intent to take remedial action including acceleration of the maturity date of the Loan, setoff, or termination, notice of remedial action including acceleration, setoff, or termination, and all other notices of any kind.

6.7Application of Proceeds.  Any proceeds received by Administrative Agent from the sale of, collection of or other realization upon any Collateral or any other amounts received or collected by Administrative Agent from or on account of the Collateral shall be (a) held by Administrative Agent as collateral for the Secured Obligations or (b) applied to the Secured Obligations in accordance with the Credit Agreement.

6.8Administrative Agent May Perform.  Pledgor agrees that, if Pledgor fails to perform any of its obligations under this Agreement, Administrative Agent may, but shall not be obligated to, after notice to the extent required in the Credit Agreement, perform such obligations, and any expenses incurred or monies advanced by Administrative Agent in performing such obligations shall be paid by Pledgor and shall constitute a part of the Secured Obligations.  Any such performance by Administrative Agent may be made by Administrative Agent in reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof.  The amount and nature of any expense of Administrative Agent hereunder shall be conclusively established by a certificate of any officer of Administrative Agent absent manifest error.

6.9Payment of Expenses and Indemnity.  Pledgor agrees to pay and reimburse Administrative Agent for, and indemnify and hold Administrative Agent harmless from and against, any recording and filing fees and any obligations with respect to stamp, excise and other taxes, if any, that may be payable in connection with the execution, delivery, performance and enforcement of, or any amendment, supplement, waiver or other modification of, this Agreement, not later than ten (10) days after demand therefor by Administrative Agent.

6.10Power of Attorney.  Pledgor hereby designates and constitutes Administrative Agent as its attorney-in-fact, with power at any time and from time to time to take in the name of Pledgor any actions that Pledgor is required to, or that Administrative Agent is authorized to, take under Section 6 of this Agreement and to institute proceedings Administrative Agent deems necessary or desirable to enforce the rights of Administrative Agent with respect thereto; provided that Administrative Agent shall not take action as attorney-in-fact for Pledgor except when an Event of Default has occurred and is continuing or when the Secured Obligations have been accelerated in accordance with the Credit Agreement.  All acts of said attorney are hereby ratified and approved by Pledgor, and said attorney shall not be liable for any acts or omissions, any error of judgment or any mistake of fact or law.  The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable.

6.11Powers of Administrative Agent.  The powers conferred on Administrative Agent under this Agreement are solely to protect Administrative Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers.  Except as elsewhere provided

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hereunder, Administrative Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to the Collateral.

SECTION 7.
MISCELLANEOUS

7.1Termination; Releases of Liens.  At such time as all Secured Obligations have been irrevocably paid in full and there are no outstanding lending commitments of the Secured Parties under the Loan Documents: (i) this Agreement shall terminate (except with respect to provisions that expressly survive termination) and the Collateral shall be released from the Liens under this Agreement; and (ii)  Administrative Agent shall at the request and at the expense of Pledgor deliver financing statement terminations and other releases to reflect the termination and release of Liens.

7.2No Waiver; Remedies Cumulative.  No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy under this Agreement, and no course of dealing between or among any of the parties to this Agreement, shall operate as a waiver thereof or of any other right, power or remedy under the Loan Documents.  No single or partial exercise by any party to this Agreement of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof or of any other right, power or remedy under the Loan Documents.  No notice or demand given to any party to this Agreement shall entitle such party to such a notice or demand or to any other or further notice or demand in similar or other circumstances or constitute a waiver by any party to this Agreement of any right to take such action or any other or further action (without notice or demand) in such circumstances or in similar or other circumstances.  All rights, powers and remedies under this Agreement or pursuant to applicable Law or otherwise afforded to a party to this Agreement are cumulative and not alternative in nature and are not exclusive of any other rights, powers and remedies such party may have under the Loan Documents or pursuant to applicable Law.

7.3Amendments, Waivers and Consents.  No amendment, waiver, or other modification in respect of this Agreement will be effective unless in writing and signed by each party to be bound thereby.  No waiver or consent in respect of this Agreement will be effective unless in writing and signed by Administrative Agent (acting at the direction of the Required Lenders or such other Applicable Percentage of the Lenders as is required under the Loan Documents), and then such waiver or consent shall be effective only in the specific instance and only for the purposes for which it is given.

7.4Notices.  All notices required or permitted to be given under this Agreement shall be given in the manner provided in the Credit Agreement and (a) in the case of notice to Administrative Agent, in accordance with the contact information for Administrative Agent specified in or pursuant to the Credit Agreement, or (b) in the case of notice to Pledgor, in accordance with the contact information set forth below (or as otherwise notified by Pledgor to Administrative Agent in accordance with this Section 7.4).

If to Pledgor:CBL & Associates HoldCo II, LLC

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

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2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Farzana Khaleel

Telephone:  (423) 490-8310

Email:  Farzana.Khaleel@cblproperties.com

With a copy to:c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN  37421

Attention:  Jeffery V. Curry

Telephone:  (423) 490-8642

Email:  Jeff.Curry@cblproperties.com

7.5Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties to this Agreement with respect to the matters covered hereby and supersedes all prior agreements and understandings, written or oral, with respect to such matters.

7.6Severability.  If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law, and any such illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns permitted pursuant to the Loan Documents.  Except as otherwise expressly permitted under the Loan Documents, Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, and any other attempted assignment or transfer by Pledgor shall be null and void ab initio.  Administrative Agent may assign its rights and obligations, and the Liens granted to it in the Collateral, to any Person that succeeds it in the capacity of Administrative Agent pursuant to the terms of the Credit Agreement.

7.8No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and permitted assigns and, in respect of Administrative Agent, the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

7.9Governing Law; Submission to Jurisdiction; Service of Process.

(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.   PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE

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NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF OBJECTION TO VENUE.  PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  PLEDGOR DOES HEREBY DESIGNATE AND APPOINT CSC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT 80 STATE STREET, ALBANY, NY 12207 AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO PLEDGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON PLEDGOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  PLEDGOR (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK  (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE

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IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

7.10WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.11Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

7.12Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement, any amendment, waiver or modification of this Agreement and any certificate, notice or other document delivered pursuant to this Agreement may each be validly executed by the relevant parties hereto and delivered by each such party by facsimile or other electronic transmission.  Except as otherwise specified in this Agreement or in another applicable Loan Document, exchange of digital images of executed signature pages to any such document by facsimile or other electronic transmission shall constitute execution and delivery of such document.

7.13With Respect to the Administrative Agent.  Administrative Agent is acting under this Agreement in its capacity as the collateral agent for the Secured Parties as appointed under the Credit Agreement and Administrative Agent shall be entitled to all rights, protections, immunities and indemnities afforded to it in the Credit Agreement, including, without limitation the limitation on liability set forth in Section 10.19 of the Credit Agreement.  Pledgor and all other Persons shall be entitled to rely on notices, consents, approvals, releases, amendments, waivers, and other acts of Administrative Agent as Administrative Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.  Appointment of a successor Administrative Agent pursuant to the Credit Agreement shall also constitute appointment of a successor Administrative Agent under this Agreement.  Upon appointment of a successor Administrative Agent in accordance with the Credit Agreement, such successor shall automatically and without further action become the Administrative Agent under and for all purposes of this Agreement, whereupon the prior Administrative Agent shall be discharged from its obligations under this Agreement.  The prior Administrative Agent shall promptly execute and deliver to the successor

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Administrative Agent such assignments and amendments and take such other actions, if any, as may be necessary or appropriate in connection therewith.  The provisions of this Agreement shall inure to the benefit of any prior Administrative Agent as to any actions taken or omitted to be taken by it under this Agreement while it was acting as Administrative Agent hereunder.

7.14Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(signature pages follow)

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EXECUTED as of the date first above written.

PLEDGOR:

CBL & ASSOCIATES HOLDCO II, LLC,
a Delaware limited liability company

By:	CBL & Associates Limited Partnership
its sole member

	By:	CBL Holdings I, Inc., its sole general partner

By:
		Name:	Farzana Khaleel
		Title:	Executive Vice President – Chief Financial Officer

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ADMINISTRATIVE AGENT:

CLMG CORP.,
as Administrative Agent

By:
Name:
Title:

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Schedule I

to Pledge Agreement

Filing Details

Full and Correct Legal Name	Type of Organization	Jurisdiction of Organization	Organizational ID Number	Chief Executive Office
CBL & Associates HoldCo II, LLC	Limited liability company	Delaware	5891178	CBL Center – Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421

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Exhibit A

to Pledge Agreement

FORM OF LIMITED LIABILITY COMPANY INTEREST POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto _______________________________________________ (print or type name of assignee) 100% of its limited liability company interests in _______________________ __________________________________, a ____________________________________ (the “Company”), represented by the following certificates: __________ (print or type certificate number(s) of membership interests); or otherwise appearing on the books of the Company, and does hereby irrevocably constitute and appoint CLMG Corp.  in its capacity as Administrative Agent (and any entity that succeeds CLMG Corp.  in such capacity) as attorney-in-fact with full power of substitution to transfer said interests on the books of the Company.

Date: ,	CBL & ASSOCIATES HOLDCO II, LLC,
a Delaware limited liability company

	By:	CBL & Associates Limited Partnership
its chief manager

	By:	CBL Holdings I, Inc., its sole general partner

By:
Name:
Title:

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Exhibit B

to Pledge Agreement

FORM OF IRREVOCABLE PROXY

The undersigned hereby appoints CLMG Corp., not in its individual capacity but solely as the Administrative Agent (in such capacity and including any entity that succeeds CLMG Corp.  in such capacity, “Administrative Agent”) under the Pledge Agreement, dated as of [__], 2022 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used herein and not otherwise defined having the meanings given to such terms in the Pledge Agreement), between _________________________________ and the Administrative Agent, as its proxy with full power of substitution, and hereby authorizes the Administrative Agent to represent and vote all of the membership and limited liability company interests of ______________________________________________, a _____________________________, owned by the undersigned on the date of exercise hereof, at any meeting or in any action of the holders of such interests or at any other time chosen by the Administrative Agent in its sole discretion.

To the extent permitted by law, this proxy shall continue in full force and effect until the termination of the Pledge Agreement.

Date: ,	CBL & ASSOCIATES HOLDCO II, LLC,
a Delaware limited liability company

	By:	CBL & Associates Limited Partnership
its chief manager

	By:	CBL Holdings I, Inc., its sole general partner

By:
Name:
Title:

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